EXECUTION COPY

================================================================================

               BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.,
                                   Depositor,

                          MIDLAND LOAN SERVICES, INC.,
                      Master Servicer and Special Servicer,

                       LASALLE BANK NATIONAL ASSOCIATION,
                        Trustee and REMIC Administrator,

                                       and

                               ABN AMRO BANK N.V.,
                                  Fiscal Agent

                      -------------------------------------

                         POOLING AND SERVICING AGREEMENT

                           Dated as of August 15, 1999

                      -------------------------------------




                                  $383,352,924

                       Corporate Lease-Backed Certificates

                                Series 1999-CLF1

================================================================================

                                TABLE OF CONTENTS

                                                                           Page

PRELIMINARY STATEMENT

ARTICLE I  DEFINITIONS, CERTAIN CALCULATIONS IN RESPECT OF
   THE MORTGAGE POOL AND THE CERTIFICATES
   Section 1.01   Defined Terms...............................................4
   Section 1.02   Certain Calculations in Respect of the Mortgage Pool.......58

ARTICLE II  CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND
   WARRANTIES; ORIGINAL ISSUANCE OF CERTIFICATES
   Section 2.01   Conveyance of Mortgage Loans...............................60
   Section 2.02   Acceptance of REMIC I by Trustee...........................65
   Section 2.03 Responsible Parties' Repurchase of Mortgage Loans for Document Defects and Certain Breaches of Representations
                  and Warranties.............................................67
   Section 2.04   Representations and Warranties of the Depositor............68
   Section 2.05   Reserved...................................................69
   Section 2.06   Representations, Warranties and Covenants of the
                  Master Servicer............................................69
   Section 2.07   Representations, Warranties and Covenants of the
                  Special Servicer...........................................71
   Section 2.09   Issuance of the Class R-1 Certificates; Creation of the
                  REMIC I Regular Interests..................................76
   Section 2.10   Conveyance of REMIC I Regular Interests; Acceptance of
                  REMIC II by the Trustee....................................77
   Section 2.11   Issuance of the REMIC II Certificates......................77

ARTICLE III  ADMINISTRATION AND SERVICING OF THE TRUST FUND
   Section 3.01   Administration of the Mortgage Loans.......................77
   Section 3.02   Collection of Mortgage Loan Payments; Rent Escrow Account..78
   Section 3.03   Collection of Taxes, Assessments and Similar Items;
                  Servicing Advances; Borrower Reserve Funds.................81
   Section 3.04   The Certificate Account, the REMIC I Distribution Account
                  and the REMIC II Distribution Account......................83
   Section 3.05   Permitted Withdrawals From the Certificate Account and the
                  Distribution Account.......................................87
   Section 3.06   Investment of Funds in the Investment Accounts.............91
   Section 3.07   Maintenance of Insurance Policies; Errors and Omissions
                  and Fidelity Coverage......................................93
   Section 3.08   Enforcement of Due-On-Sale Clauses; Assumption Agreements;
                  Subordinate Financing......................................96

                                                                           Page

   Section 3.09   Realization Upon Defaulted Mortgage Loans..................98
   Section 3.10   Trustee to Cooperate; Release of Mortgage Files...........102
   Section 3.11 Servicing Compensation; Interest on Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee
                  and Fiscal Agent Regarding Back-up Servicing Advances.....103
   Section 3.12   Inspections...............................................109
   Section 3.13   Annual Statement as to Compliance.........................111
   Section 3.14   Reports by Independent Public Accountants.................111
   Section 3.15   Access to Certain Information.............................112
   Section 3.16   Title to REO Property; REO Account........................112
   Section 3.17   Management of REO Property................................114
   Section 3.18   Sale of Mortgage Loans and REO Properties.................116
   Section 3.19   Additional Obligations of the Master Servicer and the
                  Special Servicer..........................................119
   Section 3.20   Modifications, Waivers, Amendments and Consents...........123
   Section 3.21 Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping; Asset Status Report; Rights of
                  Directing Certificateholder...............................127
   Section 3.22   Sub-Servicing Agreements..................................131
   Section 3.23   Designation of Special Servicer by the Directing
                  Certificateholder.........................................133
   Section 3.24   Confidentiality...........................................134
   Section 3.25   No Solicitation of Prepayments............................135
   Section 3.26   Certain Matters with Respect to Loans Permitting
                  Defeasance, Franchise Loans and Certain Loans
                  Permitting Additional Debt................................135
   Section 3.27   Performance of Borrower Credit Lease Obligations; Expense
                  Reserve Fund..............................................136
   Section 3.28   Maintenance of Lease Enhancement Policies.................140
   Section 3.29   Maintenance of Extended Amortization Policies.............141
   Section 3.30   Maintenance of Residual Value Insurance Policies..........142

ARTICLE IV  PAYMENTS TO CERTIFICATEHOLDERS AND RELATED MATTERS
   Section 4.01   Distributions on the REMIC Regular Interests and
                  the Certificates..........................................143
   Section 4.02   Statements to Certificateholders and the Certificate
                  Insurer; Certain Reports by the Master Servicer and
                  the Special Servicer......................................156
   Section 4.03   P&I Advances..............................................164
   Section 4.04   Allocation of Realized Losses and Additional Trust
                  Fund Expenses.............................................166
   Section 4.05   MBIA Policy...............................................167
   Section 4.06   Net Proceeds Account......................................168

ARTICLE V  THE CERTIFICATES
   Section 5.01   The Certificates..........................................171

                                                                           Page

   Section 5.02   Registration of Transfer and Exchange of Certificates.....172
   Section 5.03   Book-Entry Certificates...................................178
   Section 5.04   Mutilated, Destroyed, Lost or Stolen Certificates.........181
   Section 5.05   Persons Deemed Owners.....................................181
   Section 5.06   Certification by Certificate Owners.......................182

ARTICLE VI  THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER
   AND THE REMIC ADMINISTRATOR
   Section 6.01   Liability of the Depositor, the Master Servicer, the
                  Special Servicer and the REMIC Administrator..............182
   Section 6.02   Merger, Consolidation or Conversion of the Depositor,
                  the Master Servicer, the Special Servicer or the
                  REMIC Administrator.......................................182
   Section 6.03 Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the REMIC Administrator
                  and Others................................................183
   Section 6.04   Master Servicer, Special Servicer and REMIC Administrator
                  Not to Resign.............................................184
   Section 6.05   Rights of the Depositor and the Trustee in Respect of
                  the Master Servicer, the Special Servicer and the
                  REMIC Administrator.......................................185

ARTICLE VII  DEFAULT

   Section 7.01   Events of Default.........................................186
   Section 7.02   Trustee to Act; Appointment of Successor..................191
   Section 7.03   Notification to Certificateholders........................192
   Section 7.04   Waiver of Events of Default...............................192
   Section 7.05   Additional Remedies of Trustee Upon Event of Default......193

ARTICLE VIII  CONCERNING THE TRUSTEE

   Section 8.01   Duties of Trustee.........................................193
   Section 8.02   Certain Matters Affecting the Trustee.....................194
   Section 8.03   Trustee and Fiscal Agent Not Liable for Validity or
                  Sufficiency of Certificates or Mortgage Loans.............196
   Section 8.05   Fees of Trustee; Indemnification of Trustee...............196
   Section 8.06   Eligibility Requirements for Trustee......................197
   Section 8.07   Resignation and Removal of the Trustee....................198
   Section 8.08   Successor Trustee and Fiscal Agent........................199
   Section 8.09   Merger or Consolidation of Trustee or Fiscal Agent........200
   Section 8.10   Appointment of Co-Trustee or Separate Trustee.............200
   Section 8.11   Appointment of Custodians.................................201
   Section 8.12   Access to Certain Information.............................202
   Section 8.13   Filings with the Securities and Exchange Commission.......203
   Section 8.14   Fiscal Agent Appointed; Concerning the Fiscal Agent.......204

                                                                           Page

ARTICLE IX  TERMINATION
   Section 9.01.  Termination Upon Repurchase or Liquidation of All
                  Mortgage Loans............................................205
   Section 9.02   Additional Termination Requirements.......................207

ARTICLE X  ADDITIONAL REMIC PROVISIONS
   Section 10.01  REMIC Administration......................................209
   Section 10.02  Depositor, Master Servicer, Special Servicer and Trustee
                  to Cooperate with REMIC Administrator.....................212
   Section 10.03  Fees of the REMIC Administrator...........................213
   Section 10.04  Use of Agents.............................................213

ARTICLE XI  MISCELLANEOUS PROVISIONS

   Section 11.01  Amendment.................................................214
   Section 11.01  Recordation of Agreement; Counterparts....................216
   Section 11.03  Limitation on Rights of Certificateholders................216
   Section 11.04  Governing Law.............................................217
   Section 11.05  Notices...................................................217
   Section 11.06. Severability of Provisions................................218
   Section 11.07  Successors and Assigns: Beneficiaries.....................218
   Section 11.08  Article and Section Headings..............................218
   Section 11.09  Notices to and from Rating Agencies and the Certificate
                  Insurer...................................................218
   Section 11.10  Standing Requests for Information.........................220
   Section 11.11  Third Party Beneficiary...................................220

EXHIBIT A-1        Form of Class A-1 Certification
EXHIBIT A-2        Form of Class A-2 Certification
EXHIBIT A-3        Form of Class A-3 Certification
EXHIBIT A-4        Form of Class A-4 Certification
EXHIBIT A-4        Form of Class X Certification
EXHIBIT A-5        Form of Class B Certification
EXHIBIT A-6        Form of Class C Certification
EXHIBIT A-7        Form of Class D Certification
EXHIBIT A-8        Form of Class E Certification
EXHIBIT A-9        Form of Class F Certification
EXHIBIT A-11       Form of Class R-I Certification
EXHIBIT A-12       Form of Class R-II Certification
EXHIBIT B          Form of Investment Representation Letter
EXHIBIT C-1        Form of Transfer Affidavit and Agreement Pursuant to
                   Section 5.02(d)(i)(B)
EXHIBIT C-2        Form of Transferor Certificate Pursuant to Section
                   5.02(d)(i)(D)
EXHIBIT D          Request for Release
EXHIBIT E          Form of REO Status Report
EXHIBIT F          Form of ERISA Representation Letter
EXHIBIT G          Form of Certificateholder Confirmation Certificate
EXHIBIT H          Form of Prospective Purchaser Certificate
EXHIBIT I          Form of Lease Enhancement Policy
EXHIBIT J          Form of Extended Amortization Policy
EXHIBIT K          Form of MBIA Policy

SCHEDULE I         Mortgage Loan Schedule
SCHEDULE II        Sub-Servicing Agreements in Effect as of the Closing Date
SCHEDULE III       Reserved
SCHEDULE IV        Reserved
SCHEDULE V         Reserved
SCHEDULE VI        Schedule of Exceptions to Mortgage File Delivery

                  This Pooling and Servicing Agreement (this "Agreement") is dated and effective as of August 15, 1999, among BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., as Depositor, MIDLAND LOAN SERVICES, INC., as Master Servicer and as Special Servicer, LASALLE BANK NATIONAL ASSOCIATION, as Trustee and as REMIC Administrator, and ABN AMRO BANK N.V., as Fiscal Agent.

                             PRELIMINARY STATEMENT:

                  It is the intention of the parties hereto to establish a trust pursuant to this Agreement. LaSalle Bank National Association is hereby appointed and does hereby agree to act as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders and the Certificate Insurer.

                  The Depositor intends to sell Certificates, to be issued hereunder in multiple Classes, which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder.

                  As provided herein, the Trustee will elect that the Trust Fund, exclusive of the Expense Reserve Fund and the Net Proceeds Account, be treated for federal income tax purposes as two separate real estate mortgage investment conduits ("REMIC I" and "REMIC II," respectively). The Class A-1, Class A-2, Class A-3, Class A-4, Class X, Class B, Class C, Class D, Class E, and Class F Certificates constitute "regular interests" in REMIC II, and the Class R-II Certificates constitute the sole class of "residual interest" in REMIC II for purposes of the REMIC Provisions. The Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests constitute "regular interests" in REMIC I and the Class R-I Certificates constitute the sole class of "residual interest" in REMIC I created hereunder for purposes of the REMIC Provisions. The parties intend that the portion of the Trust Fund constituting the Expense Reserve Fund be treated as an "outside reserve fund" beneficially owned by Capital Lease Funding, L.P. within the meaning of the REMIC Provisions and that the portion of the Trust Fund constituting the Net Proceeds Account be treated as an "outside reserve fund" beneficially owned by the Certificate Insurer within the meaning of the REMIC Provisions.

                  The following table sets forth the designation, the Pass-Through Rate, and the Initial Class Principal Balance for each of the Classes of REMIC II Regular Certificates.

                                                             Initial Class
              Designation          Pass-Through Rate       Principal Balance
              -----------          -----------------       -----------------
               Class A-1          6.730% per annum(1)         $  29,132,000
               Class A-2          7.000% per annum(1)         $  25,481,000
               Class A-3          7.000% per annum(1)         $ 110,676,000
               Class A-4          7.000% per annum(1)         $ 154,811,000
                Class X           0.1290% per annum(2)        $ 320,100,000(3)
                Class B           7.1044% per annum(4)        $  16,292,000
                Class C           7.1044% per annum(4)        $  15,334,000
                Class D           7.1044% per annum(4)        $  24,918,000
                Class E           7.1044% per annum(4)        $   3,834,000
                Class F           7.1044% per annum(4)        $   2,874,923

--------------------
(1) The Pass-Through Rate for each of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates will not exceed the Weighted Average Net Mortgage Rate.

(2) Initial Pass-Through Rate. The Pass-Through Rate for the Class X Certificate for any Distribution Date will be calculated in accordance with the definition of "Class X Pass-Through Rate".

(3) The Class X Certificates will not have a Class Principal Balance; rather, such Class of Certificates will accrue interest as provided herein on the Class X Notional Amount.

(4) Initial Pass-Through Rate. The Pass-Through Rate for the Class B, Class C, Class D, Class E and Class F Certificates for any Distribution Date will be the Weighted Average Net Mortgage Rate.

                  The following table sets forth the designation, the initial Uncertificated Principal Balances and per annum rates of interest for the REMIC I Regular Interests:

                                                                  Initial
            REMIC I Regular              REMIC I              Uncertificated
         Interest Designation        Remittance Rate         Principal Balance
         --------------------        ---------------         -----------------
            Class LA-1                     (1)                 $    29,132,000
            Class LA-2                     (1)                 $    25,481,000
            Class LA-3                     (1)                 $   110,676,000
            Class LA-4                     (1)                 $   154,811,000
            Class LB                       (1)                 $    16,292,000
            Class LC                       (1)                 $    15,334,000
            Class LD                       (1)                 $    24,918,000
            Class LE                       (1)                 $     3,834,000
            Class LF                       (1)                 $     2,874,923

--------------------
(1) The REMIC I Remittance Rate for each Class of REMIC I Regular Interests is the Weighted Average Net Mortgage Rate.

                  The Class R-I and Class R-II Certificates will be Residual Certificates bearing no Pass-Through Rate and having no initial Certificate Principal Balances.

                  In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator and the Fiscal Agent agree as follows:

                                    ARTICLE I

                 DEFINITIONS, CERTAIN CALCULATIONS IN RESPECT OF
                     THE MORTGAGE POOL AND THE CERTIFICATES

                  Section 1.01      Defined Terms

                  Whenever used in this Agreement, including in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

                  "Accrued Certificate Interest": With respect to any Class of REMIC II Regular Certificates or REMIC I Regular Interests, for any Distribution Date, one month's interest (calculated on the basis of a 360-day year consisting of twelve 30-day months) at the Pass-Through Rate applicable to such Class of Certificates (or the REMIC I Remittance Rate, in the case of the REMIC I Regular Interests) for such Distribution Date, accrued on the related Class Principal Balance or Class Notional Amount, as the case may be, of such Class of Certificates (or the Uncertificated Principal Balance of such Class of REMIC I Regular Interests) outstanding immediately prior to such Distribution Date. The Accrued Certificate Interest in respect of any Class of REMIC II Regular Certificates or REMIC I Regular Interests for any Distribution Date shall be deemed to have accrued during the applicable Interest Accrual Period.

                  "Additional Trust Fund Expense": Any expense incurred or shortfall experienced with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss, that would result in the Regular Certificateholders' receiving less than the full amount of principal and/or interest to which they are entitled on any Distribution Date.

                  "Adjusted MBIA Policy Premium Rate": With respect to any Distribution Date, the Insurance Premium payable on the MBIA Policy with respect to such Distribution Date, multiplied by 12 and expressed as a percentage of the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests immediately prior to such Distribution Date.

                  "Administrative Fee Rate": With respect to each Mortgage Loan and REO Loan for any Distribution Date, the sum of the related Master Servicing Fee Rate as specified in the Mortgage Loan Schedule, the Trustee Fee Rate, and the Adjusted MBIA Policy Premium Rate for such Distribution Date.

                  "Advance":  Any P&I Advance or Servicing Advance.

                  "Advanced Amount": For any date of determination with respect to any Mortgage Loan, the sum of all outstanding Restricted Servicing Advances with respect to such Mortgage Loan, together with accrued and unpaid interest thereon at the applicable Reimbursement Rate.

                  "Advance Interest": Interest accrued on any Advance at the Reimbursement Rate and payable to the Master Servicer, the Special Servicer or the Trustee, as the case may be, all in accordance with Section 3.11(f) or
Section 4.03(d), as applicable.

                  "Adverse REMIC Event": With respect to each of REMIC I and REMIC II, either (i) the endangerment of the status of such REMIC as a REMIC or
(ii), except as permitted by Section 3.17(a), the imposition of a tax upon such REMIC or any of its assets or transactions (including, without limitation, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on certain contributions set forth in Section 860G(d) of the Code).

                  "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have the meanings correlative to the foregoing. The Trustee may obtain and rely on an Officer's Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is or is not an Affiliate of such party.

                  "Agreement": This Pooling and Servicing Agreement, together with all amendments hereof and supplements hereto.

                  "Anticipated Liquidation Value": For any date of determination with respect to any Mortgage Loan, the current value of such Mortgaged Property as determined by the Master Servicer, assuming that the Mortgaged Property is vacant and unencumbered by the Mortgage Loan and the related Credit Lease.

                  "Applicable State Law": For purposes of Article X, the Applicable State Law shall be (a) the laws of the states in which the Corporate Trust Office of the Trustee and the Primary Servicing Offices of the Master Servicer and the Special Servicer are located, (b) the laws of the states in which any Mortgage Loan documents are held and/or any REO Properties are located, (c) such other state and local law whose applicability shall have been brought to the attention of the REMIC Administrator by either (i) an Opinion of Counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state law, and (d) such other state or local law as to which the REMIC Administrator has actual knowledge of applicability.

                  "Appraisal": With respect to any Mortgaged Property or REO Property as to which an appraisal is required to be performed pursuant to the terms of this Agreement, a narrative appraisal complying with USPAP (or, in the case of Mortgage Loans and REO Loans with a Stated Principal Balance as of the date of such appraisal of $2,000,000 or less, a limited appraisal and a summary report) that indicates the "market value" of the subject property, as defined in 12 C.F.R. ss.225.62(g), and is conducted by a Qualified Appraiser (or by the Special Servicer, in the case of a limited appraisal and summary report with respect to a Mortgage Loan or an REO Loan with a Stated Principal Balance as of the date of such appraisal of $2,000,000 or less).

                  "Appraisal Reduction Amount": With respect to any Required Appraisal Loan, an amount (calculated as of the Determination Date immediately following the later of (a) the date on which the most recent Appraisal that meets the requirements of Section 3.19(b) in respect of such Required Appraisal Loan, was obtained by the Master Servicer or the Special Servicer, as the case may be, and (b) the earliest of the relevant dates in respect of such Required Appraisal Loan specified in the first sentence of Section 3.19(b) hereof) equal to the excess, if any, of (x) the sum of (i) the Stated Principal Balance of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the Master Servicer, the Trustee or the Fiscal Agent, all accrued and unpaid interest on such Required Appraisal Loan through the most recent Due Date prior to such Determination Date at a per annum rate equal to the sum of the related Net Mortgage Rate and the Trustee Fee Rate, (iii) all accrued but unpaid Master Servicing Fees and Special Servicing Fees in respect of such Required Appraisal Loan, (iv) all related unreimbursed Advances made by or on behalf of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent in respect of such Required Appraisal Loan, together with all unpaid Advance Interest accrued on such Advances, and (v) all currently due but unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents in respect of the related Mortgaged Property or REO Property (net of any Escrow Payments or other reserves held by the Master Servicer or the Special Servicer with respect to any such item), over (y) 90% of an amount equal to (i) the Appraised Value of the related Mortgaged Property or REO Property, as applicable, as determined by the most recent relevant Appraisal acceptable for purposes of Section 3.19(b) hereof, net of (ii) the amount of any liens on such property (other than in respect of items described in clause (x)(v) above) that are prior to the lien of the Required Appraisal Loan. Notwithstanding the foregoing, if an Appraisal is required to be obtained pursuant to Section 3.19(b) but has not been received within the 60-day period contemplated by such section, then until the date such Appraisal is obtained the "Appraisal Reduction Amount" for the subject Required Appraisal Loan will be deemed to equal 30% of the Stated Principal Balance of such Required Appraisal Loan; provided that upon receipt of an Appraisal acceptable for purposes of Section 3.19(b) hereof, the Appraisal Reduction Amount for such Required Appraisal Loan will be recalculated in accordance with the preceding sentence.

                  "Appraised Value": As of any date of determination, the appraised value of a Mortgaged Property based upon the most recent Appraisal, which shall take into account the related Credit Lease, obtained pursuant to this Agreement.

                  "Asset Status Report":  As defined in Section 3.21(d).

                  "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

                  "Assumed Final Distribution Date": As defined in Section 4.01(d).

                  "Assumed Monthly Payment": With respect to any Balloon Mortgage Loan for its Stated Maturity Date (provided that such Mortgage Loan has not been paid in full, and no other Liquidation Event has occurred in respect thereof, on or before the end of the Collection Period in which such Stated Maturity Date occurs) and for any subsequent Due Date therefor as of which such Mortgage Loan remains outstanding and part of the Trust Fund, if no Monthly Payment (other than a delinquent Balloon Payment) is due for such Due Date, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the amount that would have been due in respect of such Mortgage Loan on such Due Date if it had been required to continue to accrue interest in accordance with its terms, and to pay principal in accordance with the amortization schedule (if any), in effect immediately prior to, and without regard to the occurrence of, its most recent scheduled maturity date (as such terms and amortization schedule may have been modified, and such maturity date may have been extended, in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20). With respect to any REO Loan, for any Due Date therefor as of which the related REO Property remains part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Monthly Payment that was due (or, in the case of a Balloon Mortgage Loan described in the preceding sentence of this definition, the Assumed Monthly Payment that was deemed due) in respect of the related Mortgage Loan on the last Due Date prior to its becoming an REO Loan.

                  "Available Distribution Amount": With respect to any Distribution Date, an amount equal to the REMIC I Available Distribution Amount, less amounts deposited into the Net Proceeds Account with respect to such Distribution Date pursuant to Section 4.06, plus amounts withdrawn from the Net Proceeds Account with respect to such Distribution Date pursuant to Section 4.06.

                  "Avoided Payment": As defined in the definition of Preference Amounts.

                  "Balloon Mortgage Loan": Any Mortgage Loan that by its original terms or by virtue of any modification entered into on or before the Closing Date provides for an amortization schedule extending beyond its Stated Maturity Date and as to which, in accordance with such terms, the Monthly Payment due on its Stated Maturity Date is at least four times larger than the Monthly Payment due on the Due Date next preceding its Stated Maturity Date.

                  "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Stated Maturity Date of such Mortgage Loan.

                  "Bank":  As defined in Section 2.08.

                  "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

                  "Base Prospectus": That certain prospectus dated August 3, 1999, relating to trust funds established by the Depositor and publicly offered mortgage pass-through certificates evidencing interests therein.

                  "Basic Rent": With respect to any Credit Lease, a portion (which may be 100%) of the rent payable thereunder which is identified in the Mortgage Loan documents as "basic rent" or "base rent" or similar term to define rent which is not contingent on future events and which is an amount sufficient to pay all principal on the related Mortgage Loan, plus interest thereon at the applicable Mortgage Rate, and to fund related reserves in the amount required to be funded under the related Mortgage Loan documents.

                  "BCF": Bedford Capital Funding Corp., or its successor in interest.

                  "Blended Class A Rate":  As defined in Section 4.06.

                  "Bond-Type Lease": Any Credit Lease pursuant to which the related Tenant generally has no right to abate, offset, withhold or delay rent under such Credit Lease or to terminate such Credit Lease.

                  "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

                  "Borrower Credit Lease Obligation": With respect to any Mortgage Loan, all covenants, conditions and agreements in a related Credit Lease required to be paid, performed or observed by the related Mortgagor, as landlord under such Credit Lease, the failure to perform or observe which would constitute a Credit Lease Termination Condition, including, without limitation,
(a) maintenance, repair and replacement obligations with respect to the Mortgaged Property, (b) obligations to maintain insurance, (c) payments and/or contributions required to be made by landlord with respect to the Mortgaged Property or pursuant to any reciprocal easement, operating or similar agreement,
(d) the enforcement of restrictions with respect to the use of any property adjacent to or within a specified area of the Mortgaged Property, and (e) the enforcement of the provisions of any reciprocal easement, operating or similar agreement.

                  "Borrower Reserve Fund": With respect to any Mortgage Loan, the account or accounts maintained pursuant to a Borrower Reserve Agreement and Sections 3.03(d) and (e) hereof, which may include one or more replacement reserve accounts, escrow accounts or other reserve accounts.

                  "Borrower Reserve Agreement": With respect to any Mortgage Loan, the related borrower reserve agreement, replacement reserve agreement or similar agreement executed by the

Mortgagor and setting forth the terms and amounts required to be reserved or escrowed for the related Mortgaged Property, in each case pledged as additional collateral under the related Mortgage.

                  "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, and the cities in which the Primary Servicing Offices of the Master Servicer and Special Servicer and the Corporate Trust Office of the Trustee are located, are authorized or obligated by law or executive order to remain closed.

                  "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Certificate": Any one of the Depositor's Corporate Lease-Backed Certificates, Series 1999-CLF1 as executed by the Trustee and authenticated and delivered hereunder by the Certificate Registrar.

                  "Certificate Account": The segregated account or accounts created and maintained by the Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee in trust for Certificateholders, which shall be entitled "Midland Loan Services, Inc., as Master Servicer, in trust for the registered holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, Certificate Account".

                  "Certificate Factor": With respect to any Class of REMIC II Regular Certificates, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then related Class Principal Balance or Class Notional Amount, as the case may be, and the denominator of which is the related Initial Class Principal Balance or Initial Class Notional Amount, as the case may be.

                  "Certificate Insurer": MBIA Insurance Corporation, a New York domiciled insurance company.

                  "Certificate Notional Amount": With respect to any Class X Certificate, the hypothetical or notional principal amount on which such Certificate accrues interest, which, as of any date of determination, is equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class X Notional Amount.

                  "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

                  "Certificate Principal Balance": With respect to any Sequential Pay Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class

Principal Balance of the Class of Certificates to which such Certificate belongs; provided that solely for purposes of determining Voting Rights, the Certificate Principal Balance of each of the Sequential Pay Certificates shall be deemed to have been reduced by the amount of any Appraisal Reduction Amounts notionally allocated thereto pursuant to Section 4.04(c).

                  "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

                  "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register; provided that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement, any Certificate registered in the name of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the REMIC Administrator, the Trustee, the Fiscal Agent or any Affiliate of any of them shall be deemed not to be outstanding, and the Voting Rights to which any of them is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained, except as otherwise provided in Sections
7.04 and 11.01 or except in connection with the Controlling Class exercising its rights under Section 3.23, or unless such Persons collectively own an entire Class of Certificates and only the Holders of such Class of Certificates are entitled to grant such consent, approval or waiver. The Certificate Registrar shall be entitled to request and rely upon a certificate of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer or, if other than the Trustee, the REMIC Administrator, as the case may be, in determining whether or not a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

                  "Class": Collectively, all of the Certificates or REMIC I Regular Interests bearing the same alphabetical and, if applicable, numerical Class designation.

                  "Class A Certificate": Any one of the Class A-1, Class A-2, Class A-3 or Class A-4 Certificates.

                  "Class A-1 Certificate": Any one of the Certificates with a "Class A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class A-2 Certificate": Any one of the Certificates with a "Class A-2" designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class A-3 Certificate": Any one of the Certificates with a "Class A-3" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class A-4 Certificate": Any one of the Certificates with a "Class A-4" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class B Certificate": Any one of the Certificates with a "Class B" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class C Certificate": Any one of the Certificates with a "Class C" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class D Certificate": Any one of the Certificates with a "Class D" designation on the face thereof, substantially in the form of Exhibit A-7 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class E Certificate": Any one of the Certificates with a "Class E" designation on the face thereof, substantially in the form of Exhibit A-8 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class F Certificate": Any one of the Certificates with a "Class F" designation on the face thereof, substantially in the form of Exhibit A-9 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class LA Uncertificated Interest": Any one of the Class LA-1, Class LA-2, Class LA-3 or Class LA-4 Uncertificated Interests.

                  "Class LA-1 Component": With respect to the Class X Certificates, at any date of determination, that portion of the Class X Notional Amount equal to the Uncertificated Principal Balance of the Class LA-1 Uncertificated Interest.

                  "Class LA-1 Component Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate minus the Pass-Through Rate for the Class A-1 Certificates.

                  "Class LA-1 Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LA-2 Component": With respect to the Class X Certificates, at any date of determination, that portion of the Class X Notional Amount equal to the Uncertificated Principal Balance of the Class LA-2 Uncertificated Interest.

                  "Class LA-2 Component Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate minus the Pass-Through Rate for the Class A-2 Certificates.

                  "Class LA-2 Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LA-3 Component": With respect to the Class X Certificates, at any date of determination, that portion of the Class X Notional Amount equal to the Uncertificated Principal Balance of the Class LA-3 Uncertificated Interest.

                  "Class LA-3 Component Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate minus the Pass-Through Rate for the Class A-3 Certificates.

                  "Class LA-3 Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LA-4 Component": With respect to the Class X Certificates, at any date of determination, that portion of the Class X Notional Amount equal to the Uncertificated Principal Balance of the Class LA-4 Uncertificated Interest.

                  "Class LA-4 Component Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate minus the Pass-Through Rate for the Class A-4 Certificates.

                  "Class LA-4 Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LB Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LC Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LD Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LE Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class LF Uncertificated Interest": A regular interest in REMIC I which is held as an asset of REMIC II and having the initial Uncertificated Principal Balance and REMIC I Remittance Rate set forth in the Preliminary Statement hereto.

                  "Class Notional Amount":  The Class X Notional Amount.

                  "Class Principal Balance": The aggregate principal amount of any Class of Sequential Pay Certificates outstanding as of any date of determination. As of the Closing Date, the Class Principal Balance of each such Class of Certificates shall equal the Initial Class Principal Balance thereof. On each Distribution Date, the Class Principal Balance of each Class of the Sequential Pay Certificates shall be permanently reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to
Section 4.01(b) and shall be further permanently reduced on such Distribution Date as provided in Section 4.04.

                  "Class R-I Certificate": Any one of the Certificates with a "Class R-I" designation on the face thereof, substantially in the form of Exhibit A-11 attached hereto, and evidencing the sole Class of "residual interest" in REMIC I for purposes of the REMIC Provisions.

                  "Class R-II Certificate": Any one of the Certificates with a "Class R-II" designation on the face thereof, substantially in the form of Exhibit A-12 attached hereto, and evidencing the sole Class of "residual interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class X Certificate": Any one of the Certificates with a "Class X" designation on the face thereof, substantially in the form of Exhibit A-10 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                  "Class X Notional Amount": The aggregate hypothetical or notional principal amount on which the Class X Certificates collectively accrue interest, which amount is equal to the aggregate of the Uncertificated Principal Balances of the Class LA-1, Class LA-2, Class LA-3 and Class LA-4 Uncertificated Interests.

                  "Class X Pass-Through Rate": With respect to any Distribution Date, a rate per annum, rounded to eight decimal places, equal to the weighted average of the Component Pass-Through Rates on the Class LA-1 Component, Class LA-2 Component, Class LA-3 Component and

Class LA-4 Component, weighted on the basis of their respective portions of the Class X Notional Amount.

                  "CLF": Capital Lease Funding, L.P., or its successor in interest.

                  "Closing Date":  August 31, 1999.

                  "Code":  The Internal Revenue Code of 1986, as amended.

                  "Collection Period": With respect to any Distribution Date, the period commencing immediately following the applicable Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing immediately following the Cut-off Date) and ending on and including the applicable Determination Date in the calendar month in which such Distribution Date occurs.

                  "Commission":  The Securities and Exchange Commission.

                  "Component": Any of the Class LA-1 Component, Class LA-2 Component, Class LA-3 Component and Class LA-4 Component.

                  "Component Pass-Through Rate": Any of the Class LA-1 Component Pass-Through Rate, Class LA-2 Component Pass-Through Rate, Class LA-3 Component Pass-Through Rate and Class LA-4 Component Pass-Through Rate.

                  "Condemnation Proceeds": Any amount (other than Insurance Proceeds) received by the Master Servicer in connection with the taking of any Mortgaged Property by exercise of the power of eminent domain or condemnation.

                  "Confidential Information":  As defined in Section 3.24.

                  "Controlling Class": As of any date of determination, the outstanding Class of Sequential Pay Certificates with the lowest Payment Priority (the Class A Certificates being treated as a single Class for this purpose) that has a then outstanding Class Principal Balance at least equal to 25% of the Initial Class Principal Balance thereof (or, if no Class of Sequential Pay Certificates has a Class Principal Balance at least equal to 25% of the Initial Class Principal Balance thereof, then the "Controlling Class" shall be the outstanding Class of Sequential Pay Certificates with the then largest outstanding Class Principal Balance).

                  "Controlling Class Certificateholders": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified to the Trustee from time to time by such Holder (or Certificate Owner).

                  "Corporate Lease Loan": Any of the Mortgage Loans acquired by the Depositor from CLF pursuant to the Mortgage Loan Purchase and Sale Agreement. The Corporate Lease Loans are identified as such on the Mortgage Loan Schedule under the heading "Mortgage Loan Sellers".

                  "Corporate Trust Office": The principal office of the initial Trustee located at 135 South LaSalle, Suite 1625, Chicago, Illinois 60603,
Attention: Asset Backed Securities Trust Services Group - Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1 and with respect to any successor Trustee, the principal office thereof as designated in writing to the Depositor.

                  "Corrected Mortgage Loan": Any Mortgage Loan that had been a Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of "Specially Serviced Mortgage Loan" (other than by reason of a Liquidation Event occurring in respect of such Mortgage Loan or a related Mortgaged Property becoming an REO Property).

                  "Corresponding Certificates" and "Corresponding REMIC I Regular Interest": For any Class of REMIC I Regular Interests, the related Class of REMIC II Regular Certificates set forth below and for any Class of REMIC II Regular Certificates, the related Class of REMIC I Regular Interests set forth below:

Corresponding Certificates              Corresponding REMIC I Regular Interest
--------------------------              --------------------------------------

Class A-1 Certificates                  Class LA-1 Uncertificated Interest

Class A-2 Certificates                  Class LA-2 Uncertificated Interest

Class A-3 Certificates                  Class LA-3 Uncertificated Interest

Class A-4 Certificates                  Class LA-4 Uncertificated Interest

Class B Certificates                    Class LB Uncertificated Interest

Class C Certificates                    Class LC Uncertificated Interest

Class D Certificates                    Class LD Uncertificated Interest

Class E Certificates                    Class LE Uncertificated Interest

Class F Certificates                    Class LF Uncertificated Interest

                  "CPR":  As defined in the Base Prospectus.

                  "Credit Lease": With respect to each Mortgage Loan and the related Mortgaged Property, the lease between the Mortgagor and the lessee thereunder with respect to such Mortgaged Property.

                  "Credit Lease Termination Condition": As defined in Section 3.27(a).

                  "Cross-Collateralized Mortgage Loan": Any Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Mortgage Loans.

                  "CSSA": The Commercial Real Estate Secondary Market and Securitization Association or any successor organization.

                  "Current Principal Distribution Amount": With respect to any Distribution Date, an amount (calculated in accordance with Section 1.02) equal to the aggregate of, without duplication:

                  (a) the principal portions of all Monthly Payments
         (other than Balloon Payments) and any Assumed Monthly Payments due or deemed due, as the case may be, in respect of the Mortgage Loans and any REO Loans for their respective Due Dates occurring during the related Collection Period;

                  (b) all Principal Prepayments received on the Mortgage Loans during the related Collection Period;

                  (c) with respect to any Balloon Mortgage Loan as to which the related Stated Maturity Date occurred during or prior to the related Collection Period, any payment of principal (exclusive of any Principal Prepayment and any amount described in subclause (d) below) that was made by or on behalf of the related Mortgagor during the related Collection Period, net of any portion of such payment that represents a recovery of the principal portion of any Monthly Payment (other than a Balloon Payment) due, or the principal portion of any Assumed Monthly Payment deemed due, in respect of such Balloon Mortgage Loan on a Due Date during or prior to the related Collection Period and not previously recovered;

                  (d) all Net Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds received on or in respect of the Mortgage Loans during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal thereof, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Monthly Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Monthly Payment deemed due, in respect of any such Mortgage Loan on a Due Date during or prior to the related Collection Period and not previously recovered; provided that prior to the Net Proceeds Release Date, Net Liquidation Proceeds (but not Insurance Proceeds or Condemnation Proceeds) included pursuant to this paragraph (d) will be limited to the principal portion of the Monthly Payments that would have been due in respect of such Mortgage Loan had such Mortgage Loan not defaulted, limited by the amount available for payment of principal with respect to such Mortgage Loan from the Net Proceeds Account pursuant to Section 4.06;

                  (e) all Insurance Proceeds and REO Revenues received on or in respect of any REO Properties during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal of the related REO Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Monthly Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Monthly Payment deemed due, in respect of any such REO Loan or the predecessor Mortgage Loan on a Due Date during or prior to the related Collection Period and not previously recovered provided that prior to the Net Proceeds Release Date, Net Liquidation Proceeds (but not Insurance Proceeds or REO Revenues) included pursuant to this paragraph (e) will be limited to the principal portion of Monthly Payments that would have been due in respect of the Mortgage Loan related to such REO Property had it not defaulted, limited by the amount available for payments of principal with respect to such Mortgage Loan from the Net Proceeds Account pursuant to Section 4.06; and

                  (f) any withdrawals in respect of principal from the Net Proceeds Account in accordance with Section 4.06, including without limitation in connection with disbursement of the full amount in such account following the Net Proceeds Release Date.

                  "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, the Mortgage Loan Sellers or an Affiliate of any of them.

                  "Cut-off Date":  August 15, 1999.

                  "Cut-off Date Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, net of all unpaid payments of principal due in respect thereof on or before such date.

                  "Default Charges": Any and all Default Interest and late payment charges paid or payable, as the context requires, in connection with a default under a Mortgage Loan or any successor REO Loan.

                  "Default Interest": With respect to any Mortgage Loan (or related REO Loan), any amounts collected thereon, other than late payment charges and Prepayment Premiums, that represent interest in excess of interest accrued on the principal balance of such Mortgage Loan (or REO Loan) at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan.

                  "Defaulted Mortgage Loan": Any Specially Serviced Mortgage Loan as to which a material default has occurred or a default in respect of any payment thereon is reasonably foreseeable, and which the Special Servicer has determined, in its reasonable and good faith judgment, will become the subject of a foreclosure sale or similar proceedings (the basis for which determination shall be set forth in an Officer's Certificate to be delivered to the Master Servicer and the Trustee).

                  "Definitive Certificate":  As defined in Section 5.03(a).

                  "Delinquent Loan Status Report": A report or reports setting forth, among other things, those Mortgage Loans which, as of the close of business on the last day of the most recently ended calendar month were (i) delinquent 30-59 days, (ii) delinquent 60-89 days, (iii) delinquent 90 days or more, (iv) current but specially serviced, (v) in foreclosure but as to which the related Mortgaged Property had not become REO Property, or (vi) related to a Mortgaged Property which had become REO Property.

                  "Denomination":  As defined in Section 5.02(a).

                  "Depositor": Bear Stearns Commercial Mortgage Securities Inc., or its successor in interest.

                  "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

                  "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

                  "Depository Rules":  As defined in Section 5.02(b).

                  "Determination Date": With respect to any Distribution Date, the 15th day of the month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the Business Day immediately following.

                  "Directing Certificateholder": The Controlling Class Certificateholder (or its designee) selected by the Majority Certificateholder of the Controlling Class, as certified by the Trustee from time to time; provided, however, that (i) absent such selection, or (ii) until a Directing Certificateholder is so selected, or (iii) upon receipt of a notice from a majority of the Controlling Class, by Certificate Principal Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Principal Balance of the Controlling Class will be the Directing Certificateholder. Notwithstanding the foregoing, if (i) the MBIA Policy has not expired or been terminated and no amounts are owed to the Certificate Insurer hereunder or under the Insurance Agreement, (ii) the Certificate Insurer is not in default under the MBIA Policy and (iii) the Class A, Class B or Class C Certificates are the Controlling Class, then the Certificate Insurer shall be the Directing Certificateholder.

                  "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by REMIC I; provided, however, that the Special Servicer (or any Sub-Servicer on behalf of the Special Servicer) shall not be considered to Directly Operate an REO Property solely because the Special Servicer (or any Sub-Servicer on behalf of the Special Servicer) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to, or funds, repairs or capital expenditures with respect to such REO Property (including, without limitation, construction activity to effect repairs or in conjunction with leasing activity) that are permitted under Treasury Regulations Section 1.856-6(e)(5).

                  "Disqualified Non-U.S. Person": With respect to a Class R-I or Class R-II Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R-I or Class R-II Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 (or successor form) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R-I or Class R-II Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R-I or Class R-II Certificate will not be disregarded for federal income tax purposes.

                  "Disqualified Organization": Any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the REMIC Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

                  "Distributable Certificate Interest": With respect to any Class of REMIC II Regular Certificates or REMIC I Regular Interests, for any Distribution Date, the Accrued Certificate Interest in respect of such Class of Certificates or REMIC I Regular Interests for such Distribution Date, reduced (to not less than zero) by that portion, if any, of the Net Aggregate Prepayment Interest

Shortfall for such Distribution Date allocated to such Class of Certificates or REMIC I Regular Interests as set forth below. The Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to the respective Classes of REMIC II Regular Certificates or REMIC I Regular Interests on such Distribution Date pro rata among the Classes of REMIC II Regular Certificates, and pro rata among the Classes of REMIC I Regular Interests, determined in each case based on the Accrued Certificate Interest in respect of each such Class of Certificates or REMIC I Regular Interests for such Distribution Date.

                  "Distribution Account": The segregated account or accounts created and maintained by the Trustee pursuant to Section 3.04(b) in trust for the Certificateholders, consisting of the REMIC I Distribution Account and the REMIC II Distribution Account, and which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, Distribution Account" or comparable titles as contemplated by the definitions of REMIC I Distribution Account and REMIC II Distribution Account.

                  "Distribution Date": The 20th day of each month or, if such day is not a Business Day, the following Business Day, but in no event earlier than the fourth Business Day after the Determination Date in such month, commencing on September 21, 1999.

                  "Distribution Date Statement":  As defined in Section 4.02(a).

                  "Document Defect":  As defined in Section 2.02(e) .

                  "Double Net Lease": Any Credit Lease pursuant to which the related Tenant generally has a right to abate, offset, withhold or delay rent under such Credit Lease or to terminate such Credit Lease arising from certain defined casualties, condemnation or a default on the part of the Mortgagor in the maintenance, repair, replacement or other obligations of the related Mortgaged Property.

                  "Due Date": With respect to (i) any Mortgage Loan on or prior to its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan is scheduled to be first due; (ii) any Mortgage Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due; and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due.

                  "Eligible Account": Either (a) an account or accounts maintained with a depository institution or trust company, the long-term senior unsecured debt obligations of which are rated at least "Aa3" by Moody's and "AA-" by S&P if the deposits are to be held in such account for more than 30 days or the short-term debt obligations of which have a short-term rating of not less than "P-1" by Moody's and "A-1" from S&P if the deposits are to be held in such account for 30 days or less, or such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified, downgraded or withdrawn, as applicable, by reason thereof, or (b) a segregated trust account or accounts maintained with a federally or state-chartered depository institution or trust company acting in its fiduciary capacity, having, in either case, a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. ss.9.10(b), or otherwise confirmed in writing by each of the Rating Agencies that the maintenance of such account, which may be an account maintained with the Trustee or the Master Servicer, shall not, in and of itself, result in a downgrading, withdrawal or qualification, as applicable, of the rating then assigned by such Rating Agency to any Class of Certificates. Eligible Accounts may bear interest, and amounts therein may be invested in Permitted Investments.

                  "Emergency Advance": Any Servicing Advance, whether or not it is a Servicing Advance that, pursuant hereto, the Special Servicer is required to request the Master Servicer to make, that should be made pursuant to the Servicing Standard within 10 days of the Special Servicer's becoming aware that it should be made in order to avoid any material penalty, any material harm to a Mortgaged Property or any other material adverse consequence to the Trust Fund.

                  "Enhancement Insurer": Lexington Insurance Co. or another Affiliate of American International Group, Inc., or Chubb Custom Insurance Co., each having a claims-paying ability rated "AAA" (or its equivalent rating) from, or be otherwise approved by, each Rating Agency.

                  "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Payment": Any payment received by the Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, replacement or repair of roof, structure or parking, common area maintenance and similar items in respect of the related Mortgaged Property.

                  "Event of Default": One or more of the events described in
Section 7.01(a).

                  "Excess Balance":  As defined in Section 3.02(c).

                  "Excluded Class":  As defined in Section 4.01(d).

                  "Exchange Act": The Securities Exchange Act of 1934, as amended.

                  "Exemption-Favored Party": Any of (i) Bear, Stearns & Co. Inc., (ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Bear, Stearns & Co. Inc. and (iii) any member of a syndicate or selling group of which Bear, Stearns & Co. Inc. or a person described in clause (ii) is a manager or co-manager with respect to a Class of Certificates.

                  "Expense Reserve Fund": The Eligible Account required to be established by the Master Servicer pursuant to Section 3.27(b) on behalf of the Trustee, Certificateholders and CLF and into which account the Master Servicer shall deposit, on a monthly basis, the Servicer Reserve Amount payable under the Mortgage Loan documents, which account may be used for payment of expenses of the Trust Fund, the Master Servicer and the Special Servicer as set forth herein which are expressly identified as expenses of the Trust Fund herein and for such other purposes as set forth in this Agreement.

                  "Extended Amortization Policies": The Extended Amortization Policies issued substantially in the form attached hereto as Exhibit J with respect to certain of the Corporate Lease Loans and the related Mortgaged Properties by the Extension Insurer, naming the Trustee as the loss payee and providing, with respect to such Mortgaged Property, and in the event of certain Credit Lease term non renewal events, for payment in respect of such Corporate Lease Loan.

                  "Extension Insurer": Columbia Insurance Company or another Affiliate of Berkshire Hathaway, Inc. having a financial strength rating of "AAA" (or its equivalent rating) or otherwise approved by each Rating Agency.

                  "Fannie Mae":  Fannie Mae or any successor.

                  "FDIC": The Federal Deposit Insurance Corporation or any successor.

                  "Final Distribution Date": The final Distribution Date on which any distributions are to be made on the Certificates as contemplated by
Section 9.01.

                  "Final Order":  As defined in the MBIA Policy.

                  "Final Recovery Determination": A determination by the Special Servicer with respect to any defaulted Mortgage Loan or REO Property and, accordingly, the related REO Loan (other than a Mortgage Loan or REO Property, as the case may be, purchased by or on behalf of a Mortgage Loan Seller or Representing Party or an Affiliate thereof pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement, by the Majority Certificateholder of the Controlling Class pursuant to Section 3.18(b), by the Master Servicer or the Special Servicer pursuant to Section 3.18(c) or by the Master Servicer or the Majority Certificateholder of the Controlling Class pursuant to Section 9.01) that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries (including, without limitation, by reason of a sale of such Mortgage Loan or REO Property pursuant to Section 3.18(d) hereof) that the Special Servicer has determined, in accordance with the Servicing Standard, exercised without regard to any obligation of the Master Servicer or Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will be ultimately recoverable.

                  "Fiscal Agent": ABN AMRO Bank N.V., in its capacity as fiscal agent of the Trustee, or its successors in interest, or any successor fiscal agent appointed as herein provided.

                  "Freddie Mac": The Federal Home Loan Mortgage Corporation or any successor.

                  "Ground Lease": The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppel agreements entered into by and between lenders and ground lessees and/or ground lessors and/or mortgagees of the ground leasehold estate.

                  "Group": A group of Mortgage Loans that are cross-collateralized and cross-defaulted with each other.

                  "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process"' or similar classification which would, if classified as unusable, be included in the foregoing definition.

                  "Historical Loan Modification Report": A report or reports setting forth, among other things, those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation of such report or reports, have been modified pursuant to this Agreement (i) during the Collection Period ending on such Determination Date and (ii) since the Cut-off Date, showing the original and the revised terms thereof.

                  "Historical Loss Report": A report or reports setting forth, among other things, as of the close of business on the Determination Date immediately preceding the preparation of such report or reports, (i) the amount of Liquidation Proceeds received, and Liquidation Expenses incurred, both during the Collection Period ending on such Determination Date and historically, and
(ii) the amount of Realized Losses occurring during such Collection Period and historically, set forth on a Mortgage Loan-by-Mortgage Loan and REO Property-by-REO Property basis.

                  "HUD-Approved Servicer": A servicer that is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 207 and 211 of the National Housing Act.

                  "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator, the Fiscal Agent and any and all Affiliates thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator, the Fiscal Agent or any Affiliate thereof, and (iii) is not connected with the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator, the Fiscal Agent or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator, the Fiscal Agent or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator, the Fiscal Agent or any Affiliate thereof, as the case may be.

                  "Independent Contractor": Any Person that would be an "independent contractor" with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership test set forth in that section shall be considered to be met by (i) any Person that owns, directly or indirectly, 35 percent or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall not be an expense of the Trustee, the REMIC Administrator or the Trust, delivered to the Trustee and the REMIC Administrator), so long as REMIC I does not receive or derive any income from such Person and provided that the relationship between such Person and REMIC I is at arm's length, all within the meaning of Treasury Regulations
Section 1.856-4(b)(5), or (ii) any other Person upon receipt by the Trustee and the REMIC Administrator of an Opinion of Counsel, which shall be at no expense to the Trustee, the REMIC Administrator or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

                  "Initial Class Notional Amount": With respect to the Class X Certificates, the initial Class X Notional Amount thereof as of the Closing Date equal to $320,100,000.

                  "Initial Class Principal Balance": With respect to any Class of Sequential Pay Certificates, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified as such in respect of such Class of Certificates in the Preliminary Statement hereto.

                  "Initial Pool Balance": The aggregate Cut-off Date Balance of all the Mortgage Loans included in the Trust Fund as of the Closing Date.

                  "Initial Sub-Servicer": With respect to each Mortgage Loan that is subject to a sub-servicing agreement with the Master Servicer as of the Closing Date, the sub-servicer under any such sub-servicing agreement.

                  "Insolvency Proceeding": The commencement, after the date hereof, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshaling of assets and liabilities or similar proceedings by or against the Mortgage Loan Sellers or the Depositor, the commencement, after the date hereof, of any proceedings by or against the Mortgage Loan Sellers or the Depositor for the winding up or liquidation of its affairs or the consent, after the date hereof, to the appointment of a trustee, conservator, receiver, or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshaling of assets and liabilities or similar proceedings of or relating to the Mortgage Loan Sellers or the Depositor.

                  "Institutional Accredited Investor": As defined in Section 5.02(b).

                  "Insurance Agreement": The Insurance and Reimbursement Agreement, dated as of the Closing Date, among the Depositor, the Trustee, the Mortgage Loan Sellers, BCF and the Insurer pursuant to which the Insurer issued the MBIA Policy.

                  "Insurance Policy": With respect to any Mortgage Loan or REO Property, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan (or the related Mortgaged Property) or in respect of such REO Property, as the case may be.

                  "Insurance Premium": With respect to any Distribution Date, an amount equal to the product of (i) the MBIA Policy per annum fee rate set forth in the Insurance Agreement calculated on the basis of a 30 day month and a 360 day year and (ii) the aggregate Certificate Principal Balance of the Class A Certificates calculated as of the Record Date to which such Distribution Date relates, payable monthly in arrears.

                  "Insurance Proceeds": Proceeds paid under any Lease Enhancement Policies, Extended Amortization Policies or any other Insurance Policy, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or REO Property or released to the Mortgagor, in either case in accordance with the express requirements of the related Mortgage or other Mortgage Loan documents or in accordance with the Servicing Standard.

                  "Insured Payment": The amount payable in respect of a Preference Amount which the Insurer is required to pay pursuant to the terms of the MBIA Policy.

                  "Interest Accrual Period": With respect to each REMIC I Regular Interest and each Class of REMIC II Regular Certificates, for any Distribution Date, the period from and including the 15th day of the calendar month immediately preceding the month in which such Distribution Date occurs, up to and including the 14th day of the calendar month in which such Distribution Date occurs.

                  "Interested Person": The Depositor, the Mortgage Loan Sellers, the Master Servicer, any Sub-Servicer, the Special Servicer, any Manager, the Trustee, the Fiscal Agent, any Mortgagor or Tenant of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, any Holder of a Certificate, or any Affiliate of any such Person.

                  "Investment Account":  As defined in Section 3.06(a).

                  "Investment Representation Letter": As defined in Section 5.02(b).

                  "IRS":  The Internal Revenue Service or any successor agency.

                  "Late Collections": With respect to any Mortgage Loan, all amounts received thereon during any Collection Period, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of such Mortgage Loan due or deemed due, as the case may be, for a Due Date in a previous Collection Period, or for a Due Date coinciding with or preceding the Cut-off Date, and not previously received or recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of the related Mortgage Loan or of an Assumed Monthly Payment in respect of such REO Loan due or deemed due, as the case may be, for a Due Date in a previous Collection Period and not previously received or recovered. The term "Late Collections" shall specifically exclude any Default Charges.

                  "Lease Enhancement Policies": The Lease Enhancement Insurance Policies issued substantially in the form attached hereto as Exhibit I with respect to certain of the Mortgage Loans and the related Mortgaged Properties by the Enhancement Insurer, naming the Mortgagor and the Trustee as loss payees and providing, with respect to such Mortgaged Property and in the event of certain casualty or condemnation events, for payment in respect of such Mortgage Loan.

                  "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by a Mortgage Loan Seller or Representing Party or any Affiliate thereof pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement, or (iv) such Mortgage Loan is purchased by the Majority Certificateholder of the Controlling Class pursuant to Section 3.18(b), by the Master Servicer or the Special Servicer pursuant to Section 3.18(c), or by the Master Servicer or the Majority Certificateholder of the Controlling Class pursuant to Section 9.01. With respect to any REO Property (and the related REO Loan), any of the following events: (x) a Final Recovery Determination is made with respect to such REO Property; or (y) such REO Property is purchased by the Master Servicer or the Majority Certificateholder of the Controlling Class pursuant to Section 9.01.

                  "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses due and owing (or reimbursable to the Master Servicer or Special Servicer as Servicing Advances, but excluding any related Advance Interest) in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.09 or 3.18

(including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

                  "Liquidation Fee": With respect to each Specially Serviced Mortgage Loan or REO Property (other than any Specially Serviced Mortgage Loan or REO Property repurchase (x) by a Mortgage Loan Seller or Representing Party or any Affiliate thereof pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement within 120 days of such Mortgage Loan Seller's or Representing Party's notice or discovery of the breach or Document Defect giving rise to such repurchase obligation, (y) by the Majority Certificateholder of the Controlling Class, the Master Servicer or the Special Servicer pursuant to Section 3.18 or (z) by the Master Servicer or the Majority Certificateholder of the Controlling Class pursuant to Section 9.01) , the fee designated as such and payable to the Special Servicer pursuant to the fourth paragraph of Section 3.11(c).

                  "Liquidation Fee Rate": With respect to each Specially Serviced Mortgage Loan or REO Property as to which a Liquidation Fee is payable, a rate of 1.0% for each Corporate Lease Loan and a rate of 1.5% for each USPS Lease Loan.

                  "Liquidation Proceeds": All cash amounts (other than Insurance Proceeds and REO Revenues) received by the Master Servicer or the Special Servicer in connection with: (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation; (ii) the liquidation of a Mortgaged Property or other collateral constituting, or that constituted, security for a defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage;
(iii) the realization upon any deficiency judgment obtained against a Mortgagor or any guarantor; (iv) the purchase of a Defaulted Mortgage Loan by the Majority Certificateholder of the Controlling Class pursuant to Section 3.18(b) or by the Master Servicer or the Special Servicer pursuant to Section 3.18(c) or any other sale thereof pursuant to Section 3.18(d); (v) the repurchase of a Mortgage Loan by a Mortgage Loan Seller or Representing Party or any Affiliate thereof pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement; or (vi) the purchase of a Mortgage Loan or REO Property by the Master Servicer or the Majority Certificateholder of the Controlling Class pursuant to
Section 9.01.

                  "MAI":  Member of the Appraisal Institute.

                  "Majority Certificateholder": With respect to any specified Class or Classes of Certificates, as of any date of determination, any Holder or particular group of Holders of Certificates of such Class or Classes, as the case may be, entitled to a majority of the Voting Rights allocated to such Class or Classes, as the case may be.

                  "Manager": Any property manager or Person fulfilling a similar function with respect to any of the Mortgaged Properties.

                  "Master Servicer": Midland Loan Services, Inc., its successor in interest or any successor master servicer appointed as herein provided.

                  "Master Servicer Remittance Amount": With respect to any Master Servicer Remittance Date, an amount equal to (a) all amounts on deposit in the Certificate Account as of the commencement of business on such Master Servicer Remittance Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period, (ii) any payments of principal (including, without limitation, Principal Prepayments) and interest, Liquidation Proceeds and Insurance Proceeds received after the end of the related Collection Period,
(iii) any Prepayment Premiums received after the end of the related Collection Period, (iv) any amounts payable or reimbursable to any Person from the Certificate Account pursuant to any of clauses (ii) through (xvii) of Section 3.05(a) , and (v) any amounts deposited in the Certificate Account in error; provided that, with respect to the Master Servicer Remittance Date that occurs in the same calendar month as the Final Distribution Date, the Master Servicer Remittance Amount will be calculated without regard to clauses (b)(i), (b)(ii) and (b)(iii) of this definition.

                  "Master Servicer Remittance Date": The Business Day immediately preceding each Distribution Date.

                  "Master Servicing Fee": With respect to each Mortgage Loan and REO Loan, the fee payable to the Master Servicer pursuant to Section 3.11(a) and from which any Primary Servicing Fees are payable.

                  "Master Servicing Fee Rate": A per annum rate which shall be 0.17% for each USPS Lease Loan (which includes the Primary Servicing Fee Rate of 0.09% payable to the Initial Sub-Servicer for such USPS Lease Loans) and a per annum rate of 0.10% for each Corporate Lease Loan.

                  "MBIA Policy": The irrevocable Financial Guaranty Insurance Policy dated as of the Closing Date issued by the Certificate Insurer to the Trustee for the benefit of the Class A Certificateholders and having a maximum amount available to be drawn in respect of Scheduled Payments equal to the MBIA Policy Amount, a copy of which is attached as Exhibit K hereto.

                  "MBIA Policy Amount": The "Maximum Insured Amount", as defined in the MBIA Policy.

                  "Midland": Midland Loan Services, Inc., or its successor in interest.

                  "Minimum Master Servicing Fee Rate": A rate of 0.01% per annum.

                  "Modified Mortgage Loan": Any Mortgage Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.20 in a manner that:

                  (a) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Mortgage Loan);

                  (b) except as expressly contemplated by the related
         Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely), of the property to be released; or

                  (c) in the good faith and reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or reduces the likelihood of timely payment of amounts due thereon.

                  "Monthly Lease Payment": Any payment due under any Credit Lease, including without limitation any Monthly Rental Payments and any amounts to reimburse the Mortgagor for, or to pay the Mortgagor for anticipated expenses of the Mortgagor in connection with, taxes, insurance, property maintenance, common area maintenance or other expenses of the Mortgagor reimbursable to the Mortgagor under the terms of such Credit Lease.

                  "Monthly Loan Payment": With respect to any Mortgage Loan (other than any REO Loan) and any Due Date, the sum of (a) the Monthly Payment,
(b) the Servicer Reserve Amount, (c) any Default Interest, late payment charge or late fee payable for the period for which interest is then due, and (d) any other amount then payable to the lender under the Mortgage Loan documents, including without limitation for reimbursement of expenses incurred on behalf of the Mortgagor. With respect to any REO Loan and any Due Date, the Assumed Monthly Payment for such Due Date.

                  "Monthly Payment": With respect to any Mortgage Loan, for any Due Date as of which such Mortgage Loan is outstanding, the scheduled monthly payment of principal and/or interest on such Mortgage Loan, including, without limitation, a Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20) and applicable law.

                  "Monthly Rental Payment": Any payment of rent (including without limitation any Basic Rent, including any increases thereto, additional rent or percentage rent) under the related Credit Lease by or on behalf of the Tenant with respect to any Mortgaged Property.

                  "Moody's": Moody's Investors Service, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Master Servicer, the Special Servicer and the REMIC Administrator, and specific ratings of Moody's Investors Service, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

                  "Mortgage": With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust and/or other similar document or instrument securing the related Mortgage Note and creating a lien on the related Mortgaged Property.

                  "Mortgage File": With respect to any Mortgage Loan, subject to
Section 2.01(c), collectively the following documents:

                  (1) the original Mortgage Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the originator, without recourse, either in blank or to the order of the Trustee in the following form:
                           "Pay to the order of LaSalle Bank National
                           Association, as trustee for the registered holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, without recourse" together with all prior endorsements showing a complete chain of endorsements from the original payee to the Person endorsing the Mortgage Note to the Trustee;

                  (2) the original or a copy certified by a county clerk or other appropriate governmental official of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

                  (3) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of the Trustee (in such capacity);

                  (4) the original or a copy certified by a county clerk or other appropriate governmental official of any related Assignment of Leases (if any such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon;

                  (5) an original assignment of any related Assignment of Leases (if any such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (3) above;

                  (6) an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any;

                  (7) an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (3) above;

                  (8) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been modified or the Mortgage Loan has been assumed;

                  (9) the original or a certified copy of the lender's title insurance policy (or, if a title insurance policy has not yet been issued, a commitment for title insurance "marked-up" at the closing of such Mortgage Loan or other binding commitment to issue title insurance), together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property;

                  (10) the original of any guaranty of the obligations of the Mortgagor under the Mortgage Loan which was in the possession of the related Mortgage Loan Seller at the time the Mortgage Files were delivered to the Trustee;

                  (11) (A) file copies of any UCC Financing Statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing thereon) and which were in the possession of the related Mortgage Loan

                           Seller at the time the Mortgage Files were delivered to the Trustee and (B) if any such security interest is perfected and the related UCC-1, UCC-2 or UCC-3 financing statements were in the possession of the related Mortgage Loan Seller a UCC-2 or UCC-3 financing statement, as applicable, executed by the most recent assignee of record prior to the Trustee or, if none, by the originator, evidencing the transfer of such security interest to the Trustee (or a certified copy of such assignment as sent for filing);

                  (12) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the Mortgagor if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the Mortgagor;

                  (13) if the Mortgagor has a leasehold interest in the related Mortgaged Property, the original Ground Lease or a copy thereof;

                  (14) the original or copy of any intercreditor agreement relating to such Mortgage Loan;

                  (15) the original or copy of any operating lease relating to the related Mortgaged Property;

                  (16)     the original or a copy of the related loan agreement;

                  (17) the original or a copy of any management agreement relating to such Mortgage Loan;

                  (18) the original or a copy of any lock-box agreement relating to such Mortgage Loan;

                  (19) the original or a copy of any environmental report relating to such Mortgage Loan;

                  (20) with respect to each Mortgage Loan as to which the related Mortgaged Property is operated as a franchise restaurant, the original or a copy of any franchise agreement relating to such Mortgage Loan;

                  (21) with respect to a Mortgage Loan, an original counterpart of each Credit Lease, including all modifications and amendments thereto together with any memorandum of Credit Lease recorded;

                  (22) with respect to a Mortgage Loan, a copy of the related Lease Enhancement Policy, if applicable;

                  (23) with respect to each Corporate Lease Loan identified in the Mortgage Loan Schedule as a Balloon Mortgage Loan (other than the Middlesex Mortgage Loan identified as loan number 3802), a copy of the Residual Value Insurance Policy;

                  (24) with respect to each Corporate Lease Loan identified in the Mortgage Loan Schedule as having an "Extended Amortization" term structure, a copy of the related Extended Amortization Policy; and

                  (25) any additional documents required to be added to the Mortgage File pursuant to this Agreement;

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

                  "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund. Such term shall include any Corporate Lease Loan or USPS Lease Loan. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other security documents contained in the related Mortgage File.

                  "Mortgage Loan Purchase and Sale Agreement": The Mortgage Loan Purchase and Sale Agreement, dated as of August 10, 1999, among the Mortgage Loan Sellers, BCF as Representing Party and the Depositor.

                  "Mortgage Loan Schedule": The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, which list is attached hereto as Schedule I and may be amended from time to time in accordance with Section 2.02(a). The Mortgage Loan Schedule shall set forth, among other things, the following information with respect to each Mortgage
Loan:

                  (1) the loan number, the control number and the street address or addresses (including city, state and zip code) of the related Mortgaged Property;

                  (2)      the Mortgage Rate in effect as of the Cut-off Date;

                  (3)      the original principal balance;

                  (4)      the Cut-off Date Balance;

                  (5) the (A) remaining term to stated maturity and (B) Stated Maturity Date;

                  (6)      the Due Date;

                  (7) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

                  (8) the Administrative Fee Rate (inclusive of the Primary Servicing Fee Rate but exclusive of the Adjusted MBIA Policy Premium Rate);

                  (9)      the Primary Servicing Fee Rate, if any;

                  (10)     the Master Servicing Fee Rate;

                  (11) whether the Mortgagor's interest in the related Mortgaged Property is a leasehold estate;

                  (12) whether the Mortgage Loan is a Cross-Collateralized Mortgage Loan and, if so, a reference to the other Mortgage Loans that are cross-collateralized with such Mortgage Loan;

                  (13)     the property type (e.g., multifamily);

                  (14)     the property size (the square feet or units);

                  (15)     the original amortization term;

                  (16) whether the Mortgage Loan is a USPS Lease Loan or a Corporate Lease Loan;

                  (17) whether the related Credit Lease is a bond lease, double-net lease or triple-net lease; and

                  (18) the remaining term (without any extension not yet exercised) of the related Credit Lease.

The Mortgage Loan Schedule shall also set forth the aggregate Cut-off Date Balance for all of the Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

                  "Mortgage Loan Sellers": Each of Capital Lease Funding, L.P. and Prudential Securities Credit Corp.

                  "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto.

                  "Mortgage Pool": Collectively, all of the Mortgage Loans and any successor REO Loans.

                  "Mortgage Rate": With respect to (i) any Mortgage Loan on or prior to its Stated Maturity Date, the annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note (as such may be modified at any time following the Closing Date) and applicable law, (ii) any Mortgage Loan after its Stated Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Stated Maturity Date, and (iii) any REO Loan, the annualized rate described in clause
(i) or (ii) above, as applicable, determined as if the related Mortgage Loan had remained outstanding.

                  "Mortgaged Property": Individually and collectively, as the context may require, each real property (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan. With respect to any Cross-Collateralized Mortgage Loan, as the context may require, "Mortgaged Property" may mean, collectively, all the Mortgaged Properties securing such Cross-Collateralized Mortgage Loan.

                  "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

                  "Net Aggregate Prepayment Interest Shortfall": With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Uncovered Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments on the Mortgage Loans during the related Collection Period, exceeds (b) the aggregate amount remitted by the Master Servicer for deposit in the Distribution Account for such Distribution Date pursuant to
Section 3.19(d) in connection with such Uncovered Prepayment Interest
Shortfalls.

                  "Net Default Interest": With respect to any Mortgage Loan, any Default Interest actually collected thereon (determined in accordance with the allocation of amounts collected as specified in Section 1.02), net of any Advance Interest accrued on Advances made in respect of such Mortgage Loan that are reimbursable from such Default Interest in accordance with Section 3.05(a)(viii).

                  "Net Investment Earnings": With respect to any Investment Account for any Collection Period, the amount, if any, by which the aggregate of all interest and other income realized during such Collection Period on funds held in such Investment Account, exceeds the aggregate of all losses and investment costs, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 3.06.

                  "Net Investment Loss": With respect to any Investment Account for any Collection Period, the amount by which the aggregate of all losses and investment costs, if any, incurred during such Collection Period in connection with the investment of funds held in such Investment Account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such Collection Period on such funds.

                  "Net Liquidation Proceeds": With respect to any Specially Serviced Mortgage Loan or REO Property liquidated pursuant to Section 3.09 or 3.18, Liquidation Proceeds received with respect to such Specially Serviced Mortgage Loan or REO Property less related Liquidation Expenses and all other amounts with respect to such Specially Serviced Mortgage Loan or REO Property due and payable to the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent or any other Person (other than Certificateholders or the Certificate Insurer, including without limitation for deposit in the Net Proceeds Account) under this Agreement which are distributed under Section 3.05 hereof, including but not limited to Advances, Advance Interest, additional servicing compensation as provided under Sections 3.11(b) and 3.11(d) hereof and any out-of-pocket expenses reimbursable under this Agreement.

                  "Net Mortgage Rate": With respect to any Mortgage Loan or REO Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect, minus the related Administrative Fee Rate then in effect. For purposes of calculating the Pass-Through Rate for each Class of REMIC I Regular Interests and REMIC II Regular Certificates (other than the Class X Certificates) from time to time, the Net Mortgage Rate for any Mortgage Loan will be calculated without regard to any modification, waiver or amendment of the terms of such Mortgage Loan subsequent to the Closing Date.

                  "Net Operating Income": With respect to any Mortgaged Property, the total operating revenues derived from such Mortgaged Property, minus the total fixed and variable operating expenses incurred in respect of such Mortgaged Property (subject to adjustments for, among other things, (i) non-cash items such as depreciation and amortization, (ii) capital expenditures and (iii) debt service on loans secured by the Mortgaged Property).

                  "Net Proceeds Account":  As defined in Section 4.06.

                  "Net Proceeds Account Shortfall": With respect to any Distribution Date and any liquidated Mortgage Loan with respect to which Net Liquidation Proceeds in excess of Assumed Monthly Payments were deposited in the Net Proceeds Account pursuant to Section 4.06, the excess, if any of (a) interest accrued during the preceding Interest Accrual Period at the Blended Class A Rate on the Net Proceeds Accrual Balance of such liquidated Mortgage Loan plus the lesser of (i) such Net Proceeds Accrual Balance and (ii) the principal portion of the Assumed Monthly Payment on such liquidated Mortgage Loan deemed due on the related Due Date in the preceding Collection Period, over
(b) funds with respect to such liquidated Mortgage Loan, including reinvestment income, in the Net Proceeds Account.

                  "Net Proceeds Accrual Balance":  As defined in Section 4.06.

                  "Net Proceeds Release Date": The date, not later than the latest Stated Maturity Date of any Mortgage Loan as of the Cut-off Date, on which (a) all remaining Class A Certificates are paid in full, (b) either Rating Agency shall have indicated that the ratings on the Class A Certificates would be downgraded, qualified or withdrawn due to the existence of the Net Proceeds Account or (c) the Certificate Insurer's claims paying rating is downgraded, qualified or withdrawn by either Rating Agency.

                  "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

                  "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance.

                  "Nonrecoverable P&I Advance": Any P&I Advance made or proposed to be made in respect of a Mortgage Loan or REO Loan which, as determined by the Master Servicer or, if applicable, the Trustee or the Fiscal Agent, in its reasonable and good faith judgment, will not be recoverable (together with Advance Interest accrued thereon), or which in fact was not ultimately recovered, from late collections, Insurance Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors).

                  "Nonrecoverable Servicing Advance": Any Servicing Advance made or proposed to be made in respect of a Mortgage Loan or REO Property which, as determined by the Master Servicer, the Special Servicer or, if applicable, the Trustee or the Fiscal Agent, in its reasonable and good faith judgment, will not be recoverable (together with Advance Interest accrued thereon), or which in fact was not ultimately recovered, from late collections, Insurance Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors).

                  "Non-Registered Certificate": Unless and until registered under the Securities Act, any Certificate.

                  "Non-U.S. Person":  Any person other than a U.S. Person.

                  "Officer's Certificate": A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer or a Responsible Officer of the Trustee or Fiscal Agent, as the case may be.

                  "Opinion of Counsel": A written opinion of counsel (who must, in connection with any opinion rendered pursuant hereto with respect to tax matters or a resignation under Section 6.04, be Independent counsel, but who otherwise may be salaried counsel for the Depositor, the Mortgage

Loan Sellers, the Trustee, the REMIC Administrator, the Master Servicer or the Special Servicer), which written opinion is acceptable and delivered to the addressee(s).

                  "OTS": The Office of Thrift Supervision or any successor thereto.

                  "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

                  "Pass-Through Rate": With respect to any Class of Sequential Pay Certificates, for any Distribution Date, the rate per annum specified as such in respect of such Class of Certificates in the Preliminary Statement hereto. With respect to the Class X Certificates, for any Distribution Date, the Class X Pass-Through Rate.

                  "Payment Priority": With respect to any Class of Certificates, the priority of the Holders thereof in respect of the Holders of the other Classes of Certificates to receive distributions out of the Available Distribution Amount for any Distribution Date. The Payment Priority of the respective Classes of Certificates shall be, in descending order, as follows: first, the respective Classes of Senior Certificates, pro rata; second, the Class B Certificates; third, the Class C Certificates; fourth, the Class D Certificates; fifth, the Class E Certificates; sixth, the Class F Certificates; and last, the Class R-II Certificates. With respect to any Class of REMIC I Regular Interests, the priority thereof in respect of the other Classes of REMIC I Regular Interests to receive distributions out of the REMIC I Available Distribution Amount for any Distribution Date. The Payment Priority of the respective Classes of REMIC I Regular Interests shall be, in descending order, as follows: first, the respective Classes of Class LA Uncertificated Interests, pro rata; second, the Class LB Uncertificated Interest; third, the Class LC Uncertificated Interest; fourth, the Class LD Uncertificated Interest; fifth, the Class LE Uncertificated Interest; sixth, the Class LF Uncertificated Interest; and last, the Class R-1 Certificates.

                  "Percentage Interest": With respect to any REMIC II Regular Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the Initial Class Principal Balance or Initial Class Notional Amount, as the case may be, of the relevant Class. With respect to a Residual Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

                  "Permitted Investments": Any one or more of the following obligations:

                  (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) repurchase obligations with respect to any security described in clause (i) above, provided that the long-term unsecured debt obligations of the party agreeing to repurchase such obligations are rated "Aaa" by Moody's and "AAA" by S&P;

                  (iii) unsecured certificates of deposit, time deposits and bankers' acceptances (having original maturities of not more than 365 days) of any bank or trust company organized under the laws of the United States or any state, provided that the short-term unsecured debt obligations of such bank or trust company are rated no less than "P-1" by Moody's and "A-1+" by S&P;

                  (iv) commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof rated no less than "P-1 " by Moody's and "A-1 +" by S&P;

                  (v) units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share, are rated AAAm or AAAmG by S&P and have the highest rating available from each other Rating Agency (or, if not rated by all Rating Agencies, rated by at least S&P as aforesaid and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates) for money market funds or mutual funds; and

                  (vi) any other obligation or security which would not result in the downgrade, qualification or withdrawal, as applicable, of the rating then assigned by any of the Rating Agencies to any Class of Certificates, evidence of which shall be confirmed in writing by each Rating Agency to the Trustee;

provided that no investment described hereunder shall evidence either the right to receive (a) only interest with respect to such investment or (b) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; and provided, further, that no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity; and provided, further, that each investment described hereunder shall, by its terms, have a predetermined fixed amount of principal due at maturity (that cannot vary or change) and either a fixed interest rate or variable interest rate tied to a single interest rate index plus a single fixed spread; and provided, further, that each investment described hereunder shall be a "cash flow investment", as defined in the REMIC Provisions; and provided, further, that no investment may have a rating from S&P with an "r" highlighter.

                  "Permitted Transferee": Any Transferee of a Residual Certificate other than either a Disqualified Organization or a Disqualified Non-U.S. Person or any nominee, agent or middleman of either.

                  "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

                  "Phase I Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of the American Society for Testing and Materials.

                  "P&I Advance": As to any Mortgage Loan or REO Loan, any advance made by the Master Servicer, the Trustee or Fiscal Agent pursuant to
Section 4.03, or withdrawn from the Expense Reserve Fund pursuant to Section
3.27.

                  "Placement Agent": Each of Bear, Stearns & Co. Inc., Banc of America Securities LLC and Prudential Securities Incorporated, or its respective successor in interest.

                  "Plan"':  As defined in Section 5.02(c).

                  "Preference Amounts": Any amount guaranteed pursuant to the MBIA Policy which is voided (a "Preference Event") under any applicable bankruptcy, insolvency, receivership or similar law in an Insolvency Proceeding, and, as a result of such a Preference Event, the Trustee or any Class A Certificateholder is required to return such voided payment, or any portion of such voided payment made or to be made in respect of the Class A Certificates (an "Avoided Payment").

                  "Prepayment Assumption": The assumption that no Mortgage Loan is prepaid prior to its Stated Maturity Date, such assumption to be used for determining the accrual of original issue discount, market discount and premium, if any, on the Mortgage Loans, the REMIC I Regular Interests and the Certificates for federal income tax purposes.

                  "Prepayment Interest Excess": With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part made on or prior to the related Determination Date in any calendar month but after the first day of such month, any payment of interest (net of related Master Servicing Fees and exclusive of Prepayment Premiums) actually collected from the related Mortgagor and intended to cover the period from and including the commencement of such month to but excluding the date of prepayment.

                  "Prepayment Interest Shortfall": With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part made after the applicable Determination Date in any calendar month, the amount of uncollected interest (determined without regard to any Prepayment Premium that may have been collected) that would have accrued at a per annum rate equal to the sum of the Net Mortgage Rate for such Mortgage Loan plus the Trustee Fee Rate and the then-applicable Adjusted MBIA Policy Premium Rate, on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the last day of such calendar month, inclusive.

                  "Prepayment Premium": Any premium, penalty or fee paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan or any successor REO Loan, and in the case of the Corporate Lease Loans, the "Prepayment Consideration" as defined in the related Mortgage Note.

                  "Primary Servicing Fee": With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement as of the Closing Date, the monthly fee payable to the Sub-Servicer by the Master Servicer from the Master Servicing Fee.

                  "Primary Servicing Fee Rate": With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement as of the Closing Date, the rate per annum specified as such in the Mortgage Loan Schedule.

                  "Primary Servicing Fees": The monthly fee payable by the Master Servicer from the Master Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Mortgage Loan Schedule.

                  "Primary Servicing Office": With respect to the Master Servicer and the Special Servicer, the office thereof primarily responsible for performing its respective duties under this Agreement, initially located in Missouri.

                  "Principal Distribution Amount": With respect to any Distribution Date, the aggregate of the Current Principal Distribution Amount for such Distribution Date and, if such Distribution Date is subsequent to the initial Distribution Date, the excess, if any, of the Principal Distribution Amount for the preceding Distribution Date, over the aggregate distributions of principal made on the Sequential Pay Certificates on the preceding Distribution Date.

                  "Principal Prepayment": Any payment of principal made by the Mortgagor or deemed paid by the Mortgagor from payments by the Enhancement Insurer or the Extension Insurer, as the case may be, on a Mortgage Loan, which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest (without regard to any Prepayment Premium that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Amounts received as REO Revenues or Liquidation Proceeds are not considered to be Principal Prepayments as used in this Agreement.

                  "Prospectus Supplement": That certain form of prospectus supplement dated August 10, 1999, relating to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, that is a supplement to the Base Prospectus.

                  "PSCC": Prudential Securities Credit Corp., a Delaware corporation.

                  "Purchase Option": As defined in Section 3(a)(xi) of the Mortgage Loan Purchase and Sale Agreement.

                  "Purchase Price": With respect to any Mortgage Loan, a price equal to the unpaid principal balance of the Mortgage Loan as of the date of purchase, together with (a) all accrued and unpaid interest on the Mortgage Loan at the related Mortgage Rate to but not including the Due Date in the Collection Period of purchase, (b) all related unreimbursed Servicing Advances, (c) all accrued and unpaid Advance Interest in respect of related Advances and draws on the MBIA Policy, and (d) in connection with the repurchase of a Mortgage Loan pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement, to the extent not included in the foregoing or otherwise required to be paid pursuant to Section 2.03.(b) or the terms of the Mortgage Loan Purchase and Sale Agreement, any expenses of the Trust Fund allocable to such Mortgage Loan. With respect to any REO Property, a price equal to the unpaid principal balance of the related REO Loan as of the date of purchase, together with (a) all accrued and unpaid interest on such REO Loan at the related Mortgage Rate to but not including the Due Date in the Collection Period of purchase, (b) all related unreimbursed Servicing Advances, and (c) all accrued and unpaid Advance Interest in respect of related Advances. The Purchase Price of any Mortgage Loan or REO Property is intended to include, without limitation, principal and interest previously advanced with respect thereto and not previously reimbursed.

                  "Qualified Appraiser": In connection with the appraisal of any Mortgaged Property or REO Property, an Independent MAI-designated appraiser with at least five years of experience in respect of the relevant geographic location and property type.

                  "Qualified Bidder":  As defined in Section 7.01(d).

                  "Qualified Institutional Buyer": As defined in Section
5.02(b).

                  "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

                  "Rating Agency":  Each of Moody's and S&P.

                  "Rated Final Distribution Date": As to each Class of Certificates, the Distribution Date in August 2030.

                  "Realized Loss": With respect to each defaulted Mortgage Loan as to which a Final Recovery Determination has been made, or with respect to any REO Loan as to which a Final Recovery Determination has been made as to the related REO Property, an amount (not less than zero) equal to (i) the unpaid principal balance of such Mortgage Loan or REO Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made, plus (ii) all accrued but unpaid interest on such Mortgage Loan or REO Loan, as the case may be (without taking into account the amounts described in subclause (v) of this sentence), at the related Mortgage Rate to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made, plus (iii) any related unreimbursed Servicing Advances thereon as of the commencement of the Collection Period in which the Final Recovery Determination was made, together with any new related Servicing Advances made during such Collection Period, plus (iv) accrued and unpaid Advance Interest on related Servicing Advances and P&I Advances minus (v) all payments and proceeds, if any, received in respect of such Mortgage Loan or REO Loan, as the case may be, during the Collection Period in which such Final Recovery Determination was made (net of any related Liquidation Expenses paid therefrom, other than Servicing Advances and Advance Interest included in subclauses (iii) and (iv) of this sentence).

                  With respect to any Mortgage Loan as to which any portion of the outstanding principal or accrued interest owed thereunder was forgiven in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20, the amount of such principal or interest (other than any Default Interest) so forgiven.

                  With respect to any Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20, the amount of the consequent reduction, if any, in the interest portion of each successive Monthly Payment due thereon. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

                  "Record Date": With respect to each Class of Certificates, for any Distribution Date, the 14th day of the calendar month in which such Distribution Date occurs.

                  "Registered Certificates": Any Certificate that has been registered under the Securities Act.

                  "Reimbursement Rate": The rate per annum applicable to the accrual of Advance Interest, which rate per annum shall be equal to the "prime rate" as published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time; provided, however, with respect to any Servicing Advance made by the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent or the Expense Reserve Fund, the Reimbursement Rate shall be equal to the "prime rate" plus 1%. If The Wall Street Journal ceases to publish such "prime rate", then the Trustee, in its sole discretion, shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Trustee in its sole discretion and the Trustee shall notify the Master Servicer and the Special Servicer in writing of its selection.

                  "Reinvestment Yield":  As defined in Section 4.01(d).

                  "REMIC": A "real estate mortgage investment conduit" as defined in Section 860D of the Code.

                  "REMIC Administrator": LaSalle Bank National Association, its successor in interest, or any successor REMIC administrator appointed as herein provided.

                  "REMIC I": A segregated pool of assets subject hereto and to be administered hereunder, with respect to which a REMIC election is to be made, consisting of: (i) the Mortgage Loans as from time to time are subject to this Agreement and all payments under and proceeds of such Mortgage Loans received or receivable after the Cut-off Date (other than payments of principal, interest and other amounts due and payable on the Mortgage Loans on or before the Cut-off
Date), together with the Trustee's interest in all documents, the Rent Escrow Account, Escrow Payments and Borrower Reserve Funds delivered or caused to be delivered hereunder with respect to such Mortgage Loans by the Mortgage Loan Sellers; (ii) any REO Property acquired in respect of a Mortgage Loan and all payments and proceeds of such REO Property; (iii) such amounts on or with respect to clauses (i) or (ii) as from time to time are deposited in the REMIC I Distribution Account, the Certificate Account and the REO Account (if established) and (iv) the right to draw on the Expense Reserve Fund, other than in respect of Net Proceeds Account Shortfalls.

                  "REMIC I Available Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the balance on deposit in the REMIC I Distribution Account as of 11:30 a.m. (New York City time) on such Distribution Date (or such later time on such date as of which distributions are made on the Certificates), including, without limitation, if and to the extent on deposit therein as of such time, the Master Servicer Remittance Amount for the related Master Servicer Remittance Date, any P&I Advances made by the Master Servicer, the Trustee or the Fiscal Agent to cover uncollected Monthly Payments due and/or Assumed Monthly Payments deemed due during the related Collection Period, any Net Default Interest and any payments made by the Master Servicer to cover Prepayment Interest Shortfalls incurred during the related Collection Period, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period,
(ii) any payments of principal, interest, Net Liquidation Proceeds and Insurance Proceeds received after the end of the related Collection Period, (iii) Prepayment Premiums, (iv) any amounts payable or reimbursable to any Person from the REMIC I Distribution Account pursuant to any of clauses (ii) through (vii) of Section 3.05(b), and (v) any amounts deposited in the REMIC I Distribution Account in error; provided that the Available Distribution Amount for the Final Distribution Date shall be calculated without regard to clauses (b)(i) and
(b)(ii) of this definition.

                  "REMIC I Current Principal Distribution Amount": With respect to any Distribution Date, the Current Principal Distribution Amount for such Distribution Date, but without taking into account subparagraph (f) or the provisos of subparagraphs (d) and (e) in the definition thereof.

                  "REMIC I Distribution Account": The segregated account or accounts (or subaccount of the Distribution Account) created and maintained as a separate trust account or accounts by the Trustee pursuant to Section 3.04(b), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-

Backed Certificates, Series 1999-CLF1, REMIC I Distribution Account" and which account shall be an Eligible Account.

                  "REMIC I Principal Distribution Amount": With respect to any Distribution Date, the aggregate of the REMIC I Principal Distribution Amount for such Distribution Date and, if such Distribution Date is subsequent to the initial Distribution Date, the excess, if any, of the REMIC I Principal Distribution Amount for the preceding Distribution Date, over the aggregate distributions of principal made on the REMIC I Regular Interests on the preceding Distribution Date.

                  "REMIC I Regular Interests": Any of the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests.

                  "REMIC I Remittance Rate": With respect to any REMIC I Regular Interest for any Distribution Date, the Weighted Average Net Mortgage Rate.

                  "REMIC II": A segregated pool of assets subject hereto and to be administered hereunder, and consisting of all of the REMIC I Regular Interests, amounts distributed thereon as from time to time are held in the REMIC II Distribution Account, the right to draw on the MBIA Policy, the right to receive payments from the Net Proceeds Account, and the right to draw on the Expense Reserve Fund in respect of Net Proceeds Account Shortfalls.

                  "REMIC II Certificate": Any Certificate, other than a Class R-I Certificate.

                  "REMIC II Distribution Account": The segregated account or accounts (or subaccount of the Distribution Account) created and maintained as a separate trust account or accounts by the Trustee pursuant to Section 3.04, which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, REMIC II Distribution Account" and which account shall be an Eligible Account.

                  "REMIC II Regular Certificate": Any REMIC II Certificate, other than a Class R-II Certificate.

                  "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and temporary and final Treasury regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings promulgated thereunder, as the foregoing may be in effect from time to time.

                  "Rent Escrow Account": The segregated escrow account or accounts established and maintained by the Master Servicer pursuant to Section 3.02(b), which shall be entitled "LaSalle Bank National Association, as trustee and Various Mortgagors, Rent Escrow Account" and which shall be an Eligible Account (to the extent consistent with the related Mortgage Loan documents). The Rent Escrow Account shall not be an asset of the Trust REMICs.

                  "Rent Escrow Transfer Date": With respect to any Mortgage Loan, the Due Date for such Mortgage Loan or, if such day is not a Business Day, the Business Day immediately following such day.

                  "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

                  (i) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

                  (ii) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or a greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

                  (iii) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

                  (iv) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

                  (v) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

                  "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "Midland Loan Services, Inc., as Special Servicer, in trust for registered holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, REO Account".

                  "REO Acquisition": Acquisition of an REO Property pursuant to
Section 3.09 through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise.

                  "REO Disposition": The sale or other disposition of an REO Property pursuant to Section 3.18(d).

                  "REO Extension":  As defined in Section 3.16(a).

                  "REO Loan": The mortgage loan deemed for purposes hereof to be outstanding with respect to each REO Property acquired in respect of any Mortgage Loan. Each REO Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Monthly Payment and otherwise to have the same terms and conditions as the predecessor Mortgage Loan. Each REO Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of the predecessor Mortgage Loan as of the date of the related REO Acquisition. In addition, all Monthly Payments (other than any Balloon Payment), Assumed Monthly Payments (in the case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent and/or the Expense Reserve Fund in respect of the related Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid Servicing Fees and any unreimbursed Advances, together with any Advance Interest accrued and payable to the Master Servicer, Special Servicer, the Trustee, Fiscal Agent and/or the Expense Reserve Fund in respect of such Advances, as well as any premium payable to the Certificate Insurer, shall continue to be payable or reimbursable to the Master Servicer, Special Servicer, the Trustee, the Fiscal Agent, the Certificate Insurer and/or the Expense Reserve Fund, as the case may be, in respect of an REO Loan.

                  "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of the Trustee for the benefit of the Certificateholders pursuant to Section 3.09 through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.

                  "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

                  "REO Status Report": A report or reports substantially in the form of Exhibit E attached hereto setting forth, among other things, with respect to each REO Property that was included in the Trust Fund as of the close of business on the Determination Date immediately preceding the preparation of such report or reports, (i) the Acquisition Date of such REO Property, (ii) the amount of income collected with respect to any REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the Collection Period ending on such Determination Date and (iii) the value of the REO Property based on the most recent Appraisal or other valuation thereof available to the Master Servicer as of such Determination Date (including any valuation prepared internally by the Special Servicer).

                  "Representing Party": As defined in the Mortgage Loan Purchase and Sale Agreement.

                  "Request for Release": A request for release signed by a Servicing Officer of, as applicable, the Master Servicer or Special Servicer in the form of Exhibit D attached hereto.

                  "Required Appraisal Loan":  As defined in Section 3.19(b).

                  "Required Ratings": With respect to any insurance carrier, claims paying ability or financial strength ratings, as applicable, at least equal to the following minimum ratings assigned to such carrier by at least two of the following parties (one of which, except with respect to a Sub-Servicer, must be an S&P rating) and, in any event, by each Rating Agency that assigned a rating to the claims paying ability or financial strength ratings, as applicable, of such insurance carrier: Moody's ("A2" or better), Duff & Phelps Credit Rating Co. ("A" or better), Fitch IBCA, Inc. ("A" or better) and S&P ("A" or better); unless each of the Rating Agencies has confirmed in writing that an insurance company with lower or fewer claims paying ability or financial strength ratings, as applicable, shall not result, in and of itself, in a downgrading, withdrawal or qualification of the then current rating assigned by such Rating Agency to any Class of Certificates.

                  "Residual Certificate": Any Class R-I or Class R-II
Certificate.

                  "Residual Value Insurance Policy": A Residual Value Insurance Policy substantially in one of the forms attached hereto as Exhibit K with respect to certain of the Corporate Lease Loans and the related Mortgaged Properties issued by a Residual Value Insurer, naming the Trustee as loss payee and providing, with respect to such Mortgaged Property, in the event of failure by the Mortgagor to pay a related Balloon Payment, for payment in respect of such Corporate Lease Loan.

                  "Residual Value Insurer": Any of Financial Structures Limited (the obligations of which under each Residual Value Insurance Policy issued by it are reinsured by Royal Indemnity Co.) or RVI America Insurance Co.

                  "Responsible Officer": When used with respect to the initial Trustee, any officer assigned to the Asset Backed Securities Trust Services Group, and when used with respect to any successor Trustee any officer assigned to its Corporate Trust Office, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee because of such officer's knowledge of and familiarity with the particular subject. When used with respect to any Certificate Registrar (other than the Trustee), any officer or assistant officer thereof.

                  "Responsible Party": With respect to any Document Defect or alleged Document Defect or any breach or alleged breach of a representation or warranty set forth in Section 3 of the Mortgage Loan Purchase and Sale Agreement, either: (i) CLF, if such Document Defect or alleged

Document Defect relates to a Corporate Lease Loan, or if such breach or alleged breach is of a representation or warranty as to which CLF is the Representing Party or if such Document Defect or alleged Document Defect or such breach or alleged breach of a representation or warranty relates to a USPS Lease Loan, to the extent provided in Section 3(b)(ii) of the Mortgage Loan Purchase and Sale Agreement, or (ii) BCF, if such Document Defect or alleged Document Defect relates to a USPS Lease Loan or if such breach or alleged breach is of a representation or warranty as to which BCF is the Representing Party.

                  "Restricted Servicing Advances": As defined in Section 3.27(a)(ii).

                  "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Master Servicer, the Special Servicer and the REMIC Administrator, and specific ratings of Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

                  "Scheduled Payment":  As defined in the MBIA Policy.

                  "Securities Act":  The Securities Act of 1933, as amended.

                  "Security Agreement": With respect to any Mortgage Loan, any security agreement, chattel mortgage or similar document or instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

                  "Senior Certificate": Any Class A-1, Class A-2, Class A-3, Class A-4 or Class X Certificate.

                  "Senior Principal Distribution Cross-Over Date": The first Distribution Date as of which the aggregate Class Principal Balance of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates outstanding immediately prior to such Distribution Date exceeds the sum of (a) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date, plus (b) the lesser of (i) the Principal Distribution Amount for such Distribution Date and (ii) the portion of the Available Distribution Amount for such Distribution Date that will remain after the distributions of interest to be made on the Senior Certificates on such Distribution Date have been so made.

                  "Sequential Pay Certificate": Any Class A, Class B, Class C, Class D, Class E or Class F Certificate.

                  "Servicer Reports":  As defined in Section 4.02.

                  "Servicer Reserve Amount": With respect to each Corporate Lease Loan, other than 9 Corporate Lease Loans identified on the Mortgage Loan Schedule as loan numbers 3802, 3999, 4001, 4002, 4003, 4005, 4008 and 4009, an
amount equal to 0.3% of each related Monthly Rental Payment.

                  "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses incurred or to be incurred, as the context requires, by the Master Servicer or the Special Servicer (or, if applicable, the Trustee or the Fiscal Agent) or the Expense Reserve Fund, in connection with the servicing of a Mortgage Loan after a default, delinquency or other unanticipated event, or in connection with the administration of any REO Property, including, but not limited to, the cost of (a) compliance with the obligations of the Master Servicer and/or the Special Servicer set forth in Sections 3.03(c) and 3.09, (b) the preservation, insurance, restoration, protection and management of a Mortgaged Property, (c) obtaining any Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan or REO Property, (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including, without limitation, foreclosures, (e) the operation, management, maintenance and liquidation of any REO Property and (f) Borrower Credit Lease Obligations; provided that notwithstanding anything herein to the contrary, "Servicing Advances" shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs incurred by either such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement. All Emergency Advances made by the Special Servicer hereunder shall be considered "Servicing Advances"' for the purposes hereof.

                  "Servicing Fees": With respect to each Mortgage Loan and REO Loan, the Master Servicing Fee and the Special Servicing Fee.

                  "Servicing File": Any documents (other than documents required to be part of the related Mortgage File), including, without limitation, the related environmental site assessment report(s) referred to in Section 3(a)(xxxiii) of the Mortgage Loan Purchase and Sale Agreement, in the possession of the Master Servicer or the Special Servicer and relating to the origination and servicing of any Mortgage Loan.

                  "Servicing Officer": Any officer or authorized signatory of the Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of such officers and authorized signatories furnished by such party to the Trustee and the Depositor on the Closing Date, as such list may be amended from time to time thereafter.

                  "Servicing Return Date": With respect to any Corrected Mortgage Loan, the date that servicing thereof is returned by the Special Servicer to the Master Servicer pursuant to Section 3.21(a).

                  "Servicing Standard": With respect to each of the Master Servicer and the Special Servicer, to service and administer the Mortgage Loans and any REO Properties for which such Person is responsible hereunder: (a) in accordance with the higher standard of (i) the same manner in which, and with the same care, skill, prudence and diligence with which, the Master Servicer or Special Servicer, as the case may be, generally services and administers comparable mortgage loans or assets, as applicable, for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own loans or assets and (ii) the same manner in which, and with the same care, skill, prudence and diligence with which, the Master Servicer or the Special Servicer, as the case may be, generally services and administers comparable mortgage loans or assets, as applicable, owned by it; (b) with a view to the timely collection of all Monthly Payments of principal and interest under the Mortgage Loans or, if a Mortgage Loan comes into and continues in default and if, in the good faith and reasonable judgment of the Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on such Mortgage Loan to the Certificateholders (as a collective whole), including the Certificate Insurer as current or potential subrogee or Holder of Senior Certificates, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders or the Certificate Insurer as subrogee to be performed at the related Net Mortgage Rate); and (c) without regard to: (i) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with any related Mortgagor or Tenant, the Depositor or any other party to this Agreement; (ii) the ownership of any Certificate by the Master Servicer, the Special Servicer or the Trustee, as the case may be, or by any Affiliate thereof; (iii) the Master Servicer's obligation to make Advances; (iv) the Special Servicer's obligation to make (or to direct the Master Servicer to make) Servicing Advances; (v) the right of the Master Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, to receive compensation for its services or reimbursement of costs hereunder or with respect to any particular transaction;
(vi) any credit that it has extended to any Mortgagor (e.g. partnership debt),
(vii) the ownership or servicing of any other mortgage loans or other assets by the Master Servicer or the' Special Servicer or any of their respective Affiliates and (viii) the status of any party to this Agreement as a tenant or otherwise under a Credit Lease.

                  "Servicing Transfer Event": With respect to any Mortgage Loan, the occurrence of any of the events described in clauses (a) through (i) of the definition of "Specially Serviced Mortgage Loan".

                  "Similar Law":  As defined in Section 5.02(e).

                  "Single Certificate": For purposes of Section 4.02(a) , a Certificate of any Class of REMIC II Regular Certificates evidencing a $1,000 denomination or, in the case of a Class X Certificate, a 100% Percentage Interest.

                  "Special Servicer": Midland Loan Services, Inc., its successor in interest, or any successor special servicer appointed as herein provided.

                  "Special Servicer Loan Status Report": A report or reports setting forth, among other things, as of the close of business on the Determination Date immediately preceding the preparation of such report or reports, (i) the aggregate unpaid principal balance of all Specially Serviced Mortgage Loans and (ii) a loan-by-loan listing of all Specially Serviced Mortgage Loans indicating their status, date and reason for transfer to the Special Servicer.

                  "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and each REO Loan, the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section 3.11(c).

                  "Special Servicing Fee Rate": A per annum rate of 0.30% for each Corporate Lease Loan and a per annum rate of 0.75% for each USPS Lease Loan.

                  "Specially Serviced Mortgage Loan": Any Mortgage Loan as to which any of the following events has occurred:

                  (a) the related Mortgagor has failed to make when due any Balloon Payment, which failure has continued, or the Master Servicer determines, in its good faith and reasonable judgment, will continue, unremedied for 30 days; or

                  (b) the related Mortgagor has failed to make when due any Monthly Payment (other than a Balloon Payment) or any other payment required under the related Mortgage Note or the related Mortgage, which failure has continued, or the Master Servicer determines, in its good faith and reasonable judgment, will continue, unremedied for 60 days; or

                  (c) the Master Servicer has determined, in its good faith and reasonable judgment, that a default in the making of a Monthly Payment (including, without limitation, a Balloon Payment) or any other payment required under the related Mortgage Note or the related Mortgage is likely to occur within 30 days of the date of such determination and is likely to remain unremedied for at least 60 days or in the case of a Balloon Payment, for at least 30 days after the date such payment is due; or

                  d) there shall have occurred a default under the related loan documents, other than as described in clause (a) or (b) above, that may, in the Master Servicer's good faith and reasonable judgment, materially impair the value of the related Mortgaged Property as security for the Mortgage Loan or otherwise materially and adversely affect the interests of Certificateholders, or the Certificate Insurer as current or potential subrogee of Holders of Class A Certificates which default has continued unremedied for the applicable cure period under the terms of the Mortgage Loan (or, if no cure period is specified, 60 days); or

                  (e) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

                  (f) the related Mortgagor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

                  (g) the related Mortgagor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

                  (h) the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

                  (i) the Master Servicer has received notice that the related Mortgagor has failed to correct a Credit Lease Termination Condition in a timely manner (as determined by the Master Servicer in accordance with the Servicing Standard), provided that the Master Servicer has not corrected such Credit Lease Termination Condition through the providing of notices and claims relating to the Lease Enhancement Policies, the Extended Amortization Policies or forced place insurance policies of the Master Servicer or by the Master Servicer making any related Servicing Advance;

provided that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan, when a Liquidation Event has occurred in respect of such Mortgage Loan, when the related Mortgaged Property has become an REO Property, or at such time as such of the following as are applicable occur with respect to the circumstances identified above that caused the Mortgage Loan to be characterized as a Specially Serviced Mortgage Loan (and provided that no other Servicing Transfer Event then exists):

                  (v) with respect to the circumstances described in clauses (a) and (h) above, the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20);

                  (w) with respect to the circumstances described in clauses (c), (e), (f) and (g) above, such circumstances cease to exist in the good faith and reasonable judgment of the Special Servicer;

                  (x) with respect to the circumstances described in clause (d) above, such default is cured;

                  (y) with respect to the circumstances described in clause (h) above, such proceedings are terminated; and

                  (z) with respect to the circumstances described in clause (i) above, the Credit Lease Termination Condition has been cured notwithstanding the fact that Servicing Advances relating thereto may still be outstanding.

                  "Startup Day": With respect to each of REMIC I and REMIC II, the day designated as such in Section 10.01(c).

                  "Stated Maturity Date": With respect to any Mortgage Loan, the Due Date on which the last payment of principal is due and payable under the terms of the related Mortgage Note as in effect on the Closing Date, without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20.

                  "Stated Principal Balance": With respect to any Mortgage Loan (and any successor REO Loan), a principal amount initially equal to the Cut-off Date Balance of such Mortgage Loan, that is permanently reduced on each Distribution Date (to not less than zero) by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section
1.02 to, principal of or with respect to such Mortgage Loan (or successor REO
Loan) that are (or, if they had not been applied to cover any Additional Trust Fund Expense, would have been) distributed to Certificateholders on such Distribution Date, and (ii) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan (or successor REO Loan) during the related Collection Period. Notwithstanding the foregoing, if a Liquidation Event occurs in respect of any Mortgage Loan or REO Property, then the "Stated Principal Balance" of such Mortgage Loan or of the related REO Loan, as the case may be, shall be zero commencing as of the Distribution Date in the Collection Period next following the Collection Period in which such Liquidation Event occurred.

                  "Subordinated Certificate": Any Class B, Class C, Class D, Class E, Class F or Residual Certificate.

                  "Sub-Servicer": Any Person with which the Master Servicer or the Special Servicer has entered into a Sub-Servicing Agreement.

                  "Sub-Servicer Termination Compensation": As defined in Section 3.22(d).

                  "Sub-Servicer Termination Fee": As defined in Section 3.22(d).

                  "Sub-Servicing Agreement": The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

                  "Successful Bidder":  As defined in Section 7.01(d).

                  "Successor Servicer Retained Fee": As defined in Section 3.11(a).

                  "Tax Matters Person": With respect to each of REMIC I and REMIC II, the Person designated as the "tax matters person" of such REMIC in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-l. The "Tax Matters Person" for each of REMIC I and REMIC II is the Holder of Certificates evidencing the largest Percentage Interest in the related Class of Residual Certificates.

                  "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of REMIC I and REMIC II due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal or Applicable State Law.

                  "Tenant": The lessee with respect to any Credit Lease.

                  "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

                  "Transfer Affidavit and Agreement": As defined in Section 5.02(d)(i)(B).

                  "Transferable Portion": As defined in Section 3.11(a).

                  "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

                  "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

                  "Triple Net Lease": Any Credit Lease pursuant to which the related Tenant generally has no right to abate, offset, withhold or delay rent under such Credit Lease or to terminate such Credit Lease arising from a default on the part of the Mortgagor in the maintenance, repair, or replacement of the related Mortgaged Property, but may have a right to abate, offset, withhold or delay rent under such Credit Lease or to terminate such Credit Lease arising from certain defined casualties, condemnation or a related default on the part of the Mortgagor's obligations in respect of matters other than maintenance, repair or replacement of the related Mortgaged Property.

                  "Trust":  The common law trust created hereby.

                  "Trust Fund": Collectively, all of the assets of REMIC I and REMIC II.

                  "Trust REMICS":  REMIC I and REMIC II.

                  "Trustee": LaSalle Bank National Association, in its capacity as Trustee hereunder, its successor in interest, or any successor trustee appointed as herein provided.

                  "Trustee Fee": The fee payable to the Trustee on each Distribution Date for its services as Trustee hereunder, at the Trustee Fee Rate in respect of each Mortgage Loan and REO Loan, calculated on the basis of the same principal amount and for the same number of days respecting which any related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date).

                  "Trustee Fee Rate":  A rate of 0.009% per annum.

                  "Trustee's Website": The website maintained by the initial Trustee and initially located at "www.lnbabs.com".

                  "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

                  "UCC Financing Statement": A financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in the relevant jurisdiction.

                  "UCC-1", "UCC-2" and "UCC-3": UCC financing statements on Form UCC-1, Form UCC-2 and Form UCC-3, respectively.

                  "Uncertificated Accrued Interest": With respect to any REMIC I Regular Interest, for any Distribution Date, one month's interest at the REMIC I Remittance Rate applicable to such REMIC I Regular Interest for such Distribution Date, accrued on the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to such Distribution Date. The Uncertificated Accrued Interest in respect of any REMIC I Regular Interest for any Distribution Date shall be deemed to have accrued during the applicable Interest Accrual Period.

                  "Uncertificated Distributable Interest": With respect to any REMIC I Regular Interest, for any Distribution Date, the Uncertificated Accrued Interest in respect of such REMIC I Regular Interest for such Distribution Date, reduced (to not less than zero) by the product of (i) the Net Aggregate Prepayment Interest Shortfall, if any, for such Distribution Date, multiplied by
(ii)
a fraction, the numerator of which is the Uncertificated Accrued Interest in respect of such REMIC I Regular Interest for such Distribution Date, and the denominator of which is the aggregate Uncertificated Accrued Interest in respect of all the REMIC I Regular Interests for such Distribution Date.

                  "Uncertificated Principal Balance": With respect to any Class of REMIC I Regular Interests, (i) on or prior to the first Distribution Date, an amount equal to the Initial Class Principal Balance of the Class of Corresponding Certificates, as set forth in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to such Initial Class Principal Balance less all distributions of principal made thereon on prior Distribution Dates pursuant to Section 4.01(a) and all Realized Losses and Additional Trust Fund Expenses previously allocated thereto in reduction of principal pursuant to Section 4.04.

                  "Uncovered Prepayment Interest Shortfall": With respect to any Distribution Date, the aggregate Prepayment Interest Shortfall for all Corporate Lease Loans with respect to the preceding Interest Accrual Period, less any amounts paid from the Expense Reserve Fund in respect thereof pursuant to
Section 3.27.

                  "Underwriter": Each of Bear, Stearns & Co. Inc., Banc of America Securities LLC and Prudential Securities Incorporated, or its respective successor in interest.

                  "U.S. Person": A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States any State or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such U.S. Persons have the authority to control all substantial decisions of the trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

                  "USPAP": The Uniform Standards of Professional Appraisal Practices.

                  "USPS Lease Loan": Any of the Mortgage Loans, other than the Corporate Lease Loans. USPS Lease Loans are identified as such on the Mortgage Loan Schedule under the heading "Mortgage Loan Sellers".

                  "Voluntary Prepayments": Voluntary prepayments of a Mortgage Loan by a Mortgagor, including as a result of enforcement of a due-on-sale clause upon voluntary sale of the Mortgaged Property, but not including (a) prepayment of a Mortgage Loan upon exercise by the Tenant of a Purchase Option,
(b) any prepayments made in connection with casualty or condemnation, or (c) any effective prepayment upon default or repurchase of the Mortgage Loan due to defective documentation or a breach of a representation or warranty.

                  "Voting Rights": The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 95.0% of the Voting Rights shall be allocated among the Holders of the various outstanding Classes of Sequential Pay Certificates in proportion to the respective Class Principal Balances of their Certificates; provided, however, that so long as the Certificate Insurer is not in default of its obligations under the MBIA Policy, the Voting Rights of the Class A Certificateholders shall be exercised by the Certificate Insurer or otherwise by the requisite percentage of the Class A Certificateholders with the consent of the Certificate Insurer, and 5.0% of the Voting Rights shall be allocated to the Holders of the Class X Certificates. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates.

                  "Weighted Average Net Mortgage Rate": With respect to any Distribution Date, the weighted average of the respective Net Mortgage Rates for all the Mortgage Loans and REO Loans, weighted on the basis of the respective Stated Principal Balances of such Mortgage Loans and REO Loans outstanding immediately prior to such Distribution Date.

                  "Workout Fee": With respect to each Corrected Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the third paragraph of Section 3.11(c).

                  "Workout Fee Rate": With respect to each Corrected Mortgage Loan as to which a Workout Fee is payable, a rate of 1.0% for each Corporate Lease Loan and a rate of 1.5% for each USPS Lease Loan.

                  Section 1.02 Certain Calculations in Respect of the Mortgage Pool.

                  (a) All amounts collected in respect of any Group of Cross-Collateralized Mortgage Loans in the form of payments from Mortgagors, Insurance Proceeds and Liquidation Proceeds, shall be applied by the Master Servicer among such Mortgage Loans in accordance with the express provisions of the related loan documents and, in the absence of such express provisions, on a pro rata basis in accordance with the respective amounts then "due and owing" as to each of the Mortgage Loans constituting such Group. All amounts collected in respect of or allocable to any particular individual Mortgage Loan (whether or not such Mortgage Loan is a Cross-Collateralized Mortgage Loan) in the form of payments from Mortgagors, Liquidation Proceeds or Insurance Proceeds shall be applied for purposes of this Agreement (including, without limitation, for purposes of determining distributions on the Certificates pursuant to Article IV and additional compensation payable to the Master Servicer, the Special Servicer and any Sub-Servicers) as follows: first, as a recovery of any related unreimbursed Servicing Advances and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Mortgage Loan to but not including, as appropriate, the date of receipt or, in the case of a full Monthly Payment from any Mortgagor, the related Due Date; third, as a recovery of principal of such Mortgage Loan then due and owing, including, without limitation, by reason of acceleration of the Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance); fourth, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items; fifth, as a recovery of Borrower's Reserve Funds to the extent then required to be held in escrow; sixth, as a recovery of any Prepayment Premium then due and owing under such Mortgage Loan; seventh, as a recovery of any Default Charges then due and owing under such Mortgage Loan, eighth, as a recovery of any assumption fees and modification fees then due and owing under such Mortgage Loan; ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal; and tenth, as an early recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance. The Master Servicer shall, to the fullest extent permitted by applicable law and the related Mortgage Loan documents, apply all payments on and proceeds of each Mortgage Loan to amounts actually due and owing from the related Mortgagor in a manner consistent with the foregoing and shall maintain accurate records of how all such payments and proceeds are actually applied and are applied for purposes of this Agreement.

                  (b) Collections in respect of each REO Property
(exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property) shall be applied for purposes of this Agreement (including, without limitation for purposes of determining distributions on the Certificates pursuant to Article IV and additional compensation payable to the Master Servicer, the Special Servicer and any Sub-Servicers) as follows: first, as a recovery of any related unreimbursed Servicing Advances; second, as a recovery of accrued and unpaid interest on the related REO Loan at the related Mortgage Rate to but not including the Due Date in the Collection Period of receipt; third, as a recovery of principal of the related REO Loan to the extent of its entire unpaid principal balance; fourth, as a recovery of any Prepayment Premium then due and owing under such REO Loan; and fifth, as a recovery of any other amounts (including, without limitation, Default Charges) deemed to be due and owing in respect of the related REO Loan.

                  (c) Insofar as amounts received in respect of any Mortgage Loan or REO Property and allocable to fees and charges owing in respect of such Mortgage Loan or the related REO Loan, as the case may be, that constitute additional servicing compensation payable to the Master Servicer and/or Special Servicer pursuant to Section 3.11, are insufficient to cover the full amount of such fees and charges, such amounts shall be allocated between such of those fees and charges as are payable to the Master Servicer, on the one hand, and such of those fees and charges as are payable to the Special Servicer, on the other, pro rata in accordance with their respective entitlements, and such payments so made shall constitute the sole amount that will be paid to the Master Servicer and the Special Servicer with respect thereto.

                  (d) The foregoing applications of amounts received in respect of any Mortgage Loan or REO Property shall be determined by the Master Servicer and reflected in the reports to be delivered thereby pursuant to
Section 4.02(b).

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

                  Section 2.01      Conveyance of Mortgage Loans.

                  (a) It is the intention of the parties hereto that a common law trust be established pursuant to this Agreement. LaSalle Bank National Association is hereby appointed, and does hereby agree to act, as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders. It is not intended that this Agreement create a partnership or joint-stock association.

                  (b) The Depositor, itself and by direction to the Mortgage Loan Sellers and BCF given pursuant to the Mortgage Loan Purchase and Sale Agreement, does concurrently with its execution and delivery hereof, hereby assign, transfer, sell and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders and the Certificate Insurer all the right, title and interest of the Depositor, the Mortgage Loan Sellers and BCF in, to and under the Mortgage Loans identified on the Mortgage Loan Schedule and all other assets included or to be included in REMIC I. Such assignment includes (i) the Mortgage Loans as from time to time are subject to this Agreement and all payments under and proceeds of such Mortgage Loans received or receivable after the Cut-off Date (other than payments of principal, interest and other amounts due and payable on the Mortgage Loans on or before the Cut-off Date, but including interest accrued prior to the Cut-off Date but not due and payable until after the Cut-off Date), together with all documents delivered or caused to be delivered hereunder and under the Mortgage Loan Purchase and Sale Agreement with respect to such Mortgage Loans by the Mortgage Loan Sellers and BCF (including, without limitation, any Mortgages, Assignments of Leases and Insurance Policies); (ii) any REO Property acquired in respect of a Mortgage Loan; (iii) such funds or assets as from time to time are deposited in the Certificate Account, the Distribution Account and the REO Account (if established); (iv) the right of the Master Servicer or the Trustee, as applicable, to draw upon funds on deposit in any Rent Escrow Account, Borrower Reserve Fund, any Expense Reserve Fund (other than in respect of Net Proceeds Account Shortfalls); and (v) the rights (but not the obligations) of the Depositor with respect to the Mortgage Loan Purchase and Sale Agreement including, without limitation, the rights of the Depositor with respect to the representations and warranties made in Section 2 and 3(a) thereof and the remedies set forth in Section (b) and 3(c) thereof. The Depositor, concurrently with its execution and delivery hereof, further does hereby assign, transfer, sell and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders and the Certificate Insurer all the right, title and interest of the Depositor and the Mortgage Loan Sellers, respectively, in, to and under the MBIA Policy and all other assets included or to be included in REMIC II, including (i) such funds or assets as from time to time are deposited in the REMIC II Distribution Account; and (ii) the right of the Master Servicer or the Trustee, as applicable, to draw upon funds on deposit in the Net Proceeds Account and, to the extent of any Net Proceeds Account Shortfall, the Expense Reserve

Fund. The Depositor shall cause the Borrower Reserve Fund to be transferred to the Master Servicer on behalf of the Trustee as the successor to the mortgagee.

                  It is intended that the conveyance of the Mortgage Loans and the related rights and property by the Depositor, the Mortgage Loan Sellers and BCF to the Trustee as provided in this Section and the Mortgage Loan Purchase and Sale Agreement, be, and be construed as, an absolute transfer of the Mortgage Loans by the Depositor, the Mortgage Loan Sellers and BCF to the Trustee for the benefit of the Certificateholders and the Certificate Insurer. It is, further, not intended that such conveyance be deemed a pledge of the Mortgage Loans by the Depositor, the Mortgage Loan Sellers or BCF to the Trustee to secure a debt or other obligation of the Depositor, the Mortgage Loan Sellers or BCF, as the case may be. However, in the event that the Mortgage Loans are held to be property of the Depositor or the respective Mortgage Loan Sellers or BCF, or if for any reason this Agreement is held or deemed to create a security interest in the Mortgage Loans, then it is intended that, (i) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; (ii) the conveyance provided for in this Section shall be deemed to be a grant by the Depositor and the respective Mortgage Loan Sellers and BCF to the Trustee, for the benefit of the Certificateholders and the Certificate Insurer, of a security interest in all of their respective right (including the power to convey title thereto), title and interest, whether now owned or hereafter acquired, in and to (A) the Mortgage Notes, the Mortgages, the Assignments of Leases, any related insurance policies and all other documents in the related Mortgage Files, (B) all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof, (C) all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts from time to time held or invested in the Certificate Account, the REMIC I Distribution Account, the REMIC II Distribution Account or the REO Account, whether in the form of cash, instruments, securities or other property and (D) the right to draw upon funds on deposit in the Rent Escrow Accounts, the Borrower Reserve Funds, the Expense Reserve Fund, the Net Proceeds Account and the MBIA Policy; (iii) the possession by the Trustee or its agent of the Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" or possession by a purchaser or a Person designated by such secured party, for purposes of perfecting the security interest pursuant to the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction (including, without limitation, Section 9-305 or 9-115 thereof); and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor, the Mortgage Loan Sellers, BCF and the Trustee shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. At the Depositor's direction, the Master Servicer will prepare, the Trustee shall execute, and the Master Servicer shall (at its expense) file, all filings necessary to maintain the effectiveness of any original filings necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect and maintain the Trustee's security interest in or lien on the Trust Fund, including without limitation (A) continuation statements and (B) such other statements as may be occasioned by any transfer of any interest of the Trustee, the Master Servicer, the Special Servicer or the Depositor in the Trust Fund. In connection herewith, the Trustee shall have all of the rights and remedies of a secured party and creditor under the Uniform Commercial Code as in force in the relevant jurisdiction.

                  (c) In connection with the Depositor's assignment pursuant to subsection (b) above and the assignments by the Mortgage Loan Sellers and BCF under the Mortgage Loan Purchase and Sale Agreement, the Depositor shall make reasonable efforts to cause the Mortgage Loan Sellers and BCF to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby (with a copy to the Master Servicer), on or before the Closing Date, the Mortgage File for each Mortgage Loan so assigned by the Depositor hereunder and by the Mortgage Loan Sellers and BCF under the Mortgage Loan Purchase and Sale Agreement. If any of the Depositor, either Mortgage Loan Seller or BCF is unable to deliver or cause the delivery of any original Mortgage Note, such party may deliver a copy of such Mortgage Note, together with a lost note affidavit, and shall thereby be deemed to have satisfied the document delivery requirements of this Section 2.01(c). If any of the Depositor, either Mortgage Loan Seller or BCF cannot so deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (2), (4), (8), (11)(A) and (12) of the definition of "Mortgage File", with evidence of recording or filing (as the case may be) thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as the case may be, the delivery requirements of this Section 2.01(c) shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple loans, documents and/or instruments) by the applicable Mortgage Loan Seller (or BCF, in the case of the USPS Lease Loans) to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Trustee or such Custodian within 180 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as such Mortgage Loan Seller or BCF has provided the Trustee with evidence of such submission for recording or filing, as the case may be, or has certified to the Trustee as to the occurrence of such submission for recording or filing, as the case may be, and is, as certified to the Trustee no less often than monthly, in good faith attempting to obtain from the appropriate recording or filing office such original or copy). If a Mortgage Loan Seller or BCF cannot or does not so deliver, or cause to be delivered, as to any Mortgage Loan, the original of any of the documents and/or instruments referred to in clauses (3), (5), and (11)(B) of the definition of "Mortgage File", because such document or instrument has been delivered for recording or filing, as the case may be, the delivery requirements of this Section 2.01(c) shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by such Mortgage Loan Seller or BCF to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Trustee or such Custodian within 180 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as such Mortgage Loan Seller or BCF has provided the Trustee with evidence of such submission for recording or filing, as the case may be, or has certified to the Trustee as to the occurrence of such submission for recording or filing, as the case may be, and is, as certified to the Trustee no less often than monthly, in good faith attempting to obtain from the appropriate recording or filing office such original or copy). If a Mortgage Loan Seller or BCF cannot so deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in clause (9) of the definition of "Mortgage File" solely because such policy has not yet been issued, the delivery requirements of this Section 2.01(c) shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that such Mortgage Loan Seller or BCF shall have delivered to the Trustee or a Custodian appointed thereby, on or before the Closing Date, a commitment for title insurance "marked-up" at the closing of such Mortgage Loan, and such Mortgage Loan Seller or BCF shall deliver to the Trustee or such Custodian, promptly following the receipt thereof, the original related lender's title insurance policy (or a copy thereof). In addition, notwithstanding anything to the contrary contained herein, if there exists with respect to the Group of related Cross-Collateralized Mortgage Loans only one original of any document referred to in the definition of "Mortgage File" covering all the Mortgage Loans in such Group, then the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans in such Group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan. None of the Trustee, any Custodian, the Depositor, the Master Servicer or the Special Servicer shall in any way be liable for any failure by either Mortgage Loan Seller or BCF to comply with the delivery requirements of this Section 2.01(c).

                  If any of the endorsements referred to in clause (1) of the definition of "Mortgage File", any of the assignments of Mortgage referred to in clause (3) of the definition of "Mortgage File", any of the assignments of Assignment of Leases referred to in clause (5) of the definition of "Mortgage File", or any of the assignments of Security Agreement referred to in clause (7) of the definition of "Mortgage File" are delivered to the Trustee in blank, the Trustee, except as provided in Section 2.01(d) below whereby the Trustee has returned unrecorded and unfiled documents to the person identified in such Section, is authorized (without being obligated to record or file such) to complete the related endorsement or assignment in the name of the Trustee (in such capacity).

                  (d) The Depositor shall make reasonable efforts to cause BCF and PSCC, as to each USPS Lease Loan, and CLF, as to each Corporate Lease Loan, in each such case at its own expense, to promptly (and in any event within 45 days of the Closing Date, unless recording/filing information is not available by such time for assignments solely due to recorder's office delay, in which case such submission shall be made promptly after such information does become available from the recorder's office) submit or cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each assignment referred to in clauses
(3) and (5) of the definition of "Mortgage File" and each UCC-1, UCC-2 and UCC-3, if any, referred to in clause (11)(B) of the definition of "Mortgage File". Each such assignment and each UCC-1, UCC-2 and UCC-3 shall reflect that it should be returned by the public recording office to the party responsible for filing or recording such assignment or document, which party shall forward to the Trustee following filing or recording. At such time as such assignments, UCC-1s, UCC-2s and UCC-3s have been returned to the Trustee, the Trustee shall promptly forward a copy of each thereof to the Master Servicer. If the Trustee receives such assignments or documents which have not been filed or recorded, as applicable, such that the applicable assignment or other document does not meet the delivery requirements of Section 2.01(b) and (c), the Trustee shall return such assignment or document to the party responsible for filing or recording and delivery thereof. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trustee shall direct BCF or PSCC, as applicable, in the case of a USPS Lease Loan, and CLF, in the case of a Corporate Lease Loan, to promptly prepare or cause the preparation of a substitute therefor or cure or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and thereafter BCF or PSCC, as applicable, in the case of a USPS Lease Loan pursuant to the Mortgage Loan Purchase and Sale Agreement and CLF, in the case of a Corporate Lease Loan, in each such case at its own expense, to submit the substitute or corrected documents or cause such to be submitted for recording or filing, as appropriate.

                  (e) The Trustee shall direct, pursuant to the Mortgage
Loan Purchase and Sale Agreement, that all documents and records in either Mortgage Loan Sellers' or BCF's possession (or, in either case, under its control) relating to the Mortgage Loans (except attorney-client privileged communications or confidential internal credit analysis of the client) that are not required to be a part of a Mortgage File in accordance with the definition thereof, together with all Escrow Payments and Borrower Reserve Funds in the possession of either Mortgage Loan Seller or BCF (or under any of their control) with respect to the Mortgage Loans, to be delivered or caused to be delivered by the appropriate Mortgage Loan Seller or BCF to the Master Servicer, within 10 days of the Closing Date, which documents and records shall be retained by the Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders.

                  (f) The Trustee shall direct BCF and PSCC, as to each USPS Lease Loan which is secured by the interest of the related Mortgagor under a Ground Lease, and CLF, as to each Corporate Lease Loan which is secured by the interest of the related Mortgagor under a Ground Lease, in each case at its own expense, to promptly (and in any event within 45 days of the Closing Date) notify the related ground lessor of the transfer of such Mortgage Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Trustee.

                  Section 2.02      Acceptance of REMIC I by Trustee.

                  (a) The Trustee, by the execution and delivery of this Agreement, acknowledges receipt by it or a Custodian on its behalf, subject to any exceptions noted on the Schedule of Exceptions to Mortgage File Delivery attached hereto as Schedule VI, to the provisions of Section 2.01 and to the further review provided for in this Section 2.02, of, with respect to each Mortgage Loan, an original Mortgage Note endorsed to the Trustee, an original or a copy of the Mortgage (with evidence of recording thereon), and an original assignment of such Mortgage executed in favor of the Trustee (in such capacity) and of all other assets included in REMIC I, in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold the documents delivered or caused to be delivered by the Mortgage Loan Sellers in respect of the Mortgage Loans, and that it holds and will hold such other assets included in REMIC I, in trust for the exclusive use and benefit of all present and future Certificateholders and the Certificate Insurer.

                  (b) Within 60 days of the Closing Date (or, in the case of any Mortgage Loan as to which a Servicing Transfer Event has occurred during such 60-day period of which event the Trustee has notice, within the shorter of 60 days of the Closing Date and five Business Days of the Trustee's receiving such notice), the Trustee or a Custodian on its behalf shall review each of the documents delivered or caused to be delivered by the Mortgage Loan Sellers and BCF with respect to each Mortgage Loan pursuant to Section 2.01(c); and, promptly following such review, the Trustee shall, subject to Section 2.02(d), certify in writing to each of the Depositor, the Master Servicer, the Special Servicer, the Mortgage Loan Sellers, each Responsible Party (if not a Mortgage Loan Seller) and the Certificate Insurer that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full), and except as specifically identified in any exception report annexed to such certification, (i) all documents specified in clauses (1) through (3), (9),
(21), and (22) and, if the Mortgage Loan Schedule specifies that the related Mortgagor has a leasehold interest in the related Mortgaged Property, (13) and, if the Mortgage Loan is a Corporate Lease loan, which is a Balloon Mortgage Loan, (23) of the definition of "Mortgage File" are in its possession or the possession of a Custodian on its behalf, or each Mortgage Loan Seller or BCF has otherwise satisfied the delivery requirements in respect of such documents in accordance with Section 2.01(c), (ii) all documents received by it or any Custodian in respect of such Mortgage Loan have been reviewed by it or by a Custodian on its behalf and appear regular on their face and relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (2), (3)(a) (based solely on the Mortgage Rate shown on the related Mortgage Note and any amendments or other modifications thereof contained in the Mortgage File), (4) and (5)(B) of the definition of "Mortgage Loan Schedule" is correct.

                  (c) The Trustee or a Custodian on its behalf shall review each of the documents relating to the Mortgage Loans received thereby subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Trustee shall, subject to Section 2.02(d), certify in writing to each of the Depositor, the Master Servicer, the Special Servicer, the Mortgage Loan Sellers, each Responsible Party (if not Mortgage Loan Seller) and the Certificate Insurer that as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or otherwise liquidated), and except as specifically identified in any exception report annexed to such certification, (i) all documents specified in clauses (1), (2), (9), (21), (22) and, if the Mortgage Loan Schedule specifies that the related Mortgagor has a leasehold interest in the related Mortgaged Property, (13) and, if the Mortgage Loan is a Corporate Lease Loan, (23) and (24) of the definition of "Mortgage File" are in its possession or the possession of a Custodian on its behalf, or the applicable Mortgage Loan Sellers or BCF has otherwise satisfied the delivery requirements in respect of such documents in accordance with Section 2.01 (c), (ii) it or a Custodian on its behalf has received either the original or copy of each of the assignments specified in clauses (3) and (5) of the definition of "Mortgage File" that were delivered by the Mortgage Loan Sellers or BCF, with evidence of recording thereon, (iii) all documents received by it or any Custodian in respect of such Mortgage Loan have been reviewed by it or by such Custodian on its behalf and appear regular on their face and relate to such Mortgage Loan, and (iv) based on the examinations referred to in subsection (b) above and this subsection (c) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses
(2), (3), (4), (5)(B) and (17) of the definition of "Mortgage Loan Schedule", is correct.

                  (d) It is herein acknowledged that, notwithstanding any other provision hereof, neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses
(4) through (8), (10), through (12) and (14) through (18), (20), (21) (with respect to any modifications or amendments or recorded memoranda unless the Trustee is notified in writing of the existence thereof), (22), (23) and (24) (unless the Trustee is notified in writing of the existence thereof), (25) (in the case of any assignment unless the Trustee is notified in writing of the existence thereof) and (26) (unless Trustee is notified in writing of the existence thereof) of the definition of "Mortgage File" exist or are required to be delivered by the Mortgage Loan Sellers in respect of any Mortgage Loan or
(ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, in recordable form or appropriate for the represented purpose, or that they are other than what they purport to be on their face.

                  (e) If, in the process of reviewing the documents delivered or caused to be delivered by the Mortgage Loan Sellers pursuant to
Section 2.01(c), the Trustee or any Custodian discovers that any document required to have been delivered pursuant to Section 2.01(c) has not been so delivered, or discovers that any of the documents that were delivered has not been properly executed, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or is defective on its face (each, including, without limitation, that a document is missing, a "Document Defect"), or if, at any other time, the Trustee of any other party hereto discovers a Document Defect in respect of any Mortgage Loan, the party discovering such Document Defect shall promptly so notify each of the other parties hereto and each party to the Mortgage Loan Purchase and Sale Agreement. If and when such party is notified of or discovers any error in the Mortgage Loan Schedule, BCF, if a USPS Lease Loan is affected, or CLF, if a Corporate Lease Loan is affected, shall promptly correct such error and distribute a new, corrected Mortgage Loan Schedule to each of the other parties hereto. Such new, corrected

Mortgage Loan Schedule shall be deemed to amend and replace the existing Mortgage Loan Schedule.

                  Section 2.03 Responsible Parties' Repurchase of Mortgage Loans for Document Defects and Certain Breaches of Representations and Warranties.

                  (a) The Trustee shall direct that the applicable
Responsible Party cure Document Defects and breaches of representations or warranties set forth in Section 3(a) of the Mortgage Loan Purchase and Sale Agreement in all material respects or repurchase the affected Mortgage Loan at the applicable Purchase Price in accordance with the provisions of Section 3(b) of the Mortgage Loan Purchase and Sale Agreement, and the Trustee shall provide notifications to the interested parties, as described therein.

                  (b) In connection with any repurchase of a Mortgage
Loan contemplated by this Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement, the Trustee, the Master Servicer and the Special Servicer shall each tender or cause to be tendered to the Responsible Party, upon delivery to each of the Trustee, the Master Servicer and the Special Servicer of a receipt executed by the Responsible Party, all portions of the Mortgage File and other documents and funds pertaining to such Mortgage Loan possessed by it (or any Custodian or Sub-Servicer on its behalf), and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be, to or at the direction of the Responsible Party, in the same manner. The form, sufficiency and expense of all such instruments and certificates shall be the responsibility of the Responsible Party.

                  (c) This Section 2.03 and Sections 3(b) and 3(c) of the Mortgage Loan Purchase and Sale Agreement provide the sole remedies available to the Certificateholders or the Certificate Insurer, to the Trustee on behalf of the Certificateholders, respecting any Document Defect or any breach of any representation or warranty set forth in Section 3(a) of the Mortgage Loan Purchase and Sale Agreement. If the Responsible Party defaults on its obligations to repurchase any Mortgage Loan in accordance with Section 2.03(a) or the terms of the Mortgage Loan Purchase and Sale Agreement hereof and Sections 3(b) and 3(c) of the Mortgage Loan Purchase and Sale Agreement, or disputes its obligation to repurchase any Mortgage Loan in accordance with any such provision, the Trustee shall promptly notify the Certificateholders and the Certificate Insurer and, subject to Sections 8.01 and 8.02 and its right to reimbursement pursuant to Section 8.05(b), shall take such action as may be appropriate to enforce such payment or performance, including, without limitation, the institution and prosecution of appropriate proceedings. If it is judicially determined or subsequently agreed that the Responsible Party is required to repurchase such Mortgage Loan under Section 2.03(a) or the terms of the Mortgage Loan Purchase and Sale Agreement or 2.03(b) hereof and Sections 3(b) and 3(c) of the Mortgage Loan Purchase and Sale Agreement, the Responsible Party shall reimburse the Trustee for all necessary and reasonable costs and expenses incurred in connection with such enforcement, and otherwise the Trustee's right of reimbursement shall be limited to amounts on deposit in the Distribution Account from time to time in accordance with

Section 8.05(b) and to such other sources of security and indemnity as shall have been offered to the Trustee by the Certificateholders.

                  Section 2.04  Representations and Warranties of the Depositor.

                  (a) The Depositor hereby represents and warrants to each of the other parties to this Agreement and for the benefit of the Certificateholders and the Certificate Insurer, as of the Closing Date, that:

                  (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (ii) The execution and delivery of this Agreement by the Depositor, and the performance and compliance with the terms of this Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

                  (iii) The Depositor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to
         (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors rights generally, and
         (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v) The Depositor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

                  (vi) The transfer of the Mortgage Loans by the Depositor to the Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction.

                  (vii) No litigation is pending or, to the best of the Depositor's knowledge, threatened against the Depositor which would prohibit the Depositor from entering into this Agreement or, in the Depositor's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

                  (viii) Assuming the accuracy of the representation and warranty of CLF made pursuant to Section 2(a)(viii) of the Mortgage Loan Purchase and Sale Agreement and of BCF made pursuant to Section 2(b)(viii) of the Mortgage Loan Purchase and Sale Agreement, immediately prior to the transfer of the Mortgage Loans by the Depositor to the Trustee hereunder, the Depositor had good and marketable title to, and was the sole owner of, each such Mortgage Loan, free and clear of any and all liens, encumbrances and other interests on, in or to such mortgage Loan (other than, in certain cases, the right of a sub-servicer to primary service such Mortgage Loan subject to Section 3.22 hereof).

                  (b) The representations and warranties of the Depositor set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made so long as the Trust remains in existence. Upon discovery by any of the parties hereto of a breach of any of the foregoing representations and warranties which materially and adversely affects the interests of the Certificateholders, the Certificate Insurer or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

                  Section 2.05      Reserved.

                  Section 2.06 Representations, Warranties and Covenants of the Master Servicer.

                  (a) The Master Servicer hereby represents and warrants to the other parties hereto and for the benefit of the Certificateholders and the Certificate Insurer, as of the Closing Date, that:

                  (i) The Master Servicer is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii) The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, will not violate the Master Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which default, in the Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the

         Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer.

                  (iii) The Master Servicer has the full corporate power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v) The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer.

                  (vi) No litigation is pending or, to the best of the Master Servicer's knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligation under this Agreement or the financial condition of the Master Servicer.

                  (vii) Each officer or employee of' the Master Servicer that has responsibilities concerning the servicing and administration of the Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c). None of the Master Servicer or any of its officers or employees that is involved in the servicing or administration of the Mortgage Loans has been refused such coverage or insurance.

                  (viii) All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Master Servicer have been obtained or made.

                  (b) The representations and warranties of the Master
Servicer set forth in Section 2.06(a) shall survive the execution and delivery of this Agreement and inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any of the parties hereto of a breach of any of such representations and warranties which materially and adversely affects the interests of the Certificateholders, the Certificate Insurer or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

                  (c) Each successor Master Servicer (if any) shall be deemed to have made, as of the date of its succession, each of the representations set forth in Section 2.06(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.06(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                  (d) The Master Servicer covenants that by September 30,
1999, any custom-made software or hardware designed or purchased or licensed by the Master Servicer and used by the Master Servicer in the course of the operation or management of, or the compiling, reporting or generation of data required by this Agreement will not contain any material deficiency (x) in the ability of such software or hardware to identify correctly or perform calculations or other processing with respect to dates after September 30, 1999 or (y) that would cause such software or hardware to be fit no longer for the purpose for which it was intended by reason of the changing of the date from 1999 to 2000. The foregoing matters extend and relate only to the internal functioning of the software and hardware maintained by the Master Servicer, and the Master Servicer shall not be responsible for the accuracy or integrity of any data or calculations provided to the Master Servicer by any third party. A breach of the covenant set forth in this Section 2.06(d) shall constitute an Event of Default pursuant to Section 7.01(a)(vi) and such Event of Default shall be subject to the remedies set forth in Article VII.

                  Section 2.07 Representations, Warranties and Covenants of the Special Servicer.

                  (a) The Special Servicer hereby represents and warrants to the other parties hereto and for the benefit of the Certificateholders and the Certificate Insurer, as of the Closing Date, that:

                  (i) The Special Servicer is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which default, in the Special Servicer's good faith and reasonable judgment, is likely to materially and adversely effect either the ability of the

         Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                  (iii) The Special Servicer has the full corporate power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v) The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                  (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                  (vii) Each officer or employee of the Special Servicer that has responsibilities concerning the servicing and administration of the Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c). None of the Special Servicer or any of its respective officers or employees that is involved in the servicing or administration of the Mortgage Loans has been refused such coverage or insurance.

                  (viii) All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Special Servicer have been obtained or made.

                  (b) The representations and warranties of the Special Servicer set forth in Section 2.07(a) shall survive the execution and delivery of this Agreement and inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any of the parties hereto of a breach of any of such representations and warranties which materially and adversely affects the interests of the Certificateholders, the Certificate Insurer or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

                  (c) Each successor Special Servicer (if any) shall be deemed to have made, as of the date of its succession, each of the representations set forth in Section 2.07(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.07(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                  (d) The Special Servicer covenants that by September
30, 1999, any custom-made software or hardware designed or purchased or licensed by the Special Servicer and used by the Special Servicer in the course of the operation or management of, or the compiling, reporting or generation of data required by this Agreement will not contain any material deficiency (x) in the ability of such software or hardware to identify correctly or perform calculations or other processing with respect to dates after September 30, 1999 or (y) that would cause such software or hardware to be fit no longer for the purpose for which it was intended by reason of the changing of the date from 1999 to 2000. The foregoing matters extend and relate only to the internal functioning of the software and hardware maintained by the Special Servicer, and the Special Servicer shall not be responsible for the accuracy or integrity of any data or calculations provided to the Special Servicer by any third party. A breach of the covenant set forth in this Section 2.07(d) shall constitute an Event of Default pursuant to Section 7.01(a)(vi) and such Event of Default shall be subject to the remedies set forth in Article VII.

                  Section 2.08 Representations and Warranties of the Trustee, the REMIC Administrator and the Fiscal Agent.

                  (a) LaSalle Bank National Association (the "Bank"), with respect to both its capacity as Trustee and its capacity as REMIC Administrator hereby represents and warrants to if the other parties hereto and for the benefit of the Certificateholders and the Certificate Insurer, as of the Closing Date, that:

                  (i) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and is, shall be or, if necessary, shall appoint a co-trustee that is, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii) The execution and delivery of this Agreement by the Bank, and the performance and compliance with the terms of this Agreement by the Bank, do not violate the Bank's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which default, in the Bank's good faith and reasonable judgement, is likely to materially and adversely affect the ability of the Bank to perform its obligations under this Agreement.

                  (iii) The Bank has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Bank, enforceable against the Bank in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v) The Bank is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Bank's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Bank to perform its obligations under this Agreement.

                  (vi) No litigation is pending or, to the best of the Bank's knowledge, threatened against the Bank which would prohibit the Bank from entering into this Agreement or, in the Bank's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Bank to perform its obligations under this Agreement.

                  (vii) All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Trustee have been obtained or made.

                  (vii) The Bank is eligible to act as Trustee hereunder in accordance with Section 8.06.

                  (b) ABN AMRO Bank N.V. ("ABN AMRO") hereby represents and warrants to the other parties hereto and for the benefit of the Certificateholders and the Certificate Insurer, as of the Closing Date, that

                  (i) ABN AMRO is a Netherlands banking corporation duly organized, validly existing and in good standing under the laws of the Netherlands and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii) The execution and delivery of this Agreement by ABN
         AMRO, and the performance and compliance with the terms of this Agreement by ABN AMRO, do not violate ABN AMRO's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which default, in ABN AMRO's good faith and reasonable judgment, is likely to materially and adversely affect the ability of ABN AMRO to perform its obligations under this Agreement.

                  (iii) ABN AMRO has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of ABN AMRO, enforceable against ABN AMRO in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v) ABN AMRO is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in ABN AMRO's good faith and reasonable judgment, is likely to affect materially and adversely the ability of ABN AMRO to perform its obligations under this Agreement.

                  (vi) No litigation is pending or, to the best of ABN
         AMRO's knowledge, threatened against ABN AMRO which would prohibit ABN AMRO from entering into this Agreement or, in ABN AMRO's good faith and reasonable judgment, is likely to materially and adversely affect the ability of ABN AMRO to perform its obligations under this Agreement.

                  (vii) All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Trustee have been obtained or made.

                  (viii) ABN AMRO is eligible to act as Fiscal Agent hereunder in accordance with Section 8.06.

                  (c) The representation and warranties of the Bank set forth in Section 2.08(a) and ABN AMRO set forth in Section 2.08(b) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any of the parties hereto of a breach of any of such representations and warranties which materially and adversely affects the interests of the Certificateholders, the Certificate Insurer or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

                  (d) Each successor Trustee, REMIC Administrator or
Fiscal Agent (if any and regardless of whether the Trustee and the REMIC Administrator are different Persons) shall be deemed to have made, as of the date of its succession, each of the representations set forth in Section 2.08(a) or Section 2.08(b), as applicable, subject to such appropriate modifications to the representation and warranty set forth in Section 2.08(a)(i) or Section 2.08(b)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization. In any such case, the term "Bank" shall be deemed to mean such successor Trustee or the REMIC Administrator, as appropriate and the term ABN AMRO shall be deemed to mean such successor Fiscal Agent.

                  (e) The Bank represents that it will use reasonable commercial efforts to cure (by August 1999) any deficiencies with regards to the manipulation or calculation of dates beyond December 31, 1999 in the internally maintained computer software systems used by the Bank in the conduct of its trust business which would materially and adversely affect its ability to perform its obligations under this agreement. The Bank further represents that it will use reasonable commercial efforts to obtain reasonable assurances from each third party vendor of licensed computer software systems used by the Bank in the conduct of its trust business that such vendors shall use reasonable commercial efforts to cure any deficiencies with regards to the manipulation or calculation of dates beyond December 31, 1999 in such systems which would materially and adversely affect the ability of the Bank to perform its obligations under this agreement.

                  Section 2.09 Issuance of the Class R-1 Certificates; Creation of the REMIC I Regular Interests.

                  Concurrently with the assignment to the Trustee of the assets included in REMIC I, and in exchange therefor, at the direction of the Depositor, the REMIC I Regular Interests have been issued hereunder and the Trustee has executed, authenticated and delivered to or upon the order of the Depositor, the Class R-1 Certificates in authorized denominations. The interests evidenced by the Class R-1 Certificates, together with the REMIC I Regular Interests, constitute the entire beneficial ownership of REMIC 1. The rights of the Class R-1 Certificateholders and REMIC II to receive distributions from the proceeds of REMIC I in respect of the Class R-1 Certificates and the REMIC I Regular Interests, respectively, and all ownership interests of the Class R-1 Certificateholders and REMIC II in and to such distributions, shall be as set forth in this Agreement.

                  Section 2.10 Conveyance of REMIC I Regular Interests; Acceptance of REMIC II by the Trustee.

                  The Depositor, as of the Closing Date, and concurrently with the execution and delivery hereof, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests, the REMIC II Distribution Account and the other assets of REMIC II to the Trustee for the benefit of the Holders of the REMIC II Certificates. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests, the REMIC II Distribution Account and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC II Certificates.

                  Section 2.11      Issuance of the REMIC II Certificates.

                  Concurrently with the assignment to the Trustee of the REMIC I Regular Interests, the REMIC II Distribution Account and the other assets of REMIC II, and in exchange therefor, at the direction of the Depositor, the Trustee has executed, authenticated and delivered to or upon the order of the Depositor, the REMIC II Certificates in authorized denominations evidencing the entire beneficial ownership of REMIC II. The rights of the respective Classes of Holders of the REMIC II Certificates to receive distributions from the proceeds of REMIC II in respect of their REMIC II Certificates, and all ownership interests of the respective Classes of Holders of the REMIC II Certificates in and to such distributions, shall be as set forth in this Agreement.

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

                  Section 3.01      Administration of the Mortgage Loans.

                  (a) Each of the Master Servicer and the Special
Servicer shall service and administer the Mortgage Loans that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, and in the best interests and for the benefit of the Certificateholders and the Certificate Insurer, as subrogee of the Class A Certificateholders, in accordance with any and all applicable laws and the terms of this Agreement, the Insurance Policies and the respective Mortgage Loans and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. Without limiting the foregoing, and subject to Section 3.21, (i) the Master Servicer shall service and administer all Mortgage Loans as to which no Servicing Transfer Event has occurred and all Corrected Mortgage Loans, and (ii) the Special Servicer shall service and administer (x) each Mortgage Loan (other than a Corrected Mortgage Loan) as to which a Servicing Transfer Event has occurred, and (y) each REO Property; provided, however, that the Master Servicer shall continue to collect information and prepare all reports to the Trustee required hereunder with respect to any Specially Serviced Mortgage Loans and REO Properties (and the related REO Loans), and further to render such incidental services with respect to any Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein.

                  (b) Subject to Section 3.01(a) and the terms and provisions of this Agreement, the Master Servicer and the Special Servicer each shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicer and the Special Servicer, in its own name, with respect to each of the Mortgage Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, (ii) in accordance with the Servicing Standard and subject to Sections 3.08 and 3.20, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. Subject to Section 3.10, the Trustee shall, at the written request of a Servicing Officer of the Master Servicer or the Special Servicer, furnish, or cause to be so furnished, to the Master Servicer and the Special Servicer, as the case may be, any limited powers of attorney and other documents necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or the Special Servicer.

                  (c) The relationship of each of the Master Servicer and Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

                  (d) In the event that any two or more Mortgage Loans are cross-collateralized with each other, the Master Servicer or Special Servicer, as applicable, in accordance with the terms of this Agreement, shall service and administer such Mortgage Loans as a single Mortgage Loan as and when it deems necessary and appropriate, consistent with the Servicing Standard. If any Cross-Collateralized Mortgage Loan becomes a Specially Serviced Mortgage Loan, then each other Mortgage Loan that is cross-collateralized with it shall also become a Specially Serviced Mortgage Loan. Similarly, no Cross-Collateralized Mortgage Loan shall subsequently become a Corrected Mortgage Loan, unless and until all Servicing Transfer Events in respect of each other Mortgage Loan that is cross-collateralized with it, are remediated or otherwise addressed as contemplated in the definition of "Specially Serviced Mortgage Loan".

                  Section 3.02 Collection of Mortgage Loan Payments; Rent Escrow Account.

                  (a) Each of the Master Servicer and the Special
Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans it is obligated to service hereunder, and shall, to the extent such procedures shall be consistent with this

Agreement (including without limitation, the Servicing Standard), follow such collection procedures as it would follow were it the owner of such Mortgage Loans; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability of the Mortgage Loans. Consistent with the foregoing, the Master Servicer or the Special Servicer each may waive any Default Charges in connection with any specific delinquent payment on a Mortgage Loan it is obligated to service hereunder.

                  Ninety (90) days prior to the maturity date of each Balloon Mortgage Loan, the Master Servicer shall send a notice to the related Mortgagor of such maturity date (with a copy to be sent to the Special Servicer) and shall request confirmation that the Balloon Payment will be paid by such date.

                  In connection with its respective servicing activities hereunder relating to each Mortgage Loan, and to the extent consistent with the related Mortgage Loan documents, applicable law and the related Credit Lease, the Master Servicer or the Special Servicer, as applicable, shall use its best efforts consistent with the Servicing Standard to collect all payments due to any Mortgagor, as lessor, under any Credit Lease, including to (i) collect Monthly Lease Payments and all other amounts due and owing under the related Credit Lease, (ii) collect income statements and other reports from the related Tenant as required by the related Credit Lease, and (iii) enforce all other duties, obligations and covenants of the related Tenant under the related Credit Lease.

                  (b) The Master Servicer shall establish and maintain the Rent Escrow Account (which Rent Escrow Account may be a single account or separate accounts relating to each Mortgagor or Mortgage Loan) which account shall be used solely for collection by the Master Servicer and Special Servicer of the Monthly Lease Payments from each related Tenant. The Master Servicer shall deposit or cause to be deposited in the Rent Escrow Account, within one Business Day following receipt, all Monthly Lease Payments. In the event that the Rent Escrow Account is established as a single account, the Master Servicer shall keep and maintain separate accounting, on a loan-by-loan basis, for the purpose of tracking each deposit in and withdrawal from the Rent Escrow Account.

                  (c) With respect to each Mortgage Loan, any funds on deposit in the Rent Escrow Account shall, on the Rent Escrow Transfer Date, be transferred (the order set forth herein constituting an order of priority for such transfers) to:

                  (i) the Certificate Account (in an amount equal to the related Monthly Loan Payments, net of the Servicer Reserve Amounts), in accordance with Section 3.04;

                  (ii) in the case of Corporate Lease Loans, the Expense Reserve Fund (in an amount equal to the Servicer Reserve Amounts) in accordance with Section 3.27;

                  (iii) the Borrower Reserve Fund (in an amount equal to the related Escrow Payments) as required under Sections 3.03(a), (e) and (f) (in the event of an event of default under any of the related Mortgage Loan documents in connection with any Mortgage Loan (as to which the Master Servicer has actual knowledge), to the extent not inconsistent with such Mortgage Loan documents, such amount shall include the remaining amount attributable to such Mortgage Loan in the Rent Escrow Account, other than reinvestment income payable to the Master Servicer as described below, such that no funds are returned to the Mortgagor so long as such an event of default exists with regard to such Mortgage Loan); and

                  (iv) the balance (such amount, the "Excess Balance") to the Mortgagor in accordance with this Section 3.02(c).

To the extent that funds on deposit in the Rent Escrow Account for any Mortgage Loan are available pursuant to the terms of the related Mortgage Loan documents to fund deficiencies or delinquencies with respect to such Mortgage Loan, the Master Servicer shall, to the extent of funds available therefor, fund such deficiencies or delinquencies from amounts on deposit in the Rent Escrow Account. All transfers from the Rent Escrow Account to the Certificate Account, the Borrower Reserve Fund, the Expense Reserve Fund or any other account pursuant to this Section 3.02(c) shall be made on a loan-by-loan basis and no amounts held in the Rent Escrow Account shall be applied to the payment of any amounts due for any other Mortgage Loan except, in the case of USPS Lease Loans, to the extent of any cross-collateralization with other USPS lease Loans provided in the Mortgage Loan documents. On each Rent Escrow Transfer Date, the Master Servicer shall, pursuant to (iv) above, remit the Excess Balance (except for any income or gain realized from the investment of funds therein for the benefit of the Master Servicer pursuant to Section 3.06, which may be withdrawn by the Master Servicer from time to time from the Rent Escrow Account) to the related Mortgagor by wire transfer or by check mailed not later than three Business Days following the related Rent Escrow Transfer Date. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer pay any portion of the Excess Balance held on account of a specific Mortgage Loan to the related Mortgagor unless the related Monthly Loan Payment and Escrow Payment have been paid in full and all accounts required to be maintained with respect to such Mortgage Loan have been funded to their required levels except as otherwise required under the related Mortgage Loan documents. In the event that the Master Servicer deposits in the Rent Escrow Account any amount not required to be deposited therein, the Master Servicer may at any time withdraw such amount from the Rent Escrow Account, any provision herein to the contrary notwithstanding.

                  In the event that funds on deposit in the Rent Escrow Account relate to a Mortgage Loan which has been sold or ownership of such Mortgage Loan has otherwise been transferred to a Person other than the Trust Fund, all amounts which are not required to be remitted to the Trust Fund in accordance with the related Mortgage Loan documents shall be promptly remitted by the Master Servicer to or upon the direction of the owner of such Mortgage Loan.

                  Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Advances; Borrower Reserve Funds.

                  (a) The Master Servicer shall (with the cooperation of the Special Servicer in the case of Specially Serviced Mortgage Loans), (i) maintain accurate records with respect to each Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof, (ii) use reasonable efforts to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and (iii) maintain the status of Borrower Credit Lease Obligations (as to which the Master Servicer has actual knowledge) including, without limitation, repair, replacement and common area maintenance requirements. For purposes of effecting any such payment, the Mister Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan or, if such Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, each of the Master Servicer and the Special Servicer shall, as to those Mortgage Loans it is obligated to service hereunder and subject to the Servicing Standard, enforce the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due.

                  (b) In accordance with the Servicing Standard, the Master Servicer or the Special Servicer, as applicable, shall, as to all the Mortgage Loans (the Special Servicer shall, or give direction to the Master Servicer to, in the case of Specially Serviced Mortgage Loans), make a Servicing Advance with respect to the related Mortgaged Property of all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items, (ii) ground rents or other rents (if applicable), and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments (if any) collected from the related Mortgagor are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance (any determination that such advance would be a Nonrecoverable Servicing Advance shall be made in accordance with Section 3.11(g)). In making any such Servicing Advance, the Master Servicer shall use, but is not limited by, amounts on deposit in the Expense Reserve Fund to the extent provided for in Section 3.27. All such advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a) and, to the extent provided for in Section 3.27. No costs incurred by the Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and similar items and, if applicable, ground rents on or in respect of such Mortgaged Properties shall, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

                  (c) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan, the Master Servicer shall request from the

Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan, the Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required by the related mortgage loan documents to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer shall determine whether the related Mortgagor has failed to perform its obligations under the related Mortgage Loan and report any such failure to the Special Servicer within a reasonable time after the date as of which such actions or remediations are required to be or to have been taken or completed.

                  (d) The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan constituting Escrow Payments under the related Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, a "Borrower Reserve Fund"). The Borrower Reserve Fund shall be an Eligible Account (to the extent consistent with the related Mortgage Loan documents) land shall be entitled, "Midland Loan Services, Inc., as Master Servicer, in trust for LaSalle Bank National Association, as Trustee, in trust for Holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, and Various Borrowers." The Master Servicer shall deposit or cause to be deposited in the Borrower Reserve Fund within one Business Day following receipt (except with respect to item (i) below, in which case the deposit shall be made on the Rent Escrow Transfer Date pursuant to Section 3.02(c)) the following payments and collections received or made by it with respect to the Mortgage Loans:

                  (i) to the extent of funds available therefor in the Rent Escrow Account and respecting each Mortgage Loan the related Escrow Payment;

                  (ii) any Insurance Proceeds or Condemnation Proceeds, which are required to be applied to the restoration or repair of the related Mortgaged Property pursuant to the related Mortgage Loan documents; and

                  (iii) any amounts representing losses on Permitted Investments in which amounts on deposit in such Borrower Reserve Fund have been invested pursuant to Section 3.06.

                  The Special Servicer shall promptly deliver all Escrow Payments received by it to the Master Servicer for deposit in the applicable Borrower Reserve Fund.

                  (e) The Master Servicer shall apply funds in the Borrower Reserve Fund for any Mortgage Loan in accordance with the terms of the Mortgage Loan documents and the Servicing Standard and, consistent therewith, shall make withdrawals from the Borrower Reserve Fund only (the following items not representing an order of priority):

                  (i) to effect timely payments of items with respect to which Escrow Payments are required pursuant to the related Mortgage Loan documents;

                  (ii) to transfer funds to the Certificate Account to reimburse the Master Servicer, the Trustee or the Fiscal Agent, as applicable, for any Servicing Advance;

                  (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan documents and the Servicing Standard;

                  (iv) to release funds relating to a particular Mortgage Loan to, or upon the direction of, the related Mortgagor as required under the terms of such Mortgage Loan or to clear and terminate such Borrower Reserve Fund upon the termination of this Agreement;

                  (v) to pay from time to time to the Master Servicer any Net Investment Earnings earned on funds deposited in such Borrower Reserve Fund pursuant to Section 3.06 to the extent (a) permitted by applicable law and (b) not required to be paid to the related Mortgagor under the term of the related Mortgage Loan or by applicable law, or to pay such interest or income to the related Mortgagor if such income is required to be paid to the related Mortgagor under applicable law or by the terms of the related Mortgage Loan; and

                  (vi) to remove any funds deposited in such Borrower
         Reserve Fund that were not required to be deposited therein or that are required under the terms of the applicable Mortgage Loan documents or applicable law to be returned to the Mortgagor.

                  Section 3.04 The Certificate Account, the REMIC I Distribution Account and the REMIC II Distribution Account.

                  (a) The Master Servicer shall establish and maintain one or more accounts (collectively, the "Certificate Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders. The Certificate Account shall be an Eligible Account. The Master Servicer shall deposit or cause to be deposited in the Certificate Account, within two Business Days of receipt (in the case of payments by Mortgagors or other collections on or in respect of the USPS Lease Loans), or on the Rent Escrow Transfer Date pursuant to Section 3.02(c) (in the case of item (i)(x) below), or as otherwise required hereunder, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal, interest and any other amounts due and payable on the Mortgage Loans on or before the Cut-off Date, which payments shall be delivered promptly to the respective Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse):

                  (i) (x) to the extent of funds available therefor in the Rent Escrow Account and in respect of each Mortgage Loan, the Monthly Loan Payment (net of any Servicer Reserve Amount) that is due and owing pursuant to any Mortgage Loan document on the related Due

         Date, and (y) all other payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

                  (ii) in addition to any payments of interest under item
         (i)(x) above, all other payments on account of interest at the respective Mortgage Rates on the Mortgage Loans and all Prepayment Premiums received in respect of the Mortgage Loans;

                  (iii) all payments on account of Default Charges on such Mortgage Loan;

                  (iv) to the extent not included in the preceding items, all Insurance Proceeds and Liquidation Proceeds (net of all related Liquidation Expenses paid therefrom) received in respect of any Mortgage Loan (other than Liquidation Proceeds that are received in connection with a purchase by the Master Servicer or a Majority Certificateholder of the Controlling Class of all of the Mortgage Loans and any REO Properties in the Trust Fund and that are required to be deposited in the Distribution Account pursuant to Section 9.01);

                  (v) any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Certificate Account;

                  (vi) to the extent not included in the preceding items, any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket or master single interest policy;

                  (vii) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c); and

                  (viii) any amounts representing payments made by Mortgagors that are allocable to cover items in respect of which Servicing Advances have been made.

                  The foregoing requirements for deposit in the Certificate Account shall be exclusive. Without limiting the generality of the foregoing,
(A) actual payments from Mortgagors in the nature of Escrow Payments, and amounts that the Master Servicer and the Special Servicer are entitled to retain as additional servicing compensation pursuant to Section 3.11(b) and Section 3.11(d), respectively, need not be deposited by the Master Servicer in the Certificate Account and (B) with respect to any amount representing a sub-servicing fee (including, without limitation, a Primary Servicing Fee, if applicable) that otherwise would be required to be deposited by the Master Servicer in the Certificate Account and that, once so deposited, would have been permitted to lie withdrawn immediately from the Certificate Account pursuant to
Section 3.05 as part of the payment of the Master Servicing Fee, such amount shall be deemed to have been deposited to and withdrawn from the Certificate Account for such purpose to the extent that such sum has been retained by the Sub-Servicer pursuant to the related Sub-Servicing Agreement. If the Master Servicer shall deposit in the Certificate Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Certificate Account, any provision herein to the contrary notwithstanding. The Master Servicer shall promptly deliver to the Special Servicer, as additional special servicing compensation in accordance with Section 3.11(d), all amounts collected with respect to the Loans in the nature of loan service transactions fees, late fees and late payment charges, demand fees, modification fees, extension fees, beneficiary statement charges and similar fees and charges, and assumption and assignment fees received by the Master Servicer with respect to Specially Serviced Mortgage Loans. The Certificate Account shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series serviced and the other accounts of the Master Servicer.

                  Upon receipt of any of the amounts described in clauses (i) through (iv) above with respect to any Mortgage Loan, the Special Servicer shall promptly, but in no event later than two Business Days after receipt, remit such amounts to the Master Servicer for deposit into the Certificate Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Certificate Account pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer and shall deliver promptly, but in no event later than two Business Days after receipt, any such check to the Master Servicer by overnight courier, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

         The Trustee shall deposit in the REMIC II Distribution Account any funds received by the Trustee in respect of funds drawn under the MBIA Policy from the Certificate Insurer.

                  (b) The Trustee shall establish and maintain one or more accounts or sub-accounts (collectively, the "Distribution Account") to be held in trust for the benefit of the Trustee as holder of the REMIC I Regular Interests and the Certificateholders. The Trustee shall maintain the Distribution Account as two separate sub-accounts, one (the "REMIC I Distribution Account") to be an asset of REMIC I, and the other (the "REMIC II Distribution Account") to be an asset of REMIC II. The Distribution Account shall be an Eligible Account. On each Master Servicer Remittance Date, the Master Servicer shall deliver to the Trustee, for deposit in the REMIC I Distribution Account, an aggregate amount of immediately available funds equal to the Master Servicer Remittance Amount for such Master Servicer Remittance Date. If, at 1:00 p.m., New York City time, on any Master Servicer Remittance Date, the Trustee has not received the Master Servicer Remittance Amount as notified to it by the Master Servicer on the third Business Day immediately preceding the related Distribution Date pursuant to Section 4.02(b), the Trustee shall provide notice to the Master Servicer in the same manner as required by
Section 4.03(a) hereof with respect to P&I Advances.

                  In addition, the Master Servicer shall, as and when required hereunder, deliver to the Trustee for deposit in the REMIC I Distribution
Account:

                  (i) any P&I Advances required to be made by the Master Servicer in accordance with Section 4.03(a);

                  (ii) any amounts required to be deposited by the Master Servicer pursuant to Section 3.19(e) in connection with Prepayment Interest Shortfalls; and

                  (iii) any Liquidation Proceeds paid by the Master
         Servicer or a Majority Certificateholder of the Controlling Class in connection with the purchase of all of the Mortgage Loans and any REO Properties pursuant to Section 9.01, exclusive of the portion of such Liquidation Proceeds required to be deposited in the Certificate Account pursuant to Section 9.01.

                  The Trustee shall, upon receipt, deposit in the REMIC I Distribution Account any and all amounts received or advanced by the Trustee that are required by the terms of this Agreement to be deposited therein.

                  (c) The Trustee shall establish and maintain the REMIC
II Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders (other than the Class R-1 Certificateholders). The REMIC II Distribution Account shall be established and maintained as an Eligible Account. With respect to each Distribution Date, the Trustee shall withdraw from the REMIC I Distribution Account and deposit in the REMIC II Distribution Account on or before such date the amount of the REMIC I Available Distribution Amount (including P&I Advances) and Prepayment Premiums to be distributed in respect of the REMIC I Regular Interests pursuant to Section 4.01(a) and Section 4.01(d) hereof on such date.

                  (d) At least two Business Days prior to any Distribution Date, the Trustee shall determine (i) the Available Distribution Amount, and (ii) the amount of funds necessary to make the distributions required pursuant to Section 4.01(b) on the next Distribution Date. If there is an insufficient Available Distribution Amount to make the distributions required pursuant to Section 4.01(b)(1) or to pay the remaining Certificate Principal Balance of all Class A Certificates on the Distribution Date on August 2018, or a draw is otherwise permitted under the terms of the MBIA Policy, the Trustee shall notify the Certificate Insurer of the amount of such deficiency (other than the portion thereof allocable to the Class X Certificates) by promptly (and in any event not later than 12:00 noon New York City time on the second Business Day preceding the Distribution Date) delivering a Notice for Payment as defined in the MBIA Policy (appropriately completed) to the Certificate Insurer with respect to the MBIA Policy.

                  (e) Funds in the Certificate Account may be invested in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicer shall give notice to the other parties hereto of the location of the Certificate Account as of the Closing Date and of the new location of the Certificate Account prior to any change thereof. The REMIC I Distribution Account and the REMIC II Distribution Account shall be established at the Corporate Trust Office of the Trustee as of the Closing Date, and the Trustee shall give notice to the other parties hereto of the new location of any portion of the Distribution Account prior to any change thereof.

                  Section 3.05 Permitted Withdrawals From the Certificate Account and the Distribution Account.

                  (a) The Master Servicer may, from time to time, make withdrawals from the Certificate Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i) to remit to the Trustee, for deposit in the REMIC I Distribution Account, the Master Servicer Remittance Amount for, and, to the extent permitted or required by Section 4.03(a), any P&I Advances to be made on, each Master Servicer Remittance Date;

                  (ii) to reimburse the Fiscal Agent. the Trustee, the Master Servicer or the Expense Reserve Fund, as applicable, in that order, for unreimbursed P&I Advances made thereby in respect of any Mortgage Loan or REO Loan, the Fiscal Agent's, the Trustee's, the Master Servicer's and the Expense Reserve Fund's respective rights to reimbursement pursuant to this clause (ii) with respect to any P&I Advance being payable from, and limited to, amounts that represent Late Collections of interest and principal (net of related Master Servicing Fees, Workout Fees and/or Liquidation Fees payable therefrom) received in respect of the particular Mortgage Loan or REO Loan as to which such P&I Advance was made unless a determination was made that such P&I Advance is a Nonrecoverable P&I Advance in which case reimbursement will be made solely pursuant to clause (vii) below;

                  (iii) to pay to the Master Servicer earned and unpaid
         Master Servicing Fees in respect of each Mortgage Loan and REO Loan, the Master Servicer's right to payment pursuant to this clause (iii) with respect to any Mortgage Loan or REO Loan being payable from, and limited to, amounts received on or in respect of such Mortgage Loan (whether in the form of payments, Liquidation Proceeds or Insurance Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

                  (iv) to pay to the Special Servicer, out of general collections on the Mortgage Loans and any REO Properties, earned and unpaid Special Servicing Fees in respect of each Specially Serviced Mortgage Loan and REO Loan;

                  (v) to pay to the Special Servicer earned and unpaid
         Workout Fees and Liquidation Fees to which it is entitled pursuant to, and from the sources contemplated by Section 3.11(c);

                  (vi) to reimburse the Fiscal Agent, the Trustee, the Special Servicer, the Master Servicer or the Expense Reserve Fund, as applicable, in that order, for any unreimbursed Servicing Advances made thereby with respect to any Mortgage Loan or REO Property, the Fiscal Agent's, the Trustee's. the Special Servicer's, the Master Servicer's and the Expense Reserve Fund's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance being payable from, and limited to, (A) payments made by the related Mortgagor (to include deposits into the Expense Reserve Fund, in the case of a Corporate Lease Loan) that are allocable to cover the item in respect of which such Servicing Advance was made, and (B) Liquidation Proceeds (net of Liquidation Fees payable therefrom), Insurance Proceeds and, if applicable, REO Revenues received in respect of the particular Mortgage Loan or REO Property as to which such, Servicing Advance was made, unless a determination was made that such Servicing Advance is a Nonrecoverable Servicing Advance, in which case reimbursement will be made solely pursuant to clause (vii) below;

                  (vii) to reimburse the Fiscal Agent, the Trustee, the Special Servicer, the Master Servicer or the Expense Reserve Fund, as applicable, in that order, out of general collections on the Mortgage Loans and any REO Properties, for any unreimbursed Advances made thereby with respect to any Mortgage Loan, REO Loan or REO Property that have been determined to be Nonrecoverable Advances;

                  (viii) to pay the Fiscal Agent, the Trustee, the Special Servicer, the Master Servicer or the Expense Reserve Fund, as applicable, in that order, any Advance Interest due and owing thereto, the Fiscal Agent's, the Trustee's, the Special Servicer's, the Master Servicer's and the Expense Reserve Fund's respective rights to payment pursuant to this clause (viii) being payable from, and limited to, Default Interest collected in respect of the Mortgage Loan or REO Loan as to which the related Advances were made;

                  (ix) at or following such time as the Master Servicer reimburses itself, the Expense Reserve Fund, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, for any unreimbursed Advance pursuant to clause (ii), (vi) or (viii) above or Section 3.03, and insofar as payment has not already been made pursuant to clause
         (viii) above, to pay the Fiscal Agent, the Trustee, the Special Servicer, the Master Servicer or the Expense Reserve Fund, as the case may be, and In that order, out of general collections on the Mortgage Loans and any REO Properties, any related Advance Interest accrued and payable on such Advance;

                  (x) to pay the Master Servicer, as additional servicing compensation in accordance with Sections 3.06(b) and 3.11(b), any Net Investment Earnings in respect of amounts held in the Certificate Account for any Collection Period;

                  (xi) to pay the Master Servicer, as additional servicing compensation in accordance with Section 3.11(b), any Prepayment Interest Excesses, late fees and, to the extent not allocable to the period that any Mortgage Loan is a Specially Serviced Mortgage Loan or an REO Loan, any Net Default Interest collected on the Mortgage Loans, and to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.11(d), any late fees and Net Default Interest collected on any Mortgage Loan to the extent allocable to the period that such Mortgage Loan is a Specially Serviced Mortgage Loan or an REO loan;

                  (xii) to reimburse, out of general collections on the Mortgage Loans and any REO Properties, the Master Servicer, the Special Servicer, the REMIC Administrator, the Depositor, or any of their respective shareholders, owners, directors, officers, employees and agents any amounts reimbursable to any such Person pursuant to Section 6.03, or to pay directly to any third party any amount which if paid by any such Person would be reimbursable thereto pursuant to Section 6.03;

                  (xiii) to pay, out of general collections on the Mortgage Loans and any REO Properties, for (A) the reasonable costs of the advice of counsel contemplated by Section 3.17(a), (B) the reasonable costs of' the Opinions of Counsel contemplated by Sections 3.09(b)(ii) and 3.16(a), (C) the reasonable costs of Appraisals obtained pursuant to Section 3.11(g) or 4.03(c), (D) the reasonable costs of obtaining any REO Extension sought by the Special Servicer as contemplated by
         Section 3.16(a) and (E) the cost of recording this Agreement in accordance with Section 11.02(a);

                  (xiv) to pay itself, the Special Servicer, the Majority Certificateholder of the Controlling Class, the Mortgage Loan Sellers, or any other Person, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase;

                  (xv) to pay the Trustee or any of its respective directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(b) and Section 8.13;

                  (xvi)  to pay any costs and expenses contemplated in
         Section 3.11(h), the last sentence of Section 7.02 and the last sentence of Section 8.08(a); and

                  (xvii) to clear and terminate the Certificate Account at the termination of this Agreement pursuant to Section 9.01.

                  If amounts on deposit in the Certificate Account at any particular time (after withdrawing any portion of such amounts deposited in the Certificate Account in error) are insufficient to satisfy all payments, reimbursements and remittances to be made therefrom as set forth in clauses (ii) through (xvii) above, then the corresponding withdrawals from the Certificate Account shall be made in the following priority and subject to the following rules: (A) if the payment, reimbursement or remittance is to be made from a specific source of funds, then such payment, reimbursement or remittance shall be made from that specific source of funds on a pro rata basis with any and all other payments, reimbursements and remittances to be made from such specific source of funds; provided that where, as in clauses (ii), (vi) and viii, an order of priority is set forth to govern the application of funds withdrawn from the Certificate Account pursuant to such clauses, payments, reimbursements or remittances pursuant to any such clause shall be made in such order of priority to the extent of available funds; and (B) if the payment, reimbursement or remittance can be made from any funds on deposit in the Certificate Account, then (following any withdrawals made from the Certificate Account in accordance with the immediately preceding clause (A) above) such payment, reimbursement or remittance shall be made from such general funds remaining on a pro rata basis with any and all other payments, reimbursements or remittances to be made from such general funds; provided that where, as in clauses (viii) and (ix), an order of priority is set forth to govern the application of funds withdrawn from the Certificate Account pursuant to such clauses, payments, reimbursements or remittances pursuant to any such clause shall be made in such order of priority to the extent of available funds.

                  The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, in connection with any withdrawal from the Certificate Account pursuant to clauses (ii) through (xviii) above.

                  The Master Servicer shall (not more frequently than once a month, except for emergency situations) pay to the Special Servicer from the Certificate Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Certificate Account.

                  (b) The Trustee may, from time to time, make withdrawals from the REMIC I Distribution Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i) as contemplated by Section 3.04(c), to deposit into the REMIC II Distribution Account on or before the related Distribution Date the REMIC I Available Distribution Amount and Prepayment Premiums to be distributed in respect of the REMIC I Regular Interests;

                  (ii) to pay the Trustee accrued and unpaid Trustee Fees pursuant to Section 8.05(a), and to reimburse the Trustee for any other amounts to which it is entitled to be reimbursed from the Distribution Account pursuant to this Agreement;

                  (iii) to pay the Trustee or any of its respective directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(b);

                  (iv) as contemplated by Section 11.01(h), to pay for the reasonable costs of the Opinions of Counsel sought by the Trustee as contemplated by Section 11.01(a) or 11.01(d) in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of Certificateholders;

                  (v) to pay for the reasonable costs of the Opinions of Counsel sought by the Trustee as contemplated by Section 11.02(a);

                  (vi) to (A) pay any and all federal, state and local taxes imposed on REMIC I or REMIC II or on the assets or transactions of either such REMIC, together with all incidental costs and expenses, and any and all reasonable expenses relating to tax audits, if and to the extent that either (1) none of the Trustee, the Master Servicer, the Special Servicer or the REMIC Administrator is liable therefor pursuant to Section 10.01(d) and/or Section 10.01(h) or (2) any such Person that may be so liable has failed to timely make the required payment, and
         (B) reimburse the REMIC Administrator for reasonable expenses incurred by and reimbursable to it by the Trust pursuant to Section 10.01(d) and/or Section 10.01(g);

                  (vii) to pay to the Certificate Insurer the Insurance Premium, including any overdue Insurance Premium, plus accrued interest thereon at the rate provided in the Insurance Agreement; and

                  (viii) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

                  (c) The Trustee may make withdrawals from the REMIC II Distribution Account for any of the following purposes: (i) to make deposits to the Net Proceeds Account in accordance with Section 4.06; (ii) to make distributions to Certificateholders (other than Holders of the Class R-1 Certificates) and other parties entitled thereto on each Distribution Date pursuant to Section 4.01(b) or Section 9.01, as applicable; and (iii) to clear and terminate the REMIC II Distribution Account at the termination of this Agreement pursuant to Section 9.01.

                  Section 3.06   Investment of Funds in the Investment Accounts.

                  (a) The Master Servicer may direct any depository institution maintaining the Certificate Account or (subject to applicable laws and the related Mortgage Loan documents) the Borrower Reserve Fund or the Rent Escrow Account, and the Special Servicer may direct any depository institution maintaining the REO Account, to invest, or if it is such depository institution, may itself invest, the funds held therein (each such account, for purposes of this Section 3.06, an "Investment Account") in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand, in which case such investments may be sold at any time. Any investment of funds in an

Investment Account shall be made in the name of the Trustee for the benefit of the Certificateholders (in its capacity as such). The Master Servicer (with respect to Permitted Investments of amounts in any Investment Account (other than the REO Account)) and the Special Servicer (with respect to Permitted Investments of amounts in the REO Account), on behalf of the Trustee for the benefit of the Certificateholders, shall (and the Trustee hereby designates the Master Servicer and the Special Servicer, as applicable, as the Person that shall) (i) be the "entitlement holder" of any Permitted Investment that is a "security entitlement" and (ii) maintain "control" of any Permitted Investment that is either a "certificated security" or an "uncertificated security".
_For purposes of this Section 3.06(a), the terms "entitlement holder", "security entitlement", "control", "certificated security" and "uncertificated security" shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and "control" of any Permitted Investment by the Master Servicer or the Special Servicer shall constitute "control" by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised
Article 8 (1994 Revision) of the UCC. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (in the case of any Investment Account (other than the REO Account)) or the Special Servicer (in the case of the REO Account) shall:

                  (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                  (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer or the Special Servicer, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

                  (b) Whether or not the Master Servicer directs the investment of funds in the Certificate Account and (subject to applicable laws and the related Mortgage Loan documents), to the extent the Master Servicer directs the investment of funds deposited in any other Investment Account (other than the REO Account), interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Master Servicer and shall be subject to its withdrawal in accordance with Section 3.05(a). Whether or not the Special Servicer directs the investment of funds in the REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the Master Servicer (in the case of any Investment Account (other than the REO Account)) and the Special Servicer (in the case of the REO Account) shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Collection Period during which such loss was incurred, the amount of the Net Investment Loss, if any, for such Collection Period. The Trustee shall have no liability whatsoever with respect to any such losses, except to the extent that it is the obligor on any such Permitted Investment.

                  (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment and the Master Servicer or the Special Servicer, as applicable, has not taken such action, the Trustee may and, subject to
Section 8.02, upon the request of Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class, shall take such action as may be appropriate to enforce such payment or performance, including, without limitation, the institution and prosecution of appropriate proceedings.

                  (d) Notwithstanding the investment of funds held in any Investment Account, for purposes of the calculations hereunder, including, without limitation, the calculation of the Available Distribution Amount and the Master Servicer Remittance Amount, the amounts so invested (but not any interest earned thereon) shall be deemed to remain on deposit in such Investment Account.

                  (e) Notwithstanding any provision in this Agreement or any other agreement to the contrary, the Master Servicer may invest funds in the Expense Reserve Fund in Permitted Investments selected by the Master Servicer in its sole discretion in accordance with this Section 3.06; however, any investment income and gain realized from the investment of funds in the Expense Reserve Fund shall be added to the amounts on deposit therein and shall not be withdrawn and paid as additional compensation or otherwise to any Person. In connection with the investment of funds in the Expense Reserve Fund, the Master Servicer shall not be required to make any deposits into such Expense Reserve Fund in the event a loss is incurred with respect to the investment of funds therein in Permitted Investments.

                  Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.

                  (a) Each of the Master Servicer and the Special
Servicer shall, as to those Mortgage Loans it is obligated to service hereunder, use its best efforts in accordance with the Servicing Standard to cause the related Mortgagor to maintain (and, if the related Mortgagor is required by the terms of the related Mortgage Loan and does not so maintain, the Master Servicer (even in the case of Specially Serviced Mortgage Loans) shall itself maintain (subject to the provisions of this Agreement regarding Nonrecoverable Advances, and further subject to Section 3.11(h) hereof), to the extent the Trustee, as mortgagee on behalf of the Certificateholders, has an insurable interest and to the extent available at commercially reasonable rates) all insurance coverage as is required under the related Mortgage (subject to applicable law); provided that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the Master Servicer or the Special Servicer, as appropriate, shall impose such insurance requirements as are consistent with the Servicing Standard. The Special Servicer shall cause to be maintained for each REO Property, in each case with an insurer that possesses the Required Ratings at the time such policy is purchased and to the extent available at commercially reasonable rates, no less insurance coverage than was previously required of the related Mortgagor under the related Mortgage and, if the related Mortgage did not so require, hazard insurance, public liability insurance and business interruption or rent loss insurance in such amounts as are consistent with the Servicing Standard, and the Special Servicer shall be reimbursed for the premium costs thereof as a Servicing Advance pursuant to and to the extent permitted under Section 3.05(a). All such insurance policies shall contain a "standard" mortgagee clause, with loss payable to the Master Servicer (in the case of insurance maintained in respect of the Mortgaged Properties) or the Special Servicer (in the case of insurance maintained in respect of REO Properties) on behalf of the Trustee, shall be issued by an insurer authorized under applicable law to issue such insurance, and, unless prohibited by the related Mortgage, may contain a deductible clause (not in excess of a customary amount). Any amounts collected by the Master Servicer or Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard) shall be deposited in the Certificate Account, subject to withdrawal pursuant to
Section 3.05(a), in the case of amounts received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an REO Property. Any cost incurred by the Master Servicer or the Special Servicer, as applicable, in maintaining any such insurance shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

                  (b) (i) If the Master Servicer or the Special Servicer shall obtain and maintain a blanket policy insuring against hazard losses on any or all of the Mortgaged Properties (in the case of the Master Servicer) or REO Properties (in the case of the Special Servicer), then, to the extent such policy (i) is obtained from a Qualified Insurer that possesses the Required Ratings, and (ii) provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the Mortgaged Properties or REO Properties, as applicable, so covered, and the premium costs thereof shall be, if and to the extent they are specifically attributable either to a specific Mortgaged Property during any period that the related Mortgagor has failed to maintain the hazard insurance required under the related Mortgage Loan in respect of such Mortgaged Property or to a specific REO Property, a Servicing Advance reimbursable pursuant to and to the extent permitted under Section 3.05(a); provided that, to the extent that such premium costs are attributable to properties other than Mortgaged Properties and/or REO Properties or are attributable to Mortgaged Properties as to which the hazard insurance required under the related Mortgage Loan is being maintained, they shall be borne by the Master Servicer or Special Servicer, as the case may be, without right of reimbursement. Such a blanket policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property, as applicable, a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such property specific policy (taking into account any deductible clause that would have been permitted therein), promptly deposit into the Certificate Account from its own funds (without right of reimbursement) the amount of such losses up to the difference between the amount of the deductible clause in such blanket policy and the amount of any deductible clause that would have been permitted under such property specific policy. The Master Servicer and the Special Servicer each agree to prepare and present, on behalf of itself, the Trustee and the Certificateholders, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

                  (ii) If the Master Servicer shall cause any Mortgaged Property or the Special Servicer shall cause any REO Property to be covered by a master single interest insurance policy naming the Master Servicer or the Special Servicer, as applicable, on behalf of the Trustee as the loss payee, then to the extent such policy (i) is obtained from a Qualified Insurer that possesses the Required Ratings and (ii) provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer, as applicable, shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on such Mortgaged Property (in the case of the Master Servicer) or REO Property (in the case of the Special Servicer). If the Master Servicer shall cause any Mortgaged Property as to which the related Mortgagor has failed to maintain the required insurance coverage, or the Special Servicer shall cause any REO Property, to be covered by such master single interest insurance policy, then the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) paid by the Master Servicer or the Special Servicer, as applicable, shall constitute a Servicing Advance. The Master Servicer shall, consistent with the Servicing Standard and the terms of the related Mortgage Loan documents, pursue the related Mortgagor for the amount of such incremental costs. All other costs associated with any such master single interest insurance policy (including, without limitation, any minimum or standby premium payable for such policy) shall be borne by the Master Servicer or Special Servicer, as the case may be, without right of reimbursement. Such master single interest insurance policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property, as the case may be, a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such property specific policy had it been maintained, promptly deposit into the Certificate Account from its own funds (without right of reimbursement) the amount not otherwise payable under the master single interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

                  (c) Each of the Master Servicer and the Special
Servicer shall at all times during the term of this Agreement keep in force with recognized insurers that possess the Required Ratings a fidelity bond in such form and amount as would permit it to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans. Each of the Master Servicer and the Special

Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without 30 days' prior written notice to the Trustee.

                  In addition, each of the Master Servicer and the Special Servicer shall at all times during the term of this Agreement keep in force with recognized insurers that possess the Required Ratings a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligation to service the Mortgage Loans for which it is responsible hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans. Any such errors and omissions policy shall provide that it may not be canceled without 30 days' prior written notice to the Trustee.

                  (d) All insurance coverage required to be maintained under this Section 3.07 shall be obtained from Qualified Insurers.

                  Section 3.08 Enforcement of Due-On-Sale Clauses; Assumption Agreements; Subordinate Financing.

                  (a) As to each Mortgage Loan which contains a provision in the nature of a "due-on-sale" clause, which by its terms:

                  (i) provides that such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or of a controlling interest in the related Mortgagor; or

                  (ii) provides that such Mortgage Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan is included in the Trust Fund, each of the Master Servicer and the Special Servicer shall, on behalf of the Trustee as the mortgagee of record, as to those Mortgage Loans it is obligated to service hereunder, exercise (or waive its right to exercise) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon, or (y) to withhold its consent to any such sale or other transfer, in a manner consistent with the Servicing Standard, but subject to Section 3.20(a)(iii); provided that, notwithstanding anything to the contrary contained herein, neither the Master Servicer nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, under any related "due-on-sale" clause unless it first (1) shall have provided, at least five Business Days prior to the granting of such waiver or consent, to the Directing Certificateholder and, in the case of the Master Servicer, to the Special Servicer written notice of the matter and a written explanation of the surrounding circumstances, (2) upon request made within such five Business Day period, shall have discussed the matter with the Directing Certificateholder and/or, in the case of the Master Servicer, with the Special Servicer and

(3) if the then-outstanding principal balance of the subject Mortgage Loan (together with the then-outstanding aggregate principal balance of all other Mortgage Loans to the same Mortgagor or to other Mortgagors that are, to the Master Servicer's or Special Servicer's, as applicable, actual knowledge, Affiliates of the Mortgagor under the subject Mortgage Loan) or any group of Cross-Collateralized Mortgage Loans is more than 2% of the then-outstanding aggregate principal balance of the Mortgage Pool, shall have obtained written confirmation from each Rating Agency that such action shall not result in a qualification, downgrade or withdrawal, as applicable, of the rating then assigned by such Rating Agency to any Class of Certificates subject to Section 3.26(h); and provided, further, that, notwithstanding anything to the contrary contained herein, neither the Master Servicer nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, under any related "due-on-sale" clause governing the transfer of any Mortgaged Property which secures, or controlling interests in any Mortgagor under, a Group of Cross-Collateralized Mortgage Loans unless all of the Mortgaged Properties securing, or a controlling interest in all the Mortgagors (if more than one) under, such Group of Cross-Collateralized Mortgage Loans are transferred simultaneously to the same transferee. In the event that the Master Servicer or Special Servicer intends or is required, in accordance with the preceding sentence, the Mortgage Loan documents or applicable law, to permit the transfer of any Mortgaged Property, the Master Servicer or the Special Servicer, as the case may be, may, if consistent with the Servicing Standard, enter into a substitution of liability agreement, pursuant to which the original Mortgagor and any original guarantors are released from liability, and the transferee and any new guarantors are substituted therefor and become liable under the Mortgage Note and any related guaranties and, in connection therewith, may require from the related Mortgagor a reasonable and customary fee for the additional services performed by it, together with reimbursement for any related costs and expenses incurred by it. The Master Servicer or the Special Servicer, as the case may be, shall promptly notify the Trustee in writing of any such agreement and forward the original thereof to the Trustee for inclusion in the related Mortgage File.

                  (b) As to each Mortgage Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

                  (i) provides that such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property; or

                  (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property;

then, for so long as such Mortgage Loan is included in the Trust Fund, each of the Master Servicer and the Special Servicer shall on behalf of the Trustee as the mortgagee of record, as to those Mortgage Loans it is obligated to service hereunder, exercise (or waive its right to exercise) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon, or (y) to withhold its consent to the creation of any such additional lien or other encumbrance, in a manner consistent with the Servicing Standard, but subject to
Section 3.20(a)(iii); provided that,
notwithstanding anything to the contrary contained herein, neither the Master Servicer nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, under any related "due-on-encumbrance" clause unless it first (1) shall have provided, at least five Business Days prior to the granting of such waiver or consent, to the Directing Certificateholder and, in the case of the Master Servicer, to the Special Servicer written notice of the matter and a written explanation of the surrounding circumstances, and (2) upon request made within such five Business Day period, shall have discussed the matter with the Directing Certificateholder and/or, in the case of the Master Servicer, with the Special Servicer; and provided, further, that, notwithstanding anything to the contrary contained herein, neither the Master Servicer nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, under any related "due-on-encumbrance" clause until it has received written confirmation from each Rating Agency that such action would not result in the qualification, downgrade or withdrawal, as applicable, of the rating then assigned by such Rating Agency to any Class of Certificates subject to Section 3.26(h).

                  (c) Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

                  Section 3.09      Realization Upon Defaulted Mortgage Loans.

                  (a) The Special Servicer shall, subject to subsections
(b) through (d) of this Section 3.09, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof, if the Special Servicer determines, consistent with the Servicing Standard, that such action would be in the best economic interest of the Trust and the Certificate Insurer as current or potential subrogee of the Class A Certificateholders. The Special Servicer shall advance or direct the Master Servicer to advance, as contemplated by Section 3.19(d), all costs and expenses to be incurred on behalf of the Trust in any such proceedings, subject to each of the Master Servicer and the Special Servicer being entitled to reimbursement for any such advance as a Servicing Advance as provided in Section 3.05(a), and further subject to the Special Servicer's being entitled to pay out of the related Liquidation Proceeds any Liquidation Expenses incurred in respect of any Mortgage Loan, which Liquidation Expenses were outstanding at the time such proceeds are received. In connection with the foregoing, in the event of a default under any Mortgage Loan or Group of Cross-Collateralized Mortgage Loans that are secured by real properties located in multiple states, and such states include the State of California or another state with a statute, rule or regulation comparable to the State of California's "one action" rule, then the Special Servicer shall consult with Independent counsel regarding the order and manner in which the Special Servicer should foreclose upon or comparably proceed against such properties (the cost of such consultation to be advanced by the Master Servicer as a Servicing Advance, at the direction of the Special Servicer, subject to the Master Servicer's being entitled to reimbursement therefor as a Servicing Advance as provided in Section 3.05(a)). When Applicable State Law permits the Special Servicer to select between judicial and non-judicial foreclosure in respect of any Mortgaged Property, the Special Servicer shall make such selection in a manner consistent with the Servicing Standard. Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust, to make an offer on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in its reasonable and good faith judgment taking into account the factors described in Section 3.18(e) and the results of any Appraisal obtained pursuant to the following sentence or otherwise, all such offers to be made in a manner consistent with the Servicing Standard. If and when the Special Servicer or the Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Mortgage Loan, whether for purposes of making an offer at foreclosure or otherwise, the Special Servicer or the Master Servicer, as the case may be, is authorized to have an Appraisal completed with respect to such property (the cost of which Appraisal shall be advanced by the Master Servicer as a Servicing Advance, subject to its being entitled to reimbursement therefor as a Servicing Advance as provided in Section 3.05(a), such Advance to be made at the direction of the Special Servicer when the Appraisal is obtained by the Special Servicer).

                  (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 (with the exception of cash or cash equivalents pledged as collateral for a Mortgage Loan) unless either:

                  (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

                  (ii) the Special Servicer shall have obtained an Opinion of Counsel (the reasonable cost of which may be withdrawn from the Certificate Account pursuant to Section 3.05(a)) to the effect that the holding of such personal property by the Trust will not cause either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificate is outstanding or, subject to Section 3.17, cause the imposition of a tax on the Trust under the REMIC Provisions.

                  (c) Notwithstanding the foregoing provisions of this
Section 3.09, neither the Special Servicer nor the Master Servicer shall, on behalf of the Trustee, initiate foreclosure proceedings, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, have a receiver of rents appointed with respect to any Mortgaged Property, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Assessment that has been prepared within the last 12 months (and any additional environmental testing that the Special Servicer deems necessary and prudent) of such

Mortgaged Property performed by an Independent Person who regularly conducts Phase I Environmental Assessments and such additional environmental testing, that:

                  (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith and proceeding against the Mortgaged Property is reasonably likely to produce a greater recovery to Certificateholders on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate), taking into consideration any associated liabilities, than not taking such actions and not proceeding against such Mortgaged Property; and

                  (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and/or regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property and proceeding against the Mortgaged Property is reasonably likely to produce a greater recovery to Certificateholders on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate), taking into consideration any associated liabilities, than not taking such actions and not proceeding against such Mortgaged Property.

                  The cost of such Phase I Environmental Assessment and any such additional environmental testing, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph, shall be advanced by the Master Servicer at the direction of the Special Servicer given in accordance with the Servicing Standard; provided, however, that the Master Servicer shall not be obligated in connection therewith to advance any funds which, if so advanced, would constitute a Nonrecoverable Servicing Advance. Amounts so advanced shall be subject to reimbursement as Servicing Advances in accordance with Section 3.05(a).

                  (d) If the environmental testing contemplated by
Section 3.09(c) above establishes that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a defaulted Mortgage Loan, the Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property, but including the sale of the affected Mortgage Loan) and, at such time as it deems appropriate, may, on behalf of the Trustee, release all or a portion of such Mortgaged Property from the lien of the related Mortgage; provided that prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Trustee in writing of its intention to so release all or a portion of such Mortgaged Property, (ii) the Trustee shall have notified the Certificateholders and the Certificate Insurer in writing of the Special Servicer's intention to so release all or a portion of such

Mortgaged Property, (iii) the Holders of Certificates (and, to the extent it has Voting Rights, the Certificate Insurer ) entitled collectively to a majority of the Voting Rights shall not have objected to such release within 30 days of the Trustee's distributing such notice, and (iv) unless the Mortgage Loan is a defaulted Mortgage Loan, the Special Servicer has obtained an Opinion of Counsel to the effect that such release will not cause either of REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificate is outstanding or cause the imposition of a tax on the Trust under the REMIC Provisions.

                  (e) The Special Servicer shall provide written reports to the Trustee, the Master Servicer, the Certificate Insurer and the Rating Agencies monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a defaulted Mortgage Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied or that any remedial, corrective or other further action contemplated by either such clause is required, in each case until the earliest to occur of (i) satisfaction of both such conditions and completion of all such remedial, corrective or other further action, (ii) repurchase of the related Mortgage Loan by the related Mortgage Loan Sellers and (iii) release of the lien of the related Mortgage on such Mortgaged Property. The Trustee shall forward copies of all such reports to the Certificateholders upon written request promptly following its receipt thereof. In addition, the Master Servicer will deliver or cause to be delivered to any of the Class C, Class D, Class E and Class F Certificateholders that shall request a copy of any such written reports and any Phase I Environmental Assessments within 15 days after receipt of such written reports and Phase I Environmental Assessments from the Special Servicer.

                  (f) The Special Servicer shall file the information returns with respect to the receipt of any mortgage interest received in a trade or business, the reports of foreclosures and abandonments and reports relating to any cancellation of indebtedness income with respect to any Mortgaged Property required by Sections 6050H, 6050J and 6050P of the Code and deliver to the Trustee an Officer's Certificate stating that such reports have been filed. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

                  (g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan permit such an action. The Master Servicer, at the direction of the Special Servicer, shall advance the costs incurred in any such deficiency action, subject to its being entitled to reimbursement therefor as a Servicing Advance as provided in Section 3.05(a).

                  (h) The Special Servicer shall maintain accurate records, certified by a Servicing Officer, of each Final Recovery Determination in respect of any Mortgage Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's

Certificate delivered to the Trustee, the Master Servicer, the Certificate Insurer and the Rating Agencies no later than the tenth Business Day following such Final Recovery Determination.

                  (i) Notwithstanding any provision to the contrary contained in this Agreement, in connection with any Mortgage Loan, the Special Servicer shall not proceed with any foreclosure action or take any other actions which would result in a transfer of ownership of the Mortgaged Property or in a Credit Lease Termination Condition in connection with an event of default under any of the Mortgage Loan documents if the related Mortgage Loan is not delinquent on payments of principal and interest and such default relates solely to the Mortgagor's failure to fulfill any Borrower Credit Lease Obligation unless (i) the Advanced Amount with respect to such Mortgage Loan has exceeded 60% of the Anticipated Liquidation Value with respect to such Loan, (ii) the Special Servicer shall have received the prior written consent of the Directing Certificateholder, (iii) any Servicing Advance with respect to such Mortgage Loan shall be deemed a Nonrecoverable Servicing Advance or shall be a Servicing Advance with respect to USPS Lease Loan which is not a Restricted Advance and was made pursuant to the Servicing Standard or (iv) the original scheduled maturity date of such Mortgage Loan has occurred; provided, however, that any foreclosure shall be subject to the Servicing Standard and any other applicable provision of this Agreement; provided, further, that neither the Master Servicer, the Special Servicer nor the Trustee shall be prohibited by this
Section 3.09(i) from accelerating the indebtedness evidenced by the Mortgage Note to the extent permitted by the Mortgage Loan documents, or requiring payment of Default Interest in connection with any overdue amounts (including, without limitation, the full amount of the Mortgage Loan after such an acceleration).

                  Section 3.10  Trustee to Cooperate; Release of Mortgage Files.

                  (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Master Servicer or Special Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer or Special Servicer, as the case may be, shall immediately notify the Trustee and request delivery of the related Mortgage File by delivering thereto a Request for Release in the form of Exhibit D attached hereto signed by a Servicing Officer of the Master Servicer or Special Servicer, as applicable. Any such Request for Release shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Certificate Account pursuant to Section 3.04(a) have been or will be so deposited. Upon receipt of such notice and request conforming in all material respects to the provisions hereof, the Trustee shall promptly release, or cause any related Custodian to release, the related Mortgage File to the Master Servicer or Special Servicer, as applicable. The Master Servicer (and not the Trustee) shall prepare any related instrument of satisfaction or deed of reconveyance. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Certificate Account.

                  (b) If from time to time, and as appropriate for servicing or foreclosure of any Mortgage Loan, the Master Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof), then, upon request of the Master Servicer or the Special Servicer and receipt therefrom of a Request for Release in the form of Exhibit D attached hereto signed by a Servicing Officer thereof, the Trustee shall release, or cause any related Custodian to release, such Mortgage File (or portion thereof) to the Master Servicer or the Special Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Trustee or the related Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the Special Servicer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Certificate Account pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, the Request for Release shall be released by the Trustee to the Master Servicer or the Special Servicer, as applicable.

                  (c) The Trustee, if requested, shall promptly execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents furnished by the Special Servicer and certified by it as being necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or for any other purpose necessary or advisable in the reasonable, good faith judgment of the Special Servicer; provided, however, that the Special Servicer shall be responsible for the preparation of all such documents and pleadings; and when submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

                  Section 3.11 Servicing Compensation; Interest on Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee and Fiscal Agent Regarding Back-up Servicing Advances.

                  (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each Mortgage Loan (including, without limitation, each Specially Serviced Mortgage Loan) and REO Loan. As to each such Mortgage Loan and REO Loan, the Master Servicing Fee shall accrue at the applicable Master Servicing Fee Rate on the basis of the same principal amount and for the same number of days respecting which any related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. The Master Servicing Fee with respect to any Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Master Servicing Fees shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Loan. The Master Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or REO Loan out of Insurance Proceeds, Liquidation Proceeds or Workout

Proceeds, to the extent permitted by Section 3.05(a). The right to receive the Master Servicing Fee may not be transferred in whole or in part except in accordance with the following paragraph, except in connection with the transfer of all of the Master Servicer's responsibilities and obligations under this Agreement or except as provided in Section 3.22(d). The Master Servicer shall, monthly out of its Master Servicing Fee, pay to any Sub-Servicer retained by the Master Servicer such Sub-Servicer's sub-servicing fee (including, without limitation, any Primary Servicing Fee, if applicable), to the extent such Sub-Servicer is entitled thereto under the applicable Sub-Servicing Agreement.

                  Notwithstanding anything herein to the contrary, Midland may at its option assign or pledge to any third party or retain for itself the Transferable Portion; provided, however, that in the event of any resignation or termination of Midland as Master Servicer hereunder, all or any portion of the Transferable Portion (as hereinafter defined) may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (which successor may include the Trustee) which, subject to the Trustee's satisfaction as to quality of servicing and the best interests of Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders and the requirements of Section 6.04 and Article VII of this Agreement, will perform the services of the Master Servicer for payment of an amount (the "Successor Servicer Retained Fee") less than the full Master Servicing Fee expressed as a fixed number of basis points such that the Transferable Portion is reduced only to the extent reasonably necessary (in the sole discretion of the Trustee) to provide market rate compensation (except that the Transferable Portion shall be reduced to zero during any period for which the Trustee serves as successor servicer hereunder by reason of a default by the Master Servicer). If, and only if, the successor Master Servicer shall have so agreed to perform such services for less than the full Master Servicing Fee, then while such successor Master Servicer will be entitled to receive the full Master Servicing Fee, it shall pay the excess of the Master Servicing Fee (which would otherwise be payable) over the Successor Servicer Retained Fee on each Distribution Date to Midland or any transferee of the Transferable Portion, as applicable, at such time and to the extent the Master Servicer is entitled to receive payment of the Master Servicing Fees under this Agreement, notwithstanding any termination of Midland under this Agreement. If the successor Master Servicer shall not have agreed to perform such services for such lesser amount, the rights of Midland or any transferee to the Transferable Portion shall terminate. The "Transferable Portion" of the Master Servicing Fee, subject to reduction by the Trustee as stated above, is the amount by which the Master Servicing Fee exceeds the sum of
(i) the Primary Servicing Fee and (ii) the amount of the related Master Servicing Fee calculated using a rate of 0.01% per annum.

                  (b) The Master Servicer shall be entitled to receive as additional servicing compensation:

                  (i) Net Default Interest, assumption and assignment fees, late fees, modification fees, extension fees, charges for beneficiary statements or demands and any similar fees (excluding Prepayment Premiums), in each case to the extent actually paid by a Mortgagor with respect to the period a Mortgage Loan is not a Specially Serviced Mortgage Loan, determined with respect to Net Default Interest by taking all Net Default Interest received with respect to such Mortgage Loan and allocating pro rata between the Master Servicer and Special Servicer based on the days such Mortgage Loan was and was not a Specially Serviced Mortgage Loan at the time such Net Default Interest was received;

                  (ii) amounts collected for checks returned for insufficient funds, to the extent actually paid by a Mortgagor with respect to any Mortgage Loan;

                  (iii) any Prepayment Interest Excesses collected on the Mortgage Loans;

                  (iv) interest or other income earned on deposits in the Certificate Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Certificate Account for each Collection Period); and

                  (v) to the extent not required to be paid to any Mortgagor under applicable law or under the related Mortgage, any Net Investment Earnings on deposits in the Rent Escrow Accounts and Borrower Reserve Funds maintained by the Master Servicer;

provided that with respect to the items of additional servicing compensation set forth ill clauses (i) and (ii) above, the Master Servicer shall, in turn, pay the amounts described therein to the related Sub-Servicer to the extent such Sub-Servicer is entitled thereto under the applicable Sub-Servicing Agreement.

                  The Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any Sub-Servicer retained by it and the premiums for any blanket policy insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of the Certificate Account, and the Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

                  (c) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and each REO Loan. As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate on the basis of the same principal amount and for the same number of days respecting which any related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed under the terms of the related Mortgage Note (as such terms may be modified at any time following the Closing Date) and applicable law. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected Mortgage Loan. Earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on the Mortgage Loans and any REO Properties on deposit in the Certificate Account pursuant to Section 3.05(a).

                  As further compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Workout Fee with respect to each Corrected Mortgage Loan, unless (i) the basis on which such Mortgage Loan became a Corrected Mortgage Loan was the remediation of a circumstance or condition relating to the related Mortgage Loan Sellers' obligation to repurchase such Mortgage Loan pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement, in which case, if such Mortgage Loan is repurchased within the 120-day period described in Section 2.03(a) or the terms of the Mortgage Loan Purchase and Sale Agreement, no Workout Fee will be payable from or based upon the receipt of, any Purchase Price paid by the related Mortgage Loan Sellers in satisfaction of such repurchase obligation; or
(ii) the related Mortgage Loan became a Specially Serviced Mortgage Loan solely as a result of the event described in clause (i) of the definition of Specially Serviced Mortgage Loan. Furthermore, no Workout Fees will be payable from or based upon the receipt of any Liquidation Proceeds paid by any Majority Certificateholder of the Controlling Class or the Master Servicer in connection with the purchase of all the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 hereof. As to each Corrected Mortgage Loan, subject to the exceptions provided for in the two preceding sentences, the Workout Fee shall be payable from, and shall be calculated by application of the Workout Fee Rate to, each collection of interest (other than Default Interest) and principal received on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if a Servicing Transfer Event occurs with respect thereto or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated other than for cause or resigns in accordance with clause (ii) of the first paragraph of Section 6.04, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans that became Corrected Mortgage Loans during the period that it acted as Special Servicer and were still such at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Mortgage Loan ceases to be payable in accordance with the preceding sentence.

                  As further compensation for its activities hereunder, the Special Servicer shall also be entitled to receive a Liquidation Fee with respect to each Specially Serviced Mortgage Loan or REO Property as to which it receives any full or discounted payoff from the related Mortgagor or any Liquidation Proceeds (other than in connection with the purchase of any such Specially Serviced Mortgage Loan or REO Property by the Special Servicer pursuant to Section 3.18, by the Master Servicer or the Majority Certificateholder of the Controlling Class pursuant to Section 3.18 or Section 9.01, or by the related Mortgage Loan Sellers pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement within 120 days of its discovery or notice of the breach or Document Defect that gave rise to the repurchase obligation, and other than in connection with the condemnation or other governmental taking of a Mortgaged Property or REO Property). As to each such Specially Serviced Mortgage Loan or REO Property, the Liquidation Fee shall be payable from, and shall be calculated by application of the Liquidation Fee Rate to, such full or discounted payoff and/or Liquidation Proceeds (excluding any portion of such payoff and/or proceeds that represents accrued but unpaid Default Interest); provided that no Liquidation Fee will be payable with respect to any such Specially Serviced Mortgage Loan that becomes a Corrected Mortgage Loan; and provided, further, that (without limiting the Special Servicer's right to any Workout Fee that is properly payable therefrom), no Liquidation Fee will be payable from, or based upon the receipt of, Liquidation Proceeds collected as a result of any purchase of a Specially Serviced Mortgage Loan or REO Property described in the parenthetical to the first sentence of this paragraph or in connection with a condemnation or other governmental taking of a Mortgaged Property or REO Property.

                  Notwithstanding anything to the contrary herein, a Liquidation Fee and a Workout Fee relating to the same Mortgage Loan shall not be paid from the same proceeds on or with respect to such Mortgage Loan.

                  The Special Servicer's right to receive the Special Servicing Fee, the Workout Fee and/or the Liquidation Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

                  (d) The Special Servicer shall be entitled to receive as additional special servicing compensation:

                  (i) (A) to the extent allocable to the period when any Mortgage Loan is a Specially Serviced Mortgage Loan or to the extent allocable to an REO Loan (allocated between the period the Mortgage Loan was and was not a Specially Serviced Mortgage Loan in accordance with Section 3.11(b)(i)), any Net Default Interest actually collected on such Mortgage Loan or REO Loan, as the case may be, and (B) assumption and assignment fees, late fees, modification fees, extension fees, charges for beneficiary statements or demands and any similar fees (excluding Prepayment Premiums) actually collected on or with respect to Specially Serviced Mortgage Loans or REO Loans; and

                  (ii) interest or other income earned on deposits in the REO Account, if established, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the REO Account for each Collection Period).

                  To the extent the amounts described in clause (i)(B) of the preceding paragraph are collected by the Master Servicer, the Master Servicer shall promptly pay such amounts to the Special Servicer and shall not be required to deposit such amounts in the Certificate Account pursuant to Section 3.04(a). Additional servicing compensation to which the Master Servicer (or, if so provided by the applicable Sub-Servicing Agreement, any Sub-Servicer retained thereby) is entitled pursuant to Section 3.11(b) in the form of assumption fees, modification fees, charges for beneficiary statements or demands and any similar fees (excluding Prepayment Premiums) collected by the Special Servicer on Mortgage Loans that are not Specially Serviced Mortgage Loans or REO Loans, or in the form of amounts collected for checks returned for insufficient funds with respect to any Mortgage Loans (including, without limitation, Specially Serviced Mortgage Loans), shall be paid promptly to the Master Servicer by the Special Servicer.

                  The Special Servicer shall be required to pay out of its own funds all overhead, general and administrative expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any Sub- Servicers retained by it and the premiums for any blanket policy obtained by it insuring against hazard losses pursuant to Section 3.07(b), if and to the extent such expenses are not payable directly out of the Certificate Account or the REO Account and the Master Servicer is not required to advance such expenses at the direction of the Special Servicer, and the Special Servicer shall not be entitled to reimbursement except as expressly provided in this Agreement.

                  (e) If the Master Servicer or Special Servicer is required under this Agreement to make a Servicing Advance, but neither does so within 15 days after such Servicing Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of the Master Servicer or Special Servicer, as the case may be, give notice of such failure, as applicable, to the Master Servicer and/or the Special Servicer. If such Servicing Advance is not made by the Master Servicer or the Special Servicer within one Business Day after such notice then (subject to Section 3.11(g) below), the Trustee shall make such Servicing Advance. If the Trustee fails to make a Servicing Advance required to be made by it, the Fiscal Agent shall make such Servicing Advance within one Business Day after such notice provided to the Master Servicer and/or the Special Servicer by the Trustee above (subject to Section 3.11(g) below). The making of such Servicing Advance by the Fiscal Agent will cure the Trustee's failure to make such Servicing Advance. Any failure by the Master Servicer or the Special Servicer to make a Servicing Advance it is required to make hereunder shall constitute an Event of Default by the Master Servicer or the Special Servicer, as the case may be, subject to and as provided in Section 7.01(a). The Master Servicer, the Special Servicer or the Trustee, as applicable, shall make all Servicing Advances first from amounts available in the Expense Reserve Fund.

                  (f) As and to the extent permitted by Section 3,05(a), the Expense Reserve Fund, the Master Servicer, the Special Servicer (to the extent it has not already been reimbursed for any such Servicing Advance by the Master Servicer), the Trustee and the Fiscal Agent shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each Servicing Advance made thereby (out of its own funds) for so long as such Servicing Advance is outstanding, and such interest will be paid: first, out of any Default Interest collected on or in respect of the related Mortgage Loan during, and allocable to, the period, if any, that it was a Specially Serviced Mortgage Loan or an REO Loan; and second, at any time coinciding with or following the reimbursement of such Servicing Advance, out of general collections on the Mortgage Loans and any REO Properties on deposit in the Certificate Account. As and to the extent provided in Sections 3.03(a) and 3.05(a), the Master Servicer shall reimburse itself, the Expense Reserve Fund, the Special Servicer, the Trustee or the Fiscal Agent, as appropriate, for any Servicing Advance made thereby as soon as practicable after funds available for such purpose are deposited in the Certificate Account or a Borrower Reserve Fund.

                  (g) Notwithstanding anything to the contrary set forth herein, none of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent shall be required to make any

Servicing Advance (including, without limitation, an Emergency Advance) that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Servicing Advance. In addition, Nonrecoverable Servicing Advances shall be reimbursable pursuant to Section 3.05(a)(vii) out of general collections on the Mortgage Pool on deposit in the Certificate Account. The determination by the Master Servicer, the Special Servicer or, if applicable, the Trustee or the Fiscal Agent, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered promptly to the Trustee (or, if applicable, retained thereby), the Depositor and the Rating Agencies, setting forth the basis for such determination, together with (if such determination is prior to the liquidation of the related Mortgage Loan or REO Property) a copy of an Appraisal of the related Mortgaged Property or REO Property, as the case may be, which shall have been performed within the twelve months preceding such determination, and further accompanied by any other information, including, without limitation, engineers' reports, environmental surveys, inspection reports, rent rolls, income and expense statements or similar reports, that the Master Servicer or the Special Servicer may have obtained and that supports such determination. If such an Appraisal shall not have been required and performed pursuant to the terms of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of a Servicing Advance, obtain an Appraisal for such purpose at the expense of the Trust. The Trustee and the Fiscal Agent shall be entitled to rely on any determination of nonrecoverability that may have been made by the Master Servicer or the Special Servicer with respect to a particular Servicing Advance.

                  (h) Notwithstanding anything to the contrary set forth herein, the Master Servicer shall (at the direction of the Special Servicer if a Specially Serviced Mortgage Loan or an REO Property is involved) pay directly out of the Certificate Account any servicing expense that, if paid by the Master Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance; provided that the Master Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or an REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders and the Certificate Insurer (as a collective whole), as evidenced by an Officer's Certificate delivered promptly to the Trustee, the Depositor and the Rating Agencies, setting forth the basis for such determination and accompanied by any information that the Master Servicer or the Special Servicer may have obtained that supports such determination.

                  Section 3.12      Inspections.

                  Commencing in 2000, the Master Servicer shall, at its own cost and expense, inspect or cause the inspection of each Mortgaged Property at least once every two years (or, if the related Mortgage Loan has a then current balance greater than $2,000,000, or if the long-term debt rating given by a Rating Agency with respect to the Tenant under the related Mortgage Loan has been downgraded by one rating letter grade or below "BB-" or its equivalent, then at the time of such downgrade, and thereafter at least once every year), provided that at least 50% of the Mortgaged Properties (by both number and aggregate Stated Principal Balances of the related Mortgage Loans) will be inspected each year by the Master Servicer (or an entity employed by the Master Servicer for such purpose) or, in accordance with the second succeeding sentence, by the Special Servicer. The Master Servicer shall be responsible for such inspections only in respect of (i) Mortgage Loans that are not Specially Serviced Mortgage Loans and (ii) Corrected Mortgage Loans. The Special Servicer, subject to statutory limitations or limitations set forth in the related Mortgage Loan documents, shall perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable after the servicing of the related Mortgage Loan is transferred thereto pursuant to Section 3.21(a) and annually thereafter so long as it is a Specially Serviced Mortgage Loan. The Master Servicer and the Special Servicer shall each prepare or cause to be prepared as soon as reasonably possible a written report of each such inspection performed or caused to be performed thereby detailing the condition of the Mortgaged Property and specifying the existence of (i) any vacancy in the Mortgaged Property that is, in the reasonable judgment of the Master Servicer or Special Servicer (or their respective designees), as the case may be, material and is evident from such inspection, (ii) any abandonment of the Mortgaged Property, (iii) any change in the condition or value of the Mortgaged Property that is, in the reasonable judgment of the Master Servicer or Special Servicer (or their respective designees), as the case may be, material and is evident from such inspection, (iv) any waste on or deferred maintenance in respect of the Mortgaged Property that is evident from such inspection or (v) any capital improvements made that are evident from such inspection. The Master Servicer and Special Servicer each shall, within 10 days of the preparation thereof, deliver to the Trustee, the Directing Certificateholder, the Rating Agencies, the Certificate Insurer, each other and, upon request of a Class X, Class B, Class C, Class D, Class E and Class F Certificateholder, such Holder, a copy of (and, upon request by any such Person, shall promptly discuss therewith the contents
of) each such written report prepared or caused to be prepared by or on behalf of it. Furthermore, the Master Servicer shall obtain (and shall deliver to the requesting party and the Trustee) such additional information with respect to the matters addressed in such written report as the Special Servicer, the Certificate Insurer, and/or the Directing Certificateholder, may reasonably request and shall cooperate with and reasonably assist the Special Servicer in making direct inquiries with any Mortgagor to the extent any such direct inquiry by the Special Servicer would not violate the terms of any applicable Sub-Servicing Agreement; provided that if the Special Servicer or any such Certificateholder shall desire such an inquiry to be made of a Mortgagor, and if the subject Mortgage Loan is then being primary serviced by a Sub-Servicer, then the Master Servicer shall in each instance (regardless of whether such Mortgage Loan was originated by such Sub-Servicer), unless otherwise agreed by such Sub-Servicer, first request that such Sub-Servicer make such inquiry (and the Master Servicer or the Special Servicer may contact such Mortgagor directly in such instance if such request has been so made to such Sub-Servicer and the requested information has not thereafter been obtained by such Sub-Servicer within a reasonable time). The Trustee shall make available to Certificateholders, Certificate Owners and prospective Certificateholders and Certificate Owners (which prospective Certificateholders and Certificate Owners have been certified to it as such by a Certificateholder or a Certificate Owner), in accordance with Section 8.12(b), copies of all the written reports delivered to it pursuant to this Section 3.12 and, if and to the extent delivered to it in a written or electronic format, the related additional information referred to in the preceding sentence. In the absence of actual knowledge that the Master Servicer or the Special Servicer is in default under this Section 3.12, the Trustee shall have no obligation to confirm that inspections of the Mortgaged Properties are being performed in accordance with this Section 3.12.

                  Section 3.13      Annual Statement as to Compliance.

                  Each of the Master Servicer and the Special Servicer will deliver to the Trustee, the Certificate Insurer and the Rating Agencies, and, upon request of a Class X, Class B, Class C, Class D, Class E and Class F Certificateholder, such Holder, with a copy to the Depositor, on or before April 30 of each year, beginning April 30, 2000, an Officer's Certificate stating that
(i) a review of the activities of the Master Servicer or the Special Servicer, as the case may be, during the preceding calendar year, and of its performance under this Agreement during such calendar year, has been made under the signing officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Master Servicer or the Special Servicer, as the case may be, has in all material respects fulfilled all of its obligations under this Agreement throughout such calendar year, or, if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof, and (iii) the Master Servicer or the Special Servicer, as the case may be, has received no notice regarding the qualification or status as a REMIC of, or otherwise asserting a tax (other than ad valorem real property taxes or other similar taxes on REO Property) on the income or assets of, any portion of the Trust Fund from the Internal Revenue Service or from any other governmental agency or body or, if it has received any such notice, specifying the details thereof. The signing officer shall have no personal liability with respect to the content of any such statement, and the Master Servicer or the Special Servicer, as the case may be, shall be deemed to have made such statement and shall assume any liability resulting therefrom.

                  The Master Servicer and the Special Servicer, to the extent applicable, will reasonably cooperate with the Depositor in conforming any Officer's Certificate delivered pursuant to this Section 3.13 to requirements imposed by the Commission on the Depositor in connection with the Commission's issuance of a no-action letter relating to the Depositor's reporting requirements in respect of the Trust pursuant to the Exchange Act.

                  Section 3.14      Reports by Independent Public Accountants.

                  On or before April 30 of each year, beginning April 30, 2000 (or, as to any such year, such earlier date as is contemplated by the last sentence of this paragraph), each of the Master Servicer and the Special Servicer, at its expense, shall cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish a statement to the Depositor, the Trustee, the Rating Agencies, the Directing Certificateholder, the Certificate Insurer and, upon request of a Class X, Class B, Class C, Class D, Class E and Class F Certificateholder, such Holder, to the effect that such firm has examined such documents and records as it has deemed necessary and appropriate relating to the Master Servicer's or the Special Servicer's, as the case may be, servicing of the Mortgage Loans under this Agreement or the servicing of mortgage loans similar to the Mortgage Loans under substantially similar agreements for the preceding calendar year (or during the period from the date of commencement of the Master

Servicer's or the Special Servicer's, as the case may be, duties hereunder until the end of such preceding calendar year in the case of the first such certificate) and that the assertion of the management of the Master Servicer or the Special Servicer, as the case may be, that it maintained an effective internal control system over servicing of the Mortgage Loans or similar mortgage loans is fairly stated in all material respects, based upon established criteria, which statement meets the standards applicable to accountants' reports intended for general distribution. In rendering its report such firm may rely, as to matters relating to the direct servicing of securitized commercial and multifamily mortgage loans by Sub-Servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards or in accordance with the Uniform Single Attestation Program (in each case rendered within one year of such report) with respect to those Sub-Servicers. If the Depositor notifies the Trustee, the Master Servicer and the Special Servicer on or before March 1 of any year that such statements are required to be filed with the Commission as part of the Form 10-K for the Trust covering the prior calendar year, each of the Master Servicer and the Special Servicer shall deliver such statement in respect of it by March 15 of such year.

                  The Master Servicer and the Special Servicer, to the extent applicable, will reasonably cooperate with the Depositor in conforming any reports delivered pursuant to this Section 3.14 to requirements imposed by the Commission on the Depositor in connection with the Commission's issuance of a no-action letter relating to the Depositor's reporting requirements in respect of the Trust pursuant to the Exchange Act.

                  Section 3.15      Access to Certain Information.

                  Each of the Master Servicer and the Special Servicer shall provide or cause to be provided to the other such party, the Depositor, the Trustee, the Certificate Insurer and the Rating Agencies, and to the OTS, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loans and the other assets of the Trust Fund that are within its control which may be required by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be, designated by it.

                  Section 3.16 Title to REO Property; REO Account.

                  (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders. The Special Servicer shall sell any REO Property by the end of the third calendar year beginning after the year in which the Trust acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the REMIC Administrator an Opinion of Counsel, addressed to the Trustee and the REMIC Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the end of the third calendar year beginning after the year in which such acquisition occurred, will not result in the imposition of taxes on "prohibited transactions" of REMIC I or REMIC II as defined in Section 860F of the Code or cause REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such period longer than the end of the third calendar year beginning after the year that such property was acquired, as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any reasonable expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust payable out of the Certificate Account pursuant to Section 3.055(a). Any REO Extension shall be requested by the Special Servicer no later than 60 days before the end of the third calendar year beginning after the year in which the Trust acquired ownership of the related REO Property.

                  (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more accounts (collectively, the "REO Account"), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account and may consist of one account for all the REO Properties. The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within two Business Days of receipt, all REO Revenues, Liquidation Proceeds (net of all Liquidation Expenses paid therefrom) and Insurance Proceeds received in respect of an REO Property. The Special Servicer is authorized to pay out of related Liquidation Proceeds any Liquidation Expenses incurred in respect of an REO Property and outstanding at the time such proceeds are received. Funds in the REO Account may be invested in Permitted Investments in accordance with
Section 3.06. The Special Servicer shall be entitled to make withdrawals from the REO Account to pay itself, as additional servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in the REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the REO Account for any Collection Period). The Special Servicer shall give notice to the other parties hereto of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

                  (c) The Special Servicer shall withdraw from the REO
Account funds necessary for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. Within one Business Day following the end of each Collection Period, the Special Servicer shall withdraw from the REO Account and deposit into the Certificate Account or deliver to the Master Servicer (which shall deposit such amounts into the Certificate Account) the aggregate of all amounts received in respect of each REO Property during such Collection Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided that the Special Servicer may retain in the REO Account such portion of proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, maintenance and disposition of the related REO Property (including without limitation the creation of a reasonable reserve for repairs, replacements and necessary capital improvements and other related expenses), such reserve not to exceed an amount sufficient to cover such items to be incurred during the following twelve-month period.

                  (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

                  Section 3.17      Management of REO Property.

                  (a) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect, operate and lease such REO Property for the benefit of the Certificateholders solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders (as determined by the Special Servicer in its good faith and reasonable judgment). Subject to this Section 3.17, the Special Servicer may earn "net income from foreclosure property" within the meaning of Code Section 860G(d) if it determines that earning such income is in the best interests of Certificateholders on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following receipt of such funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

                  (i) all insurance premiums due and payable in respect of such REO Property;

                  (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

                  (iii) any ground rents in respect of such REO Property, if applicable; and

                  (iv) all costs and expenses necessary to maintain and lease such REO Property.

                  To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the Special Servicer shall direct the Master Servicer to make (and the Master Servicer shall so make) Servicing Advances in such amounts as are necessary for such purposes unless (as evidenced in the manner contemplated by Section 3.11(g)) the Special Servicer or the Master Servicer determines, in its reasonable, good faith judgment, that such payment would be a Nonrecoverable Servicing Advance.

                  (b) Without limiting the generality of the foregoing, the Special Servicer shall not:

                  (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

                  (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

                  (iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of
         Section 856(e)(4)(B) of the Code; or

                  (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

                  (c) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the acquisition date thereof, provided that:

                  (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

                  (ii) the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

                  (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

                  (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

                  (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

                  The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

                  (d) When and as necessary, the Special Servicer shall send to the Trustee and the Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

                  Section 3.18      Sale of Mortgage Loans and REO Properties.

                  (a) The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or REO Property only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01.

                  (b) If the Special Servicer has determined, in its good faith and reasonable judgment, that any Defaulted Mortgage Loan will become the subject of a foreclosure sale or similar proceeding, and that the sale of such Mortgage Loan under the circumstances provided in this Section 3.18(b) or in
Section 3.18(c) is in accordance with the Servicing Standard, the Special Servicer shall promptly so notify in writing the Trustee, the Master Servicer, the Certificate Insurer and each Rating Agency, and the Trustee shall, within 10 days after receipt of such notice, notify all the Certificateholders of the Controlling Class. The Majority Certificateholder of the Controlling Class may at its option purchase from the Trust, at a price equal to the applicable Purchase Price, any such Defaulted Mortgage Loan. The Purchase Price for any Mortgage Loan purchased under this paragraph (b) shall be deposited into the Certificate Account, and the Trustee, upon receipt of an

Officer's Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the Certificateholder(s) effecting such purchase (or any designee thereof) the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonable necessary to vest in the Certificateholder(s) effecting such purchase (or any designee thereof) ownership of such Mortgage Loan. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the Certificateholder(s) effecting such purchase (or any designee thereof).

                  (c) If the Majority Certificateholder of the
Controlling Class has not purchased any Defaulted Mortgage Loan described in the first sentence of Section 3.18(b) within 15 days of its having received notice in respect thereof pursuant to Section 3.18(b) above, either the Special Servicer or, subject to the Special Servicer's prior rights in such regard, the Master Servicer may at its option purchase such Mortgage Loan from the Trust, at a price equal to the Purchase Price. The Purchase Price for any such Mortgage Loan purchased under this paragraph (c) shall be deposited into the Certificate Account, and the Trustee, upon receipt of an Officer's Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the Master Servicer or the Special Servicer, as applicable, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Master Servicer or the Special Servicer, as applicable, the ownership of such Mortgage Loan. In connection with any such purchase by the Master Servicer, the Special Servicer shall deliver the related Servicing File to the Master Servicer.

                  (d) The Special Servicer may offer to sell or otherwise realize upon any Defaulted Mortgage Loan not otherwise purchased pursuant to
Section 3.18(b) or Section 3.18(c) above, if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interests of the Trust and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders. Such offer shall be made in a commercially reasonable manner (which, for purposes hereof, includes an offer to sell without representation or warranty other than customary warranties of title, loan status, condition and similar customary matters, if liability for breach thereof is limited to recourse against the Trust) for a period of not less than 30 days. Unless the Special Servicer determines that acceptance of any offer would not be in the best economic interests of the Trust and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders, the Special Servicer shall accept the highest cash offer received from any Person that constitutes a fair price for such Mortgage Loan. In the absence of any offer determined as provided below to be fair, the Special Servicer shall proceed with respect to such Defaulted Mortgage Loan in accordance with Section 3.09 and, otherwise, in accordance with the Servicing Standard.

                  The Special Servicer shall use its best efforts to solicit offers for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.16(a). The Special Servicer shall accept the first (and, if multiple offers are received contemporaneously, highest) cash offer received from any Person that constitutes a fair price (determined pursuant to Section 3.18(e) below) for such REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 3.18(e) below) for any REO Property within the time constraints imposed by Section 3.16(a), the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless of from whom received.

                  The Special Servicer shall give the Trustee, the Certificate Insurer and the Master Servicer not less than five Business Days' prior written notice of its intention to sell any Defaulted Mortgage Loan or REO Property pursuant to this Section 3.18(d). No Interested Person shall be obligated to submit an offer to purchase any such Mortgage Loan or REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its respective Affiliates may make an offer for or purchase any Defaulted Mortgage Loan or any REO Property pursuant hereto.

                  (e) Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan or REO Property, as the case may be, for purposes of
Section 3.18(d), shall be determined by the Special Servicer or, if such cash offer is from the Special Servicer, an independent contractor hired by the Special Servicer, or an Affiliate of such Person, by the Trustee. In determining whether any offer received from an Interested Person represents a fair price for any such Mortgage Loan or REO Property, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 12-month period or, in the absence of any such Appraisal, on a narrative appraisal prepared by a Qualified Appraiser, retained by the Special Servicer. Such appraiser shall be selected by the Special Servicer if neither the Special Servicer nor any Affiliate thereof is making an offer with respect to a Defaulted Mortgage Loan or REO Property and shall be selected by the Trustee if the Special Servicer or an Affiliate thereof is making such an offer. The cost of any such narrative appraisal shall be advanced by the Master Servicer, at the direction of the Special Servicer, and shall constitute a Servicing Advance. When any Interested Person is among those making an offer with respect to a Defaulted Mortgage Loan or REO Property, the Special Servicer shall require that all offers be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offered amount. In determining whether any offer from a Person other than the Special Servicer, an independent contractor hired by the Special Servicer or an Affiliate of such Person, constitutes a fair price for any such Mortgage Loan or REO Property, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 12 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Mortgage Loan or REO Property, any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a). Notwithstanding the other provisions of this Section 3.18, no cash offer from any Interested Person or any Affiliate thereof in an amount less than the related Purchase Price shall constitute a fair price for any Defaulted Mortgage Loan or REO Property unless such offer is the highest cash offer received and at least two additional offers (not including the offers of Interested Persons or any Affiliates thereof) have been received from Independent third parties reflecting prices less than the related Purchase Price. The Purchase Price for any Defaulted Mortgage Loan or REO Property shall in all cases be deemed a fair price.

                  (f) Subject to Sections 3.18(a) through 3.18(e) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or evaluating offers without obligation to deposit such amounts into the Certificate Account. Any sale of a Defaulted Mortgage Loan or any REO Property shall be final and without recourse to the Trustee or the Trust (except such recourse to the Trust imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

                  (g) Any sale of a Defaulted Mortgage Loan or any REO
Property shall be for cash only (unless, as evidenced by an Opinion of Counsel, changes in the REMIC Provisions made subsequent to the Startup Day allow a sale for other consideration).

                  (h) Notwithstanding any of the foregoing paragraphs of this Section 3.18, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms (other than price) offered by the prospective buyer making the lower offer are more favorable); provided, however, that the Special Servicer shall not, without the prior written consent of the Directing Certificateholder, reject an offer for an amount greater than or equal to the Purchase Price in favor of an offer for an amount less than the Purchase Price if payable on substantially the same terms, including without limitation time of payment.

                  Section 3.19 Additional Obligations of the Master Servicer and the Special Servicer.

                  (a) The Master Servicer shall maintain at its Primary Servicing Office and shall, upon reasonable advance written notice, make available during normal business hours for review by each Rating Agency and the Certificate Insurer as potential or current subrogee of the Class A Certificates and by any Certificateholder or Certificate Owner or any Person identified to the Master Servicer as a prospective transferee of a Certificate or an interest therein, copies of the Servicing Files; provided that, if the Master Servicer in its reasonable, good faith determination believes that any item of information contained in such Servicing Files is of a nature that it should be conveyed to all Certificateholders at the same time, it shall, as soon as reasonably possible following its receipt of any such item of information, disclose such item of information to the Trustee as part of the reports to be delivered to the Trustee by the Master Servicer pursuant to
Section 4.02(b), and until the Trustee has either disclosed such information to all Certificateholders in a Distribution Date Statement or has properly filed such information with the Commission on behalf of the Trust under the Exchange Act, the Master Servicer shall be entitled to withhold such item of information from any Certificateholder or Certificate Owner or prospective transferee of a Certificate or an interest therein; and provided, further, that the Master Servicer shall not be required to make particular items of information contained in the Servicing File for any Mortgage Loan available to any Person if the disclosure of such particular items of information is expressly prohibited by the provisions of any related Mortgage Loan documents. Except as set forth in the provisos to the preceding sentence, copies of all or any portion of any Servicing File are to be made available by the Master Servicer upon request; however, the Master Servicer shall be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs and expenses of providing such service (other than with respect to the Rating Agencies and the Certificate Insurer as potential or current subrogee of the Class A Certificates). The Special Servicer shall, as to each Specially Serviced Mortgage Loan and REO Property, promptly deliver to the Master Servicer a copy of each document or instrument added to the related Servicing File, and the Master Servicer shall in no way be in default under this Section 3.19(a) solely by reason of the Special Servicer's failure to do so.

                  In connection with providing access to or copies of the items described in the preceding paragraph, the Master Servicer may require, unless the Depositor directs otherwise, (a) in the case of Certificate Owners, a written confirmation executed by the requesting Person, in form reasonably satisfactory to the Master Servicer, generally to the effect that such Person is a beneficial holder of Certificates and will otherwise keep such information confidential and (b) in the case of a prospective purchaser, confirmation executed by the requesting Person generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. All Certificateholders, by the acceptance of their Certificates, shall be deemed to have agreed to keep such information confidential, except to the extent that the Depositor grants written permission to the contrary. The Master Servicer shall not be liable for the dissemination of information in accordance with this Section 3.19(a).

                  (b) Within 60 days (or within such longer period as the Master Servicer or the Special Servicer, as applicable, is (as certified thereby to the Trustee in writing) diligently and in good faith proceeding to obtain the Appraisal referred to below) after the earliest of (i) the date on which any Mortgage Loan becomes a Modified Mortgage Loan, (ii) the 60th day following the occurrence of any uncured delinquency in Monthly Payments with respect to any Mortgage Loan,

(iii) the date on which a receiver is appointed in respect of the Mortgaged Property securing any Mortgage Loan, (iv) the date on which the Mortgagor under any Mortgage Loan becomes the subject of bankruptcy or insolvency proceedings, and (v) the date on which the Mortgaged Property securing any Mortgage Loan becomes an REO Property (each such Mortgage Loan and any related REO Loan, until it ceases to be such in accordance with the following paragraph, a "Required Appraisal Loan"), the Master Servicer or Special Servicer, as applicable, shall obtain an Appraisal of the related Mortgaged Property; unless an Appraisal thereof had previously been received within the prior twelve months. The cost of such Appraisal shall be advanced by the Master Servicer, subject to its being entitled to reimbursement therefor as a Servicing Advance as provided in Section 3.05(a), such Advance to be made at the direction of the Special Servicer when the Appraisal is received by the Special Servicer. For purposes of this Section 3.19(b), an Appraisal may, in the case of any Mortgage Loan with an outstanding principal balance of less than $2,000,000 only, consist solely of an internal valuation performed by the Special Servicer.

                  With respect to each Required Appraisal Loan (unless such loan has become a Corrected Mortgage Loan and has remained current for twelve consecutive Monthly Payments, and no other Servicing Transfer Event has occurred with respect thereto during such twelve months, in which case it will cease to be a Required Appraisal Loan), the Special Servicer shall, within 30 days of each anniversary of such loan's becoming a Required Appraisal Loan, order an update of the prior Appraisal (the cost of which shall be advanced by the Master Servicer as a Servicing Advance at the direction of the Special Servicer, subject to the Master Servicer's right to reimbursement as provided in Section 3.05(a)). Based upon such Appraisal, the Special Servicer shall redetermine and report to the Trustee and the Master Servicer the Appraisal Reduction Amount, if any, with respect to such loan.

                  (c) No more frequently than once per calendar month, the Special Servicer may require the Master Servicer, and the Master Servicer shall be obligated, to reimburse the Special Servicer for any Servicing Advances made by the Special Servicer, but not previously reimbursed (whether pursuant to Section 3.05(a), this Section 3.19(c) or otherwise) to the Special Servicer, and to pay the Special Servicer interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within ten (10) days of the request therefor by wire transfer of immediately available funds to an account designated by the Special Servicer. Upon the Master Servicer's reimbursement to the Special Servicer of any Servicing Advance and payment to the Special Servicer of interest thereon, all in accordance with this Section 3.19(c), the Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer originally made such Advance, and accordingly, the Master Servicer shall be entitled to reimbursement for such Advance, together with Advance Interest thereon, at the same time, in the same manner and to the same extent as the Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance.

                  Notwithstanding anything to the contrary contained in this Agreement, if the Special Servicer (i) is required under any other provision of this Agreement to direct the Master Servicer to make a Servicing Advance or (ii) is otherwise aware a reasonable period in advance that it is reasonably likely that the Special Servicer will incur a cost or expense that will, when incurred, constitute a Servicing Advance, the Special Servicer shall (in the case of clause (i) preceding), and shall use reasonable efforts to (in the case of clause (ii) preceding), request that the Master Servicer make such Servicing Advance, such request to be made in writing and in a timely manner that does not materially and adversely affect the interests of any Certificateholder or the Certificate Insurer as potential or current subrogee of the Class A Certificateholders and at least five Business Days prior to the date on which failure to make such Servicing Advance would (with notice from the Trustee regardless of whether such notice is actually received) constitute an Event of Default pursuant to Section 7.01(a)(v); provided, however, that the Special Servicer shall have an obligation to make any Emergency Advance or any other Servicing Advance with respect to which it would, under the circumstances, be inconsistent with the Servicing Standard for the Special Servicer to request that the Master Servicer make such Servicing Advance (in lieu of making such Servicing Advance itself and seeking reimbursement thereof as provided herein); and provided, further, that the Special Servicer shall, with respect to Specially Serviced Mortgage Loans and REO Properties, make any Servicing Advance that it fails to timely request the Master Servicer to make. The Master Servicer shall have the obligation to make any such Servicing Advance that it is requested by the Special Servicer to make within five Business Days of the Master Servicer's receipt of such request. Subject to the foregoing, the Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it timely requests the Master Servicer to make (regardless of whether or not the Master Servicer shall make such Servicing Advance), other than an Emergency Advance or any other Servicing Advance with respect to which it would, under the circumstances, be inconsistent with the Servicing Standard for the Special Servicer to request that the Master Servicer make such Servicing Advance (in lieu of making such Servicing Advance itself and seeking reimbursement therefor as provided herein). The Master Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with Advance Interest thereon, at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Servicing Advance made thereby.

                  Notwithstanding the foregoing provisions of this Section 3.19(c) or any other provision of this Agreement to the contrary, the Master Servicer shall not be required to reimburse the Special Servicer for, or make at the Special Servicer's direction, any Servicing Advance if the Master Servicer determines in its reasonable, good faith judgment that the Servicing Advance which the Special Servicer is directing the Master Servicer to reimburse it for or make hereunder, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is or would be, if made, a Nonrecoverable Servicing Advance. The Master Servicer shall notify the Special Servicer and the Trustee in writing of such determination. Such notice shall not obligate the Special Servicer to make such Servicing Advance.

         (d) The Master Servicer shall deliver to the Trustee for deposit in the Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the aggregate of (A) all Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received in respect of the USPS Lease Loans and (B) all

Uncovered Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received in respect of the Corporate Lease Loans during the most recently ended Collection Period, and (ii) that portion of its aggregate Master Servicing Fee for the related Collection Period that is, in the case of each and every Mortgage Loan and related REO Loan, calculated at 0.01% per annum, together with the aggregate Prepayment Interest Excesses received during such Collection Period.

                  (e) Except under the same circumstances that it would be permitted to waive a prepayment lockout provision in the subject Mortgage Loan pursuant to Section 3.20(a), neither the Master Servicer nor the Special Servicer shall consent to any Mortgagor's prepaying its Mortgage Loan, partially or in its entirety, if the Mortgagor would be prohibited from doing so without such consent.

                  (f) The Master Servicer shall not exercise any discretionary right it has with respect to any Mortgage Loan pursuant to the related Mortgage Note or Mortgage to apply any amounts maintained as an escrow or reserve to the principal balance of such Mortgage Loan except in the case of a default thereunder.

                  (g) The Master Servicer shall send notice to the Mortgagor of a default under the Mortgage Loan known as the Chase Mortgage Loan (identified in the Mortgage Loan Schedule as loan number 4000) promptly, and in any event within two Business Days, after knowledge thereof so as to begin the running of any applicable cure period. Further, with respect to the Mortgage Loan known as the Home Depot Mortgage Loan (identified on the Mortgage Loan Schedule as loan number 2472), subject to the Servicing Standard, the Master Servicer will not revoke the related direct pay letter without the consent of the Directing Certificateholder.

                  Section 3.20      Modifications, Waivers, Amendments and
Consents.

                  (a) The Master Servicer and the Special Servicer each may, consistent with the Servicing Standard, agree to any modification, waiver or amendment of any term of, forgive or defer the payment of interest (including, without limitation, Default Interest) on and principal of, forgive late payment charges and Prepayment Premiums on, permit the release, addition or substitution of collateral securing, and/or permit the release of the Mortgagor on or any guarantor of any Mortgage Loan it is required to service and administer hereunder (except that any assumption with respect to a Mortgage Loan serviced and administered by the Master Servicer must also be consented to by the Special Servicer), without the consent of the Trustee or any Certificateholder (except as provided in Section 3.21), subject, however, to each of the following limitations, conditions and restrictions:

                  (i) other than as expressly provided in Section 3.02
         (with respect to Default Charges) and Section 3.08 (with respect to due-on-sale and due-on-encumbrance clauses), neither the Master Servicer nor the Special Servicer shall agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan it is required to service and administer hereunder that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the Master Servicer's or the Special Servicer's good faith and reasonable judgment, materially alter the security for such Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon or, to the extent required by the REMIC Provisions, materially increase, substitute or otherwise alter the collateral for the Mortgage Loan (other than the alteration or construction of improvements thereon) or any guarantee or credit enhancement contract with respect thereto (other than the substitution of a similar commercially available credit enhancement contract); provided, however, the Special Servicer may agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, a Specially Serviced Mortgage Loan that would have any such effect, but only if a material default on such Mortgage Loan has occurred or, in the Special Servicer's reasonable and good faith judgment, a default in respect of payment on such Mortgage Loan is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to Certificateholders and the Certificate Insurer as subrogee of the Class A Certificateholders on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate), than would liquidation, provided that the interest rate on any Mortgage Loan may not be reduced below the lesser of the original Mortgage Rate of such Mortgage Loan and the highest Pass-Through Rate borne by any Certificate;

                  (ii) the Special Servicer may not, in connection with any particular extension, extend the maturity date of any Specially Serviced Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date, or beyond the date which is 10 years prior to the expiration date of any related Ground Lease;

                  (iii) unless the proviso in Section 3.20(a)(i) above applies, neither the Master Servicer nor the Special Servicer shall make or permit any modification, waiver or amendment of any term of, referenced in this Section 3.20(a) or in Section 3.08 with respect to, any Mortgage Loan not otherwise permitted by this Section 3.20(a) or in
         Section 3.08 that would constitute a "significant modification" of such Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) (neither the Master Servicer nor the Special Servicer shall be liable for decisions made under this subsection which were made in good faith and, unless it would constitute bad faith or negligence to do so, each of the Master Servicer and the Special Servicer may rely on Opinions of Counsel in making such decisions);

                  (iv)  neither the Master Servicer nor the Special
         Servicer shall permit any Mortgagor to add or substitute any collateral for an outstanding Mortgage Loan, which additional or substitute collateral constitutes real property, unless (A) the Special Servicer shall have first determined in accordance with the Servicing Standard, based upon a Phase I Environmental Assessment (and such additional environmental testing as the Special Servicer deems necessary and appropriate) prepared by an Independent Person who regularly conducts Phase I Environmental Assessments (and such additional environmental testing), at the expense of the Mortgagor, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws and/or regulations and (B) the Master Servicer or the Special Servicer, as the case may be, have obtained written confirmation from each Rating Agency that such substitution will not result in the withdrawal, downgrade or qualification, as applicable, of any rating then assigned to any Class of Certificates;

                  (v) neither the Master Servicer nor the Special
         Servicer shall release any collateral securing an outstanding Mortgage Loan (including, without limitation, as part of a substitution of collateral), except in connection with a payment in full or a defeasance pursuant to the terms of the related Mortgage Loan and this Agreement or, subject to the other provisions of this Section 3.20, a discounted payoff of such Mortgage Loan, or except as provided in
         Section 3.09(d), or except where Section 3.20(a)(iv) applies, and the Rating Agencies and the Certificate Insurer have been notified in writing and (A) the remaining Mortgaged Property and any substitute collateral is, in the Master Servicer's or Special Servicer's, as the case may be, good faith and reasonable judgment, adequate security for the remaining Mortgage Loan and (B) the Rating Agencies have each confirmed in writing that such release and/or substitution would not result in the downgrade, qualification or withdrawal, as applicable, of the rating then assigned to any Class of Certificates; and

                  (vi) except to the extent it determines that it is required in the best interests of all Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders in accordance with the Servicing Standard, the Special Servicer shall not agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a), with respect to any Specially Serviced Mortgage Loan if such action would not be generally consistent with the Asset Status Report approved by the Directing Certificateholder or the Certificateholders, as applicable in accordance with Section 3.21 unless it shall have proposed such action to the Directing Certificateholder in the same manner as the Asset Status Report as provided in Section 3.21(e).

provided that (1) the limitations, conditions and restrictions set forth in clauses (i), (ii), (iv), (v) and (vi) above shall not apply to any of the acts referenced in this Section 3.20(a) in respect of any Mortgage Loan that either occurs automatically, or results from the exercise of a unilateral option by the related borrower within the meaning of Treasury Regulations Section 1.1001-3(c)(2)(iii), in any event under the terms of such Mortgage Loan in effect on the Closing Date, and (2) notwithstanding clauses (i) through (vi) above, neither the Master Servicer nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Mortgagor if in their reasonable and good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

                  (b) The Special Servicer shall have no liability to the Trust, the Certificateholders or any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.20(a) is reasonably likely to produce a greater recovery to Certificateholders on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in good faith by the Special Servicer and the Special Servicer has complied with the Servicing Standard in ascertaining the pertinent facts. Each such determination shall be evidenced by an Officer's Certificate to such effect to be delivered by the Special Servicer to the Trustee. The Special Servicer shall include with any such Officer's Certificate the appraisals and other supporting documentation forming the basis for its conclusion.

                  (c) Any payment of interest, which is deferred pursuant to Section 3.20(a), shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit or that such interest may actually be capitalized.

                  (d) The Master Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within the Master Servicer's or Special Servicer's, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to it, as additional servicing compensation, a reasonable fee relating to such consent, modification, waiver or indulgence (not to exceed 1.0% of the unpaid principal balance of the related Mortgage Loan) for the additional services performed in connection with such request, together with any related costs and expenses incurred by it.

                  (e) All modifications, waivers, amendments and other actions entered into or taken in respect of the Mortgage Loans pursuant to the preceding subsections of this Section 3.20 shall be in writing. Each of the Master Servicer and the Special Servicer shall notify the other such party and the Trustee and the Certificate Insurer, in writing, of any modification, waiver, amendment or other action entered into or taken in respect of any Mortgage Loan pursuant to this Section 3.20(a) and the date thereof, and shall deliver to the Trustee or the related Custodian for deposit in the related Mortgage File (with a copy to the other such party), an original counterpart of the agreement relating to such modification, waiver, amendment or other action, promptly (and in any event within 10 Business Days) following the execution thereof. In addition, following the execution of any modification, waiver or amendment agreed to by the Special Servicer pursuant to Section 3.20 above, the Special Servicer shall deliver to the Master Servicer, the Trustee and the Certificate Insurer an Officer's Certificate setting forth in reasonable detail the basis of the determination made by it pursuant to clause (i) of Section 3.20(a).

                  (f) Notwithstanding anything to the contrary contained in this Agreement, neither the Master Servicer or the Special Servicer shall consent to the modification of any Credit Lease without the prior written consent of the Enhancement Insurer, to the extent the related Mortgage Loan has a Lease Enhancement Policy, and/or the Extension Insurer, to the extent the related Corporate Lease Loan has an Extended Amortization Policy and/or the Residual Value Insurer, to the extent the related Corporate Lease Loan has a Resident Value Insurance Policy and a consent is required thereunder.

                  Section 3.21 Transfer of Servicing Between Master
Servicer and Special Servicer; Record Keeping; Asset Status Report; Rights of Directing Certificateholder.

                  (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Trustee and the Certificate Insurer, and shall use its best efforts to provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The Master Servicer shall use its best efforts to comply with the preceding sentence within five Business Days of the occurrence of each related Servicing Transfer Event. The Master Servicer shall deliver to each Class X, Class B, Class C, Class D, Class E and Class F Certificateholders that shall have requested a copy of any such notice a copy of the notice of such Servicing Transfer Event provided by the Master Servicer to the Special Servicer pursuant to this Section.

                  Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan, the Special Servicer shall promptly give notice thereof to the Master Servicer, the Trustee and the Certificate Insurer, and return the related Servicing File to the Master Servicer. Upon giving such notice, and returning such Servicing File to the Master Servicer, the Special Servicer's obligation to service such Mortgage Loan, and the Special Servicer's right to receive the Special Servicing Fee with respect to such Mortgage Loan, shall terminate, and the obligations of the Master Servicer to service and administer such Mortgage Loan shall resume.

                  Notwithstanding other provisions in this Agreement to the contrary, the Master Servicer shall remain responsible for the accounting, data collection, reporting and other basic Master Servicer administrative functions with respect to Specially Serviced Mortgage Loans, provided that the Special Servicer shall establish procedures for the Master Servicer as to the application of receipts and tendered payments and shall have the exclusive responsibility for and authority over all contacts (including billing and collection) with and notices to Mortgagors and similar matters relating to each Specially Serviced Mortgage Loan and the related Mortgaged Property.

                  Also notwithstanding anything herein to the contrary, in connection with the transfer to the Special Servicer of the servicing of a Cross-Collateralized Mortgage Loan as a result of a Servicing Transfer Event or the re-assumption of servicing responsibilities by the Master Servicer with respect to any such Mortgage Loan upon its becoming a Corrected Mortgage Loan, the Master

Servicer and the Special Servicer shall each transfer to the other, as and when applicable, the servicing of all other Cross-Collateralized Mortgage Loans constituting part of the same Group; provided that no Cross-Collateralized Mortgage Loan may become a Corrected Mortgage Loan at any time that a continuing Servicing Transfer Event exists with respect to another Cross-Collateralized Mortgage Loan in the same Group.

                  (b) In servicing any Specially Serviced Mortgage Loans, the Special Servicer shall provide to the Trustee originals of documents contemplated by the definition of "Mortgage File" and generated while such Mortgage Loan is a Specially Serviced Mortgage Loan, for inclusion in the related Mortgage File (with a copy of each such original to the Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Mortgagor generated while such Mortgage Loan is a Specially Serviced Mortgage Loan.

                  (c) Notwithstanding anything in this Agreement to the contrary, in the event that the Master Servicer and the Special Servicer are the same Person, all notices, certificates, information, consents and documents required to be given or delivered by the Master Servicer to the Special Servicer or vice versa shall be deemed to be given or delivered, as the case may be, without the necessity of any action on such Person's part.

                  (d) No later than thirty (30) days after a Servicing
Transfer Event for a Mortgage Loan, the Special Servicer shall deliver to each Rating Agency, the Master Servicer, the Trustee, the Certificate Insurer and the Directing Certificateholder a report (the "Asset Status Report") with respect to such Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

                  (i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

                  (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer (including without limitation by reason of any Phase I Environmental Assessment and any additional environmental testing contemplated by Section 3.09(c)), consistent with the Servicing Standards, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel has been retained;

                  (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

                  (iv) the Special Servicer's recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Master Servicer for regular servicing or otherwise realized upon;

                  (v) the Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof, and

                  (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standards.

                  (e) If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. If the Directing Certificateholder disapproves such Asset Status Report, the Special Servicer will revise such Asset Status Report and deliver to the Directing Certificateholder, the Rating Agencies, the Trustee, the Certificate Insurer and the Master Servicer a new Asset Status Report as soon as practicable, but no later than thirty (30) days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.21(e) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) shall, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders or the Certificate Insurer as potential or current subrogee of the Class A Certificateholders and it has made a reasonable effort to contact the Directing Certificateholder and (ii) in any case, shall determine whether such disapproval is not in the best interest of all the Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders pursuant to the Servicing Standard. Upon making such determination under clause (ii) of the preceding sentence that such disapproval is not in the best interest of all the Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders, the Special Servicer shall request a vote by all Certificateholders. To accomplish such vote, the Special Servicer shall notify the Trustee of such request and deliver to the Trustee a proposed notice to Certificateholders and the Certificate Insurer which shall include a copy of the Asset Status Report, and the Trustee shall send such notice to all Certificateholders and the Certificate Insurer. If the majority of such Certificateholders, as determined by Voting Rights, fail, within five (5) days of the Trustee's sending such notice, to reject such Asset Status Report, the Special Servicer shall implement the same. If the Asset Status Report is rejected by the Certificateholders, the Special Servicer shall revise such Asset Status Report as described above in Section 3.21(e). The Trustee shall be entitled to reimbursement from the Trust Fund for the reasonable expenses of providing such notices.

                  The Special Servicer shall have the authority to meet with the Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standards and the related Asset Status Report. Subject to Section 3.21(g) below, the Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standards.

                  (f) Prior to the Special Servicer's taking any of the following actions, the Special Servicer shall notify the Directing Certificateholder and the Trustee of its intention to take such action and shall supply the Directing Certificateholder with such information as the Directing Certificateholder may reasonably request to allow the Directing Certificateholder to make an informed decision. Subject to Section 3.21(g) below, the Special Servicer shall not take any of the following actions as to which the Directing Certificateholder shall have objected in writing within five days of its receiving from the Special Servicer written notice thereof and sufficient information to make an informed decision (it being understood and agreed that if such written objection has not been received by the Special Servicer within such five-day period, then the Directing Certificateholder's approval shall be deemed to have been given):

                  (i) except as set forth in Section 3.21(e), deviate in any material respect from the recommended action in any Asset Status Report approved in accordance with Section 3.21(d);

                  (ii)  unless it is part of the governing Asset Status
         Report, obtain title to any Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property as a result of which the Trustee, on behalf of the Certificateholders, could, in the reasonable, good faith judgment of the Special Servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, if the Special Servicer has previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Assessment (and any additional environmental testing that the Special Servicer deems necessary and prudent) of such Mortgaged Property conducted by an Independent Person who regularly conducts Phase I Environmental Assessments and performed during the twelve-month period preceding any such acquisition of title or other action, that (A) the Mortgaged Property is not in compliance with applicable environmental laws and regulations, or (B) there are circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

                  (iii) unless it is part of the governing Asset Status Report, release any Mortgaged Property from the lien of a related Mortgage other than in accordance with the provisions of the related Mortgage Loan documents.

                  (g) No direction, advice or obligation of the Directing Certificateholder shall (A) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standards and to maintain the REMIC status of each REMIC, or
(B) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (C) expose the Master Servicer, the Special Servicer, the Certificate Insurer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Trustee or their officers, directors, employees, agents or each Person, if any, who controls such Person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to any claim, suit or liability, or (D) materially expand the scope of the Special Servicer's or the Master Servicer's responsibilities under this Agreement.

                  Section 3.22      Sub-Servicing Agreements.

         (a) The Master Servicer and, with the consent of the Depositor, the Special Servicer, may each enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its obligations hereunder, provided that, in each case, the Sub-Servicing Agreement: (i) is not inconsistent with this Agreement; (ii) expressly or effectively provides that if the Master Servicer or Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), any successor to the Master Servicer or the Special Servicer, as the case may be, hereunder (including the Trustee if the Trustee has become such successor pursuant to Section 7.02) may thereupon either assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Master Servicer or Special Servicer, as the case may be, under such agreement or, subject to the provisions of Section 3.22(d), terminate such rights and obligations, in either case without payment of any fee except as set forth in Section 3.22(d); (iii) in the case of a Sub-Servicing Agreement entered into by the Master Servicer, expressly or effectively provides that such agreement shall be suspended with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specialty Serviced Mortgage Loan (but only until such time as such Mortgage Loan becomes a Corrected Mortgage Loan) and, except as set forth in Section 3.22(d), the Sub-Servicer shall not receive or accrue an entitlement to any sub-servicing compensation in respect of a Specially Serviced Mortgage Loan or an REO Loan;
(iv) in the case of a Sub-Servicing Agreement entered into by the Special Servicer, relates only to Specially Serviced Mortgage Loans or REO Properties and expressly or effectively provides that such agreement shall terminate with respect to any such Mortgage Loan that becomes a Corrected Mortgage Loan; and
(v) in the case of a Sub-Servicing Agreement entered into by the Master Servicer, provides that the related Sub-Servicer shall comply with all reasonable requests for additional information made by the Master Servicer and, further, provides that the failure of the related Sub-Servicer to furnish the Master Servicer on a timely basis with any required reports, statements or other information, including without limitation, the reports referred to in Section 3.12, either (A) shall permit the Master Servicer to make necessary inquiries of the related borrower directly or (B) shall (subject to a cure period not to exceed 60 days) constitute an event of default thereunder for which the Master Servicer may terminate such Sub-Servicer without payment of any termination fee (it being understood that notwithstanding anything to the contrary in this clause (v), the obligations of a Sub-Servicer in respect of the second sentence of Section 3.12(b) hereof may be limited to the provision of reports as agreed between the Master Servicer and such Sub-Servicer and response to reasonable inquiries from the Master Servicer with respect thereto). References in this Agreement to actions taken or to be taken by the Master Servicer or the Special Servicer, as the case may be, include actions taken or to be taken by a Sub-Servicer on behalf of the Master Servicer or the Special Servicer, as the case may be; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of the Master Servicer or the Special Servicer, as the case may be, hereunder to make Advances shall be deemed to have been advanced by the Master Servicer or the Special Servicer, as the case may be, out of its own funds and, accordingly, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the Master Servicer or the Special Servicer, as the case may be, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.11(f) and/or Section 4.03(d), such interest to be allocable between the Master Servicer or the Special Servicer, as the case may be, and such Sub-Servicer as they may agree. For purposes of this Agreement, the Master Servicer and the Special Servicer each shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Master Servicer and the Special Servicer each shall notify the other such party, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer, and shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents; provided that the foregoing requirements set forth in this sentence shall not apply in the case of the Sub-Servicing Agreements in effect as of the Closing Date that are listed on
Schedule II hereto or in the case of the Sub-Servicers thereunder.

                  (b) Each Sub-Servicer (i) shall be authorized to transact business in the state or states in which the Mortgaged Properties for the Mortgage Loans it is to service are situated, if and to the extent required by applicable law, and (ii) shall be an approved conventional seller/servicer of multifamily mortgage loans for Freddie Mac or Fannie Mae or a HUD-Approved Servicer.

                  (c) The Master Servicer and the Special Servicer, for the benefit of the Trustee, the Certificate Insurer as potential or current subrogee for the Class A Certificateholders and the Certificateholders, shall (at no expense to the Trustee, the Certificate Insurer, the Certificateholders or the Trust) each monitor the performance and enforce the obligations of its Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the terms of this Agreement, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer or the Special Servicer, as the case may be, in its good faith business judgment, would require were it the owner of the Mortgage Loans. Promptly upon becoming aware of a default under any Sub-Servicing Agreement to which it is a party, the Master Servicer or the Special Servicer, as the case may be, shall notify the other such party and the Trustee, the Certificate Insurer, and each Class X, Class B, Class C, Class D, Class E and Class F Certificateholder that shall have requested notice of any such default.

                  (d) With respect to the Sub-Servicing Agreement in effect as of the Closing Date that is listed on Schedule II hereto, the initial Master Servicer hereby agrees that it shall not, in its capacity as Master Servicer, terminate any Sub-Servicer thereunder without cause. In the event of the resignation, removal or other termination of the initial Master Servicer (or any successor Master Servicer) hereunder for any reason, the successor to the initial Master Servicer (or to such successor Master Servicer) shall not terminate the Sub-Servicer and shall, with respect to any Sub-Servicing Agreement existing at the time of such termination, assume the rights and obligations of the predecessor Master Servicer under such Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms.

                  (e) In the event the Trustee or its designee assumes the rights and obligations of the Master Servicer or the Special Servicer under any Sub-Servicing Agreement, the Master Servicer or the Special Servicer, as the case may be, at the expense of the transferring party shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

                  (f) Notwithstanding any Sub-Servicing Agreement, the
Master Servicer and the Special Servicer shall each remain obligated and liable to the Trustee and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible.

                  Section 3.23 Designation of Special Servicer by the Directing Certificateholder.

                  The Directing Certificateholder may at any time and from time to time replace any existing Special Servicer or any Special Servicer that has resigned or otherwise ceased to serve as Special Servicer. Such Directing Certificateholder shall so designate a Person to so serve by the delivery to the Trustee of a written notice stating such designation, subject to the approval of the Trustee, which approval shall not be unreasonably withheld. The Trustee shall, promptly after receiving any such notice, so notify the Rating Agencies. If the Trustee approves the designated Person (based upon the servicing qualifications and financial condition of such designated Person) as a replacement Special Servicer, which approval shall not be unreasonably withheld, the designated Person shall become the Special Servicer as of the date the Trustee shall have received: (i) written confirmation from each Rating Agency stating that if the designated Person were to serve as Special Servicer hereunder, none of the then-current ratings assigned by such Rating Agency to the respective Classes of the Certificates would be qualified, downgraded or withdrawn, as applicable, as a result thereof; (ii) a written acceptance of all obligations of the Special Servicer under this Agreement, executed by the designated Person; and (iii) an Opinion of Counsel (at the expense of the Person designated to become the Special Servicer or at the expense of the Directing Certificateholder that made the designation) to the effect that the designation of such Person to serve as Special Servicer is in compliance with this Section 3.23, that upon the execution and delivery of the written acceptance referred to in the immediately preceding clause (ii), the designated Person shall be bound by the terms of this Agreement and that this Agreement shall be enforceable against the designated Person in accordance with its terms. The existing Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that (i) the terminated Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation, whether in respect of Servicing Advances or otherwise, (ii) if it was terminated without cause, it shall be entitled to a portion of certain Workout Fees thereafter received on the Corrected Mortgage Loans (but only if and to the extent permitted by Section 3.11(c)), and (iii) it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such resignation. Such terminated Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer within two Business Days to the replacement Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the terminated Special Servicer to the REO Account or delivered to the Master Servicer or that are thereafter received by the terminated Special Servicer with respect to Specially Serviced Mortgage Loans and REO Properties.

                  Section 3.24      Confidentiality.

                  The Master Servicer and the Special Servicer shall each keep confidential and shall not disclose to any Person other than each other, the Depositor, the Trustee, the Certificate Insurer and the Rating Agencies, without the related Sub-Servicer's prior written consent, any information which it obtains in its capacity as Master Servicer or Special Servicer with regard to the Sub-Servicer (other than the name of the Sub-Servicer) or the Mortgage Loans or any related Mortgagor including, without limitation, credit information with respect to any such Mortgagor (collectively, "Confidential Information"), except
(i) to the extent that it is appropriate for the Master Servicer to do so in working with legal counsel, auditors, taxing authorities or other governmental authorities, (ii) to the extent required or expressly permitted by this Agreement or any Sub-Servicing Agreement, (iii) to the extent such information is otherwise publicly available, (iv) to the extent such disclosure is required by law or (v) to the extent such information is required to be delivered to third parties (including, without limitation, property inspectors, tax service companies, insurance carriers, and data systems vendors) in connection with the performance of the Master Servicer's or the Special Servicer's obligations hereunder. For purposes of this paragraph, the terms "Master Servicer" and "Special Servicer" shall mean the divisions or departments of such corporate entities involved in providing services hereunder and their respective officers, directors and employees, and shall not include any other divisions or departments, or any Affiliates, of the Master Servicer or Special Servicer (including without limitation any investor in any of the Certificates and any such division, department or Affiliate engaged in the origination of, or investment in, commercial or multifamily mortgage loans), all of which shall be regarded as Persons not entitled to Confidential Information.

                  Section 3.25      No Solicitation of Prepayments.

                  Neither the Master Servicer nor the Special Servicer shall solicit or permit any Affiliate to solicit, either directly or indirectly, prepayments from any Mortgagors under the Mortgage Loans; provided however, that the foregoing restriction shall not be interpreted to prohibit such solicitation by a division or department of, or an Affiliate of, the Master Servicer or the Special Servicer if such solicitation occurs incidentally in the normal course of business and such solicitation is not conducted, in whole or in part, (i) by an individual engaged at any time in activities relating to the servicing of Mortgage Loans or (ii) based upon or otherwise with the benefit of any information obtained by or through the Master Servicer or Special Servicer or from documentation relating to the Certificates, including without limitation any listing of the Mortgage Loans or related Mortgagors or Mortgaged Properties. Each Sub-Servicing Agreement shall contain a provision identical to the foregoing with respect to the related Sub-Servicer.

                  Section 3.26 Certain Matters with Respect to Loans Permitting Defeasance, Franchise Loans and Certain Loans Permitting Additional Debt.

                  (a) Reserved.

                  (b) The Master Servicer shall use best efforts to enforce any provision of the related Mortgage Loan documents that require, as a condition to the exercise by the Mortgagor of its defeasance rights, that the Mortgagor pay any costs and expenses associated with such exercise.

                  (c) To the extent that the terms of a Mortgage Loan permit defeasance, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard and the Mortgage Loan documents to require the related Mortgagor to deliver a certification from the Mortgagor's independent certified public accountants as to the sufficiency of the related treasury securities, and the Master Servicer shall provide a copy thereof to each Rating Agency and the Certificate Insurer.

                  (d) To the extent that the terms of Mortgage Loan documents permit defeasance, the Master Servicer shall not approve the form and substance of any required legal opinion(s) required to be delivered by the related Mortgagor in connection with such defeasance unless each Rating Agency shall have confirmed to it in writing that such defeasance will not result in the withdrawal, downgrade or qualification of the rating of any Class of Certificates.

                  (e) Reserved.

                  (f) To the extent that the terms of a Mortgage relating to a hotel or restaurant franchise permit the lender thereunder the right to consent to the change of the franchise association (or "flag") of the related hotel or restaurant, as the case may be, and subject to the Servicing Standard, the Master Servicer shall not so consent unless each Rating Agency shall have confirmed to it in writing that such change will not result in the withdrawal, downgrade or qualification, as applicable, of any Class of Certificates.

                  (g) To the extent that the terms of Mortgage Loan documents permit the related Mortgagor, subsequent to the Closing Date, to incur additional debt secured by the Mortgaged Property and condition such incurrence of additional debt on lender's consent or the execution of a standstill agreement in form and substance satisfactory to the lender and subject to the Servicing Standard, the Master Servicer shall not so approve the form and substance of such standstill agreement unless each Rating Agency shall have confirmed to it in writing (a copy of which confirmation shall promptly be delivered by the Master Servicer to the Certificate Insurer) that the form and substance of such standstill agreement is satisfactory to such Rating Agency and that the execution and delivery of such a standstill agreement with respect to such additional debt will not result in the withdrawal, downgrade or qualification, as applicable, of any Class of Certificates.

                  Section 3.27 Performance of Borrower Credit Lease Obligations; Expense Reserve Fund.

                  (a) (i) In the event the Master Servicer or Special
Servicer, as applicable, has received notice or has actual knowledge of a condition (a "Credit Lease Termination Condition") with respect to any Mortgaged Property which may permit the related Tenant to either (A) offset against or abate payments of rent (including Basic Rent) or (B) terminate such Credit Lease, the Master Servicer or Special Servicer, as applicable, in connection with its respective servicing activities hereunder, and to the extent not in violation with the related Mortgage Loan documents, applicable law and the related Credit Lease, shall use best efforts consistent with the Servicing Standard to cause the related Mortgagor to perform the Borrower Credit Lease Obligations in a manner which would correct the Credit Lease Termination Condition. In the event the related Mortgagor is required to expend funds in order to correct a Credit Lease Termination Condition, the Master Servicer shall make withdrawals from the Borrower Reserve Fund, to the extent of available funds therein for such Mortgage Loan and to the extent consistent with the related Mortgage Loan documents and any Borrower Reserve Agreement, for reimbursement to the related Mortgagor of such expenses, upon its receipt of a written disbursement request therefor from the related Mortgagor; provided, however, that, to the extent consistent with the related Mortgage Loan documents, the Master Servicer or Special Servicer, as applicable, may, as a condition to the disbursement of such funds to the Mortgagor, (x) require that the Mortgagor provide the Master Servicer or Special Servicer, as applicable, with (1) evidence reasonably satisfactory to the Master Servicer or Special Servicer, as applicable, that such expenses were actually incurred and paid by the Mortgagor (including, without limitation, the presentation by the Mortgagor to the Master Servicer or Special Servicer, as applicable, of lien waivers, invoices, bills and the like) and (2) confirmation of compliance with the Borrower Credit Lease Obligations from the Tenant in form satisfactory to the Master Servicer or Special Servicer, as applicable, and (y) require an inspection by the Master Servicer or Special Servicer, as applicable, of the related Mortgaged Property at the expense of the related Mortgagor (to be paid from amounts on deposit in the related Borrower Reserve Fund, if any, to the extent permitted under the related Mortgage Loan documents) in order to verify the Mortgagor's compliance with the Borrower Credit Lease Obligations for which such disbursement is sought; provided, further, that to the extent consistent with the related Mortgage Loan documents no reimbursement shall be made to the Mortgagor for expenditures made by the

Mortgagor for which no reserves have been established pursuant to the Borrower Reserve Agreement.

                  (ii) In the event the related Mortgagor fails to correct a Credit Lease Termination Condition in a timely manner (as determined by the Master Servicer or Special Servicer, as applicable, in accordance with the Servicing Standard), and to the extent not in violation of the Mortgage Loan documents, applicable law and the related Credit Lease, the Master Servicer (prior to a Servicing Transfer Event, and thereafter the Special Servicer) shall use best efforts consistent with the Servicing Standard to correct the Credit Lease Termination Condition. The Master Servicer shall make withdrawals from the Borrower Reserve Fund, to the extent of available funds for such Mortgage Loan therein and to the extent consistent with the related Mortgage Loan documents, for payment to itself or the Special Servicer, as applicable (upon its receipt of a written disbursement request therefor from the Special Servicer) of the reasonable expenses required to correct the Credit Lease Termination Condition.

                  In the event that any excess funds from the Mortgage Loan payments or funds in the Borrower Reserve Fund for such Mortgage Loan are insufficient to pay the expenses required to correct a Credit Lease Termination Condition, the Master Servicer shall be required to pay such shortfall amount from amounts on deposit in the Expense Reserve Fund, and from its own funds if such amounts on deposit are insufficient, as a Servicing Advance; provided, however, that the Master Servicer shall not be so required to advance its own funds to the extent that such advance is determined to be a Nonrecoverable Servicing Advance in accordance with Section 3.11(g) herein; and provided, further, that any such Servicing Advance with respect to a USPS Lease Loan shall be required only (x) to the extent necessary to cover costs in excess of amounts in the related Borrower Reserve Fund and only for routine maintenance and other expenses which are of the type taken into account in establishing the amount of the Borrower Reserve Fund (any such Servicing Advance with respect to a USPS Lease Loan, and any Servicing Advance pursuant to this Section 3.27 with respect to a Corporate Lease Loan, a "Restricted Servicing Advance"), or (y) as required pursuant to the Servicing Standard. The Master Servicer shall be entitled to withdraw any funds subsequently deposited and held in the Borrower Reserve Fund in order to pay itself or the Expense Reserve Fund for any unreimbursed Servicing Advances (including interest thereon at the Reimbursement Advance
Rate) relating to the correction of any Credit Lease Termination Condition with respect to any related Mortgaged Property.

                  (b) The Master Servicer shall establish and maintain, in the Trustee's name, for the benefit of the Certificateholders and CLF, a special reserve account (the "Expense Reserve Fund"), which account shall be used for collection of the Servicer Reserve Amounts required to be remitted to the Master Servicer by the Mortgagors. The Expense Reserve Fund will be applied as described herein, and CLF's interest therein will be limited to a remainder interest after all Certificateholders have received distributions of all interest and principal to which they are entitled except as provided in clause
(viii) below. The Expense Reserve Fund shall be an Eligible Account. Funds on deposit in the Expense Reserve Fund may be invested in Permitted Investments in accordance with the provisions of Section 3.06 and the investment income earned therein shall be added to funds on deposit in such account consistent with Section 3.06(e). The Master Servicer shall give written notice to the Trustee and the Depositor of the location and account number of the Expense Reserve Fund and shall notify the Trustee in writing prior to any subsequent change thereof.

                  The Master Servicer is permitted to make withdrawals relating to Mortgage Loans from the Expense Reserve Fund at any time for the following purposes:

                  (i) to reimburse the Fiscal Agent, the Trustee, the Special Servicer or itself, as applicable, in that order, for any expenses incurred by such party which are expressly identified in this Agreement as expenses of the Trust Fund or as provided in Section 3.05(a)(vi) or this Section 3.27;

                  (ii) to pay any third party for performing services in connection with any Mortgage Loans which are expressly identified in this Agreement as expenses of the Trust Fund, including without limitation (A) out-of-pocket expenses incurred by the Trustee pursuant to Sections 3.06(c) and 8.05(b); (B) the cost of any Opinion of Counsel obtained pursuant to Sections 3.09(b)(ii), 3.16(a) or 3.17(b); (C) the cost of any appraisal made pursuant to Section 3.11(g); (D) the cost of any indemnification pursuant to Sections 6.03 or 8.05(b); (E) costs incurred by the Trustee pursuant to Section 10.01(d); and (F) the cost of actions required by the second paragraph of Section 2.01(b);

                  (iii) to cover Prepayment Interest Shortfalls relating to Mortgage Loans;

                  (iv) as credit support in the event that the Available Distribution Amount is insufficient (as a result of losses incurred on the Mortgage Loans) on any Distribution Date prior to the termination of the Trust (after payment of all amounts owed the Master Servicer, Special Servicer, Trustee and Fiscal Agent) to pay Distributable Certificate Interest, Principal Distribution Amounts, unreimbursed amounts of Realized Losses or Additional Trust Fund Expenses to the Certificateholders or amounts required to be reimbursed to the Certificate Insurer, in which event a draw will be made in accordance with Section 4.01(b) on the Expense Reserve Fund to the extent of the balance thereof;

                  (v) to make Advances, including without limitation, any Advances made pursuant to Sections 3.03(b), 3.09(c), 3.18(e) or 3.19(b) (subject in the case of any such Advance to a determination by the Master Servicer that such Advance would not constitute a Non recoverable Advance), or to reimburse the Fiscal Agent, the Trustee, the Special Servicer or the Master Servicer, as applicable, in that order, for any Advances with interest thereon at the applicable Reimbursement Rate including to the extent provided in this Agreement any Advances subsequently determined to be Nonrecoverable Advances;

                  (vi) to reimburse the Certificate Insurer any shortfall between interest due on the Class A Certificates and reinvestment income earned on funds in the Net Proceeds Account;

                  (vii) to remit any Net Proceeds Account Shortfall to the Trustee in accordance with Section 4.06; and

                  (viii) to pay to CLF from time to time (but not more often than four times per calendar year), from amounts on deposit representing interest or other income or gain earned on funds deposited therein, an amount reasonably determined by the Depositor (based on its good faith business judgment) to be necessary to pay any federal, state or local income taxes imposed with respect to such interest or investment income; and the Depositor shall remit to the Master Servicer for deposit into the Expense Reserve Fund any excess over the amount necessary to pay such taxes.

                  Any amounts paid from the Expense Reserve Fund shall be applied in the following priority: first, to cover any Trust expenses; second, to cover Net Proceeds Account Shortfalls pursuant to Section 4.06 ; third, to cover credit losses to the Certificateholders (as described in clause (iv) above) and Prepayment Interest Shortfalls; fourth, to reimburse the Fiscal Agent, the Trustee or the Master Servicer (in that order) for any outstanding Advance made by it which is deemed by the Master Servicer to be a Nonrecoverable Advance in accordance with this Agreement; fifth, to make any required Servicing Advances, to the extent the Master Servicer does not deem such Advance to be a Nonrecoverable Advance, and thereafter to reimburse the Fiscal Agent, the Trustee, the Special Servicer and the Master Servicer (in that order), with interest, for any outstanding Servicing Advances made by it; and sixth, to make any P&I Advances, to the extent the Master Servicer does not deem such a P&I Advance to be a Nonrecoverable P&I Advance, and thereafter to reimburse the Fiscal Agent, the Trustee, the Special Servicer and the Master Servicer (in that order), with interest, for any outstanding P&I Advance made by it. To the extent that at any time there are unreimbursed Servicing Advances outstanding from the Expense Reserve Fund and funds are required to cover any amounts identified in first through fourth above, or there are unreimbursed P&I Advances outstanding from the Expense Reserve Fund and funds are required to cover amounts identified in first through fifth above, the Master Servicer (or, if it fails to do so, the Trustee or the Fiscal Agent) shall make such Advance by reimbursing the Expense Reserve Fund therefor, with interest thereon at the applicable Advance Rate, to the extent the Master Servicer does not determine that such Advance would be a Nonrecoverable Advance in accordance with the terms of this Agreement, in an amount necessary to pay any such amount with a higher priority, whereupon the Master Servicer, the Trustee or the Fiscal Agent, as applicable, will be treated as having made such Advance in the first instance, with a right to receive interest from the date such Advance was initially made. No reimbursement of an Advance from the Expense Reserve Fund pursuant to this paragraph, and no making of an Advance by the Master Servicer, the Trustee or the Fiscal Agent by making a deposit into the Expense Reserve Fund pursuant to this paragraph in respect of an Advance previously made, shall be considered a new Advance for purposes of determining distributions, deposits into the Certificate Account or withdrawals from the Certificate Account, but shall merely be an adjustment of the source of any such Advance, which shall otherwise be considered to remain outstanding.

                  Any requests for withdrawals from the Expense Reserve Fund, including withdrawals made by the Master Servicer, shall be accompanied by a certificate of a Responsible Officer of the

Trustee or a certificate of a Servicing Officer of the Master Servicer or Special Servicer, as applicable, which sets forth the amount of the expense to be paid or reimbursed, as appropriate, the nature of the expense, and the express provision in this Agreement which entitles such party to payment or reimbursement from the Trust Fund. The certificate required by the immediately preceding sentence shall be delivered to the Trustee and the Depositor.

                  The Expense Reserve Fund shall be an "outside reserve fund" within the meaning of the REMIC Provisions and shall be beneficially owned by CLF for federal income tax purposes and which shall be taxable on all income earned thereon. All reimbursements from the Trust Fund to the Expense Reserve Fund shall be considered to be made by REMIC I to CLF, as beneficial owner thereof. Upon the termination of the Trust Fund, any funds or. deposit in the Expense Reserve Fund shall be remitted to CLF.

                  Section 3.28      Maintenance of Lease Enhancement Policies.

                  Each of the Master Servicer and the Special Servicer hereby agrees to use reasonable best efforts to abide by the terms and conditions precedent to payment of claims under any Lease Enhancement Policies and to use best efforts to take all such action as may be required to comply with the terms and provisions of such policies in order to maintain, in full force and effect, such Lease Enhancement Policies, including, but not limited to, (i) notifying the insurer in writing as soon as reasonably practicable, but in any event within three Business Days, after the Master Servicer or the Special Servicer, as applicable, first has actual knowledge or receives written notification of the commencement of a Condemnation (as defined in the Lease Enhancement Policy) proceeding with respect to any Mortgaged Property covered by a Lease Enhancement Policy, (ii) notifying the insurer in writing as soon as reasonably practicable, but in any event within three Business Days, after the Master Servicer or the Special Servicer, as applicable, first has actual knowledge or receives written notification of the occurrence of Substantial Physical Damage (as defined in the Lease Enhancement Policy) with respect to any such Mortgaged Property that may be covered by such policy and (iii) notifying the insured as soon as reasonably practicable, but in any event within three Business Days, after the Master Servicer or the Special Servicer, as applicable, first has actual knowledge or receives written notification of termination or rent abatement by the related Tenant with respect to any Credit Lease underlying a Mortgaged Property covered by a Lease Enhancement Policy. In addition to the above conditions to coverage, each of the Master Servicer and the Special Servicer hereby agrees that it will use reasonable best efforts to take any and all actions required under the Lease Enhancement Policy in connection with any claim, including (i) the timely presentation of a proof of loss containing all required information, (ii) the prosecution of all claims relating to a casualty or condemnation, consistent with the Servicing Standard, which will maximize any recoveries or awards from sources other than the insurer under the Lease Enhancement Policy, (iii) providing reasonable access to any Mortgaged Property (but only to the extent such access is available pursuant to the related Mortgage Loan documents, applicable law and the related Credit Lease), (iv) the providing of any other notices required under the Lease Enhancement Policies in a timely fashion and any other actions which will maximize any recoveries under the Lease Enhancement Policies, and (v) the timely submission of claims under the Lease Enhancement Policy to the extent the Master

Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard that any such claim would not be excluded under the terms of the Lease Enhancement Policy. Notwithstanding anything provided in the two preceding sentences, the Master Servicer shall only be obligated to maintain or cause to be maintained with respect to each Mortgaged Property the types and amounts of insurance required pursuant to Section 3.07, and any actions taken by the Master Servicer with respect to the Lease Enhancement Policy shall be consistent with the related Mortgage Loan documents.

                  In addition to the foregoing, each of the Master Servicer and the Special Servicer hereby acknowledges that the Lease Enhancement Policies contain provisions which result in automatic termination as to any Mortgaged Property in the event that such Mortgaged Property is conveyed (either by a transfer of fee simple title or a transfer of a direct beneficial or equitable ownership interest of greater than 50% of the related Mortgagor) unless (i) the insurer is notified in writing of such proposed transfer at least 30 days prior thereto and (ii) the agreement governing the transfer contains a clause requiring the transferee to assume the transferor's obligations under the Lease Enhancement Policy, and (iii) the insurer has approved such assumption provision prior to the effective date of the transfer. Each of the Master Servicer and the Special Servicer agrees that it will not consent to the transfer of fee simple title to any Mortgaged Property covered by a Lease Enhancement Policy, or beneficial ownership thereof, in a transaction which fails to comply with items
(i)-(iii) above.

                  Each of the Lease Enhancement Policies may be amended from time to time by the mutual agreement of the parties thereto, provided that such amendment shall not result in a downgrade, qualification or withdrawal, as applicable, of any rating then assigned to any Class of Certificates by any Rating Agency (as evidenced by written confirmation to such effect from each Rating Agency obtained by or delivered to the Trustee and the Certificate Insurer) and further provided that notice of such amendment is provided promptly to the Certificate Insurer.

                  Any and all amounts collected under a Lease Enhancement Policy shall be immediately deposited in the Certificate Account, subject to withdrawal as provided herein. Costs and expenses (other than extraordinary enforcement expenses related to the enforcement of the Lease Enhancement Policy, including related judicial proceedings and "out-of-pocket" costs and expenses of outside legal counsel) incurred by the Master Servicer in connection with this Section
3.28 shall be reimbursable out of the Servicing Compensation only.

                  Section 3.29    Maintenance of Extended Amortization Policies.

                  Each of the Master Servicer and the Special Servicer hereby agrees to use reasonable best efforts to abide by the terms and conditions precedent to payment of claims under any Extended Amortization Policies and to use best efforts to take all such action as may be required to comply with the terms and provisions of such policies in order to maintain, in full force and effect, such Extended Amortization Policies, including, but not limited to, notifying the Extension Insurer in writing as soon as reasonably practicable, but in any event within three Business Days, after the

Master Servicer or the Special Servicer, as applicable, first has actual knowledge or receives written notification of the commencement of both an Owner Default and a Tenant Non-Renewal Action (each as defined in the Extended Amortization Policy) proceeding with respect to any Mortgaged Property covered by a Extended Amortization Policy. In addition to the above conditions to coverage, each of the Master Servicer and the Special Servicer hereby agrees that it will use reasonable best efforts to take any and all actions required under the Extended Amortization Policy in connection with any claim, including
(i) the timely presentation of a proof of loss containing all required information, (ii) providing reasonable access to any Mortgaged Property (but only to the extent such access is available pursuant to the related Mortgage Loan documents, applicable law and the related Credit Lease), (iii) the providing of any other notices required under the Extended Amortization Policies in a timely fashion and any other actions which will maximize any recoveries under the Extended Amortization Policies, and (iv) the timely submission of claims under the Extended Amortization Policy to the extent the Master Servicer or the Special Servicer, as applicable determines in accordance with the Servicing Standard that any such claim would not be excluded under the terms of the Extended Amortization Policy. Notwithstanding anything provided in the two preceding sentences, the Master Servicer shall only be obligated to maintain or cause to be maintained with respect to each Mortgaged Property the types and amounts of insurance required pursuant to Section 3.07, and any actions taken by the Master Servicer with respect to the Extended Amortization Policy shall be consistent with the related Mortgage Loan documents.

                  Each of the Extended Amortization Policies may be amended from time to time by the mutual agreement of the parties thereto, provided that such amendment shall not result in a downgrade, qualification or withdrawal, as applicable, of any rating then assigned to any Class of Certificates by any Rating Agency (as evidenced by written confirmation to such effect from each Rating Agency obtained by or delivered to the Trustee and the Certificate Insurer) and further provided that notice of such amendment is provided promptly to the Certificate Insurer.

                  Any and all amounts collected under a Extended Amortization Policy shall be immediately deposited in the Certificate Account, subject to withdrawal as provided herein. Costs and expenses (other than extraordinary enforcement expenses related to the enforcement of the Extended Amortization Policy, including related judicial proceedings and "out-of-pocket" costs and expenses of outside legal counsel) incurred by the Master Servicer in connection with this Section 3.29 shall be reimbursable out of the Servicing Compensation only.

                  Section 3.30      Maintenance of Residual Value Insurance
Policies.

                  Each of the Master Servicer and the Special Servicer hereby agrees to act in accordance with the Servicing Standard with respect to, and by the terms and conditions precedent to payment of claims under, any Residual Value Policies and to use best efforts to take all such action as may be required to comply with the terms and provisions of such policies in order to maintain, in full force and effect, such Residual Value Policies including, but not limited to, giving notices to the applicable Residual Value Insurer as required under the Residual Value Insurance Policy. In addition to the above conditions to coverage, each of the Master Servicer and the Special

Servicer hereby agrees that it will use reasonable best efforts to take any and all actions required under the Residual Value Insurance Policy in connection with any claim, including (i) the timely presentation of a proof of loss containing all required information, (ii) providing reasonable access to any Mortgaged Property (but only to the extent such access is available pursuant to the related Mortgage Loan documents, applicable law and the related Credit Lease), (iii) the providing of any other notices required under the Residual Value Insurance Policies in a timely fashion and any other actions which will maximize any recoveries under the Residual Value Insurance Policies, and (iv) the timely submission of claims under the Residual Value Insurance Policy to the extent the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard that any such claim would not be excluded under the terms of the Residual Value Insurance Policy. Notwithstanding anything provided in the two preceding sentences, the Master Servicer shall only be obligated to maintain or cause to be maintained with respect to each Mortgaged Property the types and amounts of insurance required pursuant to Section 3.07, and any actions taken by the Master Servicer with respect to the Residual Value Insurance Policy shall be consistent with the related Mortgage Loan documents.

                  Each of the Residual Value Insurance Policies may be amended from time to time by the mutual agreement of the parties thereto, provided that such amendment shall not result in a downgrade, qualification or withdrawal, as applicable, of any rating then assigned to any Class of Certificates by any Rating Agency (as evidenced by written confirmation to such effect from each Rating Agency obtained by or delivered to the Trustee and the Certificate Insurer) and further provided that notice of such amendment is provided promptly to the Certificate Insurer.

                  Any and all amounts collected under a Residual Value Insurance Policy shall be immediately deposited in the Certificate Account, subject to withdrawal as provided herein. Costs and expenses (other than extraordinary enforcement expenses related to the enforcement of the Residual Value Insurance Policy, including related judicial proceedings and "out-of-pocket" costs and expenses of outside legal counsel) incurred by the Master Servicer in connection with this Section 3.30 shall be reimbursable out of the Servicing Compensation only.

                                   ARTICLE IV

               PAYMENTS TO CERTIFICATEHOLDERS AND RELATED MATTERS

                  Section 4.01 Distributions on the REMIC Regular Interests and the Certificates.

                  (a) On each Distribution Date, amounts held in the REMIC I Distribution Account shall be withdrawn (to the extent of the REMIC I Available Distribution Amount) in the case of all Classes of REMIC I Regular Interests and distributed on the REMIC I Regular Interests as follows:

                  (i) to distributions of interest on the Class LA-1 Uncertificated Interest, the Class LA-2 Uncertificated Interest, the Class LA-3 Uncertificated Interest, the Class LA-4 Uncertificated Interest, pro rata in accordance with the respective amounts of Uncertificated Distributable Certificate Interest payable in respect of such Classes of REMIC I Regular Interests described in this clause (i), in an amount equal to all Distributable Certificate Interest in respect of each such Class of REMIC I Regular Interests for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (ii)  to distributions of principal, first on the Class
         LA-1 Uncertificated Interest, second on the Class LA-2 Uncertificated Interest, third on the Class LA-3 Uncertificated Interest and fourth on the Class LA4 Uncertificated Interest, in each case in an amount (not to exceed the Uncertificated Principal Balance of such Class of REMIC I Regular Interests outstanding immediately prior to such Distribution
         Date) equal to the entire remaining amount of the Principal Distribution Amount (net of any portion thereof representing the principal portion of any Voluntary Prepayments) for such Distribution Date;

                  (iii) to distributions of principal on the Class LA- I Uncertificated Interest, the Class LA-2 Uncertificated Interest, the Class LA-3 Uncertificated Interest and the Class LA-4 Uncertificated Interest, in amounts allocated to the Corresponding Certificates pursuant to clause (iii) of Section 4.01(b), in each case in an amount (not to exceed the Uncertificated Principal Balance of such Class of REMIC I Regular Interests outstanding immediately prior to such Distribution Date net of distributions in reduction of such Uncertificated Principal Balance pursuant to clause (ii) above) equal, in the aggregate, to the portion of the Principal Distribution Amount representing the principal portion of any Voluntary Prepayments for such Distribution Date; provided that if the amount allocated to the Corresponding Certificates of any Class pursuant to clause (iv) of
         Section 4.01(b) exceeds such remaining Uncertificated Principal Balance of any such Class, the excess will be allocated sequentially to the remaining Classes of REMIC I Regular Interests, first to the Class LA-2 Uncertificated Interest, then the Class LA-3 Uncertificated Interest, then the Class LA-4 Uncertificated Interest, then the Class LB Uncertificated Interest, then the Class LC Uncertificated Interest, then the Class LD Uncertificated Interest, then the Class LE Uncertificated Interest and then the Class LF Uncertificated Interest, in each case up to its remaining Uncertificated Principal Balance after taking into account all other distributions pursuant to clause (ii) above and this clause (iii);

                  (iv) to distributions on the Class LA-1 Uncertificated Interest, the Class LA-2 Uncertificated Interest, the Class LA-3 Uncertificated Interest and the Class LA-4 Uncertificated Interest, pro rata in accordance with the respective amounts of previously allocated Realized Losses, or Additional Trust Fund Expenses reimbursable in respect of such Classes of REMIC I Regular Interests described in this clause (iv), in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Uncertificated Principal Balances of each such Class of REMIC I Regular Interests and that remain unreimbursed immediately prior to such Distribution Date;

                  (v) to distributions of interest on the Class LB Uncertificated Interest in an amount equal to all Uncertificated Distributable Interest in respect of such Class of REMIC I Regular Interests for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (vi) if the Uncertificated Principal Balances of the Class LA-1, Class LA-2, Class LA-3 and Class LA-4 Uncertificated Interests have been reduced to zero, to distributions of principal to the Holders of the Class LB Uncertificated Interest, in an amount (not to exceed the Uncertificated Principal Balance of the Class LB Uncertificated Interest outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (vii) to distributions on the Class LB Uncertificated Interest, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Uncertificated Principal Balance of the Class LB Uncertificated Interest and that remain unreimbursed immediately prior to such Distribution Date;

                  (viii) to distributions of interest on the Class LC Uncertificated Interest, in an amount equal to all Uncertificated Distributable Interest in respect of such Class of REMIC I Regular Interests for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (ix) if the Uncertificated Principal Balances of the Class LA- 1, Class LA-2, Class LA-3, Class LA-4 and Class LB Uncertificated Interests have been reduced to zero, to distributions of principal to the Holders of the Class LC Uncertificated Interest, in an amount (not to exceed the Uncertificated Principal Balance of the Class LC Uncertificated Interest outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (x) to distributions on the Class LC Uncertificated
         Interest, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Uncertificated Principal Balance of the Class LC Uncertificated Interest and that remain unreimbursed immediately prior to such Distribution Date;

                  (xi) to distributions of interest to the Holders of the Class LD Uncertificated Interest, in an amount equal to all Uncertificated Distributable Interest in respect of such Class of REMIC I Regular Interests for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xii) if the Uncertificated Principal Balances of the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LB and Class LC Uncertificated Interests have been reduced to zero, to distributions of principal on the Class LD Uncertificated Interest, in an amount (not to exceed the Uncertificated Principal Balance of the Class LD uncertificated Interest outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (xiii) to distributions on the Class LD Uncertificated Interest, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Uncertificated Principal Balance of the Class LD Uncertificated Interest and that remain unreimbursed immediately prior to such Distribution Date.

                  (xiv) to distributions of interest on the Class LE Uncertificated Interest, in an amount equal to all Uncertificated Distributable Interest in respect of such Class of REMIC I Regular Interests for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xv) if the Uncertificated Principal Balances of the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LB, Class LC and Class LD Uncertificated Interests have been reduced to zero, to distributions of principal on the Class LE Uncertificated Interest, in an amount (not to exceed the Uncertificated Principal Balance of the Class E Uncertificated Interest outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (xvi) to distributions on the Class LE Uncertificated Interest, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Uncertificated Principal Balance of the Class LE Uncertificated Interest and that remain unreimbursed immediately prior to such Distribution Date;

                  (xvii) to distributions of interest on the Class LF Uncertificated Interest, in an amount equal to all Uncertificated Distributable Interest in respect of such Class of REMIC I Regular Interests for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xviii) if the Uncertificated Principal Balances of the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LB, Class LC, Class LD and Class LE Uncertificated Interest have been reduced to zero, to distributions of principal to the Holders of the Class F Uncertificated Interests, in an amount (not to exceed the Uncertificated Principal Balance of the Class F Uncertificated Interest outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date; and

                  (xix) to distributions on the Class LF Uncertificated Interest, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Uncertificated Principal Balance of the Class LF Uncertificated Interest and that remain unreimbursed immediately prior to such Distribution Date; and

                  (xx) to distributions on the Class R-I Certificate, in an amount equal to the balance, if any, of the REMIC I Available Distribution Amount for such Distribution Date remaining after the distributions to be made on such Distribution Date pursuant to clauses
         (i) through (xix) above;

provided that, on each Distribution Date coinciding with or following the Senior Principal Distribution Cross-Over Date, and in any event on the Final Distribution Date, the payments of principal to be made pursuant to clause (ii) and clause (iii) above will be so made to the Holder of the respective Classes of Class LA Uncertificated Interests, subject to available funds, up to an amount equal to, and pro rata as among such Classes in accordance with, the respective then outstanding Uncertificated Principal Balances of such Classes of REMIC I Regular Interests, and without regard to the Principal Distribution Amount for such date; and provided, further, that, on the Final Distribution Date, the payments of principal to be made pursuant to any of clauses (vi),
(ix), (xii), (xv) and (xvii) above with respect to any Class of REMIC I Regular Interests, will be so made to the Trustee as Holders thereof, subject to available funds, up to an amount equal to the entire then outstanding Uncertificated Principal Balance of such Class of REMIC I Regular Interests, and without regard to the Principal Distribution Amount for such date. References to "remaining Principal Distribution Amount" in clause (ii) above, in connection with payments of principal to be made to the Holder of any Class of Class A Uncertificated Interests, shall be to the Principal Distribution Amount for such Distribution Date, net of any distributions of principal made in respect thereof to the Holder of each other Class of Class A Uncertificated Interests, if any, that pursuant to clause (ii) above has an earlier right to payment with respect thereto. References to "remaining Principal Distribution Amount" in any of clauses (vi), (ix), (xii), (xv) and (xvii) above, in connection with the payments of principal on any Class of REMIC I Regular Interests, shall be to the Principal Distribution Amount for such Distribution Date, net of any payments of principal made in respect thereof on each other Class of REMIC I Regular Interests that has a higher Payment Priority. If there is a deficiency in the REMIC I Available Distribution Amount with respect to the Uncertificated Distributable Interest, principal distribution amounts, or unreimbursed amounts of Realized Losses and Additional Trust Fund Expenses allocated to Uncertificated Principal Balances with respect to any Distribution Date as a result of losses incurred on any Mortgage Loans, after giving effect to payments of all amounts owed to the Master Servicer, Special Servicer, Trustee and Fiscal Agent with respect to such Distribution Date, the Trustee shall so notify the Master Servicer of the amount of such deficiency on the Business Day prior to the related Master Servicer Remittance Date, and the Master Servicer shall withdraw amounts, to the extent available, from the Expense Reserve Fund in the amount of such deficiency and remit such amount to the Trustee on such Master Servicer Remittance Date as a distribution on the REMIC I Regular Interests, as though such amount were part of the REMIC I Available Distribution Amount.

                  The amounts distributable pursuant to clauses (i) through
(xix) above constitute the "REMIC I Distribution Amount". Any amount that remains in the REMIC I Distribution Account on each Distribution Date after distribution of the REMIC I Distribution Amount and Prepayment Premiums allocable to the REMIC I Regular Interests pursuant to Section 4.01(d)(ii) shall be distributed to the Holders of the Class R-1 Certificate pursuant to clause
(xx) above (but only to the extent of the REMIC I Available Distribution Amount for such Distribution Date remaining in the REMIC I Distribution Account, if any).

                  (b) On each Distribution Date, to the extent of the REMIC I Available Distribution Amount for such Distribution Date, the Trustee shall transfer the REMIC I Available Distribution Amount from the REMIC I Distribution Account to the REMIC II Distribution Account in the amounts set forth in Section 4.01(a) with respect to each Class of REMIC I Regular Interests, and immediately thereafter, shall (x) make withdrawals therefrom for payment to the Trustee, acting on behalf of the Certificate Insurer, for deposit in the Net Proceeds Account in accordance with Section 4.06 and make deposits thereto of draws on the MBIA Policy in accordance with Sections 3.04(d) and 4.05, and (y) make distributions of the REMIC II Available Distribution Amount from the REMIC 11 Distribution Account in the order of priority set forth in clauses (i) through (xxv) below, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding Priority.

                  (i) to distributions of interest to the Holders of the Class A-1 Certificates, the Holders of the Class A-2 Certificates, the Holders of the Class A-3 Certificates, the Holders of the Class A-4 Certificates and the Holders of the Class X Certificates, pro rata in accordance with the respective amounts of Distributable Certificate Interest payable in respect of such Classes of Certificates described in this clause (i), in an amount equal to all Distributable Certificate Interest in respect of each such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (ii) to pay to the Certificate Insurer the aggregate amount of all unreimbursed draws made on the MBIA Policy in respect of Distributable Certificate Interest with respect to the Class A Certificates plus accrued interest thereon at the rate provided in the Insurance Agreement;

                  (iii) to distributions of principal, first to the Holders of the Class A-1 Certificates, second to the Holders of the Class A-2 Certificates, third to the Holders of the Class A-3 Certificates and fourth to the Holders of the Class A-4 Certificates, in each case, in an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount (net of any portion thereof representing the principal portion of any Voluntary Prepayments) for such Distribution Date;

                  (iv) to distributions of principal, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates and the Class A-4 Certificates, pro rata in accordance with their Class Principal Balances remaining after taking into account distributions pursuant to clause (iii) above, in each case, in an amount (not to exceed such remaining Class Principal Balance of each such Class of Certificates) equal to the portion of the Principal Distribution Amount representing the principal portion of any Voluntary Prepayments for such Distribution Date;

                  (v) to distributions to the Holders of the Class A-1 Certificates, the Holders of the Class A-2 Certificates, the Holders of the Class A-3 Certificates and the Holders of the Class A-4 Certificates, pro rata in accordance with the respective amounts of previously allocated Realized Losses and Additional Trust Fund Expenses reimbursable in respect of such Classes of Certificates described in this clause (v), in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Class Principal Balances of each such Class of Certificates and that remain unreimbursed immediately prior to such Distribution Date;

                  (vi) to deposit into the Net Proceeds Account any amount required to be deposited therein pursuant to Section 4.06, including any such amounts from prior Distribution Dates which have not previously been deposited;

                  (vii) to pay to the Certificate insurer i interest on unreimbursed draws made on the MBIA Policy in respect of principal at the rate provided in the Insurance Agreement;

                  (viii) to reimburse the Certificate Insurer the aggregate amount of all unreimbursed draws made on the MBIA Policy in respect of principal; provided that to the extent that the proceeds of any unreimbursed draws were used to pay the remaining Certificate Balances of the Class A certificates on the Distribution Date in August 2018, the amount the Certificate Insurer is entitled to receive under this clause (vii) on any Distribution Date as reimbursement for such draws shall not exceed the remaining Principal Distribution Amount for such Distribution Date after taking into account distributions pursuant to clauses (iii) and (iv) above;

                  (ix) to pay to the Certificate Insurer the aggregate amount of all and any other amounts payable to the Certificate Insurer under the Insurance Agreement, plus accrued interest thereon at the rate provided in the Insurance Agreement;

                  (x) to distributions of interest to the Holders of the Class B Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xi) if the Class Principal Balances of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates have been reduced to zero, to distributions of principal to the Holders of the Class B Certificates, in an amount (not to exceed the Class Principal Balance of the

         Class B Certificates outstanding immediately prior to such Distribution
         Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (xii) to distributions to the Holders of the Class B Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Class Principal Balance of the Class B Certificates and that remain unreimbursed immediately prior to such Distribution Date;

                  (xiii) to distributions of interest to the Holders of the Class C Certificates, in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xiv) if the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class B Certificates have been reduced to zero, to distributions of principal to the Holders of the Class C Certificates, in an amount (not to exceed the Class Principal Balance of the Class C Certificates outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (xv) to distributions to the Holders of the Class C Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Class Principal Balance of the Class C Certificates and that remain unreimbursed immediately prior to such Distribution Date;

                  (xvi) to distributions of interest to the Holders of the Class D Certificates, in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xvii) if the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class B and Class C Certificates have been reduced to zero, to distributions of principal to the Holders of the Class D Certificates, in an amount (not to exceed the Class Principal Balance of the Class D Certificates outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (xviii) to distributions to the Holders of the Class D Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Class Principal Balance of the Class D Certificates and that remain unreimbursed immediately prior to such Distribution Date;

                  (xix) to distributions of interest to the Holders of the Class E Certificates, in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xx)  if the Class Principal Balances of the Class A-1,
         Class A-2, Class A-3, Class A-4, Class B, Class C and Class D Certificates have been reduced to zero, to distributions of principal to the Holders of the Class E Certificates, in an amount (not to exceed the Class Principal Balance of the Class E Certificates outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (xxi) to distributions to the Holders of the Class E Certificates, in an amount equal to. and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Class Principal Balance of the Class E Certificates and that remain unreimbursed immediately prior to such Distribution Date;

                  (xxii) to distributions of interest to the Holders of the Class F Certificates, in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                  (xxiii) if the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to distributions of principal to the Holders of the Class F Certificates, in an amount (not to exceed the Class Principal Balance of the Class F Certificates outstanding immediately prior to such Distribution Date) equal to the entire remaining Principal Distribution Amount for such Distribution Date;

                  (xxiv) to distributions to the Holders of the Class F Certificates, in an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, that were previously allocated to the Class Principal Balance of the Class F Certificates and that remain unreimbursed immediately prior to such Distribution Date; and

                  (xxv) to distributions to the Holders of the Class R-II Certificates, in an amount equal to the balance, if any, of the Available Distribution Amount for such Distribution Date remaining after the distributions to be made on such Distribution Date pursuant to clauses (i) through (xxiii) above;

provided that, on each Distribution Date coinciding with or following the Senior Principal Distribution Cross-Over Date, and in any event on the Final Distribution Date, the payments of principal to be made pursuant to clause (iii) and clause (iv) above will be so made to the Holders of the respective Classes of Class A Certificates, subject to available funds, up to an amount equal to, and pro rata as among such Classes in accordance with, the respective then outstanding Class Principal Balances of such Classes of Certificates, and without regard to the Principal Distribution

Amount for such date; and provided, further, that, on the Final Distribution Date, the payments of principal to be made pursuant to any of clauses (xi),
(xiv), (xvii), (xx) and (xxiii) above with respect to any Class of Sequential Pay Certificates, will be so made to the Holders thereof, subject to available funds, up to an amount equal to the entire then outstanding Class Principal Balance of such Class of Certificates, and without regard to the Principal Distribution Amount for such date. References to "remaining Principal Distribution Amount" in clause (iii) above, in connection with payments of principal to be made to the Holders of any Class of Class A Certificates, shall be to the Principal Distribution Amount for such Distribution Date, net of any distributions of principal made in respect thereof to the Holders of each other Class of Class A Certificates, if any, that pursuant to clause (iii) above has an earlier right to payment with respect thereto. References to "remaining Principal Distribution Amount" in any of clauses (iii), (iv), (xi), (xiv)
(xvii), (xx) and (xxiii) above, in connection with the payments of principal to be made to the Holders of any Class of Sequential Pay Certificates, shall be to the Principal Distribution Amount for such Distribution Date, net of any payments of principal made in respect thereof to the Holders of each other Class of Sequential Pay Certificates that has a higher Payment Priority. If there is a deficiency in the Available Distribution Amount with respect to the Distributable Certificate Interest, Principal Distribution Amount, or unreimbursed amounts of Realized Losses or Additional Trust Fund Expenses or amounts required to be reimbursed to the Certificate Insurer with respect to any Distribution Date as a result of losses incurred on any Mortgage Loans, after giving effect to payments of all amounts owed to the Master Servicer, Special Servicer, Trustee and Fiscal Agent with respect to such Distribution Date, the Trustee shall so notify the Master Servicer of the amount of such deficiency on the Business Day prior to the related Master Servicer Remittance Date, and the Master Servicer shall withdraw amounts, to the extent available, from the Expense Reserve Fund in the amount of such deficiency and remit such amount to the Trustee on such Master Servicer Remittance Date.

                  (c) (i) Any Prepayment Premiums (whether described in the related Mortgage Loan documents as a fixed prepayment premium or a yield maintenance amount) actually collected with respect to a Mortgage Loan or REO Loan during any particular Collection Period will be distributed on the related Distribution Date as follows:

                  (A) first, to the Holders of each Class of Sequential
         Pay Certificates (other than an Excluded Class thereof) then entitled to distributions of principal on such Distribution Date, in an amount equal to the product of (a) the amount of such Prepayment Premium, multiplied by (b) a fraction (which in no event may be greater than one), the numerator of which is equal to the excess, if any, of the Pass-Through Rate of such Class of Sequential Pay Certificates, over the relevant Reinvestment Yield (as defined below), and the denominator of which is equal to the excess, if any, of the Loan Rate of the prepaid Mortgage Loan, over the relevant Reinvestment Yield, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on such Class of Sequential Pay Certificates on such Distribution Date, and the denominator of which is the Principal Distribution Amount for such Distribution Date. If there is more than one Class of Sequential Pay Certificates (other than an Excluded Class thereof) entitled to distributions of principal on any particular Distribution Date on which a Prepayment Premium is distributable, the aggregate amount of such Prepayment Premium will be allocated among all such Classes up to, and on a pro rata basis in accordance with their respective entitlements thereto in accordance with, the foregoing sentence; and

                  (B) then, to the extent of any portion of such Prepayment Premium remaining following the distributions described in the preceding clause (i), as follows:

                           (1) 40% of such portion to the Holders of the
                  Class X Certificates, so long as they continue to be entitled to distribution of interest; and

                           (2) 60% of such portion to the Class A-4
                  Certificates or, if the Class A-4 Certificates shall no longer be outstanding, to the Class with the earliest Payment Priority then remaining outstanding.

                  Notwithstanding the foregoing, after the last Distribution Date on which the Class X Certificates are entitled to distribution of interest, all remaining Prepayment Premiums will be allocated to Classes of Certificates then entitled to receive distributions of principal, pro rata based on principal then being distributed.

                  For purposes of the foregoing, an "Excluded Class" of Sequential Pay Certificates means the Class E and Class F Certificates.

                  The "Assumed Final Distribution Date" for each Class of REMIC 11 Regular Certificates is the Distribution Date in the month set forth below with respect to such Class.

                  Class                Month of Assumed Final Distribution Date
                  -----                ----------------------------------------

                  Class A-1                           May 2003
                  Class A-2                           October 2005
                  Class A-3                           October 2012
                  Class A-4                           August 2018
                  Class X                             August 2018
                  Class B                             February 2019
                  Class C                             December 2020
                  Class D                             May 2023
                  Class E                             December 2023
                  Class F                             May 2028

                  The "Reinvestment Yield" for any Mortgage Loan and any Distribution Date shall be a rate determined by the Trustee, in good faith, equal to the average yield for "This Week" as most recently reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) for U.S. Treasury securities with a maturity coterminous with the Stated Maturity Date for such Mortgage Loan. If there is no U.S. Treasury security listed with a maturity coterminous with the

Stated Maturity Date for such Mortgage Loan, then the Reinvestment Yield shall be a rate determined by the Trustee, in good faith, equal to the interpolated yield to maturity of U.S. Treasury securities with maturities next longer and shorter than such remaining term to maturity (such interpolated yield to be rounded to the nearest whole multiple of 1/100 of 1% per annum, if the interpolated yield is not such a multiple). In the event the yields of U.S. Treasury securities are no longer published in Federal Reserve Statistical Release H.15(519), the Trustee shall select a comparable publication to determine the Reinvestment Yield.

                  (ii) All distributions of Prepayment Premiums made in respect of the respective Classes of REMIC 11 Regular Certificates on each Distribution Date pursuant to Section 4.01(d) shall first be distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interests, pro rata based upon the amount of principal distributed in respect of each Class of REMIC I Regular Interest for such Distribution Date pursuant to Section 4.01(a)(i) above.

                  (d) All distributions made with respect to each Class on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the Corporate Trust Office or such other location specified in the notice to Certificateholders of such final distribution. Any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Registrar or to any other address of which the Trustee was subsequently notified in writing.

                  (e) Each distribution with respect to a Book-Entry
Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Registrar, the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

                  (f) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of their Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates. Distributions in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated to a Class of Certificates shall not constitute distributions of principal and shall not result in a reduction of the related Class Principal Balance.

                  (g) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Trustee shall, as soon as practicable in the month in which such Distribution Date occurs, mail to each Holder of such Class of Certificates as of the date of mailing a notice to the effect that:

                  (i) the Trustee expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the Corporate Trust Office or such other location therein specified, and

                  (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01 (h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h). If all of the Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Trustee shall distribute to the Class R-II Certificateholders all unclaimed funds and other assets which remain subject hereto and the Trustee shall have no further obligation or liability therefor.

                  (h) Notwithstanding any other provision of this Agreement. the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

                  Section 4.02 Statements to Certificateholders and the Certificate Insurer; Certain Reports by the Master Servicer and the Special Servicer.

                  (a) On each Distribution Date, the Trustee shall provide or make available, either in electronic format or by first-class mail to each Holder and the Certificate Insurer (and, if it shall have certified to the Trustee as to its Ownership Interest in a Class of Book-Entry Certificates, each Certificate Owner) of the REMIC II Regular Certificates and to the Rating Agencies a statement (a "Distribution Date Statement"), substantially in the form contemplated on pages B-1 through B-17 of the Prospectus Supplement, as to the distributions made on such Distribution Date setting forth:

                  (i) the amount of the distribution, if any, on such Distribution Date to the Holders of each Class of REMIC II Regular Certificates in reduction of the Class Principal Balance thereof,

                  (ii) the amount of the distribution, if any, on such Distribution Date to the Holders of each Class of REMIC II Regular Certificates allocable to Distributable Certificate Interest and the amount of the distribution, if any, on such Distribution Date to the Holders of each Class of REMIC II Regular Certificates allocable to Prepayment Premiums;

                  (iii) the Available Distribution Amount for such Distribution Date;

                  (iv) the aggregate amount of P&I Advances made in respect of the immediately preceding Distribution Date;

                  (v) the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date;

                  (vi) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Pool as of the end of the Collection Period for the immediately preceding Distribution Date;

                  (vii) as of the close of business on the last day of the most recently ended calendar month, the number, aggregate unpaid principal balance and specific identification (by loan number) of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days,
         (C) delinquent 90 or more days, and (D) as to which foreclosure proceedings have been commenced;

                  (viii) with respect to any REO Property included in the Trust Fund as of the end of the Collection Period for such Distribution Date, the principal balance of the Mortgage Loan as of the date such Mortgage Loan became delinquent;

                  (ix) the Accrued Certificate Interest and Distributable Certificate Interest in respect of each Class of REMIC II Regular Certificates for such Distribution Date;

                  (x) the aggregate amount of Distributable Certificate Interest payable in respect of each Class of REMIC II Regular Certificates on such Distribution Date, including, without limitation, any Distributable Certificate Interest remaining unpaid from prior Distribution Dates;

                  (xi) any unpaid Distributable Certificate Interest in respect of each Class of REMIC II Regular Certificates after giving effect to the distributions made on such Distribution Date;

                  (xii) the Pass-Through Rate for each Class of REMIC II Regular Certificates for such Distribution Date;

                  (xiii) the Principal Distribution Amount for such Distribution Date, separately identifying the respective components of such amount;

                  (xiv) the aggregate of all Realized Losses incurred during the related Collection Period and all Additional Trust Fund Expenses incurred during the related Collection Period;

                  (xv) the Certificate Balance or Notional Amount, as the case may be, of each Class of REMIC II Regular Certificates outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such Distribution Date;

                  (xvi) the Certificate Factor for each Class of REMIC II Regular Certificates immediately following such Distribution Date;

                  (xvii) the aggregate amount of servicing fees paid to the Master Servicer and the Special Servicer, collectively and separately, during the related Collection Period;

                  (xviii) a brief description of any material, waiver, modification or amendment of any Mortgage Loan entered into by the Master Servicer or Special Servicer pursuant to Section 3.20 during the related Collection Period;

                  (xix)  the Insurance Premium for such Distribution Date;

                  (xx) the aggregate amount of all unreimbursed draws made on the MBIA Policy in respect of Distributable Certificate Interest and Principal Distribution Amount with respect to the Class A Certificates and any other amounts payable to the Certificate Insurer under the Insurance Agreement, plus accrued interest thereon at the rate provided in the Insurance Agreement; and

                  (xxi) the MBIA Policy Amount (after giving effect to any draw on the MBIA Policy on such Distribution Date).

                  Any item of information disclosed to the Trustee by the Master Servicer pursuant to Section 3.19(a) since the preceding Distribution Date (or, in the case of the initial Distribution Date, since the Closing Date) shall be made available with the Distribution Date Statement.

                  In the case of information furnished pursuant to clauses (i) and (ii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single Certificate. Except with respect to the Certificate Factor (required to be reported by clause (xvi) above), financial information reported by the Trustee to the Certificateholders and the Certificate Insurer pursuant to this Section
4.02 shall be expressed as a dollar amount rounded to the nearest whole cent. Absent actual knowledge of an error therein, the Trustee shall have no obligation to recompute, recalculate or verify any information provided to it by the Master Servicer or Special Servicer. The calculations by the Trustee contemplated by this Section 4.02 shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

                  The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

                  On each Distribution Date, the Trustee shall also provide or make available, either in electronic format or by first-class mail, to such Certificateholders and Certificate Owners and to the Rating Agencies and the Certificate Insurer, a report (based on information received from the Master Servicer and Special Servicer) containing, as and to the extent received from the Master Servicer and Special Servicer, information regarding the Mortgage Pool as of the close of business on the related Determination Date, which report shall contain substantially the categories of information regarding the Mortgage Loans set forth in Annex A to the Prospectus Supplement (calculated, where applicable, on the basis of the most recent relevant information provided by the Mortgagors to the Master Servicer or the Special Servicer and by the Master Servicer or the Special

Servicer, as the case may be, to the Trustee) and such information shall be presented in a loan-by-loan and tabular format substantially similar to the formats utilized in Annex B to the Prospectus Supplement (provided that no information will be provided as to any repair and replacement or other cash reserve and the only financial information to be reported on an ongoing basis will be the actual expenses, actual revenues and actual net operating expenses for the respective Mortgaged Properties and a debt service coverage ratio calculated on the basis thereof).

                  In addition, the Trustee shall provide or make available, either in electronic format or by first-class mail, to such Certificateholders and Certificate Owners and to the Rating Agencies and the Certificate Insurer, at the same time that the Distribution Date Statement is delivered thereto, each
(i) Delinquent Loan Status Report, (ii) REO Status Report, (iii) Historical Loan Modification Report, (iv) Special Servicer Loan Status Report, and (v) Historical Loss Report (such five reports, the "Servicer Reports") that has been received by the Trustee since the prior Distribution Date. Additionally, the Trustee shall also be required to provide or make available, either in electronic format or by first-class mail, the Servicer Reports to any potential investor in the Certificates who requests such reports in writing.

                  Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a REMIC II Regular Certificate a statement containing the information as to the applicable Class set forth in clauses (i) and (ii) above of the description of Distribution Date Statement, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder, together with such other information as the Trustee determines to be necessary to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time are in force.

                  Upon filing with the IRS, the REMIC Administrator shall furnish to the Holders of the Class R-1 and Class R-II Certificates the Form 1066 and shall furnish their respective Schedules Q thereto at the times required by the Code or the IRS, and shall provide from time to time such information and computations with respect to the entries on such forms as any Holder of the Class R-1 and Class R-II Certificates may reasonably request.

                  The Trustee shall make available each month, the Distribution Date Statement and the Servicer Reports to any Certificateholder or owner of an Ownership Interest in a Certificate or any Person identified to the Trustee by any such Certificateholder or owner as a prospective transferee of a Certificate or any interest therein, the Rating Agencies, the Certificate insurer, the underwriters of the Certificates and to any of the parties to this Agreement (collectively, "Privileged Persons") via the Trustee's Website with the use of a password provided by the Trustee to such Person upon receipt by the Trustee from such Person of a certification in the form attached as Exhibit G or Exhibit H; provided, however, that the Rating Agencies, and the parties hereto are not required to provide such information. In addition, the Trustee shall also make Mortgage Loan information as presented in the CSSA loan setup file and CSSA loan periodic update file format available each month to any Privileged Person via the Trustee's Website. For investors that have obtained an account number on the Trustee's Automatic Statements Accessed by Phone ("ASAP") System, the Distribution Date Statement or a summary report of bond factors may be obtained from the Trustee via automated facsimile by placing a telephone call to (714) 282-5518 and following the voice prompts to request "statement number 434." Account numbers on the ASAP System may be obtained by calling the same telephone number and following the voice prompts for obtaining account numbers. Separately, bond factor information may be obtained from the Trustee by calling (800) 246-5761. In addition, if the Depositor so directs the Trustee, and on terms acceptable to the Trustee the Trustee will make available through its electronic bulletin board system, on a confidential basis, certain information related to the Mortgage Loans. The bulletin board is located at (714) 282-3990. Investors that have an account on the bulletin board may retrieve the loan level data file for, each transaction in the directory. An account number may be obtained by typing "new" upon logging into the bulletin board. A directory has been set up on the bulletin board in which an electronic file is stored containing monthly servicer data. All files are compressed before being put into the director and are password protected. Passwords to each file will be released by the Trustee.

                  In connection with providing access to the Trustee's Website or electronic bulletin board, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance with this Agreement.

                  (b) At or before 6:00 p.m. (New York City time) on the third Business Day prior to the related Distribution Date, the Master Servicer shall deliver or cause to be delivered to the Trustee, the Special Servicer, the Certificate Insurer and each Rating Agency, in writing and on a computer-readable medium, in form reasonably acceptable to the Trustee, including, without limitation, on a loan-by-loan basis, the following reports:
(1) a Delinquent Loan Status Report, (2) an REO Status Report, (3) a Historical Loan Modification Report, (4) a Historical Loss Report, (5) the Special Servicer Loan Status Report most recently received by the Master Servicer and (6) a single report setting forth the information specified in clauses (i) through
(xvi) below (the items specified in clause (xiii) below to be reported once per calendar quarter, and the amounts and allocations of payments, collections, fees and expenses with respect to Specially Serviced Mortgage Loans and REO Properties to be based upon the report to be delivered by the Special Servicer to the Master Servicer on such Determination Date, in the form required by
Section 4.02(c) below):

                  (i) the aggregate amount that is to be transferred from the Certificate Account to the REMIC I Distribution Account on the related Master Servicer Remittance Date that is allocable to principal on or in respect of the Mortgage Loans and any REO Loans, separately identifying the aggregate amount of any Principal Prepayments and other early returns of principal (including the principal Portion of Net Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds) included therein, separately identifying Voluntary Principal Prepayments and the principal portion of the Net Liquidation Proceeds, and (if different) the Principal Distribution Amount for the immediately succeeding Distribution Date;

                  (ii) the aggregate amount that is to be transferred from the Certificate Account to the REMIC I Distribution Account on the related Master Servicer Remittance Date that is allocable to (A) interest on or in respect of the Mortgage Loans and any REO Loans and
         (B) Prepayment Premiums;

                  (iii)  the aggregate amount of any P&I Advances
         (specifying the principal and interest portions thereof separately) to be made pursuant to Section 4.03 of this Agreement that were made in respect of. the immediately preceding Distribution Date;

                  (iv) the amount of the Master Servicing Fees, Special Servicing Fees, Workout Fees, Liquidation Fees and other servicing compensation with respect to the Mortgage Pool for the Collection Period ending on such Determination Date, specifying the items and amounts of such other servicing compensation payable to the Master Servicer, the Special Servicer and any Sub-Servicers retained by each;

                  (v) the number and aggregate unpaid principal balance as of the close of business on the last day of the most recently ended calendar month of Mortgage Loans in the Mortgage Pool (A) remaining outstanding, (B) delinquent 30-59 days, (C) delinquent 60-89 days, (D) delinquent 90 days or more but not in foreclosure and (E) in foreclosure; and the number and aggregate unpaid principal balance as of the close of business on such Determination Date of Mortgage Loans in the Mortgage Pool (x) as to which the related Mortgaged Property has become REO Property during the Collection Period ending on such Determination Date, (y) as to which the related Mortgaged Property was REO Property as of the end of such Collection Period and (z) the terms of which have been modified during such Collection Period pursuant to this Agreement;

                  (vi) the loan number and the unpaid principal balance as of the close of business on such Determination Date of each Specially Serviced Mortgage Loan and each other Defaulted Mortgage Loan;

                  (vii) with respect to any REO Property that was included in the Trust Fund as of the close of business on such Determination Date, the loan number of the related Mortgage Loan, the book value of such REO Property and the amount of REO Revenues and other amounts, if any, received on such REO Property during the related Collection Period and the portion thereof included in the Available Distribution Amount for the immediately succeeding Distribution Date;

                  (viii) with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property during the Collection Period ending on such Determination Date, the loan number of such Mortgage Loan and the Stated Principal Balance of such Mortgage Loan as of the related Acquisition Date;

                  (ix) with respect to any Mortgage Loan or REO Property as to which a Final Recovery Determination was made by the Master Servicer during the Collection Period ending on such Determination Date, the loan number of such Mortgage Loan or, in the case of an REO Property, of the related Mortgage Loan, the amount of Liquidation Proceeds and/or other amounts, if any, received thereon during such Collection Period and the portion thereof included in the Available Distribution Amount for the immediately succeeding Distribution Date, and any resulting Realized Loss;

                  (x) the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date;

                  (xi) the aggregate amount of Realized Losses on the Mortgage Pool for the Collection Period ending on such Determination Date (and the portions allocable to principal and interest);

                  (xii) the aggregate amount of the Additional Trust Fund Expenses (broken down by type) withdrawn from the Certificate Account during the Collection Period ending on such Determination Date;

                  (xiii) to the extent provided by the related Mortgagors, information with respect to occupancy rates for all Mortgaged Properties, sales per square foot with respect to all retail Mortgaged Properties, and capital expenditures and capital reserve balances with respect to all Mortgaged Properties, in each case in the format of the Mortgage Loan Schedule;

                  (xiv)  such other information on a Mortgage
         Loan-by-Mortgage Loan or REO Property-by-REO Property basis as the Trustee or the Depositor shall reasonably request in writing (including, without limitation, information with respect to any modifications of any Mortgage Loan, any Mortgage Loans in default or foreclosure, the operation and disposition of REO Property and the assumption of any Mortgage Loan);

                  (xv) a brief description of any material waiver, modification or amendment of any Mortgage Loan entered into by the Master Servicer pursuant to this Agreement during the related Collection Period; and

                  (xvi) with respect to any Corporate Lease Loan and as of a date no earlier than three Business Days prior to the related Determination Date: (i) the publicly available ratings, if any, assigned by each of Moody's and S&P of each Tenant or any related guarantor as of the Closing Date and as of the date of such report,
         (ii) the publicly available ratings, if any, assigned by each of Moody's and S&P of each Tenant or related guarantor as of the date of the immediately preceding report, and (iii) whether such Tenant or guarantor has been placed on credit watch by any of Moody's or S&P since the date of the immediately preceding report.

                  On the date on which the reports described above are delivered to the Trustee, the Master Servicer shall also deliver or cause to be delivered to the Trustee and the Rating Agencies a report, in writing and in a computer-readable medium, in form reasonably acceptable to the Trustee, containing the information with respect to the Mortgage Pool necessary for the Trustee to prepare with respect to the Mortgage Pool the additional schedules and tables required to be made available by the Trustee pursuant to Section 4.02 in substantially the same formats set forth in Annex B to the Prospectus Supplement, in each case reflecting the changes in the Mortgage Pool during the related Collection Period.

                  Not later than the first day of the calendar month following each Master Servicer Remittance Date, the Master Servicer shall forward to the Trustee and the Certificate Insurer a statement, setting forth the status of the Certificate Account as of the close of business on such Master Servicer Remittance Date, stating that all distributions required by this Agreement to be made by the Master Servicer have been made (or, in the case of any required distribution that has not been made by the Master Servicer, specifying the nature and status thereof) and showing, for the period from the preceding Master Servicer Remittance Date (or, in the case of the first Master Servicer Remittance Date, from the Cut-off Date) to such Master Servicer Remittance Date, the aggregate of deposits into and withdrawals from the Certificate Account for each category of deposit specified in Section 3.04(a) and each category of withdrawal specified in Section 3.05(a). The Master Servicer shall also deliver to the Trustee or the Certificate Insurer, upon reasonable request of the Trustee or the Certificate Insurer, any and all additional information relating to the Mortgage Loans (which information shall be based upon reports delivered to the Master Servicer by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Properties).

                  If Midland is not the Special Servicer, the Master Servicer, not later than one Business Day prior to Determination Date, shall forward (for delivery on such Determination Date) to the Special Servicer all information collected by the Master Servicer which the Special Servicer is required to include in the Special Servicer Loan Status Report. Further, the Master Servicer shall cooperate with the Special Servicer and provide the Special Servicer with the information in the possession of the Master Servicer reasonably requested by the Special Servicer, in writing, to the extent required to allow the Special Servicer to perform its obligations under this Agreement with respect to those Mortgage Loans serviced by the Master Servicer.

                  The Master Servicer shall use its reasonable efforts to notify the Rating Agencies and the Certificate Insurer in a timely manner of any change in the identity of either of the two largest tenants of any retail Mortgaged Property and any casualty at or condemnation proceeding with respect to any Mortgaged Property, subject to its becoming aware of such change or event.

                  To the extent the statements, reports and information (or portions thereof) to be delivered by the Master Servicer under this Section 4.02(b) are derived from underlying information to be delivered to the Master Servicer by the Special Servicer, the Master Servicer shall not be liable for any failure to deliver such statement, report or information (or portion thereof) on the prescribed dates, to the extent such failure is caused by the Special Servicer's failure to deliver such underlying information in a timely manner. Absent actual knowledge to the contrary, the Master Servicer may conclusively rely on any such information forwarded to it by the Special Servicer and shall have no obligation to verify the same.

                  (c) On each Determination Date, the Special Servicer shall forward to the Master Servicer (A) the Special Servicer Loan Status Report and (B) all information the Master Servicer will be required to include in the other reports that the Master Servicer is obligated to deliver to the Trustee pursuant to Section 4.02(b), to the extent such information relates to any Specially Serviced Mortgage Loan or any REO Property. The Special Servicer shall also deliver to the Master Servicer, the Certificate Insurer and the Trustee, upon the reasonable written request of either of them, any and all additional information in the possession of the Special Servicer relating to the Specially Serviced Mortgage Loans and the REO Properties.

                  The Special Servicer shall cooperate with the Master Servicer and provide the Master Servicer with the information in the possession of the Special Servicer reasonably requested by the Master Servicer, in writing, to the extent required to allow the Master Servicer to perform its obligations under this Agreement with respect to the Specially Serviced Mortgage Loans and REO Properties. Additional information regarding the Specially Serviced Mortgage Loans, including, without limitation, any financial or occupancy information (including lease summaries) provided to the Special Servicer by the Mortgagors or otherwise obtained, shall be delivered to the Master Servicer, within ten days of receipt.

                  Section 4.03      P&I Advances.

                  (a) On or before 1:00 p.m., New York City time, on each Master Servicer Remittance Date, the Master Servicer shall either (i) deposit into the Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Certificate Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances, or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made; provided that if Late Collections of any of the delinquent principal and/or interest in respect of which it is to make P&T Advances on any Master Servicer Remittance Date are then on deposit in the Certificate Account, the Master Servicer shall use such Late Collections (net of any Master Servicing Fees and Workout Fees payable therefrom) to make such P&I Advances. Any amounts held in the Certificate Account for future distribution and so used to make P&I Advances (other than the Late Collections of the delinquent principal and/or interest contemplated by the proviso to the preceding sentence) shall be appropriately reflected in the Master Servicer's records and replaced by the Master Servicer by deposit in the Certificate Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). If, as of 1:00 p.m., New York City time, on any Master Servicer Remittance Date, the Master Servicer shall not have made any P&I Advance required to be made on such date pursuant to this
Section 4.03(al (and shall not have delivered to the

Trustee the requisite Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee shall provide notice of such failure to a Servicing Officer of the Master Servicer by facsimile transmission sent to telecopy no. (816) 435-2327 (or such alternative number provided by the Master Servicer to the Trustee in writing) and by telephone at telephone no. (816) 435-5000 (or such alternative number provided by the Master Servicer to the Trustee in writing) as soon as possible, but in any event before 3:00 p.m., New York City time, on such Master Servicer Remittance Date. If, after such notice, the Trustee does not receive the full amount of such P&I Advances by the close of business (New York City time) on such Master Servicer Remittance Date, then (i) unless the Trustee determines that such Advance would be a Nonrecoverable P&I Advance if made, the Trustee or the Fiscal Agent shall make, by 10:00 a.m. on the Distribution Date or in any event by such time as shall be required in order to make the required distribution on such Distribution Date, the portion of such P&I Advances that was required to be, but was not, made by the Master Servicer on such Master Servicer Remittance Date and (ii) such failure shall constitute an Event of Default on the part of the Master Servicer.

                  (b) The aggregate amount of P&I Advances to be made in respect of the Mortgage Loans (including, without limitation, Balloon Mortgage Loans delinquent as to their respective Balloon Payments) and any REO Loans for any Distribution Date shall equal, subject to subsection (c) below, the aggregate of all Monthly Payments (other than Balloon Payments) and any Assumed Monthly Payments, in each case net of related Master Servicing Fees and Workout Fees payable hereunder, that were due or deemed due, as the case may be, in respect thereof on their respective Due Dates during the related Collection Period and that were not paid by or on behalf of the related Mortgagors or otherwise collected as of the close of business on the last day of the related Collection Period; provided that, if an Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, then, in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Required Appraisal Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (i) the amount of the interest portion of such P&I Advance for such Required Appraisal Loan for such Distribution Date without regard to this proviso, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount, if any, and the denominator of which is equal to the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date.

                  (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In addition, Nonrecoverable P&I Advances shall be reimbursable pursuant to Section 3.05(a) out of general collections on the Mortgage Pool on deposit in the Certificate Account. The determination by the Master Servicer or, if applicable, the Trustee or the Fiscal Agent, that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered promptly

(and, in any event, in the case of a proposed P&I Advance by the Master Servicer, no less than 5 Business Days prior to the related Master Servicer Remittance Date) to the Trustee (or, if applicable, retained thereby), the Depositor, the Certificate Insurer and the Rating Agencies, setting forth the basis for such determination, together with (such determination is prior to the liquidation of the related Mortgage Loan or REO Property) a copy of an Appraisal of the related Mortgaged Property or REO Property, as the case may be, which shall have been performed within the twelve months preceding such determination, and further accompanied by any other information that the Master Servicer or the Special Servicer may have obtained and that supports such determination. The Trustee and the Fiscal Agent shall each deliver such Officer's Certificate as soon as practicable after its determination that such P&I Advance would be nonrecoverable. If such an Appraisal shall not have been required and performed pursuant to the terms of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust. The Trustee and the Fiscal Agent shall be entitled to rely on any determination of nonrecoverability that may have been made by the Master Servicer or the Special Servicer with respect to a particular P&I Advance, and the Master Servicer shall be entitled to rely on any determination of nonrecoverability that may have been made by the Special Servicer with respect to a particular P&I Advance.

                  (d) As and to the extent permitted by Section 3.05(a) , the Master Servicer, the Trustee and the Fiscal Agent shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each P&I Advance made thereby (out of its own funds) for so long as such P&I Advance is outstanding (or, in the case of Advance Interest payable to the Master Servicer, if earlier, until the Late Collection of the delinquent principal and/or interest in respect of which such P&I Advance was made has been received by the Master Servicer or any of its Sub-Servicers), and such interest will be paid: first, out of any Default Interest collected on or in respect of the related Mortgage Loan; and second, at any time coinciding with or following the reimbursement of such P&I Advance, out of general collections on the Mortgage Loans and any REO Properties on deposit in the Certificate Account. As and to the extent provided by Section 3.05(a), the Master Servicer shall reimburse itself, the Trustee or the Fiscal Agent, as appropriate, for any P&I Advance made thereby as soon as practicable after funds available for such purpose are deposited in the Certificate Account, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection had been received as of the related date on which such P&I Advance was made.

                  Section 4.04 Allocation of Realized Losses and Additional Trust Fund Expenses.

                  (a) On each Distribution Date, following the distributions to be made to the Certificateholders on such date pursuant to
Section 4.01(b), the Trustee shall determine the amount, if any, by which (i) the then aggregate Uncertificated Principal Balance of the REMIC I Regular Interests exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then the Class Principal Balances of the Class F, Class E, Class D, Class C and Class B Certificates and, in such case, the Uncertificated Principal Balances of the Corresponding REMIC I Regular Interests shall be reduced sequentially, in that order, in each case, until such excess or the related Class Principal Balance or Uncertificated Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of the second preceding sentence, then the respective Class Principal Balances of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates shall be reduced, pro rata in accordance with the relative sizes of the then outstanding Class Principal Balances of such Classes of Certificates, and equal amounts will be applied in reduction of the Uncertificated Principal Balance of the Corresponding REMIC I Regular Interests, until such excess or each such Class Principal Balance is reduced to zero (whichever occurs first). Such reductions in the Class Principal Balances and Uncertificated Principal Balances of the respective Classes of the Sequential Pay Certificates and the REMIC I Regular Interests, respectively, shall be deemed to be allocations of Realized Losses and Additional Trust Fund Expenses, to the extent not covered by reductions in distributions of interest pursuant to the allocations set forth in Section 4.01(a) and 4.01(b).

                  (b) With respect to any Distribution Date, to the extent any reductions in Class Balances of Sequential Pay Certificates due to any Realized Loss or Additional Trust Fund Expenses allocated pursuant to
Section 4.04 a with respect to such Distribution Date exceed the Uncertificated Principal Balances of the Corresponding Class of REMIC I Regular Interests any unallocated write-off shall be allocated among the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests in inverse order of Payment Priority among remaining REMIC I Regular Interests.

                  (c) The Certificate Principal Balance of the Sequential
Pay Certificates will be notionally reduced (solely for purposes of determining the Voting Rights of the Sequential Pay Certificates) on any Distribution Date to the extent of any Appraisal Reduction Amounts allocated to such Classes on such Distribution Date. To the extent that the aggregate of the Appraisal Reduction Amounts for any Distribution Date exceeds such Certificate Principal Balance, such excess will be applied to notionally reduce the Certificate Principal Balance of the next most subordinate Class of Certificates on the next Distribution Date. Any such reductions will be applied in the following order of priority: first, to the Class F Certificates; second, to the Class E Certificates; third, to the Class D Certificates; fourth, to the Class C Certificates; fifth, to the Class B Certificates; sixth to the Class A-4 Certificates, seventh, to the Class A-3 Certificates; eighth to the Class A-2 Certificates and finally, to the Class A-1 Certificates; provided, however, in each case that no Certificate Principal Balance in respect of any such Class may be notionally reduced below zero; and, provided, further, the Certificate Principal Balance in respect of any such Class shall be reduced solely for purposes of determining the Voting Rights of the Sequential Pay Certificates.

                  Section 4.05      MBIA Policy.

                  (a) The Trustee hereby agrees on behalf of each Class A Certificateholder (and each Class A Certificateholder, by its acceptance of its Certificates, hereby agrees) for the benefit of the Certificate Insurer that the Trustee shall recognize that to the extent the Certificate Insurer makes a payment under the MBIA Policy, either directly or indirectly (as by paying through the Trustee), to the Class A Certificateholders, the Certificate Insurer will be entitled to be subrogated to the rights of the Class A Certificateholders to the extent of such payments. Any rights of subrogation acquired by the Certificate Insurer as a result of any payment made under the MBIA Policy shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of all amounts due the Trustee on account of payments due under the Class A Certificates pursuant to Section 4.01 hereof.

                  Prior to the Net Proceeds Release Date, any recovery of Net Liquidation Proceeds will be deposited by the Trustee in the Net Proceeds Account for the benefit of the Certificate Insurer in accordance with Section
4.06 and will not be included in the Principal Distribution Amount to the Class A Certificateholders.

                  (b) Notwithstanding the foregoing, if the Master
Servicer or the Majority Certificateholder of the Controlling Class exercises its option to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I on any Distribution Date pursuant to Section 9.01: (a) the Available Distribution Amount and amounts drawn on the MBIA Policy with respect to the immediately preceding Distribution Date as determined in accordance with Section 3.04(a) shall be distributed to Class A Certificateholders on such Distribution Date; and (b) the MBIA Policy will not be available to pay any shortfall of Distributable Certificate Interest with respect to the Class A Certificateholders after a disposition of the Mortgage Pool pursuant to Section 9.01.

                  (c) The Trustee, for itself and on behalf of the Class
A Certificateholders, agrees that the Certificate Insurer may at any time during the continuation of any proceeding relating to a Final Order direct all matters relating to such Final Order, including, without limitation, the direction of any appeal of any order relating to such Final Order and the posting of any surety, supersedes or performance bond pending any such appeal. In addition and without limitation of the foregoing, the Certificate Insurer shall be subrogated, to the extent of the Insured Payments, to the rights of the Mortgage Loan Sellers, the Master Servicer, the Depositor, the Trustee and each Class A Certificateholder in the conduct of any preference claim, including, without limitation, all rights of any party to any adversarial proceeding or action with respect to any court order issued in connection with any such preference claim.

                  Section 4.06      Net Proceeds Account.

                  (a) Prior to the Net Proceeds Release Date, on each
Master Servicer Remittance Date amounts with respect to any liquidated Mortgage Loan representing Net Liquidation Proceeds received with respect thereto in excess of the Monthly Payment or Assumed Monthly Payment for the Due Date in the preceding Collection Period, subject to the priorities set forth in Section 4.01(b), will be deposited by the Trustee in a segregated account (the "Net Proceeds Account") held by the Trustee for the benefit of the Certificateholders and Certificate Insurer. The Trustee will invest the funds on deposit in the Net Proceeds Account in accordance with Section 4.06(d). On each subsequent Distribution Date prior to the Net Proceeds Release Date, the Trustee, on behalf of the Certificateholders and Certificate Insurer, subject to the priorities set forth in Section 4.01(b), shall withdraw from the Net Proceeds Account and deposit into the REMIC II Distribution Account,

                  (i) an assumed principal payment equal to the scheduled principal payment that would have been due during the preceding Collection Period had such Mortgage Loan not defaulted, plus

                  (ii) interest at the Blended Class A Rate described below on a balance not to be less than zero (the "Net Proceeds Accrual Balance" for such Mortgage Loan) equal to such original Net Liquidation Proceeds deposited in the Net Proceeds Account with respect to such Mortgage Loan, less cumulative assumed principal payments made with respect thereto prior to such Distribution Date, which interest payment accordingly is not equal to the scheduled interest payment on the Mortgage Loan, but is instead at a different rate (the Blended Class A Rate rather than the Mortgage Rate) on a different balance (the Net Proceeds Accrual Balance, related to Net Liquidation Proceeds deposited in such Net Proceeds Amount, rather than the full Stated Principal Balance on the liquidated Mortgage Loan).

Interest will accrue on such amount at a rate (the "Blended Class A Rate") equal to the weighted average of the Pass-Through Rates of the Sequential Pay Certificates, weighted on the basis of the difference, for each such Class, between the actual Certificate Principal Balance of each such Class and the Uncertificated Principal Balance of the Corresponding REMIC I Regular Interest. Withdrawals from the Net Proceeds Account with respect to any Mortgage Loan will continue until the Net Liquidation Proceeds deposited with respect to such Mortgage Loan plus related reinvestment proceeds have been depleted. In connection with such assumed principal payments and interest payments for any Mortgage Loans, no funds in the Net Proceeds Account with respect to any other Mortgage Loan (including any reinvestment income) will be used. On the Net Proceeds Release Date, the Trustee, on behalf of the Certificate Insurer will withdraw from the Net Proceeds Account and deposit in the REMIC II Distribution Account an amount equal to the remaining balance of the Net Proceeds Account.

                  In the event funds remain in the Net Proceeds Account with respect to any Mortgage Loan after the related Net Proceeds Accrual Balance and all interest thereon have been paid, the remaining amount with respect to such Mortgage Loan shall be delivered to the Master Servicer to reimburse the Expense Reserve Fund for any unreimbursed draws thereon (whether or not related to any previous Net Proceeds Account Shortfalls). To the extent all such draws on the Expense Reserve Fund have been reimbursed, the remaining funds shall be paid to the Certificate Insurer.

                  (b) To the extent the funds in the Net Proceeds Account (including related reinvestment income) with respect to any Mortgage Loan are insufficient as of any Master Servicer Remittance Date to pay interest on the Net Proceeds Accrual Balance and to pay the lesser of such Net Proceeds Accrual Balance and the assumed principal payment for such Mortgage Loan as provided in Section 4.06(a), the Trustee will give notice to the Master Servicer of the resulting Net Proceeds Account Shortfall two Business Days prior to the related D Distribution Date, and the Master Servicer shall withdraw from the Expense Reserve Fund, to the extent of funds available therefor, the amount of any such Net Proceeds Account Shortfall and shall remit such amount to the Trustee with the Master Servicer Remittance Amount on the Master Servicer Remittance Date, for deposit by the Trustee in the REMIC II Distribution Account. To the extent such amount is not available in the Expense Reserve Fund on such Master Servicer Remittance Date, such Net Proceeds Account Shortfall will be carried forward and paid from available amounts in the Expense Reserve Fund on future Master Servicer Remittance Dates.

                  (c) The Net Proceeds Account shall be an "outside reserve fund" within the meaning of the REMIC Provisions and shall be beneficially owned by the Certificate Insurer for federal income tax purposes and which shall be taxable on all income earned thereon. All reimbursements from the Trust Fund to the Net Proceeds Account shall be considered to be made by REMIC II to the Certificate Insurer as beneficial owner thereof. Upon the termination of the Trust Fund, any funds on deposit in the Net Proceeds Account after application thereof pursuant to Section 4.06(a) shall be remitted to the Certificate Insurer. The Net Proceeds Account shall support the obligation of the Certificate Insurer to make payments of such assumed principal payments, under the terms of the MBIA Policy.

                  (d) The Trustee, subject to direction from the Certificate Insurer, may direct any depository institution maintaining the Net Proceeds Account to invest, or if it is such depository institution, may itself invest, the funds held therein in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement. In the absence of direction from the Certificate Insurer, the Trustee shall invest funds in the Net Proceeds Account in Federated Prime Obligation Fund, so long as such fund is a Permitted Investment, and shall promptly notify CLF. Upon consultation with CLF, absent contrary direction from the Certificate Insurer, the Trustee shall be entitled to rely on alternate investment recommendations from CLF designed to provide yields most comparable to those for investments described in clause (i) of the definition of "Permitted Investments" based on investments maturing on dates reasonably approximating the dates on which assumed principal payment for each such Mortgage Loan and related interest payments would be payable, and shall be authorized to invest in Permitted Investments in accordance with such directions. The Trustee shall have no responsibility for losses on investments made in accordance with this section, and all income and losses shall be for the account of the Net Proceeds Account. All such Permitted Investments shall be held to maturity, unless payable on demand, in which case such investments may be sold at any time. Any investment of funds in the Net Proceeds Account shall be made in the name of the Trustee, acting for the benefit of the Certificate Insurer and Certificateholders. The Trustee, for the benefit of the Certificateholders, shall (i) be the "entitlement holder" of any Permitted Investment that is a "security entitlement" and (ii) maintain "control" of any Permitted Investment that is either a "certificated security" or an "uncertificated security." The Trustee will notify Capital Lease Funding, L.P. if it has not received written direction from the

Certificate Insurer. For purposes of this Section 3.06(a), the terms "entitlement holder", security entitlement," "control," "certificated security" and "uncertificated security" shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and "control" of any Permitted Investment by the Certificate Insurer shall constitute "control" by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised
Article 8 (1994 Revision) of the UCC. If amounts on deposit in an the Net Proceeds Account are at any time invested in a Permitted Investment payable on demand, the Trustee shall:

                  (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                  (y) demand payment of all amounts due thereunder promptly upon determination by the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Net Proceeds Account.

                                    ARTICLE V

                                THE CERTIFICATES

                  Section 5.01      The Certificates.

                  (a) The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-12; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03 beneficial ownership interests in the REMIC Regular Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The REMIC II Regular Certificates will be issuable in denominations corresponding to initial Certificate Principal Balances or Certificate Notional Amounts, as the case may be, as of the Closing Date of not less than $100,000 (or, with respect to the Class A Certificates, $10,000 and, with respect to the Class X Certificates, $1,000,000) and any whole dollar denomination in excess thereof; provided, however, that a single Certificate of each Class thereof may be issued in a different denomination. Each Class of Residual Certificates will be issuable only in a denomination representing the entire Class. With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount
(a) set forth on the face thereof or, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Participants, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth above. The Book-Entry Certificates will be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners will hold interests in the Book-Entry Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations as set forth in the above. No Certificate Owner of a Book-Entry Certificate of any Class thereof will be entitled to receive a Definitive Certificate representing its interest in such Class, except as provided in Section 5.03 herein. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures.

                  (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee in its capacity as trustee hereunder by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers of the Trustee shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Certificate Registrar by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication; provided that the Certificates issued on the Closing Date shall, in any event, be dated the Closing Date.

                  (c) The Class R-I and Class R-II Certificates shall be initially issued as Definitive Certificates. The Definitive Certificates shall be printed, typewritten, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which any of the Certificates may be listed, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

                  Section 5.02 Registration of Transfer and Exchange of Certificates.

                  (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar (located as of the Closing Date at 135 South LaSalle, Suite 1625, Chicago, Illinois 60603) may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Trustee may appoint, by a written instrument delivered to the Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the Trustee shall not be relieved of any of its duties or responsibilities hereunder as Certificate Registrar by reason of such appointment. If the Trustee resigns or is removed in accordance with the terms hereof, the successor trustee shall immediately succeed to its predecessor's duties as Certificate Registrar. The Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. Upon request, the Trustee shall promptly inform, or cause the Certificate Registrar to inform, the Master Servicer or the Special Servicer, as applicable, of the identity of all Certificateholders of the Controlling Class.

                  If three or more Certificateholders (hereinafter referred to as "applicants") apply in writing to the Trustee, and such application states that the applicants desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such applicants propose to transmit, then the Trustee shall, within five Business Days after the receipt of such application, afford such applicants access during normal business hours to the most recent list of Certificateholders held by the Trustee. If the Trustee is no longer the Certificate Registrar and such a list is as of a date more than 90 days prior to the date of receipt of such applicants' request, the Trustee shall promptly request from the Certificate Registrar a current list as provided above, and shall afford such applicants access to such list promptly upon receipt.

                  Every Certificateholder, by receiving and holding such list, agrees with the Certificate Registrar and the Trustee that neither the Certificate Registrar nor the Trustee shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

                  (b) No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either: (i) the Certificate Registrar shall require that the transferee deliver to the Certificate Registrar an investment representation letter (the "Investment

Representation Letter") substantially. in the form of Exhibit B attached hereto, which Investment Representation Letter shall certify, among other things, that the transferee is an institutional "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act (an "Institutional Accredited Investor") or a "qualified institutional buyer" as defined in Rule 144A under the Securities Act (a "Qualified Institutional Buyer"), and the Certificate Registrar may also require that the transferee deliver to the Certificate Registrar an Opinion of Counsel if such transferee is not a Qualified Institutional Buyer or (ii) if the certifications described in the preceding clause (i) cannot be provided, (a) the Certificate Registrar shall require an Opinion of Counsel reasonably satisfactory to the Certificate Registrar and the Depositor that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from registration or qualification under the Securities Act, applicable state securities laws and other relevant laws, which Opinion of Counsel shall not be an expense of the Trust Fund, the Certificate Registrar, the Depositor or the Trustee and (b) the Certificate Registrar shall require the transferor to execute a certification in form and substance satisfactory to the Certificate Registrar setting forth the facts surrounding such transfer; provided, however, that a transfer of a Non-Registered Certificate of any such Class may be made to a trust if the transferor provides to the Certificate Registrar and to the Trustee a certification that interests in such trust may only be transferred subject to requirements substantially to the effect set forth in this Section 5.02; and provided, further, that transfers of Residential Certificates may be made only to Qualified Institutional Buyers, and the foregoing certificate shall include a representation of the transferee that it is a Qualified Institutional Buyer. The Servicer will furnish, or cause to be furnished, upon the request of any Holder of Non-Registered Certificates, to a prospective purchaser of such Non-Registered Certificates who is a Qualified Institutional Buyer, such information as is specified in paragraph (d)(4) of Rule 144A with respect to the Trust Fund, unless, at the time of such request, the entity with respect to which such information is to be provided is subject to the reporting requirements of Section 15(d) of the Exchange Act. None of the Depositor, the Trustee, the Servicer or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Non-Registered Certificate without registration or qualification. Any Holder of a Non-Registered Certificate desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Trustee, the Servicer and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws. Unless the Depositor determines otherwise in accordance with applicable law and the rules and procedures of, or applicable to, the Depository (the "Depository Rules"), transfers of a beneficial interest in a Book-Entry Certificate representing an interest in a Non-Registered Certificate that is not rated in one of the top four categories by a nationally recognized statistical rating organization to (i) an Institutional Accredited Investor will require delivery in the form of a Definitive Certificate and the Certificate Registrar shall register such transfer only upon compliance with the foregoing provisions of this Section 5.02(b) or (ii) a Qualified Institutional Buyer may only be effectuated by means of an "SRO Rule 144A System" approved for such purpose by the Commission.

                  (c) With respect to the Subordinate Certificates, no sale, transfer, pledge or other disposition by any Holder of any such Certificate shall be made unless the Certificate Registrar shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F attached hereto, to the effect that such proposed purchaser or transferee is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than (except with respect to a Residual Certificate) an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Prohibited Transaction Class Exemption 95-60 or (ii) if such Certificate is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of the Code or the provisions of any Similar Law, will not constitute or result in a "prohibited transaction" within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Registrar, the Master Servicer, the Special Servicer, the Underwriter, the Placement Agent or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Certificate Registrar shall not register the sale, transfer, pledge or other disposition of any such Certificate unless the Certificate Registrar has received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Underwriter, the Placement Agent, the Certificate Registrar or and the Trust Fund. Each Certificate Owner of a Subordinate Certificate shall be deemed to represent that it is not a Person specified in clauses (a) or (b) above. Any transfer, sale, pledge or other disposition of any such Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(c) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

                  So long as any of the Class of Certificates remains outstanding, the Master Servicer will make available, or cause to be made available, upon request, to any Holder and any Person to whom any such Certificate of any such Class of Certificates may be offered or sold, transferred, pledged or otherwise disposed of by such Holder, information with respect to the Master Servicer, the Special Servicer or the Mortgage Loans necessary to the provision of an Opinion of Counsel described in this Section 5.02(c).

                  (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause
(ii) below to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                  (A) Each Person holding or acquiring any Ownership
         Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee and the REMIC Administrator of any change or impending change in its status as a Permitted Transferee.

                  (B) In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate (other than in connection with the initial issuance thereof or the transfer thereof among the Depositor and its Affiliates), the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Residual Certificate until its receipt of, an affidavit and agreement substantially in the form attached hereto as Exhibit C-1 (a "Transfer Affidavit and Agreement") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5,02(d) and agrees to be bound by them.

                  (C) Notwithstanding the delivery of a Transfer
         Affidavit and Agreement by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

                  (D) Except in connection with the initial issuance of the Residual Certificates or any transfer thereof among the Depositor and its Affiliates, each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached hereto as Exhibit C-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

                  (ii) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Residual

Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Master Servicer, the Special Servicer, the REMIC Administrator or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

                  (iii) The REMIC Administrator shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization or a nominee, agent or middleman thereof, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the REMIC Administrator for providing such information.

                  (e) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Definitive Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Subject to the restrictions on transfer set forth in this Section 5.02, Section 5.03 and Depository Rules, any Certificate Owner owning a beneficial interest in a Non-Registered Certificate may cause the Certificate Registrar to request that the Depository exchange such Certificate Owner's beneficial interest in a Book-Entry Certificate for a Definitive Certificate or Certificates. Following a proper request for transfer or exchange, the Certificate Registrar shall, execute and deliver at such offices or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, a Definitive Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested.

                  (f) In the event a Responsible Officer of the Certificate Registrar becomes aware that a Definitive Certificate or a beneficial interest in a Book-Entry Certificate representing a Non-Registered Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Definitive Certificate or beneficial interest in such Book-Entry Certificate to an Eligible Investor within 14 days after notice of such determination and each

Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

                  (g) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

                  (h) No service charge shall be imposed for any transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates. In addition, in connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer.

                  (i) Subsequent to the initial issuance of the Certificates, the Trustee shall be responsible for the preparation of physical Certificates in connection with any transfer or exchange; provided that the correct form of Certificate of each Class shall be provided by the Depositor to the Trustee on diskette on or about the Closing Date. All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall hold or destroy such canceled Certificates in accordance with its standard procedures.

                  (j) The Certificate Registrar shall be required to provide the Depositor and the REMIC Administrator with an updated copy of the Certificate Register on or about January 1 of each year, commencing January 1, 2000, and shall be required to provide the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator with an updated copy of the Certificate Register at other times promptly upon written request therefor.

                  (k) If a Person is. acquiring any Non-Registered
Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of a Book-Entry Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Trustee (or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certification and agreements with respect to each such account as set forth in subsections (b), (c) and (d), as applicable, of this Section 5.02.

                  Section 5.03      Book-Entry Certificates.

                  (a) The Class A-1, Class A-2, Class A-3, Class A-4,
Class B, Class C, Class D, Class E and Class F Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in subsection (c) below, shall not be entitled to fully registered, physical Certificates ("Definitive Certificates") in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. Neither the Certificate Registrar nor the Trustee shall have any responsibility to monitor or restrict the transfer of Ownership Interests in Certificates through the book-entry facilities of the Depository. Neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in
Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register except as set forth in Section 5.02(d)(i)(C). The Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository participants or Beneficial Owners made in violation of applicable restrictions.

                  (b) The Depositor, the Mortgage Loan Sellers, the
Trustee, the Master Servicer, the Special Servicer, the REMIC Administrator and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date. If any party hereto requests from the Depository a list of the Depository Participants in respect of any Class or Classes of the Book-Entry Certificates, the cost thereof shall be borne by the party on whose behalf such request is made (but in no event shall any cost be borne by the Trustee).

                  (c) if (i) (A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to any Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to any Class of the Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of any Class of the Book-Entry Certificates by the Depository, accompanied by registration instructions for registration of transfer, the Trustee shall execute, and the Certificate Registrar shall authenticate and deliver, the appropriate Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions.

                  (d) The Book-Entry Certificates (i) shall be delivered by the Certificate Registrar to the Depository, or pursuant to the Depository's instructions, and shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

                  Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

                  The Book-Entry Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

                  (e) Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on a schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

                  (f) If a Holder of a Definitive Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the

Book-Entry Certificate, such transfer may be effected only in accordance with Depository Rules and this Section 5.03(f). Upon receipt by the Certificate Registrar at the Registrar Office of (i) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), (ii) written instructions given in accordance with Depository Rules directing the Certificate Registrar to credit or cause to be credited to another account a beneficial interest in the related Book-Entry Certificate, in an amount equal to the Denomination of the Definitive Certificate to be so transferred, (iii) a written order given in accordance with the Depository Rules containing information regarding the account to be credited with such beneficial interest and (iv) if the affected Certificate is a Non-Registered Certificate an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the custodian holding such Book-Entry Certificate on behalf of the Depository to increase the Denomination of the related Book-Entry Certificate by the Denomination of the Definitive Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a corresponding Denomination of such Book-Entry Certificate.

                  Section 5.04      Mutilated, Destroyed, Lost or Stolen
Certificates.

                  If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may reasonably be required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

                  Section 5.05      Persons Deemed Owners.

                  Prior to due presentment for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the REMIC

Administrator, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

                  Section 5.06      Certification by Certificate Owners.

                  (a) Each Certificate Owner is hereby deemed by virtue of its acquisition of an Ownership Interest in the Book-Entry Certificates to agree to comply with the applicable transfer requirements of Sections 5.02(b) and 5.02(c).

                  (b) To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Trustee shall make such determination based on a certificate of such Person which shall specify, in reasonable detail satisfactory to the Trustee, the Class and Certificate Principal Balance or Certificate Notional Amount, as the case may be, of the Book-Entry Certificate beneficially owned, the value of such Person's interest in such Certificate and any intermediaries through which such Person's Ownership Interest in such Book-Entry Certificate is held; provided, however, that the Trustee shall not knowingly recognize such Person as a Certificate Owner if such Person, to the knowledge of a Responsible Officer of the Trustee, acquired its Ownership Interest in a Book-Entry Certificate in violation of Section 5.02(b) and/or Section 5.02(c), or if such Person's certification that it is a Certificate Owner is in direct conflict with information obtained by the Trustee from the Depository, Depository Participants, and/or indirect participating brokerage firms for which a Depository Participant acts as agent, with respect to the identity of a Certificate Owner. The Trustee shall exercise its reasonable discretion in making any determination under this Section 5.06(b) and shall afford any Person providing information with respect to its beneficial ownership of any Certificates an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee.

                                   ARTICLE VI

            THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER
                           AND THE REMIC ADMINISTRATOR

                  Section 6.01 Liability of the Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator.

                  The Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator herein.

                  Section 6.02 Merger, Consolidation or Conversion of the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator.

                  Subject to the following paragraph, the Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator each will keep in full effect its existence, rights and franchises as a corporation or other business organization under the laws of the jurisdiction of its organization, and each will obtain and preserve its qualification to do business as a foreign corporation or otherwise in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

                  The Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which, as to the Master Servicer and the Special Servicer, may be limited to all or substantially all of its assets relating to the business of mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator shall be a party, or any Person succeeding to the business of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer or the REMIC Administrator, shall be the successor of the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of the Master Servicer, or the Special Servicer unless such succession will not result in any withdrawal, downgrade or qualification of the rating then assigned by any Rating Agency to any Class of Certificates (as confirmed in writing).

                  Section 6.03 Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the REMIC Administrator and Others.

                  None of the Depositor, the Master Servicer, the Special Servicer, the REMIC Administrator or any director, officer, employee or agent of any of the foregoing shall be under any liability to the Trust or the Certificateholders for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer, the REMIC Administrator or any such other Person against any breach of a representation or warranty made herein, or against any expense or liability specifically required to be borne thereby pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties hereunder, or by reason of negligent disregard of such obligations and duties. The Depositor, the Master Servicer, the Special Servicer, the REMIC Administrator and any director, officer, employee or agent of any of the foregoing may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer, the REMIC Administrator and any director, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, the Certificates or any asset of the Trust, other than any loss, liability or expense: (i) specifically required to be borne by such

Person pursuant to the terms hereof, including, without limitation, Section 10.01(h); (ii) with respect to the Master Servicer and the Special Servicer, incidental to the performance of obligations and duties hereunder, including, without limitation, in the case of the Master Servicer or the Special Servicer, the prosecution of an enforcement action in respect of any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement); or (iii) which was incurred in connection with claims against such party resulting from (A) any material breach of a representation or warranty made herein by such party, (B) willful misfeasance, bad faith or negligence in the performance of obligations or duties hereunder by such party, or from negligent disregard of such obligations or duties, or (C) with respect to the Master Servicer and the Special Servicer, any violation by the Master Servicer or the Special Servicer, as applicable, of any state or federal securities law. None of the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action contemplated by Section 3.22 with respect to the Master Servicer and the Special Servicer, in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator may in its discretion undertake any such action which it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders or the Certificate Insurer as potential or current subrogee of the Class A Certificateholders hereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicer, the Special Servicer and the REMIC Administrator each shall be entitled to the direct payment of such expenses or to be reimbursed therefor from the Certificate Account as provided in Section 3.05.

                  Section 6.04 Master Servicer, Special Servicer and REMIC Administrator Not to Resign.

                  None of the Master Servicer, the Special Servicer or the REMIC Administrator shall be permitted to resign from the obligations and duties hereby imposed on it, except (i) upon the appointment of, and the acceptance of such appointment by, a successor thereto which is reasonably acceptable to the Trustee and the receipt by the Trustee of written confirmation from each and every Rating Agency to the effect that such resignation and appointment will not result in the downgrade, qualification or withdrawal of any rating then assigned by such Rating Agency to any Class of Certificates, (ii) upon determination that such obligations and duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the other activities of the Master Servicer, Special Servicer or REMIC Administrator, as the case may be, so causing such a conflict being of a type and nature carried on by the Master Servicer, Special Servicer or REMIC Administrator, as the case may be, at the date of this Agreement, or (iii) in the case of the REMIC Administrator, if the Trustee resigns or is removed pursuant to Section 8.07. Any such determination of the nature described in clause (ii) of the preceding sentence permitting the resignation of the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, shall be evidenced by an Opinion of Counsel to such effect which shall be rendered by Independent counsel, be addressed and delivered to the Trustee, the Certificate Insurer and the Rating Agencies and be paid for by the resigning party. No such resignation for either reason shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party hereunder. All costs and expenses of the Trustee and the Trust (including, without limitation, any costs or expenses of any party hereto reimbursable out of the Trust Fund) in connection with any such resignation (including, without limitation, any requisite transfer of servicing) shall be paid for, as incurred, by the resigning party.

                  Consistent with the foregoing, none of the Master Servicer, the Special Servicer or the REMIC Administrator shall be permitted, except as expressly provided herein, to assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of the Master Servicer, the Special Servicer or the REMIC Administrator are transferred to a successor thereto, then, subject to Sections 3.1l(a) and 3.22 and Section 10.03, the entire amount of compensation payable to the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, pursuant hereto shall thereafter be payable to such successor.

                  Section 6.05 Rights of the Depositor and the Trustee in Respect of the Master Servicer, the Special Servicer and the REMIC Administrator.

                  The Master Servicer, the Special Servicer and the REMIC Administrator each shall afford the Depositor, the Certificate Insurer and the Trustee, upon reasonable notice, during normal business hours access to all records maintained by the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, in respect of its rights and obligations hereunder and access to such of its officers as are responsible for such obligations. Upon reasonable request, the Master Servicer, the Special Servicer and the REMIC Administrator each shall furnish the Depositor, the Certificate Insurer and the Trustee with its most recent financial statements and such other information as it possesses, and which it is not prohibited by law or, to the extent applicable, binding obligations to third parties with respect to confidentiality from disclosing, regarding its business, affairs, property and condition, financial or otherwise. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer, the Special Servicer and the REMIC Administrator hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer, the Special Servicer or the REMIC Administrator hereunder or, in connection with a default thereby, exercise the rights of the Master Servicer, the Special Servicer or the REMIC Administrator hereunder; provided, however, that none of the Master Servicer, the Special Servicer or the REMIC Administrator shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer, the Special Servicer or the REMIC Administrator and is not obligated to supervise the performance of the Master Servicer, the Special Servicer or the REMIC Administrator under this Agreement or otherwise.

                                   ARTICLE VII

                                     DEFAULT

                  Section 7.01      Events of Default.

                  (a) "Event of Default," wherever used herein, unless the context otherwise requires, means any one of the following events:

                  (i) any failure by the Master Servicer to deposit into the Certificate Account any amount required to be so deposited under this Agreement which continues unremedied for two Business Days following the date on which such deposit was first required to be made, or any failure by the Master Servicer to deposit into, or to remit to the Trustee for deposit into, the Distribution Account on any Master Servicer Remittance Date, the full amount of any Master Servicer Remittance Amount required to be so deposited or remitted under this Agreement on such date; or

                  (ii) any failure by the Special Servicer to deposit into, or to remit to the Master Servicer for deposit into, the Certificate Account or the REO Account any amount required to be so deposited or remitted under this Agreement which continues unremedied for two Business Days following the date on which such deposit or remittance was first required to be made; or

                  (iii) any failure by the Master Servicer to remit to the Trustee for deposit into the Distribution Account, on any Master Servicer Remittance Date, the full amount of P&I Advances required to be made on such date; or

                  (iv) any failure by the Master Servicer to timely make any Servicing Advance required to be made by it pursuant to this Agreement, which failure continues unremedied for a period of one Business Day following the date on which notice shall have been given to the Master Servicer by the Trustee as provided in Section 3.11(e); or

                  (v) any failure by the Special Servicer to timely make
         (or timely direct the Master Servicer to make) any Servicing Advance required to be made by it or the Master Servicer at its direction pursuant to this Agreement, which failure continues unremedied for a period of one Business Day following the date on which notice has been given to the Special Servicer by the Trustee as provided in Section 3.11(e); or

                  (vi) any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements thereof contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party hereto, by the Holders of Certificates or the Certificate Insurer entitled to at least 25% of the Voting Rights; or

                  (vii) any failure on the part of the REMIC Administrator duly to observe or perform in any material respect any of the covenants or agreements thereof contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the REMIC Administrator by any other party hereto, or to the REMIC Administrator, with a copy to each other party hereto, by the Holders of Certificates or the Certificate Insurer entitled to at least 25% of the Voting Rights; or

                  (viii) any breach on the part of the Master Servicer, the Special Servicer or the REMIC Administrator of any representation or warranty thereof contained in this Agreement which materially and adversely affects the interests of any Class of Certificateholders or the Certificate Insurer as potential or current subrogee of the Class A Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, by any other party hereto, or to the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, with a copy to each other party hereto, by the Holders of Certificates or the Certificate Insurer entitled to at least 25% of the Voting Rights; or

                  (ix) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer, the Special Servicer or the REMIC Administrator and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

                  (x) the Master Servicer, the Special Servicer or the
         REMIC Administrator shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

                  (xi)  the Master Servicer, the Special Servicer or the
         REMIC Administrator shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

                  (xii) the Master Servicer or the Special Servicer is removed from S&P's list of approved master servicers or special servicers, as applicable, and the then-current ratings assigned to any Class of Certificates by S&P are downgraded, qualified or withdrawn (including, without limitation, placement on negative credit watch) in connection with such removal; or

                  (xiii) the Trustee has received written confirmation by Moody's that the then-current rating assigned to any Class of Certificates by such Rating Agency will be withdrawn, downgraded or qualified if the Master Servicer or the Special Servicer is not removed as Master Servicer or Special Servicer, as applicable, hereunder; or

                  (xiv) the Master Servicer or the Special Servicer shall no longer be an "approved" or "acceptable" (or equivalent designation) servicer by each of the Rating Agencies for mortgage pools similar to the Trust Fund, and the Master Servicer or the Special Servicer, as applicable, shall not have resolved all such matters to the satisfaction of Moody's within ninety (90) days (or such longer time period as may be agreed in writing by Moody's) after such change in designation; or

                  (xv) Moody's places its ratings of any class of Certificates on a "watch" status in contemplation of a ratings downgrade or withdrawal due to the acts, omission or circumstances of or involving the Master Servicer or the Special Servicer acting in such capacity, and the Master Servicer or the Special Servicer, as applicable, shall not have resolved all such matters to the satisfaction of Moody's within ninety (90) days (or such longer time period as may be agreed in writing by Moody's) after such placement on "watch" status; or

                  (xvi) Moody's shall provide written notice to the Trustee that, unless the Master Servicer or the Special Servicer, as applicable, resigns, it will place its ratings on one or more Classes of Certificates on a "watch" status in contemplation of a ratings downgrade or withdrawal due to the acts, omissions or circumstances of our involving the Master Servicer or the Special Servicer as applicable, acting in such capacity, and the Master Servicer or the Special Servicer, as applicable, shall not have resolved all such matters to Moody's satisfaction within ninety (90) days (or such longer time period as may be agreed in writing by Moody's) after such notice is provided.

Each Event of Default listed above as items (vi) through (xvi) shall constitute an Event of Default only with respect to the relevant party; provided that if a single entity acts or any two or more Affiliates act as Master Servicer, Special Servicer and REMIC Administrator, or in any two or more of the foregoing capacities, an Event of Default in one capacity (other than an event described in clause (xii), (xiii) or (xiv)) will constitute an Event of Default in each such capacity.

                  (b) If any Event of Default with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as the Event of Default shall not have been remedied, the Depositor or the Trustee may, and at the written direction of the Holders of Certificates (and the Certificate Insurer, to the extent it has Voting Rights) entitled to at least 51% of the Voting Rights shall, terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights and obligations (subject to Section 3.11, accruing from and after such notice) of the Defaulting Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof. With respect to each Event of Default listed above as items (xiii) through (xvi), the Trustee shall provide written notice of such Event of Default to each Certificateholder and the Certificate Insurer and request written direction of such Certificateholders and the Certificate Insurer which desire to terminate the Defaulting Party. From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agree that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than ten Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records reasonably requested thereby to enable the Trustee to assume the Master Servicer's or Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer's or Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, the transfer within two Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer to the Certificate Account, the Distribution Account or any Borrower Reserve Fund (if it is the Defaulting Party) or by the Special Servicer to the REO Account, the Certificate Account or any Borrower Reserve Fund (if it is the Defaulting Party) or thereafter be received with respect to the Mortgage Loans and any REO Properties (provided, however, that the Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be obligated for or entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). In addition, with respect to a termination solely by reason of an event or events described in clauses (ix), (x) and (xi) of Section 7.01(a) , the procedures set forth in Section 7.01(d) shall apply. All costs and expenses of the Trustee and the Trust (including, without limitation, any costs and expenses of any party hereto reimbursable out of the Trust Fund) in connection with the termination of the Master Servicer or Special Servicer, as applicable, under this Section 7.01(b) (including, without limitation, the requisite transfer of servicing) shall be paid for, as incurred, by the Defaulting Party.

                  (c) If any Event of Default with respect to the REMIC Administrator shall occur and be continuing, then, and in each and every such case, so long as the Event of Default shall not have been remedied, the Depositor or the Trustee may, and at the written direction of the Holders of Certificates or the Certificate Insurer entitled to at least 51 % of the Voting Rights, the Trustee (or, if the Trustee is also the REMIC Administrator, the Master Servicer) shall, terminate, by notice in writing to the REMIC Administrator (with a copy to each of the other parties hereto), all of the rights and obligations of the REMIC Administrator under this Agreement. From and after the receipt by the REMIC Administrator of such written notice (or if the Trustee is also the REMIC Administrator, from and after such time as another successor appointed as contemplated by Section 7.02 accepts such appointment), all authority and power of the REMIC Administrator under this Agreement shall pass to and be vested in the Trustee (or such other successor) pursuant to and under this Section, and, without limitation, the Trustee (or such other successor) is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the REMIC Administrator, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination. The REMIC Administrator agrees promptly (and in any event no later than ten Business Days subsequent to its receipt of the notice of the termination) to provide the Trustee (or, if the Trustee is also the REMIC Administrator, such other successor appointed as contemplated by Section 7.02) with all documents and records requested thereby to enable the Trustee (or such other successor) to assume the REMIC Administrator's functions hereunder, and to cooperate with the Trustee (or such other successor) in effecting the termination of the REMIC Administrator's responsibilities and rights hereunder (provided, however, that the REMIC Administrator shall continue to be obligated for or entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of
Section 6.03 notwithstanding any such termination).

                  (d) If the Master Servicer is terminated solely on the basis of an Event of Default described in clause (ix), (x) or (xi) of the definition thereof and the terminated Master Servicer provides the Trustee appropriate "request for proposal" materials, then the Trustee shall solicit good faith bids for the right to service the Mortgage Loans from at least three Persons (subject to approval by the Certificate Insurer) that are qualified to act as servicers under the Agreement as to whom each Rating Agency has delivered written confirmation that the appointment of such person as successor servicer would not result in the downgrade, modification or withdrawal of its rating of any class of Certificates (any such Person so qualified, a "Qualified Bidder") or, if three Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders (subject to approval by the Certificate Insurer). The Trustee shall select the Qualified Bidder that makes the highest cash bid to act as successor servicer (the "Successful Bidder"). The Trustee shall direct the Successful Bidder to enter into the Agreement as successor Servicer pursuant to the terms thereof Upon the assignment and acceptance of the servicing rights under the Agreement by the Successful Bidder, the Trustee shall remit to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of out-of-pocket expenses incurred in connection with obtaining such bid and transferring servicing). If a Successful Bidder has not entered into the

Agreement as successor servicer within 60 days, the Trustee may select another successor to act as Master Servicer under the Agreement.

                  Section 7.02      Trustee to Act; Appointment of Successor.

                  On and after the time the Master Servicer, the Special Servicer or the REMIC Administrator resigns pursuant to clause (ii) of the first sentence of Section 6.04 or receives a notice of termination pursuant to Section 7.01, the Trustee shall be the successor in all respects to the Master Servicer, the Special Servicer or (unless it has also been acting as such) the REMIC Administrator, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, by the terms and provisions hereof, including, without limitation, if the Master Servicer is the resigning or terminated party, the Master Servicer's obligation to make P&I Advances; provided that any failure to perform such duties or responsibilities caused by the Master Servicer's, the Special Servicer's or the REMIC Administrator's, as the case may be, failure to cooperate or to provide information or monies required by Section 7.01 shall not be considered a default by the Trustee hereunder. Neither the Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section
3.06 hereunder nor shall the Trustee nor any other successor be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation, (subject to Section 3.11) which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or is not approved by each and every Rating Agency as an acceptable master servicer or special servicer, as the case may be, of commercial mortgage loans, or if the Holders of Certificates or the Certificate Insurer entitled to at least 51 % of the Voting Rights so request in writing to the Trustee, or if the REMIC Administrator is the resigning or terminated party and the Trustee had been acting in such capacity, promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution as the successor to the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, hereunder; provided that such appointment does not result in the downgrading, qualification or withdrawal, as applicable, of any rating then assigned by any Rating Agency to any Class of Certificates (as evidenced by written confirmation thereof from each Rating Agency). No appointment of a successor to the Master Servicer, the Special Servicer or the REMIC Administrator hereunder shall be effective until the assumption of the successor to such party of all its responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Master Servicer, the Special Servicer or the REMIC Administrator hereunder, the Trustee shall act in such capacity as hereinabove provided. Subject to Section 3.11 and in connection with any such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on or in respect of the Mortgage Loans or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. The Depositor, the Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the foregoing functions under this Agreement (other than the setup costs of the successor) shall be borne by the predecessor Master Servicer, Special Servicer or REMIC Administrator, as applicable, and, if not paid by such predecessor Master Servicer, Special Servicer or REMIC Administrator within thirty days of its receipt of an invoice therefor, shall be an expense of the Trust; provided that such predecessor Master Servicer, Special Servicer or REMIC Administrator shall reimburse the Trust for any such expense so incurred by the Trust; and provided, further, that the Trustee shall decide whether and to what extent it is in the best interest of the Certificateholders to pursue any remedy against any party obligated to make such reimbursement.

                  Section 7.03      Notification to Certificateholders.

                  (a) Upon any resignation of the Master Servicer, the Special Servicer or the REMIC Administrator pursuant to Section 6.04, any termination of the Master Servicer, the Special Servicer or the REMIC Administrator pursuant to Section 7.01 or any appointment of a successor to the Master Servicer, the Special Servicer or the REMIC Administrator pursuant to
Section 6.04 or Section 7.02, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to the Certificate Insurer at the address for notices provided in the MBIA Policy.

                  (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five days after a Responsible Officer of the Trustee has actual knowledge, or would be deemed in accordance with Section 8.02(vii) to have notice of the occurrence of such an event, the Trustee shall transmit by mail to the other non-defaulting parties hereto and all Certificateholders and the Certificate Insurer notice of such occurrence, unless such default shall have been cured.

                  Section 7.04      Waiver of Events of Default.

                  The Holders entitled to at least 66-2/3% of the Voting Rights allocated to each of the Classes of Certificates affected by any Event of Default (or in the case of an Event of Default under Section 7.01 (a)(i), (ii) or (iii), Holders of 100% of the Voting Rights) hereunder may waive such Event of Default, except that prior to any waiver of an Event of Default arising from a failure to make P&I Advances, the Trustee shall be reimbursed all amounts which it has advanced, and except that prior to any waiver of an Event of Default, the Trustee shall be reimbursed for all other expenses incurred in connection therewith pursuant to Section 8.05 b). Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor (provided that neither the Depositor nor any Affiliate thereof is the party in respect of which such Event of Default exists) shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

                  Section 7.05 Additional Remedies of Trustee Upon Event of Default.

                  During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and the Certificate Insurer (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

                  Section 8.01      Duties of Trustee.

                  (a) The Trustee, prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all such Events of Default and defaults which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement; provided that it is herein acknowledged and agreed that the Trustee is at all times acting in a fiduciary capacity with respect to the Certificateholders. If an Event of Default hereunder occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement and applicable law, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

                  (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform on their face to the requirements of this Agreement. If any such instrument is found not to so conform to the requirements of this Agreement in a material manner, the Trustee shall request the provider of such instrument to have such instrument corrected and if such instrument is not corrected within a reasonable period of time the Trustee shall notify all of the Certificateholders of such nonconformance. The Trustee shall not be responsible for, but may assume and rely upon, the accuracy and content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator and accepted by the Trustee in good faith, pursuant to this Agreement.

                  (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

                  (i) The duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

                  (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

                  (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates or the Certificate Insurer entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement.

                  Section 8.02      Certain Matters Affecting the Trustee.

                  Except as otherwise provided in Section 8.01:

                  (i) The Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

                  (ii) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taker or suffered or omitted by it hereunder in good faith and in accordance therewith;

                  (iii) The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default hereunder which has not been cured, to exercise such of the rights and powers vested in it by this Agreement and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

                  (iv) The Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                  (v) Prior to the occurrence of an Event of Default hereunder, and after the curing of all such Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates or the Certificate Insurer entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action;

                  (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys-in-fact, provided that the use of any such agent or attorney-in-fact shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any such agent or attorney-in-fact;

                  (vii) For all purposes under this Agreement, the Trustee shall not be deemed to have notice of any Event of Default hereunder unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office, and such notice references the Certificates or this Agreement; and

                  (viii) The Trustee shall not be responsible for any act or omission of the Master Servicer, the Special Servicer or the REMIC Administrator (unless the Trustee is acting as Master Servicer, Special Servicer or REMIC Administrator, as the case may be) or for any act or omission of the Depositor or the Mortgage Loan Sellers.

                  Section 8.03 Trustee and Fiscal Agent Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans.

                  The recitals contained herein and in the Certificates (other than the representations, warranties and acknowledgments of the Trustee in
Section 2.02(a) and Section 2.08(a) and (d), and the certificate of authentication executed by the Trustee as Certificate Registrar set forth on each outstanding Certificate) shall be taken as the statements of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer or the REMIC Administrator, as the case may be, and the Trustee and the Fiscal Agent assume no responsibility for their correctness. The Trustee and the Fiscal Agent make no representations as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 2.08(a) and (d)) or of any Certificate (other than as to the signature of the Trustee set forth thereon) or of any Mortgage Loan or related document. The Trustee and the Fiscal Agent shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor or the Mortgage Loan Sellers in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the Certificate Account or any other account by or on behalf of the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator. The Trustee and the Fiscal Agent shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer, the Special Servicer or the REMIC Administrator and accepted by the Trustee or the Fiscal Agent, as applicable, in good faith, pursuant to this Agreement.

                  Section 8.04      Trustee May Own Certificates.

                  The Trustee, in its individual or any other capacity, and any agent of the Trustee may become the owner or pledgee of Certificates with, except as otherwise provided in the definition of Certificateholder, the same rights it would have if it were not the Trustee or such agent, as the case may be.

                  Section 8.05      Fees of Trustee; Indemnification of Trustee.

                  (a) The Trustee shall pay to itself on each Distribution Date, pursuant to Section 3.05(b)(ii), from amounts on deposit in the Distribution Account, an amount equal to the Trustee Fee for such Distribution Date and, to the extent not previously received, for each prior Distribution Date.

                  (b) The Trustee, the Fiscal Agent and any director, officer, employee or agent of the Trustee or the Fiscal Agent, as applicable, or Person, if any, who controls the Trustee or the Fiscal Agent, as applicable, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, shall be entitled to be indemnified and held harmless by the Trust (to the extent of amounts on deposit in the Certificate Account and the Distribution Account from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, any legal actions relating to the exercise and performance of any of the powers and duties of the Trustee or the Fiscal Agent, as applicable, hereunder; provided that none of the Trustee, the Fiscal Agent or any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead,
(ii) expenses or disbursements incurred or made by or on behalf of the Trustee in the normal course of the Trustee's performing its routine duties in accordance with any of the provisions hereof, (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof, or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a material breach of any representation, warranty or covenant of the Trustee made herein. The provisions of this Section 8.0(b) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

                  Section 8.06      Eligibility Requirements for Trustee.

                  The Trustee hereunder shall at all times be a corporation, a trust company, a bank or a banking association: (i) organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia; (ii) authorized under such laws to exercise trust powers;
(iii) having a combined capital and surplus of at least $50,000,000; (iv) subject to supervision or examination by federal or state authority; and (v) whose long-term senior unsecured debt is rated not less than "Aa3" by Moody's and "AA-" by S&P (or, in the case of each Rating Agency, such lower ratings as would not, as confirmed in writing by such Rating Agency, result in a qualification, downgrade or withdrawal, as applicable, of any of the then-current ratings assigned by such Rating Agency to the Certificates). If such corporation, trust company, bank or banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then, for the purposes of this
Section 8.06, the combined capital and surplus of such corporation, trust company, bank or banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The corporation, trust company, bank or banking association serving as Trustee may have normal banking and trust relationships with the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the REMIC Administrator, the Certificate Insurer and their respective Affiliates.

                  Section 8.07      Resignation and Removal of the Trustee.

                  (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the REMIC Administrator, the Certificate Insurer and to all Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to the Master Servicer by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Mortgage Loan Sellers, the Master Servicer, the Special Servicer the REMIC Administrator and the Certificateholders by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

                  (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or the Fiscal Agent shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Fiscal Agent or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Fiscal Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee and the Fiscal Agent and appoint a successor trustee and successor fiscal agent, if applicable, acceptable to the Master Servicer by written instrument, in duplicate, which instrument shall be delivered to the Trustee and the Fiscal Agent so removed and to the successor trustee and successor fiscal agent, if applicable. A copy of such instrument shall be delivered to the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the REMIC Administrator, the Certificate Insurer and the Certificateholders by the Depositor. Removal or resignation of the initial Trustee shall be deemed to be a simultaneous resignation of the initial Fiscal Agent.

                  (c) The Holders of Certificates or the Certificate
Insurer entitled to at least 33 1/3% of the Voting Rights may at any time remove the Trustee and the Fiscal Agent and appoint a successor trustee and successor fiscal agent, if applicable, by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Trustee and the Fiscal Agent so removed and one complete set to the successor(s) so appointed; provided that the Master Servicer, the Depositor and the remaining Certificateholders shall have been notified; and provided further that other Holders of the Certificates entitled to a greater percentage of the Voting Rights shall not have objected to such removal in writing to the Master Servicer and the Depositor within 30 days of their receipt of notice thereof. A copy of such instrument shall be delivered to the Depositor, the Mortgage Loan Sellers, the Special Servicer, the REMIC Administrator, the Certificate Insurer and the remaining Certificateholders by the Master Servicer. If the Trustee and the Fiscal Agent are removed under this Agreement without cause, all reasonable costs and expenses incurred by the Trustee and Fiscal Agent (to the extent not duplicative of any reimbursement provided for under Section 8.08(a ) shall be at the expense of the party causing such removal.

                  (d) Any resignation or removal of the Trustee and the Fiscal Agent and appointment of a successor trustee and successor fiscal agent pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee and successor fiscal agent as provided in Section 8.08; and no such resignation or removal of the Trustee and/or appointment of a successor trustee and successor fiscal agent shall be permitted, unless, as confirmed in writing by each Rating Agency, such resignation or removal and appointment would not result in the qualification, downgrading or withdrawal of the rating assigned by any Rating Agency to any Class of Certificates.

                  Section 8.08      Successor Trustee and Fiscal Agent.

                  (a) Any successor trustee and successor fiscal agent, if applicable, appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the REMIC Administrator, the Certificate Insurer and to its predecessor trustee and predecessor fiscal agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee and predecessor fiscal agent shall become effective and such successor trustee and successor fiscal agent, if applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or fiscal agent herein. The predecessor trustee shall deliver (or shall cause to be delivered) to the successor trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the REMIC Administrator and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder. If such predecessor trustee was removed as Trustee under this Agreement without cause, the cost of any such execution, delivery or action shall be at the expense of the Trust.

                  (b) No successor trustee or successor fiscal agent, if applicable, shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor fiscal agent shall be eligible under the provisions of Section 8.06.

                  (c) Upon acceptance of appointment by a successor trustee and successor fiscal agent, if applicable, as provided in this Section 8.08, the Master Servicer shall mail notice of the succession of such trustee and fiscal agent hereunder to the Depositor and the Certificateholders.

If the Master Servicer fails to mail such notice within 10 days after acceptance of appointment by the successor trustee and successor fiscal agent, the successor trustee shall cause such notice to be mailed at the expense of the Master Servicer.

                  Section 8.09     Merger or Consolidation of Trustee or Fiscal
Agent.

                  Any entity into which the Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that the Trustee shall continue to be eligible under the provisions of Section 8.06. Any Person into which the Fiscal Agent may be merged or converted or with which it may be consolidated or any corporation or bank resulting from any merger, conversion or consolidation to which the Fiscal Agent shall be a party, or any corporation or banking association succeeding to all or substantially all of the corporate trust business of the Fiscal Agent shall be the successor of the Fiscal Agent hereunder, provided that such corporation or bank shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the party of any of the parties hereto, anything to the contrary notwithstanding. The successor to the Trustee or the Fiscal Agent, as applicable, shall promptly notify in writing each of the other parties hereto, the Certificateholders and the Rating Agencies of any such merger, conversion, consolidation or succession to business.

                  Section 8.10    Appointment of Co-Trustee or Separate Trustee.

                  (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default in respect of the Master Servicer shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

                  (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10 all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer, the Special Servicer or the REMIC Administrator hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

                  (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

                  (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

                  (e) The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties, responsibilities or liabilities hereunder; provided the Trustee shall have no liability for the actions or inaction of a separate trustee or co-trustee which do not comply with the provisions of Section 8.10(b).

                  Section 8.11      Appointment of Custodians.

                  The Trustee may, with the consent of the Master Servicer, appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee; provided that if the Custodian is an Affiliate of the Trustee such consent of the Master Servicer need not be obtained and the Trustee shall instead notify the Master Servicer of such appointment. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus (or shall have its performance guaranteed by an Affiliate with a combined capital and surplus) of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor, the Mortgage Loan Sellers or any Affiliate of any of them. Each Custodian shall be subject to the same obligations and standard of care as would be imposed on the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its duties, liabilities or obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian. Any such Custodian (other than the Trustee or an Affiliate of the Trustee) shall maintain the same errors and omissions insurance as required of the Master Servicer pursuant to Section 3.07(c).

                  Section 8.12      Access to Certain Information.

                  (a) The Trustee shall provide or cause to be provided to the Depositor, the Master Servicer, the Special Servicer and the Rating Agencies, the Certificate Insurer and to the OTS, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to the Mortgage Files and any other documentation regarding the Mortgage Loans and the Trust Fund, that is within its control which may be required by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it.

                  (b) Promptly following the first sale of any Non-Registered Certificate to an Independent third party, the Depositor shall provide to the Trustee 10 copies of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Non-Registered Certificate belongs. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Trustee 10 copies of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Trustee shall maintain at its Corporate Trust Office and shall on behalf of the Depositor, upon reasonable advance written notice, make available during normal business hours for review by each Rating Agency and the Certificate Insurer and by any Certificateholder or any Certificate Owner or any Person identified to the Trustee by a Certificateholder or a Certificate Owner as a prospective transferee of a Certificate or interest therein, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Non-Registered Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Non-Registered Certificate belongs, in the form most recently provided to the Trustee; and (ii) in all cases, (A) all Officer's Certificates delivered to the Trustee since the Closing Date pursuant to Section 3.13, (B) all accountants reports delivered to the Trustee since the Closing Date pursuant to Section 3.14, (C) the most recent inspection report, together with any related additional written or electronic information, prepared or obtained by, or on behalf of, the Master Servicer or Special Servicer, as the case may be, and delivered to the Trustee in respect of each Mortgaged Property pursuant to
Section 3.12, (D) all Mortgagor financial statements and Mortgaged Property operating statements and rent rolls, together with any related additional written or electronic information, delivered to the Trustee by the Master Servicer or the Special Servicer pursuant to Section 3.12(b), (E) any and all notices and reports delivered to the Trustee with respect to any Mortgaged Property securing a defaulted Mortgage Loan as to which the environmental testing contemplated by Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied or that any remedial, corrective or other further action contemplated in such clauses is required (but only for so long as such Mortgaged Property or the related Mortgage Loan is part of the Trust Fund), (F) all documents constituting the Mortgage Files, including, without limitation, any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Master Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20 (but, in each case, only for so long as the related Mortgage Loan is part of the Trust
Fund) and (G) any Asset Status Report. Copies of any and all of the foregoing items are to be available from the Trustee upon request; however, the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such service.

                  In connection with providing access to or copies of the items described in the immediately preceding paragraph of this Section 8.12(b), the Trustee may require, unless the Depositor directs otherwise, (i) in the case of Certificate Owners, a written confirmation executed by the requesting Person, in form reasonably satisfactory to the Trustee, generally to the effect that such Person is a beneficial holder of Certificates and will keep such information confidential and (ii) in the case of any prospective purchaser of a Certificate or, in the case of a Book-Entry Certificate, of a beneficial ownership interest therein, a written confirmation executed by the requesting Person, in form reasonably satisfactory to the Trustee, generally to the effect that such Person is a prospective purchaser of a Certificate or a beneficial ownership interest therein, is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. All Certificateholders, by acceptance of their Certificates, shall be deemed to have agreed to keep such information confidential, except to the extent that the Depositor grants written permission to the contrary. Notwithstanding the preceding sentences of this paragraph, the Trustee shall have no responsibility for the accuracy, completeness or sufficiency of any information so made available or furnished by it in the manner described in the immediately preceding paragraph.

                  Section 8.13 Filings with the Securities and Exchange Commission.

                  Based on information provided to it by the Master Servicer or the Depositor, as the case may be, the Trustee shall, at the expense of the Depositor, prepare for filing, execute and properly file with the Commission, the Distribution Date Statements, Delinquent Loan Status Reports, REO Status Reports, Historical Loan Modification Reports, Special Servicer Loan Status Reports, Historical Loss Reports and Operating Statement Analyses, and any reports and statements respecting the Trust Fund and/or the Certificates specifically provided by the Master Servicer or the Depositor, as the case may be, to be filed on behalf of the Trust under the Exchange Act; provided that such items shall have been received by the Trustee (to the extent not generated by the Trustee) in the format required for electronic filing via the EDGAR system; and provided, further, that any such items that are required to be delivered by the Master Servicer to the Trustee shall be so delivered in the format required for electronic filing via the EDGAR system (in addition to any other required format). The Trustee shall have no responsibility to file any such items that have not been received in such EDGAR-compatible format nor shall it have any responsibility to convert any items to such format. The Depositor shall promptly file, and exercise its reasonable best efforts to obtain a favorable response to, no-action requests to, or requests for other appropriate exemptive relief from, the Commission regarding the usual and customary exemption from certain reporting requirements granted to issuers of securities similar to the Certificates.

                  Section 8.14 Fiscal Agent Appointed; Concerning the Fiscal Agent.

                  (a) The Trustee hereby appoints ABN AMRO Bank N.V. as the initial Fiscal Agent hereunder for the purposes of exercising and performing the obligations and duties imposed upon the Fiscal Agent hereunder.

                  (b) The Fiscal Agent undertakes to make Advances as specifically set forth hereunder and the Fiscal Agent shall not be liable except for the making of Advances.

                  (c) No provision of this Agreement shall be construed to relieve the Fiscal Agent from liability for its own negligent failure to act, bad faith or its own willful misfeasance; provided, however, that (i) the duties and obligations of the Fiscal Agent shall be determined solely by the express provisions hereunder, and the Fiscal Agent shall not be liable except for the performance of such duties and obligations, (ii) no implied covenants or obligations shall be read into this Agreement against the Fiscal Agent and, in the absence of bad faith on the part of the Fiscal Agent, the Fiscal Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Fiscal Agent by the Master Servicer, the Special Servicer or the Depositor and which on their face do not contradict the requirements of this Agreement, and
(iii) the provisions of clauses (ii) and (iii) of Section 8.01(c) shall apply to the Fiscal Agent.

                  (d) The Fiscal Agent also shall have the benefit of provisions of clauses (i), (ii), (iii), (iv), (v), (vi) and (viii) of Section 8.02.

                                   ARTICLE IX

                                   TERMINATION

                  Section 9.01. Termination Upon Repurchase or Liquidation of All Mortgage Loans.

                  Subject to Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent and the REMIC Administrator (other than the obligations of the Trustee to provide for and make payments to Certificateholders and the Certificate Insurer as hereafter set forth and the obligations of the REMIC Administrator to file the final Tax Returns for REMIC I and REMIC II and to maintain the books and records thereof for a commercially reasonable period) shall terminate upon payment (or provision for payment) to the Certificateholders and the Certificate Insurer of all amounts held by or on behalf of the Trustee and required hereunder and under the Insurance Agreement as set forth in writing by the Certificate Insurer to be so paid on the Distribution Date following the earlier to occur of (i) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) of all Mortgage Loans and each REO Property remaining in REMIC I at a price (to be calculated by the Master Servicer as of the close of business on the third Business Day preceding the date upon which notice of any such purchase is furnished to Certificateholders and the Certificate Insurer pursuant to the third paragraph of this Section 9.01 and as if the purchase was to occur on such Business day) equal to (A) the aggregate Purchase Price of all the Mortgage Loans included in REMIC I, plus (B) the appraised value of each REO Property, if any, included in REMIC I (such appraisal to be conducted by a Qualified Appraiser selected by the Master Servicer and approved by the Trustee), minus (C) if such purchase is being made by the Master Servicer, the aggregate amount of unreimbursed Advances made by the Master Servicer, together with any Advance Interest payable to the Master Servicer in respect of such Advances and any unpaid Master Servicing Fees remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Master Servicer in connection with such purchase), plus (D) all amounts due and owing to the Certificate Insurer hereunder and under the Insurance Agreement, and (ii) the final payment or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan or REO Property remaining in RFMIC I; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof.

                  The Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) has the right, and if the Majority Certificateholder of the Controlling Class fails to exercise such right, the Master Servicer has the right, to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I as contemplated by clause (i) of the preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Master Servicer and any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) each may so elect to purchase all of the Mortgage Loans and each REO Property remaining in

REMIC I only if the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.0% of the Initial Pool Balance. In the event that the Master Servicer or any Majority Certificateholder of the Class (other than the Depositor or the Mortgage Loan Sellers) elects to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I in accordance with the preceding sentence, the Master Servicer or such Majority Certificateholder, as applicable, shall deposit in the Distribution Account not later than the Master Servicer Remittance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Certificate Account). In addition, the Master Servicer shall transfer all amounts required to be transferred to the Distribution Account on such Master Servicer Remittance Date from the Certificate Account pursuant to the first paragraph of Section 3.04(b). Upon confirmation that such final deposits have been made, the Trustee shall release or cause to be released to the purchaser or its designee, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments, in each case without recourse, representation or warranty, furnished to it by the purchaser, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in REMIC 1.

                  Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders and the Certificate Insurer and, if not previously notified pursuant to the preceding paragraph, to the other parties hereto mailed (a) in the event such notice is given in connection with a purchase by the Master Servicer or any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) of all of the Mortgage Loans and each REO Property remaining in REMIC 1, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the 5th day of such month, in each case specifying (i) the Distribution Date upon which the Trust will terminate and final payment on the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

                  Upon presentation and surrender of the Certificates by the Certificateholders on the Final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the Available Distribution Amount for such date that is allocable to payments on the relevant Class in accordance with Section 4.01(b). Final Distributions on the REMIC I Regular Interests shall be made on such date as provided in Section 4.01 (a).

                  Any funds not distributed to any Holder or Holders of Certificates of any Class on the Final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriated. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the second anniversary of the delivery of such second notice, all of the Certificates shall not have been surrendered for cancellation, the Class R-11 Certificateholders shall be entitled to all unclaimed funds and other assets which remain subject thereto and the Trustee shall have no further obligation or liability therefor.

                  Section 9.02      Additional Termination Requirements.

                  (a) In the event the Master Servicer or a Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) purchases all of the Mortgage Loans and each REO Property remaining in REMIC I as provided in Section 9.01, the Trust (and, accordingly, REMIC I and REMIC II) shall be terminated in accordance with the following additional requirements, unless the Master Servicer or such Majority Certificateholder, as applicable, obtains at its own expense and delivers to the Trustee and the REMIC Administrator an Opinion of Counsel, addressed to the Trustee and the REMIC Administrator, to the effect that the failure of the Trust to comply with the requirements of this Section 9.02 will not result in the imposition of taxes on "prohibited transactions" of REMIC I or REMIC II as defined in Section 860F of the Code or cause REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding:

                  (i) the REMIC Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax Return for each of REMIC I and REMIC II pursuant to Treasury Regulations Section 1.860F-1;

                  (ii) during such 90-day liquidation period and at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I to the Master Servicer or the Majority Certificateholder of the Controlling Class, as applicable, for cash; and

                  (iii) at the time of the making of the final payment on the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the applicable Class of Residual Certificates all cash on hand (other than cash retained to meet claims), and each of REMIC I and REMIC II shall terminate at that time.

                  If the requirements of (i), (ii) and (iii) above are complied with, the Trustee shall not be required to request an Opinion of Counsel described above in the first sentence of this Section 9.02(a), provided no amendment to the applicable provisions of the REMIC Provisions modify such requirements, and otherwise the Trustee shall require such an Opinion of Counsel.

                  (b) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the REMIC Administrator to specify the date of adoption of the plan of complete liquidation of each of REMIC I and REMIC II in accordance with the terms and conditions of this Agreement, which authorization shall be binding upon all successor Certificateholders.

                                    ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

                  Section 10.01     REMIC Administration.

                  (a) The REMIC Administrator shall elect to treat each of REMIC I and REMIC II as a REMIC under the Code and, if necessary, under Applicable State Law. Each such election will be made on Form 1066 or other appropriate federal or state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

                  (b) The REMIC I Regular Interests are hereby designated as the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-1 Certificates are hereby designated as the sole class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code), in REMIC I. The Class X, Class A-1, Class A-2, Class A-3, Class A-4, Class B, Class C, Class D, Class E and Class F Certificates are hereby designated as the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-II Certificates are hereby designated as the sole Class of "residual interest" (within the meaning of Section 860G(a)(2) of the Code), in REMIC II. None of the REMIC Administrator, the Master Servicer, the Special Servicer or the Trustee shall, to the extent it is within the control of such Person, create or permit the creation of any other "interests" in either REMIC I or REMIC II (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

                  (c) The Closing Date is hereby designated as the "startup day" of each of REMIC I and REMIC II within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date," within the meaning of Treasury Regulations Section 1.860G-1(a)(4)(iii) of the REMIC I Regular Interests and the REMIC II Regular Certificates is January 22, 2024, the Distribution Date following the latest maturity date of any Mortgage Loan.

                  (d) The REMIC Administrator is hereby designated as agent for the Tax Matters Person of each of REMIC I and REMIC II and shall: act on behalf of the Trust in relation to any tax matter or controversy, represent the Trust in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of REMIC I or REMIC II, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of REMIC I or REMIC II, and otherwise act on behalf of each of REMIC I and REMIC II in relation to any tax matter or controversy involving such REMIC. By their acceptance thereof, the Holders of the Residual Certificates hereby agree to irrevocably appoint the REMIC Administrator as their agent to perform all of the duties of the Tax Matters Person for REMIC I and REMIC II. Subject to Section 10.01(h), the legal expenses and costs of any action described in this subsection (d) and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the REMIC Administrator shall be entitled to be reimbursed therefor out of any amounts on deposit in the Distribution Account as provided by Section 3.05(b).

                  (e) The REMIC Administrator shall prepare and file, and the Trustee shall sign, all of the Tax Returns in respect of each of REMIC I and REMIC II. The expenses of preparing and filing such returns shall be borne by the RENEC Administrator without any right of reimbursement therefor.

                  (f) The REMIC Administrator shall perform on behalf of each of REMIC I and REMIC II all reporting and other tax compliance duties that are the responsibility of each such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the IRS or any other taxing authority under Applicable State Law. Included among such duties, the REMIC Administrator shall provide to: (i) any Transferor of a Residual Certificate and the Internal Revenue Service, such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Person who is a Disqualified Organization; (ii) the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required); and (iii) the IRS within 30 days of the Closing Date, Form 8811 specifying the name, title, address and telephone number of the Person who will serve as the representative of REMIC II.

                  (g) The REMIC Administrator shall perform its duties more specifically set forth hereunder in a manner consistent with maintaining the status of each of REMIC I and REMIC II as a REMIC under the REMIC Provisions (and each of the other parties hereto shall assist it, to the extent reasonably requested by it). The REMIC Administrator shall not knowingly take (or cause either REMIC I or REMIC II to take) any action or fail to take (or fail to cause to be taken) any action within the scope of its duties more specifically set forth hereunder that, under the REMIC Provisions, if taken or not taken, as the case may be, could result in an Adverse REMIC Event with respect to either such REMIC, unless the REMIC Administrator has received an Opinion of Counsel to the effect that the contemplated action will not result in an Adverse REMIC Event. None of the other parties hereto shall take any action (whether or not authorized hereunder) as to which the REMIC Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to REMIC I or REMIC II, or causing REMIC I or REMIC II to take any action, that is not expressly permitted under the terms of this Agreement, each of the other parties hereto will consult with the REMIC Administrator, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur. None of the parties hereto shall take any such action or cause REMIC I or REMIC II to take any such action as to which the REMIC Administrator has advised it in writing that an Adverse REMIC Event could occur. The REMIC Administrator may consult with counsel to make such written advice, and the cost of same shall be borne: (i) if such action that is not expressly permitted by this Agreement would be of a material benefit to or otherwise in the best interests of the Certificateholders and the Certificate Insurer as potential or current subrogee of the Class A Certificateholders as a whole, by the Trust and shall be paid by the Trustee at the direction of the REMIC Administrator out of amounts on deposit in the Distribution Account; and
(ii) otherwise by the party seeking to take the action not permitted by this Agreement.

                  (h) In the event that any tax is imposed on REMIC I or
REMIC II, including, without limitation, "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any taxes on contributions to REMIC I or REMIC II after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a)), such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys'
fees), shall be charged to and paid by: (i) the REMIC Administrator, if such tax arises out of or results from a breach by the REMIC Administrator of any of its obligations under this Article X; (ii) the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this
Article X; (iii) the Master Servicer, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III or this Article X; (iv) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Article X; or (v) the Trust in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee at the direction of the REMIC Administrator out of amounts on deposit in the Distribution Account.

                  (i) The REMIC Administrator and, to the extent that records are maintained thereby in the normal course of its business, each of the other parties hereto shall, for federal income tax purposes, maintain books and records with respect to each of REMIC I and REMIC II on a calendar year and on an accrual basis. Such records with respect to REMIC I shall include, for each Distribution Date, the applicable Uncertificated Principal Balance, REMIC I Remittance Rate, and each category of distribution on or with respect to the REMIC I Regular Interests.

                  (j) Following the Startup Day therefor, the Trustee shall not accept any contributions of assets to RFMIC I or REMIC II unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution) to the effect that the inclusion of such assets in such REMIC will not cause: (i) such REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (ii) the imposition of any tax on such REMIC under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

                  (k) None of the REMIC Administrator, the Master
Servicer, the Special Servicer or the Trustee shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any of the Mortgage Loans (except in connection with (A) a breach of any representation or warranty of the Mortgage Loan Sellers regarding the Mortgage Loans or as otherwise provided for in Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement, (B) the foreclosure, default or imminent default of a Mortgage Loan, including but not limited to, the sale or other disposition of a Mortgaged Property acquired by deed-in-lieu of foreclosure, (C) the bankruptcy of REMIC I or REMIC II, or (D) the termination of the Trust pursuant to Article IX of this Agreement); (ii) the sale or disposition of any investments in the Certificate Account or the REO Account for gain; or (iii) the acquisition of any assets for the Trust Fund (other than a Mortgaged Property acquired through foreclosure, deed-in-lieu of foreclosure or otherwise in respect of a defaulted Mortgage Loan and other than Permitted Investments acquired in connection with the investment of funds in the Certificate Account or the REO Account); in any event unless it has received an Opinion of Counsel (from and at the expense of the party seeking to cause such sale, disposition, or acquisition) to the effect that such sale, disposition, or acquisition will not cause: (x) REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (y) the imposition of any tax on REMIC I or REMIC II under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

                  (1) Except as otherwise permitted by Section 3.17(a) and Section 3.20(d), none of the REMIC Administrator, the Master Servicer, the Special Servicer or the Trustee shall enter into any arrangement by which REMIC I or REMIC II will receive a fee or other compensation for services or, to the extent it is within the control of such Person, permit REMIC I or REMIC II to receive any income from assets other than "qualified mortgages" as defined in
Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code. At all times as may be required by the Code, the REMIC Administrator shall make reasonable efforts to ensure that substantially all of the assets of REMIC I and REMIC II will consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

                  Section 10.02 Depositor, Master Servicer, Special Servicer and Trustee to Cooperate with REMIC Administrator.

                  (a) The Depositor shall provide or cause to be provided to the REMIC Administrator, within ten (10) days after the Closing Date, all information or data that the REMIC Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flow of the Certificates. The REMIC Administrator is hereby directed to treat the Class X Certificates as issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received thereon over the issue price of the Class X Certificates (including accrued interest).

                  (b) The Master Servicer, the Special Servicer and the
Trustee shall each furnish such reports, certifications and information, and access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the REMIC Administrator in order to enable it to perform its duties hereunder.

                  (c) No provision of this Agreement shall be construed to relieve the REMIC Administrator from liability for its own negligent failure to act, bad faith or its own willful misfeasance; provided, however, that (i) the duties and obligations of the REMIC Administrator shall be determined solely by the express provisions hereunder, and the REMIC Administrator shall not be liable except for the performance of such duties and obligations, and (ii) no implied covenants or obligations shall be read into this Agreement against the REMIC Administrator and, in the absence of bad faith on the part of the REMIC Administrator, the REMIC Administrator may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the REMIC Administrator by the Trustee, the Master Servicer, the Special Servicer or the Depositor and which on their face do not contradict the requirements of this Agreement.

                  (d) To the extent consistent with its duties as specifically set forth in this Article X, the REMIC Administrator also shall have the benefit of provisions of clauses (i), (ii), (iii), (iv), (v), (vii) and
(viii) of Section 8.02.

                  (e) The recitals contained herein and in the Certificates (other than the representations and warranties of the REMIC Administrator Section 2.08(a) and (d)) shall be taken as the statements of the Depositor, the Mortgage Loan Sellers, the Master Servicer or the Special Servicer, as the case may be, and the REMIC Administrator assumes no responsibility for their correctness. The REMIC Administrator makes no representations as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 2.08(a) and (d)) or of any Certificate or of any Mortgage Loan or related document. The REMIC Administrator shall not be liable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor or the Mortgage Loan Sellers in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the Certificate Account or any other account by or on behalf of the Depositor, the Master Servicer or the Special Servicer.

                  Section 10.03     Fees of the REMIC Administrator.

                  In the event the Trustee and the REMIC Administrator are not the same Person, the Trustee covenants and agrees to pay to the REMIC Administrator from time to time, and the REMIC Administrator shall be entitled to, reasonable compensation (as set forth in a written agreement between the Trustee and the REMIC Administrator) for all services tendered by it in the exercise and performance of any of the obligations and duties of the REMIC Administrator hereunder.

                  Section 10.04     Use of Agents.

                  The REMIC Administrator may execute any of its obligations and duties hereunder either directly or by or through agents or attorneys-in-fact consented to by the Trustee, which consent shall not be unreasonably withheld; provided that the REMIC Administrator shall not be relieved of its liabilities, duties and obligations hereunder by reason of the use of any such agent or attorney-in-fact.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                  Section 11.01     Amendment.

                  (a) This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be defective or may be inconsistent with any other provision herein, (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the provisions hereof, (iv) to relax or eliminate any requirement hereunder imposed by the REMIC Provisions if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated; (v) if such amendment, as evidenced by an Opinion of Counsel delivered to the Trustee and the REMIC Administrator, is reasonably necessary to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to REMIC I or REMIC II at least from the effective date of such amendment, or would be necessary to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of REMIC I or REMIC II; (vi) to modify, add to or eliminate any provisions of Section 5.02(d)(i), (ii) and (iii); or (vii) for any other purpose; provided that such amendment (other than any amendment for the specific purposes described in clauses (v) and (vi) above) shall not, as evidenced by an Opinion of Counsel obtained by or delivered to the Trustee, adversely affect in any material respect the interests of any Certificateholder or the Certificate Insurer without the written consent of such Certificateholder or the Certificate Insurer, as the case may be; and provided further that such amendment (other than any amendment for any of the specific purposes described in clauses (i) through (vi) above) shall not result in a downgrade, qualification or withdrawal of any rating then assigned to any Class of Certificates by any Rating Agency (as evidenced by written confirmation to such effect from each Rating Agency obtained by or delivered to the Trustee).

         (b) This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of the Holders of Certificates or the Certificate Insurer entitled to at least 51% of the Voting Rights allocated to the affected Classes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on the Mortgage Loans and any REO Properties which are required to be distributed on any Certificate without the written consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates or the Certificate Insurer in a manner other than as described in clause (b)(i) without the written consent of the Holders of all Certificates of such Class or the Certificate Insurer, as the case may be, or (iii) modify the provisions of this Section 11.01 without the written consent of the Holders of all Certificates then outstanding.

Notwithstanding any other provisions of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer or any of their respective Affiliates shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates. For purposes of this
Section 11.01(b), a Class of Certificates is an "affected Class" if and only if it would, as the result of any such amendment, experience any of the effects described in clauses (i), (ii) and (iii) of this Section 11.01(b).

                  (c) At the direction of the Holders of Certificates
(and the Certificate Insurer, to the extent it has Voting Rights) entitled to 100% of the Voting Rights allocated to the affected Classes, and with the agreement of all of the parties hereto (none of which shall withhold its agreement unless its obligations hereunder would be materially increased), the Agreement shall be amended for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates, including without limitation, (i) to cause such Classes to be restructured, (ii) to create in connection with any restructuring one or more new classes of Certificates,
(iii) to make in connection with any such restructuring one or more additional REMIC elections with respect to the Trust Fund and (iv) to provide for the book-entry registration of any such existing or newly created classes of Certificates. For purposes of this Section 11.01(c), a Class of Certificates is an "affected Class" if and only if it would, as the result of any such amendment, experience any of the effects described in clauses (i), (ii) and
(iii) of Section 11.01(b). Any restructuring pursuant to this Section 11.01(c) shall require the prior written approval of each Rating Agency and confirmation of the ratings of each such Class of Certificates (taking into account such restructuring), including confirmation that such restructuring will not result in the withdrawal, downgrade or qualification of the ratings then assigned to the Class X, Class B, Class C, Class D, Class E and Class F Certificates.

                  (d) Notwithstanding any contrary provision of this Agreement, neither the Trustee nor the REMIC Administrator shall consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel to the effect that such amendment or the exercise of any power granted to any party hereto in accordance with such amendment (i) is permitted hereunder, and (ii) will not result in the imposition of a tax on REMIC I or REMIC II pursuant to the REMIC Provisions or cause REMIC I or REMIC II to fail to qualify as a REMIC at any time that any Certificates are outstanding.

                  (e) Promptly after the execution of any such amendment, the Trustee shall furnish a copy of the amendment to each Certificateholder and to the Certificate Insurer.

                  (f) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe; provided that such consents shall be in writing.

                  (g) The Trustee may but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

                  (h) The cost of any Opinion of Counsel to be delivered pursuant to Section 11.01(a) or (d) shall be borne by the Person seeking the related amendment, except that if the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to
Section 1.10(a) or (d) shall be payable out of the Distribution Account.

                  Section 11.01     Recordation of Agreement; Counterparts.

                  (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the expense of the Trust on direction by the Trustee, but only upon direction accompanied by an Opinion of Counsel (the reasonable cost of which may be paid out of the Distribution Account) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or the Certificate Insurer. It is acknowledged that the Trustee has no obligation to monitor whether such recordation in necessary under this section.

                  (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

                  Section 11.03     Limitation on Rights of Certificateholders.

                  (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

                  (b) No Certificateholder shall have any right to vote
(except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

                  (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and (except in the case of a default by the Trustee) the Holders of Certificates or the Certificate Insurer entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this
Section 11.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

                  Section 11.04     Governing Law.

                  This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                  Section 11.05     Notices.

                  Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (1) in the case of the Depositor, Bear Stearns Commercial Securities Inc., 245 Park Avenue, New York, New York 10167, Attention: Senior Managing Director Mortgages Dept., telecopy number:
(212) 272-6290 (with a copy to O'Melveny & Myers LLP, 153 E. 53rd Street, New York, New York 10022, Attention: Gary Barnett, Esq., telecopy number (212) 326-2061); (2) in the case of CLF, Capital Lease Funding, L.P., 110 Maiden Lane, 36th Floor, New York, New York 10005, Attention: Paul H. McDowell, telecopy number: (212) 217-6301 (with a copy to Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, Attention: Karsten Giesecke, Esq., telecopy number: (212) 504-6666); (3) in the case of the BCF, Bedford Funding Corp., 116 South River Road, Bedford, New Hampshire, 03110-6734, Attention: Bob Lisk, telecopy number: (603) 647-7710; (4) in the case of the Master Servicer and the Special Servicer, Midland Loan Services, Inc., 210 West

10th Street, 6th floor, Kansas City, Missouri, Attention: Chief Executive Officer, telecopy number: (816) 435-2326; (with a copy to William A. Hirsch, Esq., Morrison & Hecker L.L.P., 2600 Grand Avenue, Kansas City, Missouri 64108, telecopy number: (816) 474-4208); (5) in the case of the Trustee and REMIC Administrator, LaSalle Bank National Association, 135 South LaSalle, Suite 1625, Chicago, Illinois 60603, Attention: Asset Backed Securities Trust Services Group, Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLFI, telecopy number: (312) 904-2084; (6) in the case of the Rating Agencies, (A) Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007,
Attention: Commercial MBS Monitoring Department, telecopy number: (212) 553-0300 and (B) Standard & Poor's Ratings Services, Inc., 25 Broadway, New York, New York 10004, Attention: Commercial Mortgage Group Surveillance Manager, telecopy number: (212) 412-0539; and (7) in the case of the Certificate Insurer, at MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, Attention:
Insured Portfolio Management, Structured Finance, telecopy number (914) 765-3163; or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Notwithstanding any requirement in this Agreement to give notice to the Certificate Insurer, such notice shall not be required if the MBIA Policy shall have expired or been terminated or if the Certificate Insurer shall be in default under the MBIA Policy. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

                  Section 11.06.    Severability of Provisions.

                  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

                  Section 11.07     Successors and Assigns: Beneficiaries.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Except as specifically contemplated by Sections 3.22, 3.24, 6.03 and 8.05, no other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

                  Section 11.08     Article and Section Headings.

                  The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof

                  Section 11.09 Notices to and from Rating Agencies and the Certificate Insurer.

                  (a) The Trustee shall promptly provide notice to each Rating Agency and the Certificate Insurer with respect to each of the following of which it has actual knowledge:

                  (i) any material change or amendment to this Agreement;

                  (ii) the occurrence of any Event of Default hereunder that has not been cured;

                  (iii) the resignation or termination of the Master Servicer, the Special Servicer or the REMIC Administrator and the appointment of a successor;

                  (iv) any change in the location of the Distribution Account;

                  (v) the final payment to any Class of Certificateholders; and

                  (vi) the repurchase of any Mortgage Loan by a Mortgage Loan Seller pursuant to Section 2.03 or the terms of the Mortgage Loan Purchase and Sale Agreement.

                  (b) The Master Servicer shall promptly provide notice to each Rating Agency and the Certificate Insurer with respect to each of the following of which it has actual knowledge:

                  (i) the resignation or removal of the Trustee and the appointment of a successor;

                  (ii) any change in the location of the Certificate Account;

                  (iii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

                  (iv) any material casualty at or condemnation or eminent domain proceeding in respect of a Mortgaged Property; and

                  (v) the vacating by an anchor tenant of a retail Mortgaged Property.

                  (c) Each of the Master Servicer and the Special
Servicer, as the case may be, shall furnish to each Rating Agency and the Certificate Insurer such information with respect to the Mortgage Loans as the Rating Agency or the Certificate Insurer shall reasonably request and which the Master Servicer or the Special Servicer, as the case may be, can reasonably provide.

                  (d) Each of the Master Servicer and the Special
Servicer shall promptly furnish to each Rating Agency and the Certificate Insurer copies of the following:

                  (i) each of is annual statements as to compliance described in
         Section 3.13; and

                  (ii) each of its annual independent public accountants' servicing reports described in Section 3.14, if any.

                  In addition, as and to the extent required by Section 3.12(b), each of the Master Servicer and the Special Servicer shall promptly furnish to each Rating Agency and the Certificate Insurer copies or summaries (in such format as will be acceptable to the Rating Agency and the Certificate Insurer) of any of the written reports (including, without limitation, reports regarding property inspections) prepared, and any of the quarterly and annual operating statements, rent rolls and financial statements collected, by it pursuant to
Section 3.12(b).

                  (e) The Trustee shall promptly furnish each Rating
Agency and the Certificate Insurer on a monthly basis, to the extent not made available on the Trustee's Website, copies of the statements to the Holders of the REMIC II Regular Certificates required by the first paragraph of Section 4.02(a).

                  (f) To the extent reasonably possible, all information and reports delivered or made available to the Rating Agencies and the Certificate Insurer, or a Class X, Class B, Class C, Class D, Class E and Class F Certificateholder (if requested by such Holder), by any of the Trustee, the Master Servicer or the Special Servicer pursuant to this Section 11.09, shall be so delivered or otherwise made available through an electronic medium.

                  (g) Each Rating Agency shall provide to the Trustee, upon its request, a listing of the then current rating on any Certificate then outstanding. The Trustee shall promptly furnish a copy of any such listing to the Certificate Insurer.

                  Section 11.10     Standing Requests for Information.

                  For the avoidance of doubt, it is noted that to the extent that any Rating Agency, the Certificate Insurer or any Holder of a Class X, Class B, Class C, Class D, Class E or Class F Certificate, is stated herein to be entitled to obtain from the Master Servicer or the Special Servicer, upon request, any particular report or other item of information obtained or prepared with respect to the Mortgage Loans by the parties to this Agreement in the course of their performance hereof, such request by such Person may take the form of a standing request to the Master Servicer or the Special Servicer, as the case may be, to receive all such reports or items until further notice.

                  Section 11.11     Third Party Beneficiary.

                  This Agreement shall inure to the benefit of the Certificate insurer and its successors and assigns.

                  IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers or representatives thereunto duly authorized, in each case as of the day and year first above written.

                                       BEAR STEARNS COMMERCIAL MORTGAGE
                                        SECURITIES INC.,
                                         Depositor


                                        By:
                                           -------------------------------
                                           Name:
                                           Title:

                                       MIDLAND LOAN SERVICES, INC.,
                                        Master Servicer and Special Servicer


                                        By:
                                           -------------------------------
                                           Name:
                                           Title:

                                       LASALLE BANK NATIONAL ASSOCIATION,
                                        Trustee and REMIC Administrator


                                        By:
                                           -------------------------------
                                           Name:
                                           Title:

                                       ABN AMRO BANK N.V.,
                                        Fiscal Agent

                                        By:
                                           -------------------------------
                                           Name:
                                           Title:

STATE OF NORTH CAROLINA         )
                                ) ss.:
COUNTY OF MECKLENBURG           )

                  On the ___ day of ________, 1999, before me, a notary public in and for said State, personally appeared _________________, known to me to be a ________________of BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entities, and acknowledged to me that such person executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                            -----------------------------------
                                                      Notary Public

Notary Seal


My commission expires:

STATE OF                      )
                              ) ss.:
COUNTY OF                     )

                  On the ___ day of ________, 1999, before me, a notary public in and for said State, personally appeared _________________________, known to me to be a _______________ of MIDLAND LOAN SERVICES, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such person executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                            -----------------------------------
                                                        Notary Public

Notary Seal


My commission expires:

STATE OF                      )
                              ) ss.:
COUNTY OF                     )

                  On the ___ day of ________, 1999, before me, a notary public in and for said State, personally appeared _________________________, known to me to be a ________________ of LASALLE BANK NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entities, and acknowledged to me that such person executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             -----------------------------------
                                                           Notary Public

Notary Seal


My commission expires:

STATE OF NORTH CAROLINA   )
                          ) ss.:
COUNTY OF MECKLENBURG     )

                  On the ___ day of ________, 1999, before me, a notary public in and for said State, personally appeared _________________, known to me to be a ________________ of ABN AMRO BANK N.V., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entities, and acknowledged to me that such person executed the within instrument.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                             -----------------------------------
                                                          Notary Public

Notary Seal


My commission expires:

                                  Exhibit A-1
                          Form of Class A-1 Certificate

                  CLASS A-1 CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                    Certificate Principal Balance of this
Variable                              Certificate as of the Issue Date:
                                      $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999
                                      Class Principal Balance of all the
Cut-off Date:  August 15, 1999        Class A-1 Certificates as of the Issue
                                      Date:  $29,132,000

Issue Date:  August 31, 1999          Approximate Aggregate unpaid principal
                                      balance of the Loan Pool as of the Cut-off
First Distribution Date:              Date, after deducting payments of
September 21, 1999                    principal due on or before such date (the
                                      "Initial Pool Balance"):
Master Servicer:                      $383,352,924
Midland Loan Services, Inc.
                                      Trustee and REMIC Administrator:
Special Servicer:                     LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. A-1-___               Fiscal Agent:
                                      ABN AMRO Bank N.V.

                                      CUSIP No. 07383F BU 1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.


                                     A-1-2

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account, the Net Proceeds Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses. This Certificate will have the benefit of a financial guaranty insurance policy (the "MBIA Policy") from MBIA Insurance Corporation which will guarantee certain payments of


                                     A-1-3
principal and interest in an amount equal to the "Insured Obligations" (as defined in the MBIA Policy) with respect to the Class A Certificates, subject to the terms of the MBIA Policy.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to


                                     A-1-4
purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.



                                     A-1-5

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                      LaSalle Bank National Association,
                                      as Trustee


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class A-1 Certificates referred to in the within-mentioned Agreement.

Dated:

                                      LaSalle Bank National Association,
                                      as Certificate Registrar


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                                     A-1-6

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: ___________
_________________________________________________

Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of Assignor


                                       -----------------------------------------
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _________________________________ for the account of _________________________________________________.

         Distributions made by check (such check to be made payable to ____________________________________) and all applicable statements and notices should be mailed to _______________________________________________.

This information is provided by ________________________________________, the assignee named above, or _________________________________________, as its agent.


                                     A-1-7

                                   Exhibit A-2
                          Form of Class A-2 Certificate

                  CLASS A-2 CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                     Certificate Principal Balance of this
Variable                               Certificate as of the Issue Date:
                                       $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999            Class Principal Balance of all the Class
                                       A-2 Certificates as of the Issue
Cut-off Date:  August 15, 1999         Date:  $25,481,000

Issue Date:  August 31, 1999           Approximate Aggregate unpaid principal
                                       balance of the Loan Pool as of the
First Distribution Date:               Cut-off Date, after deducting payments of
September 21, 1999                     principal due on or before such date (the
                                       "Initial Pool Balance"):
Master Servicer:                       $383,352,924
Midland Loan Services, Inc.
                                       Trustee and REMIC Administrator:
Special Servicer:                      LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. A-2-__                 Fiscal Agent:
                                       ABN AMRO Bank N.V.

                                       CUSIP No. 07383F BV 9


                                     A-2-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.


                                     A-2-2

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account, the Net Proceeds Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses. This Certificate will have the benefit of a financial guaranty insurance policy (the "MBIA Policy") from MBIA Insurance Corporation which will guarantee certain payments of


                                     A-2-3
principal and interest in an amount equal to the "Insured Obligations" (as defined in the MBIA Policy) with respect to the Class A Certificates, subject to the terms of the MBIA Policy.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to


                                     A-2-4
purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.



                                     A-2-5

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                      LaSalle Bank National Association,
                                      as Trustee


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class A-2 Certificates referred to in the within-mentioned Agreement.

Dated:

                                      LaSalle Bank National Association,
                                      as Certificate Registrar


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                                     A-2-6

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: ___________
____________________________________________________________

Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of Assignor


                                       -----------------------------------------
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________ for the account of _________________________________________________________.

         Distributions made by check (such check to be made payable to _______________________________) and all applicable statements and notices should be mailed to ______________________________________________________.

         This information is provided by ___________________________________, the assignee named above, or ______________________________________, as its agent.


                                     A-2-7

                                   Exhibit A-3
                          Form of Class A-3 Certificate

                  CLASS A-3 CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                      Certificate Principal Balance of this
Variable                                Certificate as of the Issue Date:
                                        $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999             Class Principal Balance of all the
                                        Class A-3 Certificates as of the Issue
Cut-off Date:  August 15, 1999          Date:  $110,676,000

Issue Date:  August 31, 1999            Approximate Aggregate unpaid principal
                                        balance of the Loan Pool as of the
First Distribution Date:                Cut-off Date, after deducting payments
September 21, 1999                      of principal due on or before such date
                                        (the "Initial Pool Balance"):
Master Servicer:                        $383,352,924
Midland Loan Services, Inc.
                                        Trustee and REMIC Administrator:
Special Servicer:                       LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. A-3-__                  Fiscal Agent:
                                        ABN AMRO Bank N.V.

                                        CUSIP No. 07383F BW 7


                                     A-3-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AND BASED ON ITS ISSUE PRICE OF 96.032798%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, (PLUS 20 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 4.16164602%;
(II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 7.61%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999) COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, IS APPROXIMATELY .01643556%.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.


                                     A-3-2

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as


                                     A-3-3
such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account, the Net Proceeds Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses. This Certificate will have the benefit of a financial guaranty insurance policy (the "MBIA Policy") from MBIA Insurance Corporation which will guarantee certain payments of principal and interest in an amount equal to the "Insured Obligations" (as defined in the MBIA Policy) with respect to the Class A Certificates, subject to the terms of the MBIA Policy.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.


                                     A-3-4

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in


                                     A-3-5
said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.



                                     A-3-6

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                      LaSalle Bank National Association,
                                      as Trustee


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class A-3 Certificates referred to in the within-mentioned Agreement.

Dated:

                                      LaSalle Bank National Association,
                                      as Certificate Registrar


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: ___________
________________________________________________

Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of Assignor


                                       -----------------------------------------
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _________________________________ for the account of _________________________________________________________.

         Distributions made by check (such check to be made payable to _______________________________) and all applicable statements and notices should be mailed to ______________________________________________________.

This information is provided by ___________________________________, the assignee named above, or ______________________________________, as its agent.



                                     A-3-8

                                   Exhibit A-4
                          Form of Class A-4 Certificate

                  CLASS A-4 CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                     Certificate Principal Balance of this
Variable                               Certificate as of the Issue Date:
                                       $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999            Class Principal Balance of all the
                                       Class A-4 Certificates as of the Issue
Cut-off Date:  August 15, 1999         Date:  $154,811,000

Issue Date:  August 31, 1999           Approximate Aggregate unpaid principal
                                       balance of the Loan Pool as of the
First Distribution Date:               Cut-off Date, after deducting payments
September 21, 1999                     of principal due on or before such date
                                       (the "Initial Pool Balance"):
Master Servicer:                       $383,352,924
Midland Loan Services, Inc.
                                       Trustee and REMIC Administrator:
Special Servicer:                      LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. A-4-___                Fiscal Agent:
                                       ABN AMRO Bank N.V.

                                       CUSIP No. 07383F BX 5


                                     A-4-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AND BASED ON ITS ISSUE PRICE OF 92.021881%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, (PLUS 20 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 8.17253638%;
(II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 7.90%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999) COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, IS APPROXIMATELY 0.01468050%.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.


                                     A-4-2

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as


                                     A-4-3
such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account, the Net Proceeds Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses. This Certificate will have the benefit of a financial guaranty insurance policy (the "MBIA Policy") from MBIA Insurance Corporation which will guarantee certain payments of principal and interest in an amount equal to the "Insured Obligations" (as defined in the MBIA Policy) with respect to the Class A Certificates, subject to the terms of the MBIA Policy.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.


                                     A-4-4

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.


                                     A-4-5

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                     A-4-6

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                      LaSalle Bank National Association,
                                      as Trustee


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

                  This is one of the Class A-4 Certificates referred to in the within-mentioned Agreement.

Dated:

                                      LaSalle Bank National Association,
                                      as Certificate Registrar


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                                     A-4-7

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: ___________
______________________________________________________

Dated:


                                       -----------------------------------------
                                       Signature by or on behalf of Assignor


                                       -----------------------------------------
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _________________________________ for the account of _________________________________________________.

         Distributions made by check (such check to be made payable to ____________________________________) and all applicable statements and notices should be mailed to _______________________________________________.

This information is provided by ________________________________________, the assignee named above, or _________________________________________, as its agent.


                                     A-4-8

                                   Exhibit A-5
                           Form of Class X Certificate

                   CLASS X CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                    Certificate Notional Amount of this
Variable                              Certificate as of the Issue Date:
                                      $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999           Class Notional Amount of all the
                                      Class X Certificates as of the Issue
Cut-off Date:  August 15, 1999        Date:  $320,100,000

Issue Date:  August 31, 1999          Approximate Aggregate unpaid principal
                                      balance of the Loan Pool as of the Cut-off
First Distribution Date:              Date, after deducting payments of
September 21, 1999                    principal due on or before such date (the
                                      "Initial Pool Balance"):
Master Servicer:                      $383,352,924
Midland Loan Services, Inc.
                                      Trustee and REMIC Administrator:
Special Servicer:                     LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. X-___                 Fiscal Agent:
                                      ABN AMRO Bank N.V.

                                      CUSIP No. 07383F BY 3


                                     A-5-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO THE ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF


                                     A-5-2

RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AT AN ISSUE PRICE OF 0.867873% OF THE INITIAL CLASS X NOTIONAL AMOUNT, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ALL INTEREST DISTRIBUTIONS HEREON, AND IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL CLASS X NOTIONAL AMOUNT IS APPROXIMATELY 0.90149305%; (II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 10.18%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999), COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL CLASS X NOTIONAL AMOUNT, IS APPROXIMATELY 0.00490857%.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (I) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (II) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE


                                     A-5-3

AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (I) OR
(II) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA, THE PROHIBITED TRANSACTION PROVISIONS OF THE CODE OR THE PROVISIONS OF ANY SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE FISCAL AGENT, THE master SERVICER, THE SPECIAL SERVICER, THE PLACEMENT AGENT OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE.

THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY DISTRIBUTIONS OF PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS OF INTEREST ACCRUED AS PROVIDED IN THE AGREEMENT REFERRED TO HEREIN ON THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional Amount") as of the Issue Date by the aggregate notional principal balance of all the Certificates of the same Class as this Certificate (their "Class Notional Amount") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.


                                     A-5-4

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.


                                     A-5-5

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any


                                     A-5-6
amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.



                                     A-5-7

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                      LaSalle Bank National Association,
                                      as Trustee


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class X Certificates referred to in the within-mentioned Agreement.

Dated:

                                      LaSalle Bank National Association,
                                      as Certificate Registrar


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                                     A-5-8

                                                     SCHEDULE A

                    Certificate Balance of Definitive
                    Certificates exchanged or transferred
                    for, or issued in exchange for or upon
                    transfer of, an interest in this Book-       Remaining Principal Amount         Notation
    Date                       Entry Certificate                 of Book-Entry Certificate          Made By
-----------------   --------------------------------------       --------------------------    -----------------
-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------


                                     A-5-9

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: ___________
___________________________________________________

Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of Assignor


                                       -----------------------------------------
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ or the account of ______________________________________________.

         Distributions made by check (such check to be made payable to _______________________________) and all applicable statements and notices should be mailed to _________________________________________________________.

         This information is provided by _________________________, the assignee named above, or ______________________________________, as its agent.



                                     A-5-10

                                   Exhibit A-6
                           Form of Class B Certificate

                   CLASS B CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                    Certificate Principal Balance of this
Variable                              Certificate as of the Issue Date:
                                      $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999           Class Principal Balance of all the
                                      Class B Certificates as of the Issue
Cut-off Date:  August 15, 1999        Date:  $16,292,000

Issue Date:  August 31, 1999          Approximate Aggregate unpaid principal
                                      balance of the Loan Pool as of the Cut-off
First Distribution Date:              Date, after deducting payments of
September 21, 1999                    principal due on or before such date (the
                                      "Initial Pool Balance"):
Master Servicer:                      $383,352,924
Midland Loan Services, Inc.
                                      Trustee and REMIC Administrator:
Special Servicer:                     LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. B-___                 Fiscal Agent:
                                      ABN AMRO Bank N.V.

                                      CUSIP No. 07383F BZ 0


                                     A-6-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO THE ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN


                                     A-6-2

DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AND BASED ON ITS ISSUE PRICE OF 90.858974%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, (PLUS 20 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 9.33837241%;
(II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 8.11%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999) COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, IS APPROXIMATELY 0.01428615%.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (I) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE


                                     A-6-3

(EACH A "PLAN") OR (II) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (I) OR
(II) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA, THE PROHIBITED TRANSACTION PROVISIONS OF THE CODE OR THE PROVISIONS OF ANY SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE FISCAL AGENT, THE MASTER SERVICER, THE SPECIAL SERVICER, THE UNDERWRITER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF OF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the


                                     A-6-4

Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.


                                     A-6-5

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect


                                     A-6-6
thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.



                                     A-6-7

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                      LaSalle Bank National Association,
                                      as Trustee


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class B Certificates referred to in the within-mentioned Agreement.

Dated:

                                      LaSalle Bank National Association,
                                      as Certificate Registrar


                                      By:
                                         ---------------------------------------
                                                    Authorized Officer


                                     A-6-8

                                                     SCHEDULE A

                    Certificate Balance of Definitive
                    Certificates exchanged or transferred
                    for, or issued in exchange for or upon
                    transfer of, an interest in this Book-       Remaining Principal Amount         Notation
      Date                     Entry Certificate                 of Book-Entry Certificate          Made By
-----------------   --------------------------------------       --------------------------    -----------------
-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------


                                     A-6-9

                                   ASSIGNMENT


FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: ___________
__________________________________________________________

Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of Assignor


                                       -----------------------------------------
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________ for the account of _________________________________________________________.

         Distributions made by check (such check to be made payable to __________________________) and all applicable statements and notices should be mailed to ____________________________________________.

         This information is provided by _____________________________, the assignee named above, or _____________________________________________________,
as its agent.


                                     A-6-10

                                   Exhibit A-7
                           Form of Class C Certificate

                   CLASS C CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1


This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                    Certificate Principal Balance of this
Variable                              Certificate as of the Issue Date:
                                      $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999           Class Principal Balance of all the
                                      Class C Certificates as of the Issue
Cut-off Date:  August 15, 1999        Date:  $15,334,000

Issue Date:  August 31, 1999          Approximate Aggregate unpaid principal
                                      balance of the Loan Pool as of the Cut-off
First Distribution Date:              Date, after deducting payments of
September 21, 1999                    principal due on or before such date (the
                                      "Initial Pool Balance"):
Master Servicer:                      $383,352,924
Midland Loan Services, Inc.
                                      Trustee and REMIC Administrator:
Special Servicer:                     LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. C-___                 Fiscal Agent:
                                      ABN AMRO Bank N.V.

                                      CUSIP No. 07383F CA 4


                                     A-7-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF


                                     A-7-2

RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AND BASED ON ITS ISSUE PRICE OF 84.364504%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, (PLUS 20 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 15.8328410%;
(II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 8.83%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999) COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, IS APPROXIMATELY 0.01850994%.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (I) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (II) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING


                                     A-7-3

THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (I) OR
(II) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA, THE PROHIBITED TRANSACTION PROVISIONS OF THE CODE OR THE PROVISIONS OF ANY SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE FISCAL AGENT, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PLACEMENT AGENT OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF OF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein


                                     A-7-4
have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes

                                     A-7-5
including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to

                                     A-7-6
purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                     A-7-7

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                       LaSalle Bank National Association,
                                       as Trustee

                                       By:
                                          --------------------------------
                                                  Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class C Certificates referred to in the within-mentioned Agreement.

Dated:

                                       LaSalle Bank National Association,
                                       as Certificate Registrar

                                       By:
                                          --------------------------------------
                                                    Authorized Officer


                                     A-7-8

                                                     SCHEDULE A

                    Certificate Balance of Definitive
                    Certificates exchanged or transferred
                    for, or issued in exchange for or upon
                    transfer of, an interest in this Book-       Remaining Principal Amount         Notation
    Date                       Entry Certificate                 of Book-Entry Certificate          Made By
-----------------   --------------------------------------       --------------------------    -----------------
-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------

-----------------   --------------------------------------       --------------------------    -----------------


                                   ASSIGNMENT


         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: ___________
_______________________________________________________________________

Dated:


                                       -----------------------------------------
                                       Signature by or on behalf of Assignor


                                       -----------------------------------------
                                       Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________ for the account of _____________________________________________________.

         Distributions made by check (such check to be made payable to ____________________________) and all applicable statements and notices should be mailed to __________________________________________.

         This information is provided by ______________________________, the assignee named above, or ______________________________________________________,
as its agent.


                                     A-7-10

                                   Exhibit A-8
                           Form of Class D Certificate

                   CLASS D CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                   Certificate Principal Balance of this
Variable                             Certificate as of the Issue Date:
                                     $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999          Class Principal Balance of all the Class D
                                     Certificates as of the Issue Date:
Cut-off Date:  August 15, 1999       $24,918,000

Issue Date:  August 31, 1999         Approximate  Aggregate unpaid principal
                                     balance of the Loan Pool as of the Cut-off
First Distribution Date:             Date, after deducting payments of principal
September 21, 1999                   due  on  or before such date (the "Initial
                                     Pool Balance"):
Master Servicer:                     $383,352,924
Midland Loan Services, Inc.
                                     Trustee and REMIC Administrator:
Special Servicer:                    LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. D -___               Fiscal Agent:
                                     ABN AMRO Bank N.V.

                                     CUSIP No. 07383F CB 2


                                     A-8-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF

                                     A-8-2

RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AND BASED ON ITS ISSUE PRICE OF 79.961735%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, (PLUS 20 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 20.23561209%;
(II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 9.31%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999) COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, IS APPROXIMATELY 0.01904328%.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (I) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (II) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF

                                     A-8-3

ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA, THE PROHIBITED TRANSACTION PROVISIONS OF THE CODE OR THE PROVISIONS OF ANY SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE FISCAL AGENT, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PLACEMENT AGENT OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF OF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is

                                     A-8-4
subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

          Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such

                                     A-8-5
purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to

                                     A-8-6
purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                     A-8-7

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LaSalle Bank National Association,
                                        as Trustee


                                        By:
                                             -----------------------------------
                                                   Authorized Officer


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class D Certificates referred to in the within-mentioned Agreement.

Dated:

                                        LaSalle Bank National Association,
                                        as Certificate Registrar


                                        By:
                                             -----------------------------------
                                                   Authorized Officer


                                     A-8-8

                                                     SCHEDULE A

                    Certificate Balance of Definitive
                    Certificates exchanged or transferred
                    for, or issued in exchange for or upon
                    transfer of, an interest in this Book        Remaining Principal Amount of        Notation
  Date                         Entry Certificate                   of Book-Entry Certificate           Made By
---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------


                                     A-8-9

                                   ASSIGNMENT


FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further directthe issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address:
--------------------------------------------------------------------------------
Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________ for the account of ____________________________________________.

         Distributions made by check (such check to be made payable to ______________________________________________________________) and all
applicable statements and notices should be mailed to
__________________________________________.

         This information is provided by ___________________________________, the assignee named above, or ____________________________________________, as its agent.


                                     A-8-10

                                   Exhibit A-9
                           Form of Class E Certificate

                   CLASS E CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                         Certificate Principal Balance of this
Variable                                   Certificate as of the Issue Date:
                                           $--------------
Date of Pooling and Servicing
Agreement:  August 15, 1999                Class Principal Balance of all the
                                           Class E Certificates as of the Issue
Cut-off Date:  August 15, 1999             Date:  $3,834,000

Issue Date:  August 31, 1999               Approximate Aggregate unpaid
                                           principal balance of the Loan Pool
First Distribution Date:                   as of the Cut-off Date,  after
September 21, 1999                         deducting payments of principal due
                                           on or before such date (the "Initial
Master Servicer:                           Pool Balance"):  $383,352,924
Midland Loan Services, Inc.

                                           Trustee and REMIC Administrator:
Special Servicer:                          LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. E-_____                    Fiscal Agent:
                                           ABN AMRO Bank N.V.

                                           CUSIP No. 07383F CC 0


                                      A-9-1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF


                                     A-9-2

RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AND BASED ON ITS ISSUE PRICE OF 57.677934%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, (PLUS 20 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 42.51940268%;
(II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 12.90%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999) COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, IS APPROXIMATELY 0.01853797%.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (I) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (II) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF


                                     A-9-3

ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF such certificate BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA, THE PROHIBITED TRANSACTION PROVISIONS OF THE CODE OR THE PROVISIONS OF ANY SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE FISCAL AGENT, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PLACEMENT AGENT OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF OF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is


                                     A-9-4
subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such


                                     A-9-5
purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to


                                     A-9-6
purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.



                                     A-9-7

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LaSalle Bank National Association,
                                        as Trustee


                                        By:
                                             -----------------------------------
                                                   Authorized Officer



                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class E Certificates referred to in the within-mentioned Agreement.

Dated:

                                        LaSalle Bank National Association,
                                        as Certificate Registrar


                                        By:
                                             -----------------------------------
                                                   Authorized Officer


                                     A-9-8

                                                       SCHEDULE A

                    Certificate Balance of Definitive
                    Certificates exchanged or transferred
                    for, or issued in exchange for or upon
                    transfer of, an interest in this Book-       Remaining Principal Amount of        Notation
  Date                         Entry Certificate                   of Book-Entry Certificate           Made By
---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------

---------           ----------------------------------------     -----------------------------      --------------


                                     A-9-9

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address: __________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________ for the account of ____________________________________________________________.

         Distributions made by check (such check to be made payable to _____________________________) and all applicable statements and notices should be mailed to __________________________________________________________________.

This information is provided by ________________________________________, the assignee named above, or _________________________________________, as its agent.


                                     A-9-10

                                  Exhibit A-10
                           Form of Class F Certificate

                   CLASS F CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:                       Certificate Principal Balance of this
Variable                                 Certificate as of the Issue Date:
                                         $_______________

Date of Pooling and Servicing            Class Principal Balance of all the
Agreement:  August 15, 1999              Class F Certificates as of the Issue
Cut-off Date:  August 15, 1999           Date:  $2,874,923

Issue Date:  August 31, 1999             Approximate Aggregate unpaid
                                         principal balance of the Loan Pool as
First Distribution Date:                 of the Cut-off Date, after deducting
September 21, 1999                       payments of principal due on or before
                                         such date (the "Initial Pool Balance"):
                                         $383,352,924
Master Servicer:
Midland Loan Services, Inc.
                                         Trustee and REMIC Administrator:
Special Servicer:                        LaSalle Bank National Association
Midland Loan Services, Inc.

Certificate No. F-__                     Fiscal Agent:
                                         ABN AMRO Bank N.V.

                                         CUSIP No. 07383F CD 8


                                     A-10-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO THE ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF

                                     A-10-2

RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE IS ISSUED ON AUGUST 31, 1999, AND BASED ON ITS ISSUE PRICE OF 46.745635%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, (PLUS 20 DAYS OF INTEREST AT THE PASS-THROUGH RATE HEREON), IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION OF ZERO USED TO PRICE THIS CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 53.45171469%;
(II) THE ANNUAL YIELD TO MATURITY OF THIS CERTIFICATE, COMPOUNDED MONTHLY, IS APPROXIMATELY 15.72%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE SHORT FIRST ACCRUAL PERIOD (AUGUST 31, 1999 TO SEPTEMBER 20, 1999) COMPUTED USING THE EXACT METHOD, AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, IS APPROXIMATELY 0.01366037%.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (I) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (II) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL


                                     A-10-3

ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA, THE PROHIBITED TRANSACTION PROVISIONS OF THE CODE OR THE PROVISIONS OF ANY SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE FISCAL AGENT, THE master SERVICER, THE SPECIAL SERVICER, THE PLACEMENT AGENT OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (I) OR (II) ABOVE.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

         This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Issue Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Issue Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the

                                     A-10-4

Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

         Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, the Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

                                     A-10-5

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         For so long as this Certificate is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

                                     A-10-6

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.





                                     A-10-7

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                       LaSalle Bank National Association,
                                       as Trustee

                                       By:
                                           ------------------------------
                                                 Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

         This is one of the Class F Certificates referred to in the within-mentioned Agreement.

Dated:

                                       LaSalle Bank National Association,
                                       as Certificate Registrar

                                       By:
                                           ------------------------------
                                                 Authorized Officer



                                     A-10-8

                                                  SCHEDULE A

                    Certificate Balance of Definitive
                    Certificates exchanged or transferred
                    for, or issued in exchange for or upon
                    transfer of, an interest in this Book-     Remaining Principal Amount of  Notation
       Date                   Entry Certificate                  Book-Entry Certificate        Made By
------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

------------------- ------------------------------------------ -----------------------------  --------

                                   ASSIGNMENT


         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

         I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address:

-----------------------------------------------------------------------------.
Dated:

                                          --------------------------------------
                                          Signature by or on behalf of Assignor

                                          --------------------------------------
                                          Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________ for the account of
____________________.

         Distributions made by check (such check to be made payable to __________) and all applicable statements and notices should be mailed to
_____________________________________________________________________________.

         This information is provided by _____________, the assignee named above, or ______________________________, as its agent.

                                    A-10-10

                                  Exhibit A-11
                          Form of Class R-I Certificate

                  CLASS R-I CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing          Certificate No. R-I-___
Agreement:  August 15, 1999

Cut-off Date:  August 15, 1999         Percentage Interest evidenced by this
                                       Certificate in the related Class:  100%
Issue Date:  August 31, 1999

First Distribution Date:
September 21, 1999

Master Servicer:                       Approximate aggregate unpaid principal
Midland Loan Services, Inc.            balance of the Loan Pool as of the
                                       Cut-off Date, after deducting payments
                                       of principal due on or before such
Special Servicer:                      date (the "Initial Pool Balance"):
Midland Loan Services, Inc.            $383,352,924

                                       Trustee and REMIC Administrator:
                                       LaSalle Bank National Association

                                       Fiscal Agent:
                                       ABN AMRO Bank N.V.

                                     A-11-1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS, IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED


                                     A-11-2

("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR ANY GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR , LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE. CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS AS SET FORTH IN SECTION 5.02 OF THE AGREEMENT. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.

         This certifies that Bear Stearns Commercial Mortgage Securities Inc. is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the


                                     A-11-3

Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of the Person entitled thereto, as such name and address appear in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee under clause (ii)(A) of such Section 5.02(d) to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of transfer and to do all other things

                                     A-11-4
necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Master Servicer, the Trustee and the REMIC Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit C-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the Certificate Registrar shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee.

         Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit C-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

         A "Permitted Transferee" is any Transferee that is not a Disqualified Organization or a Disqualified Non-U.S. Person.

         A "Disqualified Non-U.S. Person" is any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R-I or Class R-II Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R-I or Class R-II Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R-I or Class R-II Certificate will not be disregarded for federal income tax purposes.

         A "Disqualified Organization" is any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of

                                     A-11-5
either of the foregoing, (iii) any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the REMIC Administrator based upon an opinion of counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

         A "Non-U.S. Person" is any Person other than a U.S. Person. A "U.S. Person" is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such U.S. persons have the authority to control all substantial decisions of the trust (or, except to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as a U.S. Person).

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the

                                     A-11-6

Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                  IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                       LaSalle Bank National Association,
                                       as Trustee

                                       By:
                                          ----------------------------------
                                                   Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

                  This is one of the Class R-I Certificates referred to in the within-mentioned Agreement.

Dated:

                                       LaSalle Bank National Association,
                                       as Certificate Registrar

                                       By:
                                          ----------------------------------
                                                   Authorized Officer

                                     A-11-8

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

         I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address:

------------------------------------------------------------------------------
Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of Assignor

                                       -----------------------------------------
                                       Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________ for the account of
____________________.

         Distributions made by check (such check to be made payable to ________________) and all applicable statements and notices should be mailed to_______________________________________________________________.

         This information is provided by ______________, the assignee named above, or ______________________________, as its agent.


                                     A-11-9

                                  Exhibit A-12
                         Form of Class R-II Certificate

                 CLASS R-II CORPORATE LEASE-BACKED CERTIFICATE,
                                SERIES 1999-CLF1

This is one of a series of corporate lease-backed certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool (the "Loan Pool") of corporate and post office lease-backed loans (the "Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing          Certificate No. R-II - __
Agreement:  August 15, 1999

Cut-off Date:  August 15, 1999         Percentage Interest evidenced by this
                                       Certificate in the related Class:  100%
Issue Date:  August 31, 1999

First Distribution Date:               Approximate Aggregate unpaid principal
September 21, 1999                     balance of the Loan Pool as of the
                                       Cut-off Date, after deducting payments of
                                       principal due on or before such date
Master Servicer:                       (the "Initial Pool Balance"):
Midland Loan Services, Inc.            $383,352,924

Special Servicer:
Midland Loan Services, Inc.

                                       Trustee and REMIC Administrator:
                                       LaSalle Bank National Association
                                       Fiscal Agent:
                                       ABN AMRO Bank N.V.


                                     A-12-1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC., CAPITAL LEASE FUNDING, L.P., PRUDENTIAL SECURITIES CREDIT CORP., BEDFORD CAPITAL FUNDING CORP., LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., MIDLAND LOAN SERVICES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS, IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED

                                     A-12-2

("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR ANY GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR , LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE. CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS AS SET FORTH IN SECTION 5.02 OF THE AGREEMENT. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY. IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.

         This certifies that Bear Stearns Commercial Mortgage Securities Inc. is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Certificates of the same Class as this Certificate. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Special Servicer, Trustee, REMIC Administrator and Fiscal Agent identified above. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

         Pursuant to the terms of the Agreement, distributions will be made on the 20th day of each month or, if such 20th day is not a Business Day, the Business Day immediately following but in no event earlier than the fourth Business Day after the Determination Date in such month (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the 14th day of the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the

                                     A-12-3

Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of the Person entitled thereto, as such name and address appear in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

         The Certificates are limited in right of distribution to certain collections and recoveries respecting the Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Certificate Account, Distribution Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Loans and the payment of interest on such advances and expenses.

         The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

         Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee under clause (ii)(A) of such Section 5.02(d) to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of transfer and to do all other things

                                     A-12-4
necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Master Servicer, the Trustee and the REMIC Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit C-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the Certificate Registrar shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee.

         Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit C-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

         A "Permitted Transferee" is any Transferee that is not a Disqualified Organization or a Disqualified Non-U.S. Person.

         A "Disqualified Non-U.S. Person" is any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R-I or Class R-II Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R-I or Class R-II Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R-I or Class R-II Certificate will not be disregarded for federal income tax purposes.

         A "Disqualified Organization" is any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of

                                     A-12-5
either of the foregoing, (iii) any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the REMIC Administrator based upon an opinion of counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

         A "Non-U.S. Person" is any Person other than a U.S. Person. A "U.S. Person" is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such U.S. persons have the authority to control all substantial decisions of the trust (or, except to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as a U.S. Person).

         No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the REMIC Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

         The Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Master Servicer or by any Majority Certificateholder of the Controlling Class (other than the Depositor or the Mortgage Loan Sellers) at a price determined as provided in the

                                     A-12-6

Agreement of all Loans and any REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, any such Majority Certificateholder or the Master Servicer to purchase from the Trust Fund all Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Loan Pool at the time of purchase being less than 1% of the Initial Pool Balance specified on the face hereof.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee and the REMIC Administrator with the consent of the Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of REMIC I or REMIC II as a REMIC, without the consent of the Holders of any of the Certificates.

         Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

         The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

         This Certificate shall be construed in accordance with the internal laws of the State of New York that are applicable to agreements negotiated, made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                     A-12-7

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                       LaSalle Bank National Association,
                                       as Trustee

                                       By:
                                          ---------------------------------
                                                   Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

                  This is one of the Class R-II Certificates referred to in the within-mentioned Agreement.

Dated:

                                       LaSalle Bank National Association,
                                       as Certificate Registrar

                                       By:
                                          ---------------------------------
                                                   Authorized Officer



                                     A-12-8

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
(please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Corporate Lease-Backed Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust Fund.

         I (we) further direct the issuance of a new Corporate Lease-Backed Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Corporate Lease-Backed Certificate to the following address:

-----------------------------------------------------------------------------
Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of Assignor

                                       -----------------------------------------
                                       Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________ for the account of ___________________.

         Distributions made by check (such check to be made payable to ______________________) and all applicable statements and notices should be mailed to ______________________________.

         This information is provided by _____________________, the assignee named above, or ___________________________, as its agent.


                                     A-12-9

                                    EXHIBIT B

                    FORM OF INVESTMENT REPRESENTATION LETTER

LaSalle Bank National Association,
135 South LaSalle, Suite 1625
Chicago, Illinois  60603
Attention:  Asset Backed Securities Trust
  Services Group - Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1

Bear Stearns Commercial Mortgage Securities Inc.
245 Park Avenue
New York, New York  10167

         Re: Bear Stearns Commercial Mortgage Securities Inc., Corporate
             Lease-Backed Certificates, Series 1999-CLF1
             -----------------------------------------------------------

Ladies and Gentlemen:

         This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of August 15, 1999 (the "Pooling and Servicing Agreement"), by and among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, Inc., as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee and as REMIC Administrator and ABN AMRO Bank N.V., as Fiscal Agent on behalf of the holders of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1 (the "Certificates"), in connection with the transfer by _________________ (the "Seller") to the undersigned (the "Purchaser") of $_______________ aggregate Certificate Balance of Class ___ Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

         In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

         1. Check one of the following:

         |_| The Purchaser is an institutional "accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or
                  (7) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser's or such account's investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

         |_| The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "1933 Act") The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

         2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof or (ii) to institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the 1933 Act, pursuant to any other exemption from the registration requirements of the 1933 Act, subject in the case of this clause (ii) to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act and other applicable laws and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the 1933 Act, by reason of a specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

         3. The Purchaser has reviewed the Private Placement Memorandum relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

         4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the 1933 Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

         5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

         6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

         7. Check one of the following:*

         |_| The Purchaser is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

         |_| The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto either (i) a duly executed IRS Form W-8 (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person or (ii) two duly executed copies of IRS Form 4224 (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate are, or are expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated IRS Forms W-8 or IRS Forms 4224, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States, any State or the District of Columbia including any entity created as a corporation or partnership for federal income tax purposes, or an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in


--------------
*  Each Purchaser must include one of the two alternative certifications.

applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as a U.S. person).

         8. Please make all payments due on the Certificates:**

            |_|    (a)  by wire transfer to the following account at
                        a bank or entity in New York, New York,
                        having appropriate facilities therefor:

                        Bank:      ________________________________
                        ABA#:      ________________________________
                        Account #: ________________________________
                        Attention: ________________________________

             |_|    (b) by mailing a check or draft to the following address:

                     _______________________________________________
                     _______________________________________________
                     _______________________________________________

                                        Very truly yours,


                                        --------------------------------------
                                                      [The Purchaser]

                                        By:
                                            ----------------------------------
                                            Name:
                                            Title:

Dated:

----------------
**    Only to be filled out by Purchasers of Definitive Certificates.
Please select (a) or (b). For holders of Definitive Certificates, wire transfers are only available if such holder's Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S.$5,000,000.

                                   EXHIBIT C-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                        PURSUANT TO SECTION 5.02(d)(i)(B)

STATE OF                   )
                           ) participation.:
COUNTY OF                  )

         [NAME OF OFFICER], being first duly sworn, deposes and says that:

         1. He/She is the [Title of Officer] of [Name of Prospective
Transferee] (the prospective transferee (the "Transferee") of a Bear Stearns Commercial Mortgage Securities Inc. Class, R-[I] [II] Corporate Lease-Backed Certificate, Series 1999-CLF1, evidencing a ____% Percentage Interest in the Class to which it belongs (the "Residual Certificate")), a __________________________________ duly organized and validly existing under the laws of [the State of ____] [the United States], on behalf of which he/she makes this affidavit. Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement pursuant to which the Residual Certificate was issued (the "Pooling and Servicing Agreement").

         2. The Transferee (i) is [and, as of [date of transfer], will be] a "Permitted Transferee" and will endeavor to remain a "Permitted Transferee" for so long as it holds the Residual Certificate, and (ii) is acquiring the Residual Certificate for its own account or for the account of another prospective transferee from which it has received an affidavit in substantially the same form as this affidavit. A "Permitted Transferee" is any Transferee of a Residual Certificate other than either a "disqualified organization" or a "disqualified non-U.S. person". (For this purpose: (i) a "disqualified organization" means any of the following: (a) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (c) any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (d) rural electric and telephone cooperatives described in Section 1381 of the Code or (e) any other Person so designated by the REMIC Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States", "State" and "international organization" shall have

                                     C-1-1
the meanings set forth in Section 7701 of the Code or successor provisions, and
(ii) a "disqualified non-U.S. person" is any non-U.S. person or agent thereof other than (a) a non-U.S. person that holds the Class R-I or Class R-II Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 or (b) a non-U.S. person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R-I or Class R-II Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R-I or Class R-II Certificate will not be disregarded for federal income tax purposes.


         3. The Transferee is aware (i) of the tax that would be imposed on transfers of the Residual Certificate to "disqualified organizations" under the Internal Revenue Code of 1986, as amended; (ii) that such tax would be imposed on the transferor, or, if such transfer is through an agent (which person includes a broker, nominee or middleman) for a "disqualified organization", on the agent; (iii) that the person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such person an affidavit that the transferee is not a "disqualified organization" and, at the time of transfer, such person does not have actual knowledge that the affidavit is false; and (iv) that the Residual Certificate may be a "non-economic residual interest" within the meaning of Treasury Regulation ss.1.860E-1(c) and that the transferor of a "non-economic residual interest" will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to enable the transferor to impede the assessment or collection of tax.

         4. The Transferee is aware of the tax imposed on a "pass-through entity" holding the Residual Certificate if at any time during the taxable year of the pass-through entity a "disqualified organization" is the record holder of an interest in such entity. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

         5. The Transferee is aware that the Certificate Registrar will not register any transfer of the Residual Certificate by the Transferee unless the Transferee's transferee, or such transferee's agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Transferee expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

         6. The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Residual Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

         7. The Transferee's taxpayer identification number is ______________.

                                     C-1-2

         8. The Transferee has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Residual Certificate (in particular, clause (ii) of Section 5.02(d) which authorizes the Trustee to deliver payments on the Residual Certificate to a person other than the Transferee, in the event that the Transferee holds such Residual Certificate in violation of Section 5.02(d)), and the Transferee expressly agrees to be bound by and to comply with such provisions.

         9. No purpose of the Transferee relating to its purchase or any sale of the Residual Certificate is or will be to impede the assessment or collection of any tax.

         10. The Transferee hereby represents to and for the benefit of the transferor that the Transferee intends to pay any taxes associated with holding the Residual Certificate as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Residual Certificate.

         11. The Transferee will, in connection with any transfer that it makes of the Residual Certificate, deliver to the Certificate Registrar a representation letter substantially in the form of Exhibit C-2 to the Pooling and Servicing Agreement in which it will represent and warrant, among other things, that it is not transferring the Residual Certificate to impede the assessment or collection of any tax and that it has at the time of such transfer conducted a reasonable investigation of the financial condition of the proposed transferee as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and has satisfied the requirements of such provision.



                                     C-1-3

         IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Title of Officer] and its corporate seal to be hereunto attached, attested by its [Assistant] Secretary, this ___ day of __________, 199__.

                                        [NAME OF TRANSFEREE]

                                        By:
                                           --------------------------
                                           [Name of Officer]
                                           [Title of Officer]

[Corporate Seal]

ATTEST:

------------------------------
[Assistant] Secretary

         Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Transferee, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Transferee

         Subscribed and sworn before me this ___ day of ______________, 199__.



                                        -----------------------------------
                                        NOTARY PUBLIC

COUNTY OF ___________
STATE OF _____________
My Commission expires the _________
day of _____________, 19__.

                                     C-1-4

                                   EXHIBIT C-2

                         FORM OF TRANSFEROR CERTIFICATE
                        PURSUANT TO SECTION 5.02(d)(i)(D)

                                                       __________________, 19___

LaSalle Bank National Association
135 South LaSalle, Suite 1625
Chicago, Illinois  60603
Attention:  Asset Backed Securities Trust
  Services Group - Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1

               Re: Bear Stearns Commercial Mortgage Securities
                   Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, Class R-[I] [II], evidencing a __% percentage interest in the Class to which it belongs

Ladies and Gentlemen:

         This letter is delivered to you in connection with the transfer by _____________ (the "Transferor") to ____________________ (the "Transferee") of
the captioned Class R-[I] [II] Certificate (the "Residual Certificate"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of August 15, 1999, among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, Inc., as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee and REMIC Administrator, and ABN AMRO Bank N.V., as Fiscal Agent. All terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby represents and warrants to you, as Certificate Registrar, that:

         1. No purpose of the Transferor relating to the transfer of the Residual Certificate by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

         2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit C-1. The Transferor does not know or believe that any representation contained therein is false.

         3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has

                                     C-2-1
determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificate may not be respected for United States federal income tax purposes (and the Transferor may continue to be liable for United States federal income taxes associated therewith) unless the Transferor has conducted such an investigation.

                                          Very truly yours,

                                          ___________________________________
                                          (Transferor)

                                          By: _______________________________
                                              Name: _________________________
                                              Title:_________________________



                                     C-2-2

                                    EXHIBIT D

                               REQUEST FOR RELEASE

                                                     ____________________, 19___

LaSalle Bank National Association
135 South LaSalle, Suite 1625
Chicago, Illinois  60603
Attention:  Asset Backed Securities Trust
  Services Group - Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1

         In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under that certain Pooling and Servicing Agreement dated as of August 15, 1999 (the "Pooling and Servicing Agreement"), by and among Bear Stearns Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, Inc., as Master Servicer and as Special Servicer, ABN AMRO Bank N.V., as Fiscal Agent, and you, as Trustee and REMIC Administrator, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

         Property Name: ______________________________________________

         Address:_____________________________________________________

         Loan No.:____________________________________________________

If only particular documents in the Mortgage File are requested, please specify which:

------------------------------------------------------------------------------

Reason for requesting file (or portion thereof):

         ______ 1. Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Certificate Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

         ______   2. The Mortgage Loan is being foreclosed.

         ______   3. Other. (Describe)

         The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

         Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                       MIDLAND LOAN SERVICES, INC.

                                       By: __________________________________
                                           Name: ____________________________
                                           Title:____________________________

                                    EXHIBIT E

                            FORM OF REO STATUS REPORT

                                    EXHIBIT F

                       FORM OF ERISA REPRESENTATION LETTER

LaSalle Bank National Association
135 South LaSalle, Suite 1625
Chicago, Illinois  60603
Attention:  Asset Backed Securities Trust
  Services Group - Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1

Bear Stearns Commercial Mortgage Securities Inc.
100 North Tryon Street
Charlotte, North Carolina  28255
Attention:

         Re: Transfer of Bear Stearns Commercial Mortgage Securities Inc.,
             Corporate Lease-Backed  Certificates, Series 1999-CLF1
             ------------------------------------------------------

Ladies and Gentlemen:

         The undersigned (the "Purchaser") proposes to purchase $____________ initial Certificate Balance of Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1, Class __ (the "Certificate") issued pursuant to that certain Pooling and Servicing Agreement, dated as of August 15, 1999 (the "Pooling and Servicing Agreement"), by and among Bear Stearns Commercial Mortgage Securities Inc., as depositor (the "Depositor"), Midland Loan Services, Inc., as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee and as REMIC Administrator, and ABN AMRO Bank, N.V., as Fiscal Agent. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

         In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

         1. The Purchaser is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by any such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of Offered Private

Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Prohibited Transaction Class Exemption 95-60.

         2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Certificate Registrar an opinion of counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of the Code or the provisions of any Similar Law (without regard to the identity or nature of the other Holders of Certificates of any Class), will not constitute or result in a "prohibited transaction" within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Registrar, the Master Servicer, the Special Servicer, the Fiscal Agent, the Placement Agents or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent, the Trustee, the Underwriter, the Placement Agent, the Certificate Registrar or the Trust Fund.

         IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___th day of _____, ____.

                                       Very truly yours,


                                       ---------------------------------------
                                                   [The Purchaser]

                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                    EXHIBIT G

               FORM OF CERTIFICATEHOLDER CONFIRMATION CERTIFICATE
                          REQUEST BY BENEFICIAL HOLDER

                                                                         [Date]

LaSalle Bank National Association
135 South LaSalle, Suite 1625
Chicago, Illinois  60603
Attention:  Asset Backed Securities Trust
  Services Group - Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1

Re:  Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1

         In accordance with the Pooling and Servicing Agreement dated as of August 15, 1999 (the "Pooling and Servicing Agreement"), among Bear Stearns Commercial Mortgage Securities Inc. ("the "Depositor"), Midland Loan Services, Inc., as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee and as REMIC Administrator, and ABN AMRO Bank N.V., as Fiscal Agent, with respect to the Bear Stearns Commercial Mortgage Securities Inc., Corporate Lease-Backed Certificates, Series 1999-CLF1 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

         1.       The undersigned is a beneficial owner of the Class ____
                  Certificates.

         2. The undersigned is requesting the information identified on the schedule attached hereto pursuant to the Pooling and Servicing Agreement (the "Information").

         3. In consideration of the Trustee's disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making the evaluation described in paragraph 2), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives (collectively, the "Representative") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that the undersigned may provide all or any part of the Information to its regulators and auditors.

         4. the undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to
                  Section 5 of the Securities Act.

         5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

         IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by this duly authorized officer, as of the day and year written above.

                                       [BENEFICIAL HOLDER OF A CERTIFICATE]

                                       By: _______________________________
                                           Name:
                                           Title:

                                    EXHIBIT H

                    FORM OF PROSPECTIVE PURCHASER CERTIFICATE

                                                              [Date]

LaSalle Bank National Association
135 South LaSalle, Suite 1625
Chicago, Illinois  60603
Attention:  Asset Backed Securities Trust
  Services Group - Bear Stearns Commercial Mortgage Securities Inc., Series 1999-CLF1

         Re: Bear Stearns Commercial Mortgage Securities Inc., Corporate
             Lease-Backed Certificates, Series 1999-CLF1 ("the Certificates").

         In accordance with the Pooling and Servicing Agreement dated, as of August 15, 1999 ( the "Pooling and Servicing Agreement"), among Bear Stearns Commercial Mortgage Securities Inc. ("the "Depositor"), Midland Loan Services, Inc., as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee and as REMIC Administrator, ABN AMRO Bank N.V., as Fiscal Agent, with respect to the Bear Stearns Commercial Mortgage Securities Inc. Corporate Lease-Backed Certificates, Series 1999-CLF1 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

         1.       The undersigned is contemplating an investment in the Class
                  ___ Certificates.

         2. The undersigned is requesting the information identified on the schedule attached hereto pursuant to Section 3.15 of the Pooling and Servicing Agreement (the "Information") for use in evaluating such possible investment.

         3. In consideration of the Trustee's disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making the investment decision described in paragraphs 1 and 2), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; and provided further, that the undersigned may provide all or any part of the Information to its regulators and auditors.

         4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provisions of the Securities Act

                                     SVI-1
                  of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

         5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its representatives and shall indemnify the Depositor, the Trustee and the Trust for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

         IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       [PROSPECTIVE PURCHASER]

                                       By: _____________________
                                           Name:
                                           Title:





                                     SVI-2

                                    Exhibit I

            AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
         a capital stock insurance company (herein called the "Company")
              c/o American International Surplus Lines Agency, Inc.
                           Harborside Financial Center
                             401 Plaza 3, 4th Floor
                              Jersey City, NJ 07311

                                                                 Policy No.

                       LEASE ENHANCEMENT INSURANCE POLICY

                                  DECLARATIONS

ITEM 1.  (a)      Insured Owner:

                  Address:

         (b)      Insured Trustee:

                  Address:

ITEM 2.  Policy Period:

                  From:                    To:

                                           12:01 A.M. at address of the Property

ITEM 3.  Limits of Coverage:

ITEM 4.  Covered Property:  See Schedule A annexed hereto.

ITEM 5.  Premium: $      Part I Condemnation

                  $      Part II Property Damage

                         (Coverage Part applies only if
                         a premium amount is indicated)

Producer: Kaye Insurance Associates, Incorporated

Address:  122 E. 42nd Street
          New York, New York  10168

                              ------------------------------------
                              Authorized Representative

                                        -1-
                Copyright American International Companies 1995

                                   EXHIBIT I


            AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
                       LEASE ENHANCEMENT INSURANCE POLICY

                             Part I - Condemnation

I.       INSURING AGREEMENT

         A. The Company hereby agrees to pay to the Trustee the Ascertained Net Loss sustained directly as a result of (1) Tenant's lawful termination of the Lease on the Property, or (2) Rent Abatement; provided such termination or Rent Abatement (a) is pursuant to Lease provisions governing the right to terminate or to abate Rent in the event of Condemnation, and (b) occurs as a result of a Condemnation during the Policy Period.

         B. The Company, at its sole option, may pay Ascertained Net Loss due under this policy in a lump sum or periodically on the date Base Rent payments would have been required of Tenant under the Lease had it not been terminated.

         C. If the Company pays Ascertained Net Loss in a lump sum, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the outstanding principal balance of the Loan plus unpaid, accrued interest at the rates provided in the Loan Documents from the date the Company is obligated to make payment as provided in Condition C until the date Ascertained Net Loss is paid in full. If the Company elects to pay Ascertained Net Loss in a lump sum, it shall provide the Trustee with fifteen (15) days' prior written notice and shall make such payment on a date on which Base Rent would be payable if the Lease had not been terminated. If the Company pays Ascertained Net Loss in periodic payments, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease. If the Company pays Ascertained Net Loss in periodic payments, such payments shall be made on the same dates on which Base Rent would be payable and in the same amounts as would have been required to be paid on such date if the Lease had not been terminated.

         D. In the event that periodic or lump sum payments of Ascertained Net Loss are not paid when required by this policy, the Company shall pay, in addition to Ascertained Net Loss, all amounts that accrue under the Loan Documents because such periodic or lump sum payment was not timely paid and applied to pay principal and interest then due under the Loan Documents, including, but not limited to default interest and late charges, if any. The Company's obligation to pay such amounts that accrue under the Loan Documents shall be in addition to the Company's obligation to pay Ascertained Net Loss, and shall not be eliminated or reduced by provisions in Sections I.C, III.A., III.B., III.C. or the Declarations of this policy limiting the Company's liability for Ascertained Net Loss.

II. EXCLUSIONS

         This policy does not apply to Ascertained Net Loss:

         A. Arising from the taking of, or the prohibition against use of, all or part of the Property by reason of danger to public health, public safety or the environment; provided, however, this exclusion shall not apply to the taking of the Property by reason of danger to public health, public safety or the environment, if by Condemnation;

         B. Arising from the Owner's or any Tenant's bankruptcy, insolvency, financial impairment or inability to perform its contractual obligations; and

         C. Arising from any Condemnation of which any Insured had knowledge on or prior to the inception date of this policy. For the purposes of this Exclusion C, the knowledge of one Insured shall not affect the coverage to which any other Insured may be entitled under this policy.

III. LIMITS OF INSURANCE

         The Company's maximum liability under this policy for any one Property shall not exceed the amount stated in Item 3 of the Declarations, subject to paragraphs A., B. and C. below:

         A. If the Company pays Ascertained Net Loss in a lump sum, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the outstanding principal balance of the Loan plus unpaid, accrued interest at the rates provided in the Loan Documents from the date the Company is obligated to make payment as provided in Condition C until the date Ascertained Net Loss is paid in full.

         B. If the Company pays Ascertained Net Loss in periodic payments, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease.

         C. The Company's maximum liability under this policy for all Ascertained Net Loss for all Properties listed on Schedule A shall not exceed the amount stated in Item 3 of the Declarations.

IV. CONDITIONS

A. Notice of Condemnation; Notice of Lease Termination and Rent Abatement

         It shall be a condition precedent to coverage under this policy that any one of the Insureds (i) notify the Company in writing as soon as reasonably practicable after the Trustee first receives written notification of the commencement of a proceeding for Condemnation of the Property, and (ii) notify the Company as soon as reasonably practicable after the Trustee first receives written notification of the termination of the Lease or written notification of Rent Abatement.

B. Proof of Loss

         The Trustee or its Authorized Agent shall submit to the Company a sworn proof of loss containing all of the following information:

         1. The Property subject to Condemnation;

         2. The date the Tenant was or will be dispossessed of the Property by reason of Condemnation;

         3. The date of receipt by the Trustee of written notice, if any, of the commencement of a proceeding for Condemnation of the Property;

         4. A certified copy of the Order of Condemnation relating to the Property;

         5. A certificate of a title insurance company selected by the Trustee or other evidence reasonably satisfactory to the Company indicating the Owner of the Property on the date the proof of loss is signed.

         6. A certificate of a title insurance company selected by the Trustee or other evidence reasonably satisfactory to the Company indicating the then holder of the Loan on the Property subject to Condemnation.

         7. The date of receipt by the Trustee of written notice of termination of the Lease or Rent Abatement, attaching a copy of such notice;

         8. The effective date of Lease termination and/or Rent Abatement;

         9. In the case of Lease termination, the total Base Rent from the effective date of Lease termination until the expiration date of the Initial Term of the Lease;

         10. In the case of Rent Abatement, the total Base Rent that will be abated from the date the Rent Abatement commences until the earlier of the date the Rent Abatement ceases, or the expiration date of the Initial Term of the Lease;

         11. The amount of the Condemnation award or any other amount recovered or actually received, if any, by any Insured, as of the date of the proof of loss, on account of the Condemnation; and

         12. The Ascertained Net Loss claimed under this policy.

         The form and content of any proof of loss submitted by the Trustee or its Authorized Agent to the Company, pursuant to this Condition B, shall comply with, and shall include, all of the information set forth in this Condition B. The Company shall not be required to pay any Ascertained Net Loss until it receives a proof of loss in compliance with this Condition B.

         If the Company has not received a sworn proof of loss from an Insured within two years after the date the Trustee receives written notice of termination of the Lease or Rent Abatement, the Company shall be discharged from all liability for Ascertained Net Loss for such Property.

         C. Payment of Ascertained Net Loss

         1. The Company will pay to the Trustee the Ascertained Net Loss covered under this policy within fifteen (15) business days after the Company receives a sworn proof of loss complying with the requirements of Condition B, together with a duly executed Non-Waiver Agreement in the form of Exhibit A attached hereto.

         2. In the event that the Company determines that the claim is either excluded from coverage or not covered under the terms and conditions of this policy, the Company shall give written notice of such determination to the Trustee and the Owner (the "Declination Notice"). The Declination Notice shall specifically set forth the grounds upon which the Company has declined coverage under this policy.

         3. In the event that the Trustee contests the Declination Notice, the Trustee shall provide written notice to the Company of its contest of the Declination Notice within sixty (60) days of receipt of the Declination Notice. The response of the Trustee to the Declination Notice shall respond to the Company's grounds for declination of coverage, as set forth in the Declination Notice. The failure of the Trustee to timely respond to the Declination Notice shall permit the Company, at the expiration of the response period, to terminate all subsequent payments to the Trustee under this policy with respect to the Property referenced in the proof of loss; provided, however, such payment shall recommence upon the Trustee's subsequent delivery to the Company of a written response to the Declination Notice.

         4. Notwithstanding anything to the contrary contained herein and notwithstanding the prior delivery of a Declination Notice by the Company to the Trustee, the Company shall, upon receipt of the proof of loss described in Condition B and without the Insured satisfying any other Conditions contained in this policy, pay to the Trustee the Ascertained Net Loss until such time as an arbitration decision or award shall have been rendered pursuant to Section IV.K. hereof determining that the Trustee's claim under the proof of loss is not covered by the terms and conditions of this policy.

         D. Recoveries

         1. In the event of Condemnation, the Insured shall exercise reasonable efforts to obtain and maximize any compensation award or other payment to which it may be entitled on account of such Condemnation. The Company shall be entitled to Associate with any Insured in any negotiations or proceedings to obtain such award or payment. The Insured shall not, without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed, accept any condemnation award or other compensation on account of any Condemnation covered hereunder in an amount below the lesser of the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the date the Lease is terminated and ending on the stated expiration date of the Initial Term of the Lease, or the outstanding principal amount of the Loan.

         2. Any compensation, award or other payment the Insured receives on account of Condemnation covered hereunder shall be applied in the following priority: (a) first to the Trustee to pay all amounts due under Section I.D. hereof, (b) second to the Trustee to pay all of the unpaid Ascertained Net Loss as a lump sum, (c) third to the Company, up to the amount of Ascertained Net Loss, which the Company has paid under this policy, and (d) fourth, the remainder, if any, to the Owner. If the Company has timely paid the Ascertained Net Loss to the Insured in a lump sum, the Insured shall hold such award or other payment in trust for the Company. Any award or other payment recovered or to be recovered shall be deemed the property of the Company and not the Insured, to the extent of the Company's payment of Ascertained Net Loss, after deduction of the amounts described in (a) and (b) of this Paragraph D.2.

         E. Company's Consent to Rent Abatement

         The Insured shall not refuse or agree to a Rent Abatement without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company shall be entitled to associate with any Insured in any negotiations or proceedings to determine whether a Rent Abatement is permitted under the Lease or the amount of a Rent Abatement.

         F. Subrogation and Assignment of Rights

         1. In the event the Company makes any payment under this policy, the Company shall be subrogated to all of any Insured's rights of recovery of any nature whatsoever against any person, entity or organization including, without limitation, the applicable Governmental Authority and the Tenant, but excluding any Owner. Such rights of subrogation shall include, but not be limited to, the right to proceed against the Tenant to enforce the Lease. At the request of the Company, the Owner and the Trustee shall promptly and timely execute such instruments and papers and do whatever additional action may be reasonably necessary to implement the Company's rights under this Section IV.F.1.

         2. The Company shall exercise its reasonable efforts to obtain and maximize payments from Tenant. The Insured shall be entitled to associate with the Company in any negotiations or proceedings to obtain such payment. The Company shall not, without the Trustee's prior written consent, which consent shall not be unreasonably withheld or delayed, accept any payment or settlement from Tenant in an amount less than the sum of the outstanding principal of the Loan, accrued and unpaid interest on the Loan and amounts due under Section I.D. of this policy; provided, however, in the event the Company has acknowledged liability for the Ascertained Net Loss claimed under this policy, such consent of the Trustee shall not be required. The Insured shall utilize, in good faith, its reasonable efforts to ensure that no act of the Insured's shall prejudice such rights of the Company.

         3. Any payments the Company receives from the Governmental Authority or the Tenant shall be applied in the following priority: (a) first, to the Trustee to pay all amounts due under Section I.D. hereof, (b) second, to the Trustee to pay all of the unpaid Ascertained Net Loss as a lump sum; (c) third, to the Company up to the amount of Ascertained Net Loss which the Company has paid under this policy and (d) fourth, the remainder, if any, to the Owner.

         4. In the event the Company elects to pay Ascertained Net Loss in a lump sum, as provided herein, and the Trustee receives payment in full of the outstanding principal balance of the Loan plus accrued and unpaid interest up to the date Ascertained Net Loss is paid in full, the Trustee shall assign to the Company, at the request of the Company, all right, title and interest of the Trustee under the Loan Documents, including, but not limited to, rights and causes of action arising under the Loan Documents against the Owner, Tenant and Governmental Authority. The Trustee shall timely execute and deliver an assignment of rights and other instruments and papers and do whatever additional actions as may be reasonably necessary to secure and to implement such rights as to be assigned by the Trustee to the Company pursuant to this provision subsequent to payment of Ascertained Net Loss which shall satisfy and pay in full the Loan.

         G. Inspection and Audit

         1. The Company shall be permitted but not obligated to inspect the Property at any reasonable time to determine if there has been any Condemnation covered under this policy.

         2. The Company may examine and audit the Owner's and the Trustee's books and records as far as they relate to the subject matter of this insurance at any reasonable time during the Policy Period and within three years after the final termination of this policy.

         H. Cancellation

1. The Company may cancel this policy only for non-payment of premium, by mailing to the Insured at the address shown in the Declarations written notice stating when, not less than ten (10) days thereafter, cancellation shall be effective. If the Insured has submitted a proof of loss complying with Section IV.B. prior to the effective date of cancellation, the Company will pay any Ascertained Net Loss due under this policy, deducting therefrom the unpaid premium.

         I. Transfer of Ownership

         This policy will automatically terminate as to a specific Property simultaneously with the transfer of ownership of either fee simple title to such Property or a transfer of a direct beneficial or equitable ownership interest of greater than fifty percent (50%) of Owner, unless: (1) Loan Documents in effect at time of such transfer, and, to the extent applicable, the agreement governing the transfer of ownership of fee simple title to the Property or, alternatively, transfer of ownership interests in Owner as provided above contains a clause providing that the transferee assumes the transferor's obligations under this policy; and (2) the Company has approved such clause prior to the effective date of transfer, such approval not to be unreasonably withheld or delayed. The Company acknowledges that, except as otherwise specifically provided therein, the Loan Documents do not permit a transfer of the Property or a transfer of a fifty percent (50%) interest in Owner. A transfer of ownership of fee simple title of all or any part of the Property to a Governmental Authority pursuant to an Order of Condemnation shall be excluded from the operation of this Condition I.

         J. Severability

         Breach or failure of a condition or misrepresentation by one Insured under this policy shall not affect the coverage to which any other Insured may be entitled under this policy.

         K. Arbitration

         1. In the event of any dispute with respect to this policy such dispute shall be submitted to arbitration. One Arbitrator shall be chosen by the Company, the other by the Insured, and an Umpire shall be chosen by the two Arbitrators before they enter upon arbitration. In the event of a dispute between the Owner and the Trustee regarding the Insured's choice of arbitrator, the Trustee's choice shall control and the Company shall be entitled to rely thereon. The Arbitrators and the Umpire shall be active or retired disinterested officers of insurance or reinsurance companies or Underwriters at Lloyd's, London. In the event that either party should fail to choose an Arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose the second Arbitrator, and the Arbitrators shall in turn choose an Umpire before entering upon arbitration.

         2. If the two Arbitrators fail to agree upon the selection of an Umpire within thirty (30) days following the date of appointment of the second Arbitrator, each of them shall name two (2), of whom the other shall decline one, and the final decision shall be made by drawing lots.

         3. The Arbitrators and the Umpire are relieved of all judicial formalities and may abstain from following the strict rules of law. The Arbitrators and the Umpire shall make their decision within sixty (60) days following the termination of the hearing unless the parties agree to an extension. The majority decision of the Arbitrators and the Umpire shall be final and binding upon all parties to the proceeding. Judgment may be entered upon any award in any court having jurisdiction.

         4. Each party shall bear the expense of its own Arbitrator, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbitrators are chosen by one party, as above provided, the expense of the Arbitrators, the Umpire and the arbitration shall be equally divided between the two parties. Any arbitration proceedings shall take place in New York, New York, unless the parties mutually agree upon another location.

         L. Service of Suit

         Subject to Section IV.K. of this policy, in the event the Company fails to pay when due any amount claimed to be due hereunder, the Company at the request of any Insured will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this condition constitutes or should be understood to constitute a waiver of the Company's rights to commence such an action in any court of competent jurisdiction in the United States, to remove such an action to a United States District Court or to seek a transfer of such case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Counsel, Legal Department, American International Specialty Lines Insurance Company, c/o American International Surplus Lines Agency, Inc., Harborside Financial Center, 401 Plaza 3, 4th Floor, Jersey City, NJ 07311, or his or her representative. In any such suit instituted against the Company upon this policy, the Company will abide by the final decision of such court or of any appellate court in the event of any appeal.

         Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Company hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute, or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designates the above named Counsel as the person to whom said officer is authorized to mail such process or a true copy thereof.

         M. Assignment

         Assignment of interest under this policy shall not bind the Company unless its consent is endorsed hereon. The Company shall consent to such an assignment in the event of a transfer of ownership of fee title or direct or indirect ownership interest to the Property if the provisions of Condition I herein have been fully complied with. The Company shall consent to such an assignment by CLF (as defined in Section VIII., paragraph 10), by any subsequent holder of the Loan and by the Trustee to a successor Trustee.

         N. Notices

         All notices or other communications required or permitted under this policy shall be in writing and given by certified mail (return receipt requested) or by a nationally recognized overnight courier service that regularly maintains records of items delivered. All notices and other communications required or permitted to be sent to the Company shall be addressed to:

                  American International Specialty Lines Insurance Company c/o American International Surplus Lines Agency, Inc. 401 Plaza 3, 4th Floor
                  Jersey City, NJ  07311

                  Attention:  Counsel, Law Department

or to such other address as the Company may designate by endorsement to this policy.

         All notices and other communications required or permitted to be sent to the Trustee shall be sent to the address stated in Item 1(a) of the Declarations.

         All notices and other communications required or permitted to be sent to the Owner shall be sent to the address stated in Item 1(b) of the Declarations.

O. Tenant Bankruptcy

         1. In the event of the institution of any bankruptcy, reorganization or insolvency proceeding, by or against any Tenant and, as a result of the institution of such proceeding, Tenant fails to timely comply with its obligations under the Lease to pay Base Rent, then, in such event, the obligations of the Company under this policy to pay to the Trustee the Ascertained Net Loss relating to a proof of loss initially submitted during such period of time as Tenant fails to meet its obligation under the Lease to pay Base Rent, as provided hereinabove, shall be suspended for so long as Tenant fails to meet its obligation under the Lease to pay Base Rent. The Company's obligations under this policy shall recommence upon the earlier of (i) resumption of payments by the Tenant, (ii) dismissal (other than by an order of discharge in favor of the Tenant) of any such proceeding of insolvency, bankruptcy, reorganization or the like, or (iii) the entry of an appropriate order confirming Tenant's assumption of its obligations under the Lease, including actual timely payment and receipt of rent by the Trustee.

         2. Notwithstanding anything to the contrary in this Section IV.O. or in
Section II.B., the Company shall not be relieved of liability under this policy if (i) a proof of loss for a Condemnation, complying with Section IV.B., has been submitted to the Company prior to the institution of any bankruptcy, reorganization or insolvency proceeding by or against the Tenant or (ii) the Tenant, an affiliate of the Tenant or any other party continues to pay Base Rent under the Lease.

V. CONDITIONS AND COMPANY LIABILITY

         Notwithstanding anything contained in this policy to the contrary, the Insured's failure to comply with any Condition shall not, in any manner, delay, impair, or otherwise affect the Company's obligation to pay to the Trustee the Ascertained Net Loss pursuant to Condition C, provided that the requirements of Condition B have been satisfied.

VI. INSURED'S REPRESENTATIONS

         Each Owner represents that with respect to its Property listed on Schedule A to this policy on the inception date hereof, and as of the date any Property is added to Schedule A to this policy, it is aware of no fact or circumstance, or any actual or threatened Condemnation, which might reasonably be expected to lead to Lease termination as to that Property or to a claim under this policy.

         By acceptance of this policy, the Insured agrees that the statements in the Declarations, any application for this policy and any materials submitted in connection with such application for coverage under this policy are its representations; that this policy is issued in reliance upon such representations; and that this policy embodies all the agreements between the Insured and the Company relating to this insurance.

VII. CHANGES

         The terms of this policy shall not be waived or changed, except by a written endorsement approved by the Insured and issued by the Company to form a part of this policy. The approval of the Insured shall not be required, however, for any endorsement the Company must issue pursuant to any applicable law or regulation.

VIII. DEFINITIONS

         1. "Arbitrator" means an arbitrator selected pursuant to Section IV.K.

         2. "Ascertained Net Loss" means, with respect to each Property that is the subject of Condemnation:

               (1) In the event of a Lease termination, the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease; or

               (2) In the event of Rent Abatement, the total Base Rent abated from the date Rent Abatement commences until the earlier of the date Rent Abatement ceases or the stated expiration date of the Initial Term of the Lease;

less any condemnation award or other recovery actually received by the Insured on account of such Condemnation prior to the date payment is due under this policy.

         3. "Associate" means consult and participate.

         4. "Authorized Agent" shall mean that entity or person, including the servicer, designated in writing and duly authorized by the Trustee to act on its behalf for all purposes of this policy, including, but not limited to, preparation and submittal of any required notice and sworn proof of loss. The Trustee shall provide the Company with written notice identifying such entity or persons in order to effect such designation. The Trustee shall be strictly bound by all acts of its Authorized Agent with respect to this policy and the Company. The Company agrees to accept performance by the Authorized Agent of any obligation of the Insured; provided, however, the Trustee's designation and authorization of an agent to act on its behalf, for any or all purposes of this policy, shall not relieve the Trustee of its duties and obligations under this policy.

         5. "Base Rent" means the fixed rent provided under the Lease exclusive of any adjustments or additions by reason of taxes, utilities, sales or any other factors.

         6. "Company" means American International Specialty Lines Insurance Company, an Alaska corporation.

         7. "Condemnation" means the taking of possession of and title to all or part of the Property during the Policy Period by a Governmental Authority for public use through exercise of the power of eminent domain or equivalent state or local proceeding.

         8. "Governmental Authority" means any federal, state or local governmental unit, or subdivision or agency thereof, legally authorized to effect a Condemnation of private property.

         9. "Initial Term of the Lease" means the period beginning on the commencement date of the Lease and ending on the date on which the initial term of the Lease expires, exclusive of any renewal or extension term.

         10. "Insured" means: (1) each Owner and the Trustee; and (2) Capital Lease Funding, L.P., a Delaware limited partnership ("CLF"), the initial holder of the Loan, and any subsequent holder of the Loan during the period it holds the Loan, until such time as the Loan is assigned to the Trustee. CLF and each subsequent holder of the Loan shall promptly notify the Company in writing of any transfer of the Loan.

         11. "Lease" means each written lease agreement submitted to the Company in connection with the application for this policy and described on Schedule B hereto.

         12. "Loan" means the loan made to the Owner pursuant to the Loan Documents.

         13. "Loan Documents" mean the note or other instrument evidencing the debt of the Owner, as well as any and all other instruments and writings executed in connection with the closing of the Loan and in effect on the date this policy becomes effective, including, but not limited to, the mortgage or deed of trust securing the debt and encumbering the Property, the assignment of Lease and rents as well as any security agreement, financing statements, affidavits and Loan agreements.

         14. "Order of Condemnation" means a final Order entered by a Court of competent jurisdiction or other document or instrument issued by a Governmental Authority evidencing a Condemnation.

         15. "Owner" means the owner of any Property listed on Schedule A to this policy on the inception date of this policy, and any amendments to Schedule A agreed to by the Company.

         16. "Policy Period" means the period stated in Item 2 of the Declarations, subject to any earlier cancellation of this policy pursuant to Condition H, or termination of this policy pursuant to Condition I.

         17. "Property" means each property listed on Schedule A to this policy, and any amendments to Schedule A agreed to by the Company and approved by the Trustee.

         18. "Rent Abatement" means a reduction in the Base Rent due under the Lease by reason of the Tenant's or the Owner's exercise of the right under the Lease to abate rent in the event of Condemnation.

         19. "Tenant" means each tenant listed on Schedule B to this policy, or any amendments to Schedule B agreed to by the Company.

         20. "Trustee" means the Trustee identified in Item 1.(b) of the Declarations and any successor to such Trustee.

         21. "Umpire" means the person selected as such pursuant to Section
IV.K.

         IN WITNESS WHEREOF, the Company has caused this policy to be signed by its president and secretary and signed on the Declarations page by a duly authorized representative of the Company.



-----------------------------------         ------------------------------------
            Secretary                                     President

                                   SCHEDULE A



Property Address                             Limit of Liability
----------------                             ------------------










                                             -----------------------------------
                                             Total Policy Limit of Liability:

                                   SCHEDULE B

                                 Lease Schedule





                                   Property
     Owner          Tenant         Location       Lease Date     Amendment Dates

                                    EXHIBIT A

                          Form of Non-Waiver Agreement

            AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY

                       LEASE ENHANCEMENT INSURANCE POLICY

                           Part II - Property Damage

I.       INSURING AGREEMENT

         A. The Company hereby agrees to pay to the Trustee the Ascertained Net Loss sustained directly as a result of Tenant's lawful termination of the Lease on the Property, provided such termination (a) is pursuant to Lease provisions governing the right to terminate in the event of Property Damage, and (b) occurs as a result of a Property Damage during the Policy Period.

         B. The Company, at its sole option, may pay Ascertained Net Loss due under this policy in a lump sum or periodically on the date Base Rent payments would have been required of Tenant under the Lease had it not been terminated.

         C. If the Company pays Ascertained Net Loss in a lump sum, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the outstanding principal balance of the Loan plus unpaid, accrued interest at the rates provided in the Loan Documents from the date the Company is obligated to make payment as provided in Condition C until the date Ascertained Net Loss is paid in full. If the Company elects to pay Ascertained Net Loss in a lump sum, it shall provide the Trustee with fifteen (15) days' prior written notice and shall make such payment on a date on which Base Rent would be payable if the Lease had not been terminated. If the Company pays Ascertained Net Loss in periodic payments, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease. If the Company pays Ascertained Net Loss in periodic payments, such payments shall be made on the same dates on which Base Rent would be payable and in the same amounts as would have been required to be paid on such date if the Lease had not been terminated.

         D. In the event that periodic or lump sum payments of Ascertained Net Loss are not paid when required by this policy, the Company shall pay, in addition to Ascertained Net Loss, all amounts that accrue under the Loan Documents because such periodic or lump sum payment was not timely paid and applied to pay principal and interest then due under the Loan Documents, including, but not limited to default interest and late charges, if any. The Company's obligation to pay such amounts that accrue under the Loan Documents shall be in

                                        -1-
                Copyright American International Companies 1995 addition to the Company's obligation to pay Ascertained Net Loss, and shall not be eliminated or reduced by provisions in Sections I.C, III.A., III.B., III.C. or the Declarations of this policy limiting the Company's liability for Ascertained Net Loss.

II. EXCLUSIONS

         This policy does not apply to Ascertained Net Loss:

         A. Arising from Flood, provided however, this exclusion shall only apply if the Property is located in a Zone A Special Flood Hazard area as designated on the applicable Federal Emergency Management Agency flood map.

         B. Earthquake, provided however, this exclusion shall only apply if damage to the property is the result of earth movement caused by an epicenter located in the following states: Arkansas, California, Oregon, Washington, Alaska, Tennessee, Missouri, Kentucky, or South Carolina.

         C. Arising from physical damage or destruction directly or indirectly caused by war, whether or not declared, civil war, insurrection, rebellion, revolution or civil riot;

         D. Arising from the Owner's or any Tenant's bankruptcy, insolvency, financial impairment, failure of inability to perform its contractual obligations;

         E. Arising from any Property Damage of which the Insured had knowledge on or prior to the inception date of this policy; and

         F. Arising from radioactive matter, whether naturally occurring or otherwise.

III. LIMITS OF INSURANCE

         The Company's maximum liability under this policy for any one Property shall not exceed the amount stated in Item 3 of the Declarations, subject to paragraphs A., B. and C. below:

         A. If the Company pays Ascertained Net Loss in a lump sum, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the outstanding principal balance of the Loan plus unpaid, accrued interest at the rates provided in the Loan Documents from the date the Company is obligated to make payment as provided in Condition C until the date Ascertained Net Loss is paid in full.

         B. If the Company pays Ascertained Net Loss in periodic payments, in no event shall the Company's obligation to pay Ascertained Net Loss exceed the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease.

         C. The Company's maximum liability under this policy for all Ascertained Net Loss for all Properties listed on Schedule A shall not exceed the amount stated in Item 3 of the Declarations.

IV. CONDITIONS

         A. Notice of Property Damage; Notice of Lease Termination

         It shall be a condition precedent to coverage under this policy that any one of the Insureds (i) notify the Company in writing as soon as reasonably practicable after the Trustee first receives written notification of the Property Damage affecting the Property, and (ii) notify the Company as soon as reasonably practicable after the Trustee first receives written notification of the termination of the Lease.

         B. Proof of Loss

         The Trustee or its Authorized Agent shall submit to the Company a sworn proof of loss containing all of the following information:

         1. The Property which has sustained Property Damage;

         2. The date the Property Damage occurred and a written description of the Property Damage in reasonable detail;

         3. The date of receipt by the Trustee of written notice of the Property Damage;

         4. The date of receipt by the Trustee of written notice of termination of the Lease, attaching a copy of such notice;

         5. A certificate of a title insurance company selected by the Trustee or other evidence reasonably satisfactory to the Company indicating the Owner of the Property on the date the Proof of Loss is signed.

         6. A certificate of a title insurance company selected by the Trustee or other evidence reasonably satisfactory to the Company indicating the then holder of the Loan on the Property.

         7. The effective date of Lease termination;

         8. The total rent payments for Base Rent due under the Lease from the effective date of Lease termination until the expiration date of the Initial Term of the Lease;

         9. The amount of the insurance proceeds or any amount recovered or actually received, if any, by any Insured, as of the date of the proof of loss, on account of the Property Damage; and

         10. The Ascertained Net Loss claimed under this policy.

         The form and content of any proof of loss submitted by the Trustee or its Authorized Agent to the Company, pursuant to this Condition B, shall comply with, and shall include, all of the information set forth in this Condition B. The Company shall not be required to pay any Ascertained Net Loss until it receives a proof of loss in compliance with this Condition B.

         If the Company has not received a sworn proof of loss from an Insured within two years after the date the Trustee receives written notice of termination of the Lease, the Company shall be discharged from all liability for Ascertained Net Loss caused by the Property Damage that gave rise to the termination of the Lease.

         C. Payment of Ascertained Net Loss

         1. The Company will pay to the Trustee the Ascertained Net Loss covered under this policy within fifteen (15) business days after the Company receives a sworn proof of loss complying with the requirements of Condition B, together with a duly executed Non-Waiver Agreement in the form of Exhibit A attached hereto.

         2. In the event that the Company determines that the claim is either excluded from coverage or not covered under the terms and conditions of this policy, the Company shall give written notice of such determination to the Trustee and the Owner (the "Declination Notice"). The Declination Notice shall specifically set forth the grounds upon which the Company has declined coverage under this policy.

         3. In the event that the Trustee contests the Declination Notice, the Trustee shall provide written notice to the Company of its contest of the Declination Notice within sixty (60) days of receipt of the Declination Notice. The response of the Trustee to the Declination Notice shall respond to the Company's grounds for declination of coverage, as set forth in the Declination Notice. The failure of the Trustee to timely respond to the Declination Notice shall permit the Company, at the expiration of the response period, to terminate all subsequent payments to the Trustee under this policy with respect to the Property referenced in the proof of loss; provided, however, such payment shall recommence upon the Trustee's subsequent delivery to the Company of a written response to the Declination Notice.

         4. Notwithstanding anything to the contrary contained herein and notwithstanding the prior delivery of a Declination Notice by the Company to the Trustee, the Company shall, upon receipt of the proof of loss described in Condition B and without the Insured satisfying any other Conditions contained in this policy, pay to the Trustee the Ascertained Net Loss until such time as an arbitration decision or award shall have been rendered pursuant to Section IV.J. hereof determining that the Trustee's claim under the proof of loss is not covered by the terms and conditions of this policy.

         D. Recoveries

         1. In the event of Property Damage, the Insured shall exercise reasonable efforts to obtain and maximize any payment to which it may be entitled under a Property Insurance Policy, or otherwise. The Company shall be entitled to associate with any Insured in any negotiations or proceedings to obtain such award or payment. The Insured shall not, without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed, accept any payment or other compensation on account of any Property Damage covered hereunder in an amount below the lesser of (a) the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of the Lease termination and ending on the stated expiration date of the Initial Term of the Lease, or (b) the outstanding principal amount of the Loan.

         2. Any insurance recovery or other payment the Insured receives on account of Property Damage covered hereunder shall be applied in the following priority: (a) first to the Trustee to pay all amounts due under Section I.D. hereof, (b) second to the Trustee to pay all of the unpaid Ascertained Net Loss as a lump sum, (c) third to the Company, up to the amount of Ascertained Net Loss, which the Company has paid under this policy, and (d) fourth, the remainder, if any, to the Owner. If the Company has timely paid the Ascertained Net Loss to the Insured in a lump sum, the Insured shall hold such recovery or other payment in trust for the Company. Any insurance recovery or other payment recovered or to be recovered shall be deemed the property of the Company and not the Insured, to the extent of the Company's payment of Ascertained Net Loss, after deduction of the amounts described in (a) and (b) of this Paragraph D.2.


         E. Subrogation and Assignment of Rights

         1. In the event the Company makes any payment under this policy, the Company shall be subrogated to all of any Insured's rights of recovery of any nature whatsoever against any person, entity or organization including, without limitation, the applicable Property Insurer and the Tenant, but excluding any Owner. Such rights of subrogation shall include, but not be limited to, the right to proceed against the Tenant to enforce the Lease. At the request of the Company, the Owner and the Trustee shall promptly and timely execute such instruments and papers and do whatever additional action may be reasonably necessary to implement the Company's rights under this Section IV.E.1.

         2. The Company shall exercise its reasonable efforts to obtain and maximize payments from Tenant. The Insured shall be entitled to associate with the Company in any negotiations or proceedings to obtain such payment. The Company shall not, without the Trustee's prior written consent, which consent shall not be unreasonably withheld or delayed, accept any payment or settlement from Tenant in an amount less than the sum of the outstanding principal of the Loan, accrued and unpaid interest on the Loan and amounts due under Section I.D. of this policy; provided, however, in the event the Company has acknowledged liability for the Ascertained Net Loss claimed under this policy, such consent of the Trustee shall not be required. The Insured shall utilize, in good faith, its reasonable efforts to ensure that no act of the Insured's shall prejudice such rights of the Company.

         3. Any payments the Company receives from the Property Insurer or the Tenant shall be applied in the following priority: (a) first, to the Trustee to pay all amounts due under Section I.D. hereof, (b) second, to the Trustee to pay all of the unpaid Ascertained Net Loss as a lump sum; (c) third, to the Company up to the amount of Ascertained Net Loss which the Company has paid under this policy and (d) fourth, the remainder, if any, to the Owner.

         4. In the event the Company elects to pay Ascertained Net Loss in a lump sum, as provided herein, and the Trustee receives payment in full of the outstanding principal balance of the Loan plus accrued and unpaid interest up to the date Ascertained Net Loss is paid in full, the Trustee shall assign to the Company, at the request of the Company, all right, title and interest of the Trustee under the Loan Documents, including, but not limited to, rights and causes of action arising under the Loan Documents against the Owner, Tenant and Property Insurer. The Trustee shall timely execute and deliver an assignment of rights and other instruments and papers and do whatever additional actions as may be reasonably necessary to secure and to implement such rights as to be assigned by the Trustee to the Company pursuant to this provision subsequent to payment of Ascertained Net Loss which shall satisfy and pay in full the Loan.

         F. Inspection and Audit

         1. The Company shall be permitted but not obligated to inspect the Property at any reasonable time to determine if there has been any Property Damage covered under this policy.

         2. The Company may examine and audit the Owner's and the Trustee's books and records as far as they relate to the subject matter of this insurance at any reasonable time during the Policy Period and within three years after the final termination of this policy.

         G. Cancellation

         1. The Company may cancel this policy only for non-payment of premium, by mailing to the Insured at the address shown in the Declarations written notice stating when, not less than ten (10) days thereafter, cancellation shall be effective. If the Insured has submitted a proof of loss complying with
Section IV.B. prior to the effective date of cancellation, the Company will pay any Ascertained Net Loss due under this policy, deducting therefrom the unpaid premium.

         H. Transfer of Ownership

         This policy will automatically terminate as to a specific Property simultaneously with the transfer of ownership of either fee simple title to such Property or a transfer of a direct beneficial or equitable ownership interest of greater than fifty percent (50%) of Owner, unless: (1) the Loan Documents in effect at time of such transfer, and, to the extent applicable, the agreement governing the transfer of ownership of fee simple title to the Property or, alternatively, transfer of ownership interests in Owner as provided above contains a clause providing that the transferee assumes the transferor's obligations under this policy; and (2) the Company has approved such clause prior to the effective date of transfer, such approval not to be unreasonably withheld or delayed. The Company acknowledges that, except as otherwise specifically provided therein, the Loan Documents do not permit a transfer of the Property or a transfer of a fifty percent (50%) interest in Owner.

         I. Severability

         Breach or failure of a condition or misrepresentation by one Insured under this policy shall not affect the coverage to which any other Insured may be entitled under this policy.

         J. Arbitration

         1. In the event of any dispute with respect to this policy such dispute shall be submitted to arbitration. One Arbitrator shall be chosen by the Company, the other by each Insured, and an Umpire shall be chosen by the two Arbitrators before they enter upon arbitration. In the event of a dispute between the Owner and the Trustee regarding the Insured's choice of arbitrator, the Trustee's choice shall control and the Company shall be entitled to rely thereon. The Arbitrators and the Umpire shall be active or retired disinterested officers of insurance or reinsurance companies or Underwriters at Lloyd's, London. In the event that either party should fail to choose an Arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose the second Arbitrator, and the Arbitrators shall in turn choose an Umpire before entering upon arbitration.

         2. If the two Arbitrators fail to agree upon the selection of an Umpire within thirty (30) days following the date of appointment of the second Arbitrator, each of them shall name two (2), of whom the other shall decline one, and the final decision shall be made by drawing lots.

         3. The Arbitrators and the Umpire are relieved of all judicial formalities and may abstain from following the strict rules of law. The Arbitrators and the Umpire shall make their decision within sixty (60) days following the termination of the hearing unless the parties agree to an extension. The majority decision of the Arbitrators and the Umpire shall be final and binding upon all parties to the proceeding. Judgment may be entered upon any award in any court having jurisdiction.

         4. Each party shall bear the expense of its own Arbitrator, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbitrators are chosen by one party, as above provided, the expense of the Arbitrators, the Umpire and the arbitration shall be equally divided between the two parties. Any arbitration proceedings shall take place in New York, New York, unless the parties mutually agree upon another location.

         K. Service of Suit

         Subject to Section IV.J. of this policy, in the event the Company fails to pay when due any amount claimed to be due hereunder, the Company at the request of the Insured will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this condition constitutes or should be understood to constitute a waiver of the Company's rights to commence such an action in any court of competent jurisdiction in the United States, to remove such an action to a United States District Court or to seek a transfer of such case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Counsel, Legal Department, American International Specialty Lines Insurance Company, c/o American International Surplus Lines Agency, Inc., Harborside Financial Center, 401 Plaza 3, 4th Floor, Jersey City, NJ 07311, or his or her representative. In any such suit instituted against the Company upon this policy, the Company will abide by the final decision of such court or of any appellate court in the event of any appeal.

         Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Company hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute, or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designates the above named Counsel as the person to whom said officer is authorized to mail such process or a true copy thereof.

         L. Assignment

         Assignment of interest under this policy shall not bind the Company unless its consent is endorsed hereon. The Company shall consent to such an assignment in the event of a transfer of ownership of fee title or direct or indirect ownership interest to the Property if the provisions of Condition H herein have been fully complied with. The Company shall consent to such an assignment by CLF (as defined in Section VIII., paragraph 10), by any subsequent holder of the Loan and by the Trustee to a successor Trustee.

         M. Notices

         All notices or other communications required or permitted under this policy shall be in writing and given by certified mail (return receipt requested) or by a nationally recognized overnight courier service that regularly maintains records of items delivered. All notices and other communications required or permitted to be sent to the Company shall be addressed to:

            American International Specialty Lines Insurance Company

              c/o American International Surplus Lines Agency, Inc.

                             401 Plaza 3, 4th Floor

                              Jersey City, NJ 07311


                      Attention: Counsel, Legal Department

or to such other address as the Company may designate by endorsement to this policy.

         All notices and other communications required or permitted to be sent to the Trustee shall be sent to the address stated in Item 1(a) of the Declarations.

         All notices and other communications required or permitted to be sent to the Owner shall be sent to the address stated in Item 1(b) of the Declarations.

         N. Tenant Bankruptcy

         1. In the event of the institution of any bankruptcy, reorganization or insolvency proceeding by or against any Tenant and, as a result of the institution of such proceeding, Tenant fails to timely comply with its obligations under the Lease to pay Base Rent, then, in such event, the obligations of the Company under this policy to pay to the Trustee the Ascertained Net Loss relating to a proof of loss initially submitted during such period of time as Tenant fails to meet its obligation under the Lease to pay Base Rent, as provided hereinabove, shall be suspended for so long as Tenant fails to meet its obligation under the Lease to pay Base Rent. The Company's obligations under this policy shall recommence upon the earlier of (i) resumption of payments by the Tenant, (ii) dismissal (other than by an order of discharge in favor of the Tenant) of any such proceeding of insolvency, bankruptcy, reorganization or the like, or (iii) the entry of an appropriate order confirming Tenant's assumption of its obligations under the Lease, including actual timely payment and receipt of rent by the Trustee.

         2. Notwithstanding anything to the contrary in this Section IV.N. or in
Section II.B., the Company shall not be relieved of liability under this policy if (i) a proof of loss for a c, complying with Section IV.B., has been submitted to the Company prior to the institution of any bankruptcy, reorganization or insolvency proceeding by or against the Tenant or (ii) the Tenant, an affiliate of the Tenant or any other party continues to pay Base Rent under the Lease.

         O. Maintenance of Certain Insurance Coverage

         The Insured shall ensure the Loan Documents include a provision that during the entire Policy Period, the Property shall be insured against (i) all risks of physical loss or damage, including fire and extended coverage, on a replacement cost basis without deduction for depreciation and (ii) rental loss insurance equal to the aggregate amount of Base Rent payable under the Lease for a period of two (2) years after the date of the fire or casualty in question, irrespective of whether the Lease on the Property has been terminated during that two-year period. The Insured further represents that it will maintain or cause to be maintained during the entire Policy Period, "forced place" coverage and "mortgage impairment" coverage, each in an amount at least equal to the outstanding principal balance of the Loan on the date of the fire or casualty in question.

V. CONDITIONS AND COMPANY LIABILITY

         Notwithstanding anything contained in this policy to the contrary, the Insured's failure to comply with any Condition shall not, in any manner, delay, impair, or otherwise affect the Company's obligation to pay to the Trustee the Ascertained Net Loss pursuant to Condition C, provided that the requirements of Conditions B and O. have been satisfied.

VI. INSURED'S REPRESENTATIONS

         Each Owner represents that with respect to its Property listed on Schedule A to this policy on the inception date hereof, and as of the date any Property is added to Schedule A to this policy, it is aware of no fact or circumstance, or any actual Property Damage, which might reasonably be expected to lead to Lease termination as to that Property or to a claim under this policy.

         By acceptance of this policy, the Insured agrees that the statements in the Declarations, any application for this policy and any materials submitted in connection with such application for coverage under this policy are its representations; that this policy is issued in reliance upon such representations; and that this policy embodies all the agreements between the Insured and the Company relating to this insurance.

VII. CHANGES

         The terms of this policy shall not be waived or changed, except by a written endorsement approved by the Insured and issued by the Company to form a part of this policy. The approval of the Insured shall not be required, however, for any endorsement the Company must issue pursuant to any applicable insurance law or regulation.

VIII. DEFINITIONS

         1. "Arbitrator" means an arbitrator selected pursuant to Section IV.J.

         2. "Ascertained Net Loss" means, with respect to each Property that is the subject of Property Damage in the event of a Lease termination, the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease.

         3. "Associate" means consult and participate.

         4. "Authorized Agent" shall mean that entity or person, including the servicer, designated in writing and duly authorized by the Insured to act on its behalf for all purposes of this policy, including, but not limited to, preparation and submittal of any required notice and sworn proof of loss. The Insured shall provide the Company with written notice identifying such entity or persons in order to effect such designation. The Insured shall be strictly bound by all acts of its Authorized Agent with respect to this policy and the Company. The Company agrees to accept performance by the Authorized Agent of any obligation of the Insured; provided, however, the Insured's designation and authorization of an agent to act on its behalf, for all purposes of this policy, shall not relieve the Insured of its duties and obligations under this policy.

         5. "Base Rent" means the fixed rent provided under the Lease exclusive of any adjustments or additions by reason of taxes, utilities, sales or any other factors.

         6. "Company" means American International Specialty Lines Insurance Company, an Alaska corporation.

         7. "Earthquake" means earth shock, volcanic action, landslide, earth movement, earth sinking, earth rising or shifting.

         8. "Flood" means surface water, waves, tide, or tidal water and the rising (including the overflowing or breaking of boundaries) of lakes, ponds, reservoirs, rivers, streams, harbors and similar bodies of water. The term "surface water" means seepage, leakage or influx of water (immediately derived from natural sources) through sidewalks, driveways, foundations, walls, basement or other floors, or through doors, windows or any other openings in such sidewalks, driveways, foundations, walls or floors, and shall also include all water which backs up through sewers or drains.

         9. "Initial Term of the Lease" means the period beginning on the commencement date of the Lease and ending on the date on which the initial term of the Lease expires, exclusive of any renewal or extension term.

         10. "Insured" means: (1) each Owner and the Trustee; and (2) Capital Lease Funding, L.P., a Delaware limited partnership ("CLF"), the initial holder of the Loan, and any subsequent holder of the Loan during the period it holds the Loan, until such time as the Loan is assigned to the Trustee. CLF and each subsequent holder of the Loan shall promptly notify the Company in writing of any transfer of the Loan.

         11. "Lease" means each written lease agreement submitted to the Company in connection with the application for this policy and described on Schedule B hereto.

         12. "Loan" means the loan made to the Owner pursuant to the Loan Documents.

         13. "Loan Documents" mean the note or other instrument evidencing the debt of the Owner, as well as any and all other instruments and writings executed in connection with the closing of the Loan and in effect on the date this policy becomes effective, including, but not limited to, the mortgage or deed of trust securing the debt and encumbering the Property, the assignment of Lease and rents as well as any security agreement, financing statements, affidavits and Loan agreements.

         14. "Owner" means the owner of any Property listed on Schedule A to this policy on the inception date of this policy, and any amendments to Schedule A agreed to by the Company.

         15. "Policy Period" means the period stated in Item 2 of the Declarations, subject to any earlier cancellation of this policy pursuant to Condition G, or termination of this policy pursuant to Condition H.

         16. "Pollutants" means any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes materials to be recycled, reconditioned or reclaimed.

         17. "Property" means each property listed on Schedule A to this policy, and any amendments to Schedule A agreed to by the Company and approved by the Insured.

         18. "Property Damage" means physical damage to or destruction of the Property.

         19. "Property Insurance Policy" means an insurance policy covering a Property against loss or damage to the Property, including business interruption and lost rents arising from any physical damage to the Property.

         20. "Property Insurer" means an insurance company issuing a Property Insurance Policy.

         21. "Tenant" means each tenant listed on Schedule B to this policy, or any amendments to Schedule B agreed to by the Company.

         22. "Tenant's Insolvency" means Tenant's bankruptcy, insolvency, financial impairment or inability to perform its contractual obligations.

         23. "Trustee" means the Trustee identified in Item 1.(b) of the Declarations and any successor to such Trustee.

         24. "Umpire" means the person selected as such pursuant to Section
IV.J.

         IN WITNESS WHEREOF, the Company has caused this policy to be signed by its president and secretary and signed on the Declarations page by a duly authorized representative of the Company.



-----------------------------------         ------------------------------------
            Secretary                                     President

                                   SCHEDULE A



Property Address                             Limit of Liability
----------------                             ------------------










                                             -----------------------------------
                                             Total Policy Limit of Liability:

                                   SCHEDULE B

                                 Lease Schedule





                                   Property
     Owner          Tenant         Location       Lease Date     Amendment Dates

                                    EXHIBIT A

                          Form of Non-Waiver Agreement

                           EMINENT DOMAIN ENDORSEMENT



It is hereby agreed that the policy is amended as follows:

         1. Section I., INSURING AGREEMENTS, Paragraph A. of the policy is deleted and replaced with the following:

         A. The Company hereby agrees to pay to the Trustee the Ascertained Net Loss sustained directly as a result of (1) Tenant's lawful termination of the Lease on the Property, or (2) Rent Abatement; provided such termination or Rent Abatement is pursuant to Lease provisions governing the right to terminate or to abate Rent in the event of Condemnation or, in the event the Lease does not specifically provide such right to abate Rent to Tenant or Owner, is pursuant to a final, non-appealable order or judgment granting the right to Lease termination or Rent Abatement.

         2. Section VIII., DEFINITIONS, Paragraph 18, is hereby deleted and replaced with the following:

         18. "Rent Abatement" means a reduction in base rent due under the
Lease: (1) by reason of the Tenant's or Owner's exercise of the right under the Lease to abate Rent in the event of Condemnation, or (2) in the event the Lease does not specifically provide such right, such reduction is pursuant to a final, non-appealable order or judgment granting the Tenant or Owner such reduction in the event of Condemnation.

                           RENT ABATEMENT ENDORSEMENT


1. Section I.A. of this policy is hereby deleted in its entirety and replaced with the following:


          A. The Company hereby agrees to pay to the Trustee the Ascertained Net Loss sustained directly as a result of (1) Tenant's lawful termination of the Lease on the Property, or (2) Rent Abatement, provided such termination or Rent Abatement (a) is pursuant to Lease provisions governing the right to terminate or to abate Rent in the event of Property Damage, and (b) occurs as a result of Property Damage during the Policy Period.


2. Section IV.A. of the policy is hereby deleted in its entirety and replaced with the following:


          A. Notice of Property Damage: Notice of Lease Termination or Rent Abatement

               It shall be a condition precedent to coverage under this policy that any one of the Insured's (i) notify the Company in writing as soon as reasonably practicable after the Trustee first receives written notification of the Property Damage affecting the Property, and (ii) notify the Company as soon as reasonably practicable after the Trustee first receives written notification of termination of the Lease or written notification of Rent Abatement.

3. Section IV.B. of the policy is hereby deleted in its entirety and replaced with the following:


          B.   Proof of Loss


               The Trustee or its Authorized Agent submit to the Company a sworn proof of loss containing all of the following information:


               1.   The Property which has sustained Property Damage;


               2. The date the Property Damage occurred and a written description of the Property Damage in reasonable detail;


               3. The date of receipt by the Trustee of written notice of the Property Damage;


               4. The date of receipt by the Trustee of written notice of termination of the Lease or Rent Abatement, attaching a copy of such notice;


               5. A certificate of a title insurance company selected by the Trustee or other evidence reasonably satisfactory to the Company indicating the Owner of the Property on the date the proof of loss is signed.


               6. A certificate of a title insurance company selected by the Trustee or other evidence reasonably satisfactory to the Company indicating the then holder of the Loan on the Property;


               7.   The effective date of Lease termination or Rent Abatement;

               8. In the case of Lease Termination, the total rent payments for Base Rent due under the Lease from the effective date of Lease termination until the expiration date of the Initial Term of the Lease;


               9. In the case of Rent Abatement, the total Base Rent that will be abated from the date the Rent Abatement commences until the earlier of the date the Rent Abatement ceases, or the expiration date of the Initial Term of the Lease;


               10. The amount of the insurance proceeds or any other amount recovered or actually received, if any, by any Insured, as of the date of the proof of loss, on account of the Property Damage; and


               11.  The Ascertained Net Loss claimed under this policy.


         The form and content of any proof of loss submitted by the Trustee or its Authorized Agent to the Company, pursuant to this Condition B, shall comply with, and shall include, all of the information set forth in this Condition B. The Company shall not be required to pay any Ascertained Net Loss until it receives a proof of loss in compliance with this Condition B.

         If the Company has not received a sworn proof of loss from an Insured within two years after the date the Trustee receives written notice of termination of the Lease or Rent Abatement, the Company shall be discharged from all liability for Ascertained Net Loss caused by the Property Damage that gave rise to the termination of the Lease.

4. Section IV.D. is hereby deleted in its entirety and replaced with the following:

          D.   Recoveries; Company's Consent to Rent Abatement

               1. In the event of Property Damage, the Insured shall exercise reasonable efforts to obtain and maximize any payment to which it may be entitled under a Property Insurance Policy, or otherwise. The Company shall be entitled to associate with any Insured in any negotiations or proceedings to obtain such award or payment. The Insured shall not, without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed, accept any payment or other compensation on account of any Property Damage covered hereunder in an amount below the lesser of (a) the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease, or (b) the outstanding principal amount of the Loan.

               2. Any insurance recovery or other payment the Insured receives on account of Property Damage covered hereunder shall be applied in the following priority: (a) first to the Trustee to pay all amounts due under Section I.D. hereof, (b) second to the Trustee to pay all of the unpaid Ascertained Net Loss as a lump sum, (c) third to the Company, up to the amount of Ascertained Net Loss which the Company has paid under this policy and (d) fourth, the remainder, if any, to the Owner. If the Company has timely paid the Ascertained Net Loss to the Insured in a lump sum, the Insured shall hold such recovery or other payment in trust for the Company. Any insurance recovery or other payment recovered or to be recovered shall be deemed the property of the Company and not the Insured, to the extent of the Company's payment of Ascertained Net Loss, after deduction of the amounts described in (a) and (b) of this Paragraph D.2.

               3. The Insured shall not refuse or agree to a Rent Abatement without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company shall be entitled to associate with any Insured in any negotiations or proceedings to determine whether a Rent Abatement is permitted under the Lease or the amount of a Rent Abatement.

               4. Section VIII of the policy is hereby deleted in its entirety and replaced with the following:

               VIII. DEFINITIONS

               1.   "Arbitrator" means an arbitrator selected pursuant to
                    Section IV.J.

               2. "Ascertained Net Loss" means, with respect to each Property that is the subject of Property Damage, (1) in the event of a Lease termination, the sum of all periodic payments of Base Rent that would be payable under the Lease, if the Lease had not been terminated, for the period commencing on the effective date of Lease termination and ending on the stated expiration date of the Initial Term of the Lease, or
                    (2) in the event of Rent Abatement, the total Base Rent abated from the date Rent Abatement commences until the earlier of the date Rent Abatement ceases or the stated expiration date of the Initial Term of the Lease.

               3.   "Associate" means consult and participate.

               4. "Authorized Agent" shall mean that entity or person, including the servicer, designated, in writing, and duly authorized by the Insured to act on its behalf for all purposes of this policy, including, but not limited to, preparation and submittal of any required notice and sworn proof of loss. The Insured shall provide the Company with written notice identifying such entity or persons in order to effect such designation. The Insured shall be strictly bound by all acts of its Authorized Agent with respect to this policy and the Company. The Company agrees to accept performance by the Authorized Agent of any obligation of the Insured; provided, however, the Insured's designation and authorization of an agent to act on its behalf, for all purposes of this policy, shall not relieve the Insured of its duties and obligations under this policy.

               5. "Base Rent" means the fixed rent provided under the Lease exclusive of any adjustments or additions by reason of taxes, utilities, sales or any other factors.

               6. "Company" means American International Specialty Lines Insurance Company, an Alaska Corporation.

               7. "Earthquake" means earth shock, volcanic action, landslide, earth movement, earth sinking, earth rising or shifting.

               8. "Flood" means surface water, waves, tide, or tidal water and the rising (including the overflowing or breaking of boundaries) of lakes, ponds, reservoirs, rivers, streams, harbors and similar bodies of water. The term "surface water" means seepage, leakage or influx of water (immediately derived from natural sources) through sidewalks, driveways, foundations, walls, basement or other floors, or through doors, windows or any other openings in such sidewalks, driveways, foundations, walls or floors, and shall also include all water which backs up through sewers or drains.

               9. "Initial Term of the Lease" means the period beginning on the commencement date of the Lease and ending on the date on which the initial term of the Lease expires, exclusive of any renewal or extension term.

               10. "Insured" means (1) each Owner and the Trustee; and (2) Capital Lease Funding, L.P., a Delaware limited partnership ("CLF"), the initial holder of the Loan, and any subsequent holder of the Loan during the period it holds the Loan, until such time as the Loan is assigned to the Trustee.

                    CLF and each subsequent holder of the Loan shall promptly notify the Company in writing of any transfer of the Loan.

               11. "Lease" means such written lease agreement submitted to the Company in connection with the application for this policy and described on Schedule B hereto.

               12. "Loan" means the loan made to the Owner pursuant to the Loan Document.

               13. "Loan Documents" means the note or the other instrument evidencing the debt of the Owner, as well as any and all other instruments and writings executed in connection with the closing of the Loan and in effect on the date this policy becomes effective, including, but not limited to, the mortgage or deed of trust securing the debt and encumbering the Property, the assignment of Lease and rents as well as any security agreement, financing statements, affidavits and Loan agreements.

               14. "Owner" means the owner of any Property listed on Schedule A to this policy on the inception date of this policy, and any amendments to Schedule A agreed to by the Company.

               15. "Policy Period" means the period stated in Item 2 of the Declarations, subject to any earlier cancellation of this policy pursuant to Condition G or termination of this policy pursuant to Condition H.

               16. "Pollutants" means any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes materials to be recycled, reconditioned or reclaimed.

               17. "Property" means each property listed on Schedule A to this policy, and any amendments to Schedule A agreed to by the Company and approved by the Insured.

               18. "Property Damage" means physical damage to or destruction of the Property.

               19. "Property Insurance Policy" means in insurance policy covering a Property against loss or damage to the Property, including business interruption and lost rents arising from any physical damage to the Property.

               20. "Property Insurer" means an insurance company issuing a Property Insurance Policy.

               21. "Rent Abatement" means a reduction in Base Rent due under the Lease by reason of the Tenant's or the Owner's exercise of the right under the Lease to abate rent in the event of Property Damage.

               22. "Tenant" means each tenant listed on Schedule B to this policy, or any amendments to Schedule B agreed to by the Company.

               23. "Tenant's Insolvency" means Tenant's bankruptcy, insolvency, financial impairment or inability to perform its contractual obligations.

               24. "Trustee" means the Trustee identified in Item 1.(b) of the Declarations and any successor to such Trustee.

               25.  "Umpire" means the person selected as such pursuant to
                    Section IV.J.

                                    EXHIBIT J

                      FORM OF EXTENDED AMORTIZATION POLICY

National Fire & Marine Insurance Company              Policy No. 3LP ___________



               [STANDARD SURPLUS LINES LANGUAGE FOR POLICY STATE]

                                  DECLARATIONS

All capitalized terms used and not otherwise defined in this Policy have the meanings ascribed to them in Article V of this Policy.

Item 1.   Named Insured:

Item 2.   Mailing Address:

Item 3.   Claim Date:

Item 4.   Sunset Date:

Item 5.   Description of Property:

Item 6.   Owner:

Item 7.   Tenant:

Item 8.   Premium:

Item 9.   Premium Date:

Item 10.  Endorsement:

All Claims must be reported to National Fire & Marine Insurance Company, 3024 Harney Street, Omaha, Nebraska 68131, Attention: Professional Liability & Specialty Risks Division.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         IN CONSIDERATION of the Named Insured's Payment of the premium, National Fire & Marine Insurance Company ("Insurer") agrees with the Named Insured as follows:

                               ARTICLE I. COVERAGE

         Insurance afforded by the Insuring Agreement is subject to the aggregate Limit of Liability stated in Article III of this Policy and subject to all the terms, conditions and exclusions of this Policy.

         Section 1. Insuring Agreement.

         (a) On the Payment Date the Insurer will pay to the Named Insured the Ascertained Net Loss sustained as a result of both an Owner Default and a Tenant Non-Renewal Action occurring.

         (b) In lieu of paying the Ascertained Net Loss as required under subsection (a), the Insurer may in its sole discretion elect to pay each month a Monthly Payment on the date, in the amount and subject to the terms and conditions under which payments of the regular monthly installments of principal and interest and the servicing fee would have been required of the Owner under the Loan Documents had there been no Owner Default. Monthly Payments shall commence on the Payment Date and end on the Sunset Date.

         (c) In the event that a payment is due under this Policy but is not paid as required in accordance with this Policy's terms, the Insurer shall pay all amounts that Owner would have been required to pay with respect to that payment if the Owner failed to make a Monthly Payment due under the Loan Documents, including, but not limited to, default interest, late charges and attorney collection fees, if any. The Insurer's obligation to pay such amounts shall be in addition to the Insurer's obligation to pay Ascertained Net Loss or Monthly Payments.

         Section 2. Exclusions.

         (a) Under no circumstances shall Insurer have any liability under this Policy to make any payment due under the Loan Documents prior to the Claim Date or after the Sunset Date. Under no circumstances shall Insurer have any liability under this Policy to make any payment unless both an Owner Default and a Tenant Non-Renewal Action occurs. Upon payment of Ascertained Net Loss or all Monthly Payments due from the Payment Date to the Sunset Date and all other payments required to be made by Insurer pursuant to this Policy, Insurer shall have no further obligations under this Policy. If Named Insured has not submitted a notice and sworn proof of loss under Article II, Sections 10 and 11 within six (6) months after the Sunset Date, Insurer shall have no obligation under this Policy.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         (b) Coverage of this Policy shall not apply to, and Insurer shall not be liable to make any payment for loss due to:

                  (1) The Property being condemned or otherwise taken by a public authority in whole or in part prior to the Claim Date and which results in a termination or cancellation of the Lease in accordance with its terms prior to the Claim Date;

                  (2) The Property suffering physical damage or casualty prior to the Claim Date which results in a termination or cancellation of the Lease in accordance with its terms prior to the Claim Date;

                  (3) Except as otherwise provided in subsection (c) below, Owner's bankruptcy, reorganization or insolvency proceeding filed more than ___________ (__) prior to the Claim Date;

                  (4) Tenant's bankruptcy, reorganization or insolvency proceeding filed prior to the Claim Date if the Lease is rejected prior to the Claim Date in a final judgment;

                  (5) Reduction in rent paid by Tenant (other than if expressly provided in the Lease) or other material revision in the terms of the Lease or Loan Documents which is consented to by the Named Insured (unless approved by the Insurer);

                  (6) Tenant for any reason being released in whole or in part from its obligations under the Lease prior to the Claim Date or the Lease being cancelled or otherwise terminated in accordance with its terms prior to the Claim Date;

                  (7) Owner for any reason being released in whole or in part from its obligations under the Loan Documents unless the Loan Documents prohibit Named Insured from unreasonably withholding consent to such release;

                  (8) Tenant purchasing or exercising a right to purchase all or part of the Property;

                  (9) Named Insured's secured interest in all or any portion of the Property being junior to the interest of any other person (unless approved by the Insurer), provided (i) in such event, the Ascertained Net Loss shall be reduced by the amount of such senior or superior interest and (ii) if the Insurer shall have paid the Ascertained Net Loss, as so reduced, and thereafter (A) recovers from Owner or Tenant the amount of such senior or superior interest or (B) acquires title to the Property by reason of foreclosure of its secured interest or acceptance of a deed in lieu of foreclosure from Borrower and thereafter disposes of the Property for an amount in excess of the sum of the Ascertained Net Loss paid by

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         Insurer, all costs and expenses, including attorneys fees and interest at the default interest rate (as defined in the Loan Documents) on monies expended in connection with this Policy or Loan, incurred by Insurer in obtaining title to the Property, owning the Property and disposing of the Property (such excess amount being called the "Excess Property Costs"), Insurer shall pay to Named Insured promptly after it shall have recovered such amount from Owner or Tenant as provided in
         (A) above or disposed of the Property as provided in (B) above, an amount equal to the amount of such senior or superior interest, which amount shall, in no event, exceed the Excess Property Costs. Notwithstanding anything contained in this Policy to the contrary (i) Insurer shall have no obligation to seek recovery from Owner or Tenant or (ii) exercise any rights or remedies under the Loan Documents to obtain title to the Property or dispose of the Property for an amount sufficient to pay Excess Property Costs to Named Insured; or

                  (10) Any fact being falsely represented by Named Insured in this Policy or Named Insured's failure to maintain the warranties stated in this Policy.

         (c) Insurer shall have no obligation under this Policy at any time during the period: (i) in which there is a default under the Loan Documents or Lease by Owner or Tenant which commences prior to the Claim Date and has not been cured in full in the manner provided in the Loan Documents or Lease, as the case may be; or (ii) in which Owner or Tenant is subject to a bankruptcy, reorganization or insolvency proceeding, whether voluntary or otherwise, which commences prior to the Claim Date. If this subsection (c) is applicable and all defaults are cured or the bankruptcy, reorganization or insolvency proceedings are concluded by final judgment entered on or after the Claim Date resulting in a rejection of the Lease by Tenant, the Claim Date as defined in this Policy shall be modified to mean the date of cure of all defaults or final judgment rejecting the Lease, as applicable. The Sunset Date shall remain unchanged.

         (d) Except as otherwise provided in this subsection (d), if Tenant shall cease to be the lessee of the Property under the Lease prior to the Claim Date, then Insurer shall have no further obligation under this Policy. This subsection shall not apply (i) if Tenant's successor has been approved in advance by Insurer and endorsed to this Policy or (ii) if Tenant's successor shall have succeeded to the interest of Tenant in the Lease in accordance with the provisions of the Lease, provided the original Tenant or such original Tenant's Lease guarantor, if applicable, shall remain liable for Tenant' s obligations under the Lease.

         (e) If Tenant shall not have renewed or otherwise extended the term of the Lease as provided in the Lease but remains a tenant on the Property or otherwise lawfully remains in possession of all or part of the Property on the day following the Claim Date then the Claim Date as defined in this Policy shall be modified to mean the date Tenant ceases to be a tenant on the Property and no longer remains in possession of all or part of the Property. The Sunset Date shall remain unchanged.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         (f) If the Loan is repaid in full prior to the Claim Date, then Insurer shall have no obligation under this Policy.

         Section 3. Persons Insured.

         Except as otherwise expressly provided herein, no person shall have any rights under this policy other than the Named Insured. The Named Insured represents to insurer that it is the sole mortgagee under the Loan Documents. In the event Named Insured assigns its interest in the Loan Documents to any other person, the Named Insured shall cease to be an insured under this policy and the assignee shall become the Named Insured under this Policy effective upon Insurer's receipt of a copy of the assignment certified by the assignor to be a true and correct copy of the assignment.

         Section 4. Premium.

         As consideration for this Policy, Named Insured shall pay by wire in federal funds not later than the Premium Date stated in the Declarations the Premium stated in the Declarations. Insurer's receipt of such payment by the Premium Date is a condition precedent to Insurer's obligations hereunder. Upon receipt of the Premium, Insurer shall endorse this Policy to estop Insurer from claiming that the condition precedent of this Section 4 applies. The Premium is non-refundable.

                         ARTICLE II. GENERAL CONDITIONS

         Section 1. Inspection and Audit.

         (a) The Insurer shall be permitted, but not obligated, to inspect the Property at any time and Named Insured shall take all necessary action to secure that right, such inspection however to be subject to the rights of Tenant under the Lease. Neither the Insurer's right to make inspections nor the making thereof nor any report thereon shall constitute an undertaking on behalf of or for the benefit of the Named Insured or others, to determine or warrant that the Property or operations are safe or healthful, or are in compliance with any law, rule or regulation.

         (b) The Insurer may, at its sole cost and expense, examine and audit the Named Insured's books and records at any time prior to the Sunset Date and within three years after that date as far as they relate to the subject matter of this Policy.

         Section 2. Action Against Insurer.

         No action shall lie against the Insurer unless, as a condition precedent thereto, there shall have been full compliance with all of the terms and conditions of this Policy.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         Section 3. Assignment and Subrogation.

         (a) If the Insurer pays the Ascertained Net Loss on the Payment Date or as provided in Section 4 of this Article 11, the Insurer shall be subrogated to all the Named Insured's rights of recovery therefor against any person or organization and the Named Insured shall execute and deliver such instruments and papers and do whatever else is reasonably requested by insurer to evidence such subrogation; provided, however, in no event, shall Named Insured be obligated to pay any monies or any expenses in connection therewith unless reimbursed by Insurer. Named insured shall knowingly do nothing to prejudice such rights. Named Insured shall also assign (without recourse) all of its rights and interest under the Loan Documents (including any causes of action arising thereunder) and Lease to Insurer at Insurer's request without charge. Named Insured shall have no rights to any monies collected by Insurer regardless of whether such amounts exceed the Ascertained Net Loss. Insurer shall have no liability to Named Insured or any Authorized Agent of Named Insured or contractor of Named Insured for amounts advanced by such person to cover defaults by Tenant or Owner prior to the Claim Date (other than Protective Advances which shall be paid by Insurer on the Claim Date).

         (b) Subject to subsection (a) of this Section, if Insurer pays Monthly Payments to Named Insured, then Named Insured hereby grants Insurer an equitable interest in all Named Insured's rights and interest under the Loan Documents and Lease equal to the amount paid by Insurer together with Named Insured's rights to recover interest, fees and attorneys fees and costs to collect said amounts. Named Insured and Insurer shall cooperate to enforce their respective rights and interests under the Loan Documents and Lease. Neither Insurer nor Named Insured may release or otherwise adversely affect the rights of the other under this subsection (b) by settling, compromising or otherwise altering the obligations of the Owner, Tenant or any other person under the Loan Documents or Lease. If Insurer elects to pay Monthly Payments to Named Insured, Insurer shall not rely on Named Insured for (i) the maintenance, insuring, repair, restoration or upkeep of the Property, including, without limitation, the payment of real estate taxes, assessments or any other charges with respect to the Property and
(ii) the enforcement of any right or remedy under the Loan Documents or Lease against Owner or Tenant. In no event shall Insurer's obligation to make Monthly Payments be affected by reason of the foregoing. The Sunset Date shall remain unchanged.

         Section 4. Prepayment.

         In the event Insurer elects to pay Monthly Payments, the Insurer has the right at any time upon not less than ten (10) days notice to Named Insured to prepay the Loan in whole but not in part on the date a Monthly Payment is required to be paid without penalty or premium except to the extent included in the definition of Ascertained Net Loss and, upon making such prepayment, Insurer shall have no further liability under this Policy. The amount of the prepayment shall be the Ascertained Net Loss on the date of prepayment. Upon prepayment of the Loan pursuant to this

National Fire & Marine Insurance Company              Policy No. 3LP ___________


Section 4, Insurer's and Named Insured's rights under this Policy shall be the same as would have applied if the Insurer had paid the Ascertained Net Loss on the Payment Date.

         Section 5. Changes.

         The terms of this Policy may not be waived or changed, except by endorsement issued to form a part of this Policy, signed by an officer of the Insurer. This Policy embodies all agreements existing between Insurer and Named Insured relating to this Policy. No person shall be considered an agent of the Insurer or Named Insured unless they have been appointed an agent of that party in writing signed by an officer of that party and no person shall be deemed to have implicit or apparent authority to act as the party's agent. No person shall be deemed to have any authority to act as Insurer's agent by the fact that such person is a licensed agent of the Insurer under the insurance laws of any state.

         Section 6. Condemnation or Casualty.

         (a) If the property is partially condemned prior to the Claim Date and the Lease shall not have been terminated in accordance with its term by reason of such condemnation, the Ascertained Net Loss or Monthly Payments shall be reduced as follows: (i) in the event the Insurer shall have elected to pay the Ascertained Net Loss, for purposes of calculating Ascertained Net Loss, (A) clause (i) in the definition of Ascertained Net Loss shall be deleted in its entirety and the following substituted therefor: "(i) an amount equal to the sum of (x) the amount of the debt service that was required to be paid by Owner under the Loan Documents as of the month immediately preceding the Claim Date after giving effect to any abatement or reduction in the Tenant's rent made in accordance with the provisions of the Lease, discounted to present value using the interest rate provided in the promissory note evidencing the Loan as a discount rate and (y) an amount equal to 5% of such amount" and (B) clause (iv) in the definition of Ascertained Net Loss shall be deleted in its entirety; and
(ii) in the event the Insurer shall have elected Monthly Payments, the amount of each Monthly Payment shall be in an amount equal to the amount of the debt service that was required to be paid by Owner under the Loan Documents as of the month immediately preceding the Claim Date after giving effect to any abatement or reduction in the Tenant's rent made in accordance with the provisions of the Lease.

         (b) If the Property suffers physical damage or casualty prior to the Claim Date which is repaired and the Lease shall not have been terminated in accordance with its terms by reason of such casualty, the Ascertained Net Loss or Monthly Payments shall be reduced by the amount of the insurance proceeds applied by Named Insured in accordance with the provisions of the Loan Documents in reduction of the principal of the Loan. Insurance proceeds applied to restoration of the improvements on the Property shall not reduce or otherwise affect the Ascertained Net Loss or Monthly Payments.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         Section 7. Assignment.

         The assignment of Named Insured's interest under this Policy shall not bind the Insurer until a copy of the assignment is delivered to Insurer as provided in Section 3 of Article I.

         Section 8. Notices to the Insurer and Named Insured.

         All notices to be given to the Insurer shall be directed to National Fire & Marine Insurance Company, 3024 Harney Street Omaha, Nebraska 68131,
Attention: Professional Liability & Specialty Risks Division. All notices to be given to Named Insured shall be directed to the Named Insured at the address stated in Item 2 of the Declarations. Either Named Insured or Insurer may change their address by (30) days advance notice to the other party. All notices are to be made by certified mail, return receipt requested.

         Section 9. Cancellation.

         This Policy may not be canceled by either the Insurer or the Named Insured.

         Section 10. Notice.

         It shall be a condition precedent to coverage under this Policy that the Named Insured (i) notifies the Insurer in writing as soon as reasonably practicable after the Named Insured first receives written notification that the Tenant has or intends to perform a Tenant Non-Renewal Action or that Owner has or intends to perform an Owner Default; and (ii) notifies the Insurer as soon as reasonably practicable after the Named Insured determines that a Tenant Non-Renewal Action or Owner Default has occurred. Insurer shall pay Ascertained Net Loss or the first Monthly Payment, as it may elect on the Payment Date. The Payment Date is the twenty-fifth (25th) day following Insurer's receipt of the notice provided in clause (ii) above and the proof of loss provided in Section 11 of this Article II or, if such day is not a business day, then the next following business day. A business day is any day other than Saturday, Sunday or holiday for the Federal Reserve Bank of New York.

         Section 11. Proof of Loss.

         (a) The Named Insured shall submit to the Insurer a sworn proof of loss containing all of the following information:

                  (1) The Property subject to the Owner Default;

                  (2) Named Insured's certification that a Tenant Non-Renewal Action and Owner Default has occurred;

National Fire & Marine Insurance Company              Policy No. 3LP ___________


                  (3) The effective date of the Owner Default;

                  (4) The amount of the Ascertained Net Loss and Monthly Payment alternately claimed under this Policy;

                  (5) A statement of all funds held by Named Insured under the Loan Documents and any notices of Tenant set off claimed by Tenant; and

                  (6) A certified copy of Named Insured's senior secured lien on the Property as recorded with the appropriate governmental office to secure Owner's obligations under the Loan.

         (b) In addition, at the request of Insurer, Named Insured shall deliver such additional documentation as Insurer may reasonably request, provided Insurer's obligation for the payment of the Ascertained Net Loss or Monthly Payment shall not be affected thereby.

         (c) The form and content of any proof of loss submitted by the Named Insured to the Insurer pursuant to this Section 11 shall comply with, and shall include, all of the information set forth in this Section. The Insurer shall not be required to pay any Ascertained Net Loss or Monthly Payments until twenty-five (25) days after it receives a proof of loss in compliance with this
Section 11.

         Section 12. Coverage Dispute.

         (a) In the event that the Insurer determines that a claim is not covered under the terms and conditions of this Policy, the Insurer shall give written notice of such determination to the Named Insured (the "Declination Notice").

         (b) In the event that the Named Insured contests the Declination Notice, the Named Insured shall provide written notice to the Insurer of its contest of the Declination Notice within one (1) year after receipt of the Declination Notice. The response of the Named Insured to the Declination Notice shall respond to the Insurer's grounds for declination of coverage stated in the Declination Notice. The failure of the Named Insured to respond within one (1) year of Named Insured's receipt to the Declination Notice shall release Insurer from any and all liability under this Policy.

         (c) If the Named Insured does provide the Insurer with timely written notice of its contest of the Declaration Notice, Insurer will suspend its coverage declination without prejudice to or waiver of its rights until a decision of the arbitration panel shall be rendered. If the arbitration panel upholds in whole or in part the Insurer's position, the Named Insured shall repay any amounts paid by Insurer but found not due under this Policy by the arbitration panel. Named Insured hereby

National Fire & Marine Insurance Company              Policy No. 3LP ___________


agrees to grant Insurer effective on the date Named Insured contests the Declination Notice a secured interest in all proceeds of the Lease and Loan Documents equal to the repayment plus interest which may be found to be due Insurer under this Section.

         Section 13. Dates for Monthly Payments.

         If Insurer elects to make Monthly Payments under Article I, Section 1
(b) and the Payment Date is not a date in the calendar month in which a Monthly Payment is due from the Owner to the Named Insured under the Loan Documents, then the first Monthly Payment shall be made on the Payment Date. The second and subsequent Monthly Payments shall be made on the numeric date of the calendar month on which Owner is required under the Loan Documents to make Monthly Payments.

         Section 14. Arbitration.

         (a) In the event of any dispute with respect to this Policy, such dispute shall be submitted to arbitration. One arbitrator shall be chosen by the Insurer, the other by the Named Insured, and an umpire shall be chosen by the two arbitrators before they enter upon arbitration. The umpire shall be an active or retired, disinterested officer of an insurance or reinsurance company or retired judge. In the event that either party shall fail to choose an arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose the second arbitrator, and the arbitrators shall in turn choose an umpire before entering upon arbitration.

         (b) If the two arbitrators fail to agree upon the selection of an umpire within thirty (30) days following the date of appointment of the second arbitrator, each of them shall name three (3), of whom the other shall decline two (2), and the final decision shall be made by drawing lots.

         (c) The arbitrators and the umpire are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators and the umpire shall make their decision within sixty (60) days following the termination of the hearing unless the parties agree to an extension and said decision shall be effective immediately upon release. The majority decision of the arbitrators and the umpire shall be final and binding upon all parties to the proceeding. Judgment may be entered upon any award in any court having jurisdiction.

         (d) Each party shall bear the expense of its own arbitrator and its own attorneys fees and other expenses, and shall jointly and equally bear with the other the expense of the umpire and of the arbitration. In the event that the two arbitrators are chosen by one party, as above provided, the expense of the arbitrators, the umpire and the arbitration shall be equally divided between the two parties. Any arbitration proceedings shall take place in New York, New York, unless the parties mutually agree upon another location.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         Section 15. Service of Suit.

         (a) If the Insurer fails to pay when due any amount claimed to be due hereunder, the Insurer, at the request of the Named Insured, will submit to the jurisdiction of a court of competent jurisdiction sitting within the State of New York. Nothing in this condition constitutes or should be understood to constitute a waiver of the Insurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove any action to a United States District Court or to seek a transfer of any action to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon the President of the Insurer. In any such suit instituted against the Insurer under this Policy, the Insurer will abide by the final judgment of such court or of any appellate court in the event of an appeal.

         (b) Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Named Insured or any beneficiary hereunder arising out of this Policy, and hereby designates the President of Insurer as the person to whom said officer is authorized to mail such process or a true copy thereof.

         (c) In consideration for Insurer's agreement to submit to the jurisdiction of the courts sitting in the State of New York, Named Insured waives any security for Insurer to file an answer to Named Insured's complaint and Named Insured's failure to waive any right for security as a condition of Insurer's answer to Named Insured's complaint shall void this Section 15.

         Section 16. Surplus Lines or Independent Procurement Taxes.

         Named Insured represents to Insurer that it has purchased this insurance directly from Insurer without the services of a broker. Named Insured acknowledges that it assumes liability for any surplus lines or independent procurement tax and that Insurer shall have no liability therefor. Named Insured shall certify that it has paid said tax as and when due and the amount of such payment, at Insurer's request.

                         ARTICLE III. LIMIT OF LIABILITY

         1. If the Insurer pays the Ascertained Net Loss no later than the Payment Date, Insurer shall have no other liability under this Policy.

         2. If the Insurer pays the Ascertained Net Loss after the Payment Date, Insurer shall have no other liability under this Policy except as provided in
Section 1 (c) of Article 1.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         3. If the Insurer elects to pay Monthly Payments, Insurer's obligations shall in no event exceed the sum of the Monthly Payments due from the Payment Date through the Sunset Date except as provided in Section 1 (c) of Article I.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

         1. Named Insured represents and warrants that the information listed in Schedule A is true and correct.

         2. Named Insured represents and warrants that the title insurance certificate attached as Schedule B is a true and correct copy of the certificate issued by the title insurance company stated in Schedule B.

         3. Named Insured represents and warrants that the Monthly Payment and Amortization Schedule attached as Schedule C is true and correct and agrees that Insurer's obligations are subject to the limitations of that Schedule.

         4. Named Insured represents and warrants that the Loan Documents attached as Schedule D are true and correct.

         5. Named Insured represents and warrants that the Lease attached as Schedule E is true and correct.

         6. Named Insured represents and warrants that Named Insured's contracts with any agent or servicer providing service or otherwise acting on behalf of Named Insured under the Lease or Loan Documents may be assigned to, or terminated by, Insurer upon payment of the Ascertained Net Loss without any penalty or charge to Insurer.

         7. Named Insured represents and warrants that, at the inception of this Policy, it has not received any notice from Tenant that Tenant has elected not to renew the Lease in accordance with the terms of the Lease.

         8. Named Insured represents and warrants that, at the inception of this Policy, it has a recorded secured interest in the entire Property senior to all other creditors.

         9. Named Insured agrees that: (i) the Declarations, Schedules, any application for this Policy whether attached or not and any materials submitted with such application are Named Insured's representations; (ii) this Policy is issued in reliance upon such representations; and (iii) this Policy embodies all the agreements between Insurer and the Named Insured relating to this Policy.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


                             ARTICLE V. DEFINITIONS

         1. "Ascertained Net Loss" means the: (i) principal outstanding under the Loan Documents (but in no event more than the beginning principal as of the Claim Date as set forth on Schedule C hereto); plus (ii) one Monthly Payment if advanced by Named Insured or its Authorized Agent on or after the Claim Date; plus (iii) any Protective Advance; plus (iv) any prepayment penalty or premium required to be paid by Owner under the Loan Documents but, in no event, to exceed 5% of the principal outstanding under the Loan Documents (but in no event more than the beginning principal as of the Claim Date as set forth on Schedule C hereto); less (v) any amounts Tenant claims as set off; and less (vi) all amounts in any funds held by or on behalf of Named Insured as security for Owner's performance under the Loan Documents (unless Named Insured shall have transferred such amounts to Insurer, in which case, the Ascertained Net Loss shall not be so reduced).

         2. "Authorized Agent" shall mean that entity or person, including the servicer, duly authorized by the Named Insured to act on its behalf. If requested, the Named Insured shall provide the Insurer with written certification identifying such entity or person in order to effect such a designation. The Named Insured shall be strictly bound by all acts of its Authorized Agent with respect to this Policy. The Insurer agrees to accept performance by the Authorized Agent of any obligation of the Named Insured.

         3. "Insurer" means National Fire & Marine Insurance Company, an insurance company incorporated in the State of Nebraska.

         4. "Lease" means the written lease agreement submitted to the Insurer in connection with the application for this Policy and attached as Schedule E hereto.

         5. "Loan" means the loan made by Named Insured to the Owner pursuant to the Loan Documents and as more particularly described in Schedule A attached hereto.

         6. "Loan Documents" means collectively the instruments and agreements executed in connection with the Loan, all as attached as Schedule D hereto.

         7. "Monthly Payment" means each monthly installment of principal and interest and servicing fee required of the Owner under the Loan Documents on or after the Payment Date but not later than the Sunset Date. "Monthly Payments" means the sum of each "Monthly Payment" due from Insurer under this Policy.

         8. "Owner Default" means a payment default by the Owner under the Loan Documents occurring on or after the Claim Date (or later date under Article 1, Section 2(c)) and occurring after a Tenant Non-Renewal Action; provided the Tenant Non-Renewal Action is first effective on the Claim Date (or later date under the Article I, Section 2(c)).

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         9. "Payment Date" means the date payment of the Ascertained Net Loss or first Monthly Payment is due as provided in Article II, Section 10.

         10. "Property" means the real property and all fixtures and improvements on the property described in Item 6 of the Policy Declarations.

         11. "Protective Advance" means any amounts advanced by the Named Insured or its Authorized Agent to repair, replace or restore the Property which was the obligation of Owner, as landlord under the Lease, pursuant to the terms of the Lease, and which advance was required to prevent Tenant from terminating or canceling the Lease.

         12. "Tenant Non-Renewal Action" means the failure or refusal by Tenant to renew the Lease in accordance with its terms effective as of the Claim Date.

                              ARTICLE VI. PROPERTY

         1. Loan Documents and Lease. This Policy is underwritten based on the Loan Documents and Lease attached hereto. Insured's obligations under this Policy will not be affected by any amendment to such documents unless such amendments are approved by Insurer. If there are any amendments which are not approved by Insurer to any of the foregoing documents, Insurer's obligations hereunder shall be determined as if such amendments did not exist.

         2. Maintenance of Insurance Coverage. For the purposes of this Policy, there shall be deemed to be in force from the issuance of this Policy through the Payment Date a collectible policy of insurance insuring all risks of physical loss or damage at replacement cost without depreciation and rental loss coverage payable to Owner for a minimum of one year and payable regardless of whether the Lease continues in effect or expires.

National Fire & Marine Insurance Company              Policy No. 3LP ___________


         IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed and attested.

                                       NATIONAL FIRE & MARINE INSURANCE COMPANY

                                       By:
                                          -------------------------------------
                                          Vice President

ATTEST:


-------------------------
Assistant Secretary

National Fire & Marine Insurance Company              Policy No. 3LP ___________


                 [INCLUDED SOLELY AS SAMPLE OF ENDORSEMENT FORM)

NAMED INSURED:

EFFECTIVE DATE:

                                ENDORSEMENT NO. 1

                              TITLE OF ENDORSEMENT

It is understood and agreed that:

All other terms and conditions of the Policy remain unchanged.

                  IN WITNESS WHEREOF, the Insurer has caused this Endorsement to be executed and attested.

                                       NATIONAL FIRE & MARINE INSURANCE COMPANY

                                       By:
                                          -------------------------------------
                                          Vice President

ATTEST:


------------------------
Assistant Secretary

National Fire & Marine Insurance Company              Policy No. 3LP ___________


                                   SCHEDULE A:

                                  LOAN SCHEDULE

Owner

Property

Tenant

Tenant Primary Lease Term

Tenant Rent

Tenant Renewal Term

Tenant Renewal Rent

Tenant Renewal Notice Period

Loan Debt Service

Loan Principal

Loan Term

Loan Interest Rate

Loan Amortization Period

Loan Maturity Date

National Fire & Marine Insurance Company              Policy No. 3LP ___________


                                   SCHEDULE C

                    MONTHLY PAYMENT AND AMORTIZATION SCHEDULE


------------------------------------------------------------------------------------------------------------------
  Sequence      Loan Number                Tenant                                  City                  State

------------------------------------------------------------------------------------------------------------------
     82            4136       Bed Bath & Beyond, Inc.                           Mission Viejo              CA
------------------------------------------------------------------------------------------------------------------
     300           4000       Chase Manhattan Mortgage Corp.                    Columbus                   OH
------------------------------------------------------------------------------------------------------------------
     63            3588       Circuit City Stores, Inc.                         Lake Charles               LA
------------------------------------------------------------------------------------------------------------------
     62            3589       Circuit City Stores, Inc.                         Fayetteville               AR
------------------------------------------------------------------------------------------------------------------
     61            3590       Circuit City Stores, Inc.                         Anniston                   AL
------------------------------------------------------------------------------------------------------------------
     43            1587       Eckerd Corporation                                Fayetteville               NC
------------------------------------------------------------------------------------------------------------------
     46           2396NB      Eckerd Corporation                                Marietta                   GA
------------------------------------------------------------------------------------------------------------------
     44           2434NB      Eckerd Corporation                                Decatur                    GA
------------------------------------------------------------------------------------------------------------------
     68           2906NB      Eckerd Corporation                                Atlanta                    GA
------------------------------------------------------------------------------------------------------------------
     76            3006       Eckerd Corporation                                Greenville                 SC
------------------------------------------------------------------------------------------------------------------
     52            3380       Eckerd Corporation                                Newnan                     GA
------------------------------------------------------------------------------------------------------------------
     308           4008       Eckerd Corporation                                Lenoir                     NC
------------------------------------------------------------------------------------------------------------------
     64            2724       Fay's Incorporated                                Amsterdam                  NY
------------------------------------------------------------------------------------------------------------------
     36            2515       Thrift Drug, Inc.                                 Belle Vernon               PA
------------------------------------------------------------------------------------------------------------------
     39            2524       Thrift Drug, Inc.                                 New Kensington             PA
------------------------------------------------------------------------------------------------------------------
     25            2472       Home Depot U.S.A., Inc.                           Lodi                       NJ
------------------------------------------------------------------------------------------------------------------
     302           4002       International Business Machines Corp.             Rochester                  MN
------------------------------------------------------------------------------------------------------------------
     202           3434       LaSalle Bank National Association                 Chicago                    IL
------------------------------------------------------------------------------------------------------------------
     32           3143NB      The McDonald's Corporation                        Washington                 DC
------------------------------------------------------------------------------------------------------------------
     400           3802       Middlesex Mutual Assurance Company                Middletown                 CT
------------------------------------------------------------------------------------------------------------------
     21            2910       Nash Finch Company                                Plover                     WI
------------------------------------------------------------------------------------------------------------------
     70            3581       Sterling Jewelers, Inc.                           Orlando                    FL
------------------------------------------------------------------------------------------------------------------
     83            4194       Universal Commercal Credit Leasing VI, Inc.       Issaquah                   WA
------------------------------------------------------------------------------------------------------------------
     310           3999       Lucky Stores, Inc./American Drug Stores           Las Vegas                  NV
------------------------------------------------------------------------------------------------------------------
     10            2553       Bronx CVS, Inc.                                   Brooklyn                   NY
------------------------------------------------------------------------------------------------------------------
     305           4005       Columbus Polaris CVS, Inc.                        Columbus                   OH
------------------------------------------------------------------------------------------------------------------
      7            1705       CVS Center, Inc.                                  Owego                      NY
------------------------------------------------------------------------------------------------------------------
     65            2839       CVS Lyell Clinton Paine, L.L.C.                   Rochester                  NY
------------------------------------------------------------------------------------------------------------------
      6            1704       CVS of Binghamton, Inc.                           Binghamton                 NY
------------------------------------------------------------------------------------------------------------------
     19            2521       Hook SupeRx, Inc.                                 Kokomo                     IN
------------------------------------------------------------------------------------------------------------------
     72            2522       Hook SupeRx, Inc.                                 Anderson                   IN
------------------------------------------------------------------------------------------------------------------
     24            3068       Jerusalem North Bellmore CVS, Inc.                North Bellmore             NY
------------------------------------------------------------------------------------------------------------------
     54            2752       Lansdowne Avenue CVS, Inc.                        Upper Darby Township       PA
------------------------------------------------------------------------------------------------------------------
     42            1298       Medford CVS, Inc.                                 Medford                    NY
------------------------------------------------------------------------------------------------------------------
      3            1240       No. Dartmouth State Road CVS, Inc.                New Bedford                MA
------------------------------------------------------------------------------------------------------------------
      4            1323       Queensbury CVS, Inc.                              Queensbury                 NY
------------------------------------------------------------------------------------------------------------------
     15            1356       Revco Discount Drug Centers, Inc.                 Roanoke                    VA
------------------------------------------------------------------------------------------------------------------
     13           2031NB      Revco Discount Drug Centers, Inc.                 Washington                 NC
------------------------------------------------------------------------------------------------------------------
     303           4003       Revco Discount Drug Centers, Inc.                 Portsmouth                 OH
------------------------------------------------------------------------------------------------------------------
      9           2275NB      Tolland CVS, Inc.                                 Vernon                     CT
------------------------------------------------------------------------------------------------------------------
     28            2459       Whitpain CVS, Inc.                                Whitpain Township          PA
------------------------------------------------------------------------------------------------------------------
     67           2591NBC     Interstate Connecticut Corp.                      Stonington                 CT
------------------------------------------------------------------------------------------------------------------
     22            2490       Shaw's Supermarkets, Inc.                         Gorham                     NH
------------------------------------------------------------------------------------------------------------------
     27           2437NB      Bi-Lo, Inc.                                       Boiling Springs            SC
------------------------------------------------------------------------------------------------------------------
     48           1684NBC     Mayfair Super Markets, Inc.                       Morris Plains              NJ
------------------------------------------------------------------------------------------------------------------
     29            2580       Mayfair Supermarkets, Inc.                        Hicksville                 NY
------------------------------------------------------------------------------------------------------------------
     58            3631       The Stop & Shop Supermarket Co.                   Marstons Mills             MA
------------------------------------------------------------------------------------------------------------------
     14            2072       Lowe's Home Centers, Inc.                         Dallas                     TX
------------------------------------------------------------------------------------------------------------------
     301           4001       Lowe's Home Centers, Inc.                         Bloomington                IN
------------------------------------------------------------------------------------------------------------------
     31            1583       Kerr Drug, Inc.                                   Warrenton                  NC
------------------------------------------------------------------------------------------------------------------
     12            2586       Rite Aid of Alabama, Inc.                         Andalusia                  AL
------------------------------------------------------------------------------------------------------------------
     17            1210       Rite Aid of Michigan, Inc.                        Alma                       MI
------------------------------------------------------------------------------------------------------------------
      8            1690       Rite Aid of Michigan, Inc.                        Muskegon                   MI
------------------------------------------------------------------------------------------------------------------
     16            1777       Rite Aid of Michigan, Inc.                        Alpena                     MI
------------------------------------------------------------------------------------------------------------------
     20            1778       Rite Aid of Michigan, Inc.                        Sault Ste. Marie           MI
------------------------------------------------------------------------------------------------------------------
     11            1848       Rite Aid of Michigan, Inc.                        Niles                      MI
------------------------------------------------------------------------------------------------------------------
     23            2020       Rite Aid of Michigan, Inc.                        Cadillac                   MI
------------------------------------------------------------------------------------------------------------------
      5             961       Rite Aid of Michigan, Inc.                        Portland                   MI
------------------------------------------------------------------------------------------------------------------
     50            2850       Rite Aid of New York, Inc.                        East Greenbush             NY
------------------------------------------------------------------------------------------------------------------
     38            2503       Rite Aid of Pennsylvania, Inc.                    Hazleton                   PA
------------------------------------------------------------------------------------------------------------------
     71            2603       Rite Aid of Pennsylvania, Inc.                    Nanticoke                  PA
------------------------------------------------------------------------------------------------------------------
     37            1883       Thrifty Payless, Inc.                             Henderson                  NV
------------------------------------------------------------------------------------------------------------------
     75            2025       Thrifty Payless, Inc.                             Las Vegas                  NV
------------------------------------------------------------------------------------------------------------------
     49           2071NB      Wal-Mart Real Estate Business Trust               Valdosta                   GA
------------------------------------------------------------------------------------------------------------------
     53            2598       Winn-Dixie Atlanta, Inc.                          Rainsville                 AL
------------------------------------------------------------------------------------------------------------------
     80            2575       Winn-Dixie Montgomery, Inc.                       Columbus                   MS
------------------------------------------------------------------------------------------------------------------
     41            2202       Walgreen Co.                                      Orlando                    FL
------------------------------------------------------------------------------------------------------------------
     77           2673NB      Walgreen Co.                                      Topeka                     KS
------------------------------------------------------------------------------------------------------------------
     18            2745       Walgreen Co.                                      Portsmouth                 VA
------------------------------------------------------------------------------------------------------------------
     81           2023NB      Walgreen Co.                                      Cape Coral                 FL
------------------------------------------------------------------------------------------------------------------
     51            2200       Walgreen Co.                                      Chesterfield               VA
------------------------------------------------------------------------------------------------------------------
     206           2504P      Walgreen Co.                                      Dallas                     TX
------------------------------------------------------------------------------------------------------------------
     55            2764       Walgreen Co.                                      Colonial Heights           VA
------------------------------------------------------------------------------------------------------------------
     309           4009       Walgreen Co.                                      Austin                     TX
------------------------------------------------------------------------------------------------------------------
     66           2104NBC     Walgreen Eastern Co., Inc.                        Perth Amboy                NJ
------------------------------------------------------------------------------------------------------------------
      1          128000001    United States Post Office                         Barnesville                MN
------------------------------------------------------------------------------------------------------------------
      2          128000002    United States Post Office                         Berkshire                  NY
------------------------------------------------------------------------------------------------------------------
      3          128000003    United States Post Office                         Knoxville                  TN
------------------------------------------------------------------------------------------------------------------
      4          128000004    United States Post Office                         Glenoma                    WA
------------------------------------------------------------------------------------------------------------------
      5          128000005    United States Post Office                         Dorton                     KY
------------------------------------------------------------------------------------------------------------------
      6          128000006    United States Post Office                         Danville                   WA
------------------------------------------------------------------------------------------------------------------
      7          128000007    United States Post Office                         Pawtucket                  RI
------------------------------------------------------------------------------------------------------------------
      8          128000009    United States Post Office                         West Buxton                ME
------------------------------------------------------------------------------------------------------------------
      9          128000010    United States Post Office                         Afton                      IA
------------------------------------------------------------------------------------------------------------------
     10          128000011    United States Post Office                         Greenville                 ME
------------------------------------------------------------------------------------------------------------------
     11          128000012    United States Post Office                         Frenchville                ME
------------------------------------------------------------------------------------------------------------------
     12          128000013    United States Post Office                         Colebrook                  NH
------------------------------------------------------------------------------------------------------------------
     13          128000014    United States Post Office                         Johnsonville               NY
------------------------------------------------------------------------------------------------------------------
     14          128000015    United States Post Office                         Alton                      NH
------------------------------------------------------------------------------------------------------------------
     15          128000017    United States Post Office                         Daleville                  VA
------------------------------------------------------------------------------------------------------------------
     16          128000018    United States Post Office                         Reedsville                 WV
------------------------------------------------------------------------------------------------------------------
     17          128000019    United States Post Office                         Dayton                     OH
------------------------------------------------------------------------------------------------------------------
     18          128000020    United States Post Office                         Sanbornton                 NH
------------------------------------------------------------------------------------------------------------------
     19          128000021    United States Post Office                         Polk City                  IA
------------------------------------------------------------------------------------------------------------------
     20          128000022    United States Post Office                         Placitas                   NM
------------------------------------------------------------------------------------------------------------------
     21          128000023    United States Post Office                         Riverton                   WY
------------------------------------------------------------------------------------------------------------------
     22          128000024    United States Post Office                         Epsom                      NH
------------------------------------------------------------------------------------------------------------------
     23          128000025    United States Post Office                         Irrigon                    OR
------------------------------------------------------------------------------------------------------------------
     24          128000026    United States Post Office                         Ossipee                    NH
------------------------------------------------------------------------------------------------------------------
     25          128000027    United States Post Office                         Hominy                     OK
------------------------------------------------------------------------------------------------------------------
     26          128000028    United States Post Office                         Warner                     OK
------------------------------------------------------------------------------------------------------------------
     27          128000029    United States Post Office                         Vian                       OK
------------------------------------------------------------------------------------------------------------------
     28          128000030    United States Post Office                         Gallup                     NM
------------------------------------------------------------------------------------------------------------------
     29          128000031    United States Post Office                         Glenwood Landing           NY
------------------------------------------------------------------------------------------------------------------
     30          128000032    United States Post Office                         New Vienna                 IA
------------------------------------------------------------------------------------------------------------------
     31          128000033    United States Post Office                         Truro                      IA
------------------------------------------------------------------------------------------------------------------
     32          128000034    United States Post Office                         McCarr                     KY
------------------------------------------------------------------------------------------------------------------
     33          128000035    United States Post Office                         Nantucket                  MA
------------------------------------------------------------------------------------------------------------------
     34          128000036    United States Post Office                         Elgin                      OK
------------------------------------------------------------------------------------------------------------------
     35          128000039    United States Post Office                         Perkinston                 MS
------------------------------------------------------------------------------------------------------------------
     36          128000040    United States Post Office                         Sun City                   CA
------------------------------------------------------------------------------------------------------------------
     37          128000041    United States Post Office                         Langley                    WA
------------------------------------------------------------------------------------------------------------------
     38          128000042    United States Post Office                         Carlin                     NV
------------------------------------------------------------------------------------------------------------------
     39          128000043    United States Post Office                         Brooktondale               NY
------------------------------------------------------------------------------------------------------------------
     40          128000044    United States Post Office                         Milford                    NY
------------------------------------------------------------------------------------------------------------------
     41          128000045    United States Post Office                         Progreso                   TX
------------------------------------------------------------------------------------------------------------------
     42          128000046    United States Post Office                         New Boston                 NH
------------------------------------------------------------------------------------------------------------------
     43          128000047    United States Post Office                         Hector                     NY
------------------------------------------------------------------------------------------------------------------
     44          128000048    United States Post Office                         Hidalgo                    TX
------------------------------------------------------------------------------------------------------------------
     45          128000049    United States Post Office                         De Soto                    IA
------------------------------------------------------------------------------------------------------------------
     46          128000050    United States Post Office                         Pulteney                   NY
------------------------------------------------------------------------------------------------------------------
     47          128000051    United States Post Office                         Morgantown                 IN
------------------------------------------------------------------------------------------------------------------
     48          128000052    United States Post Office                         Cambridge                  IA
------------------------------------------------------------------------------------------------------------------
     49          128000053    United States Post Office                         Mora                       NM
------------------------------------------------------------------------------------------------------------------
     50          128000054    United States Post Office                         Gardiner                   MT
------------------------------------------------------------------------------------------------------------------
     51          128000055    United States Post Office                         Wilsall                    MT
------------------------------------------------------------------------------------------------------------------
     52          128000056    United States Post Office                         Tofte                      MN
------------------------------------------------------------------------------------------------------------------
     53          128000057    United States Post Office                         Fort Duchesne              UT
------------------------------------------------------------------------------------------------------------------
     54          128000058    United States Post Office                         Buckley                    WA
------------------------------------------------------------------------------------------------------------------
     55          128000059    United States Post Office                         Stanton                    KY
------------------------------------------------------------------------------------------------------------------
     56          128000060    United States Post Office                         Mt. Olive                  MS
------------------------------------------------------------------------------------------------------------------
     57          128000061    United States Post Office                         Williamson                 NY
------------------------------------------------------------------------------------------------------------------
     58          128000062    United States Post Office                         Columbus                   TX
------------------------------------------------------------------------------------------------------------------
     59          128000063    United States Post Office                         Oroville                   WA
------------------------------------------------------------------------------------------------------------------
     60          128000064    United States Post Office                         Idaho Springs              CO
------------------------------------------------------------------------------------------------------------------
     61          128000065    United States Post Office                         Corbettsville              NY
------------------------------------------------------------------------------------------------------------------
     62          128000066    United States Post Office                         English                    IN
------------------------------------------------------------------------------------------------------------------
     63          128000067    United States Post Office                         Greenville                 IN
------------------------------------------------------------------------------------------------------------------
     64          128000068    United States Post Office                         Sunland Park               NM
------------------------------------------------------------------------------------------------------------------
     65          128000069    United States Post Office                         Columbus                   NM
------------------------------------------------------------------------------------------------------------------
     66          128000070    United States Post Office                         Burton                     TX
------------------------------------------------------------------------------------------------------------------
     67          128000071    United States Post Office                         Ocean Shores               WA
------------------------------------------------------------------------------------------------------------------
     68          128000072    United States Post Office                         La Vernia                  TX
------------------------------------------------------------------------------------------------------------------
     69          128000073    United States Post Office                         North Liberty              IA
------------------------------------------------------------------------------------------------------------------
     70          128000074    United States Post Office                         Port Hadlock               WA
------------------------------------------------------------------------------------------------------------------
     71          128000075    United States Post Office                         Holcolm                    KS
------------------------------------------------------------------------------------------------------------------
     72          128000079    United States Post Office                         Beaumont                   MS
------------------------------------------------------------------------------------------------------------------
     73          128000080    United States Post Office                         Spokane                    WA
------------------------------------------------------------------------------------------------------------------
     74          128000081    United States Post Office                         Poth                       TX
------------------------------------------------------------------------------------------------------------------
     75          128000082    United States Post Office                         Lizella                    GA
------------------------------------------------------------------------------------------------------------------
     76          128000083    United States Post Office                         Kirtland                   NM
------------------------------------------------------------------------------------------------------------------
     77          128000085    United States Post Office                         Shaver Lake                CA
------------------------------------------------------------------------------------------------------------------
     78          128000086    United States Post Office                         Henryville                 IN
------------------------------------------------------------------------------------------------------------------
     79          128000087    United States Post Office                         Palmyra                    ME
------------------------------------------------------------------------------------------------------------------
     80          128000088    United States Post Office                         Lyle                       WA
------------------------------------------------------------------------------------------------------------------
     81          128000089    United States Post Office                         Quitman                    TX
------------------------------------------------------------------------------------------------------------------
     82          128000090    United States Post Office                         Lytle                      TX
------------------------------------------------------------------------------------------------------------------
     83          128000092    United States Post Office                         Cleveland                  VA
------------------------------------------------------------------------------------------------------------------
     84          128000093    United States Post Office                         Chocura                    NH
------------------------------------------------------------------------------------------------------------------
     85          128000094    United States Post Office                         DeWittville                NY
------------------------------------------------------------------------------------------------------------------
     86          128000095    United States Post Office                         West Bloomfield            NY
------------------------------------------------------------------------------------------------------------------
     87          128000096    United States Post Office                         Deerwood                   MN
------------------------------------------------------------------------------------------------------------------
     88          128000098    United States Post Office                         Ramsey                     IN
------------------------------------------------------------------------------------------------------------------
     89          128000099    United States Post Office                         Taylorsville               KY
------------------------------------------------------------------------------------------------------------------
     90          128000100    United States Post Office                         Archer City                TX
------------------------------------------------------------------------------------------------------------------
     91          128000102    United States Post Office                         Graford                    TX
------------------------------------------------------------------------------------------------------------------
     92          128000103    United States Post Office                         Robeline                   LA
------------------------------------------------------------------------------------------------------------------
     93          128000104    United States Post Office                         Clyde                      TX
------------------------------------------------------------------------------------------------------------------
     94          128000105    United States Post Office                         Comanche                   TX
------------------------------------------------------------------------------------------------------------------
     95          128000106    United States Post Office                         Dupont                     WA
------------------------------------------------------------------------------------------------------------------
     96          128000107    United States Post Office                         Stockdale                  TX
------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Sequence Street Address                                                              Zip         Property Type         Square Feet
                                                                                                                       of Structure
-----------------------------------------------------------------------------------------------------------------------------------
    82   25732 El Paseo Boulevard                                                   92691     Retail                      34,986
-----------------------------------------------------------------------------------------------------------------------------------
    300  3415 Vision Drive                                                          43227     Office                      228,171
-----------------------------------------------------------------------------------------------------------------------------------
    63   2990 East Prien Lake Road                                                  70601     Retail  Electronics         20,973
-----------------------------------------------------------------------------------------------------------------------------------
    62   744 East Joyce Boulevard                                                   72704     Retail  Electronics         20,827
-----------------------------------------------------------------------------------------------------------------------------------
    61   704 South Quintard Avenue                                                  36201     Retail  Electronics         15,280
-----------------------------------------------------------------------------------------------------------------------------------
    43   906 Bingham Drive (SWC of Raeford)                                         28304     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    46   2835 Canton Road                                                           30328     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    44   4787 Covington Hwy (NWC of Glenwood Rd)                                    30035     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    68   2886 Memorial Drive (NWC of Candler Rd)                                    30038     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    76   1708 US Hwy 25 Business                                                    29609     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    52   211 Temple Ave (NEC of Hospital Rd.)                                       30263     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    308  102 Harper Avenue                                                          28645     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    64   4894 Route 30 (NWC of Golf Course Rd)                                      12010     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    36   NWC Finley Rd. and Route 201                                               15012     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    39   701 Stephenson Blvd (NEC of  7th St)                                       15068     Drug Store                  10,908
-----------------------------------------------------------------------------------------------------------------------------------
    25   SEC State Rte. 17, Nys & W. Railroad, East of Essex St.                    07644     Retail                      115,844
-----------------------------------------------------------------------------------------------------------------------------------
    302  3222 40th Avenue NW                                                        55901     Testing Center              11,015
-----------------------------------------------------------------------------------------------------------------------------------
    202  7516 N. Clark Street                                                       60626     Bank                         6,000
-----------------------------------------------------------------------------------------------------------------------------------
    32   3901 Minnesota Ave.                                                        20019     Restaurant                   4,450
-----------------------------------------------------------------------------------------------------------------------------------
    400  213 Court Street & 181-185 Court Street                                    06457     Office/Hdqr                 158,188
-----------------------------------------------------------------------------------------------------------------------------------
    21   1101 Post Road                                                             54481     Grocery Store               48,966
-----------------------------------------------------------------------------------------------------------------------------------
    70   5285 International Drive                                                   32819     Jewelry Store                5,800
-----------------------------------------------------------------------------------------------------------------------------------
    83   1885 15th Place, NW                                                        98027     Hotel                       27,393
-----------------------------------------------------------------------------------------------------------------------------------
    310  2555-2575 S. Maryland Pkway                                                89102     Grocery/Drug Store          73,547
-----------------------------------------------------------------------------------------------------------------------------------
    10   2925 Kings Highway                                                         11229     Drug Store                  26,000
-----------------------------------------------------------------------------------------------------------------------------------
    305  9151 South Old State Road                                                  43035     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
     7   39 Park Street                                                             13827     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
    65   645 Spencerport Road                                                       14606     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
     6   249 Main Street                                                            13905     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
    19   401 E. Morgan St. (NWC of Apperson Way)                                    46901     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
    72   2003 Broadway St. (NWC of Cross St.)                                       46012     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
    24   2636-2660 Jerusalem Avenue (SWC of Bellmore Rd)                            11710     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
    54   802 Lansdowne Avenue                                                       19026     Drug Store                  13,500
-----------------------------------------------------------------------------------------------------------------------------------
    42   NEC of Woodside Ave CR9                                                    11763     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
     3   1145 Kempton Street                                                        02740     Drug Store                  12,500
-----------------------------------------------------------------------------------------------------------------------------------
     4   5 Main Street                                                              12804     Drug Store                   8,775
-----------------------------------------------------------------------------------------------------------------------------------
    15   1916 Orange Avenue                                                         24012     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
    13   Highland Drive & Hwy. 264                                                  27889     Drug Store                  10,722
-----------------------------------------------------------------------------------------------------------------------------------
    303  2812 Scioto Trail                                                          45662     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
     9   22 Windsor Avenue                                                          06084     Drug Store                   8,775
-----------------------------------------------------------------------------------------------------------------------------------
    28   1799 DeKalb Pike                                                           19422     Drug Store                  10,125
-----------------------------------------------------------------------------------------------------------------------------------
    67   85 Voluntown Road (NWC Rte 49 & Rte 2)                                     06379     Theater                     36,554
-----------------------------------------------------------------------------------------------------------------------------------
    22   453 Main Street (Route 16)                                                 03581     Grocery Store               48,089
-----------------------------------------------------------------------------------------------------------------------------------
    27   NEC SC Hwy 9 & Old Frunace Rd.                                             29316     Grocery Store               47,260
-----------------------------------------------------------------------------------------------------------------------------------
    48   1044 Littleton Road                                                        07950     Grocery Store               67,449
-----------------------------------------------------------------------------------------------------------------------------------
    29   530 W. Old Country Rd. (NEC of Charlotte Ave)                              11801     Grocery Store               58,606
-----------------------------------------------------------------------------------------------------------------------------------
    58   3840-3872 Falmouth Road                                                    02635     Grocery Store               48,876
-----------------------------------------------------------------------------------------------------------------------------------
    14   Preston Rd. (Hwy 190 & Mapleshade Lane)                                    75093     Retail                      108,620
-----------------------------------------------------------------------------------------------------------------------------------
    301  3000 West State Rd 48                                                      47404     Retail                      128,997
-----------------------------------------------------------------------------------------------------------------------------------
    31   216 East Macon Street (NWC of Hall)                                        27589     Drug Store                   9,600
-----------------------------------------------------------------------------------------------------------------------------------
    12   1011 River Falls Street                                                    36420     Drug Store                  10,752
-----------------------------------------------------------------------------------------------------------------------------------
    17   1341 Wright Avenue (SWC of Warwick Dr)                                     48801     Drug Store                  11,060
-----------------------------------------------------------------------------------------------------------------------------------
     8   821 East Apple Avenue                                                      49442     Drug Store                  11,060
-----------------------------------------------------------------------------------------------------------------------------------
    16   2140 State Ave. (NEC of Ripley Blvd)                                       49707     Drug Store                  11,060
-----------------------------------------------------------------------------------------------------------------------------------
    20   1025 Ashmun St. (SEC of Easterday Ave)                                     49783     Drug Store                  11,060
-----------------------------------------------------------------------------------------------------------------------------------
    11   12th and Main St.                                                          49120     Drug Store                  11,060
-----------------------------------------------------------------------------------------------------------------------------------
    23   SWC Mitchell & South Street                                                49601     Drug Store                  11,060
-----------------------------------------------------------------------------------------------------------------------------------
     5   1339 East Grand River Avenue                                               48875     Drug Store                  11,180
-----------------------------------------------------------------------------------------------------------------------------------
    50   614 Columbia Turnpike                                                      12061     Drug Store                   9,600
-----------------------------------------------------------------------------------------------------------------------------------
    38   998-1000 North Church Street (SWC of 22nd St)                              18201     Drug Store                  11,180
-----------------------------------------------------------------------------------------------------------------------------------
    71   5 East Main Street (SEC of Market)                                         18634     Drug Store                  11,060
-----------------------------------------------------------------------------------------------------------------------------------
    37   8500 South Eastern Avenue (SEC of Wigwam Pkwy)                             89123     Drug Store                  16,708
-----------------------------------------------------------------------------------------------------------------------------------
    75   2513 S. Nellis Boulevard (SWC of Sahara Ave)                               89121     Drug Store                  16,320
-----------------------------------------------------------------------------------------------------------------------------------
    49   3274 Inner Perimeter Road (SEC of N. Oak St)                               31602     Retail                      179,900
-----------------------------------------------------------------------------------------------------------------------------------
    53   224-240 McCurdy Road (Hwy 75 & Ranch St)                                   35986     Grocery Store               47,192
-----------------------------------------------------------------------------------------------------------------------------------
    80   NWC MS Hwy 182 & Lehmberg Rd.                                              39709     Grocery Store               47,192
-----------------------------------------------------------------------------------------------------------------------------------
    41   4774 Semoran Blvd.                                                         32822     Drug Store                  13,905
-----------------------------------------------------------------------------------------------------------------------------------
    77   2121 SW 21st St.                                                           66614     Drug Store                  13,905
-----------------------------------------------------------------------------------------------------------------------------------
    18   700 Frederick Boulevard (NWC of Airline Blvd)                              23707     Drug Store                  13,905
-----------------------------------------------------------------------------------------------------------------------------------
    81   1534 Cape Coral Parkway (SEC Chiquita Blvd)                                33914     Drug Store                  15,930
-----------------------------------------------------------------------------------------------------------------------------------
    51   112 Browns Way Road (SEC Walton Park & Midlothian Tpke)                    23832     Drug Store                  13,905
-----------------------------------------------------------------------------------------------------------------------------------
    206  2060 Buckner Boulevard (SEC of Bruton)                                     75217     Drug Store                  15,120
-----------------------------------------------------------------------------------------------------------------------------------
    55   3201 Boulevard (@Ellerslie)                                                23834     Drug Store                  13,905
-----------------------------------------------------------------------------------------------------------------------------------
    309  11810 Ranch Road 620                                                       78750     Drug Store                  13,905
-----------------------------------------------------------------------------------------------------------------------------------
    66   520 Convery Boulevard                                                      08861     Drug Store                  13,905
-----------------------------------------------------------------------------------------------------------------------------------
     1   211 Front Street South                                                     56514     U.S. Post Office             2,266
-----------------------------------------------------------------------------------------------------------------------------------
     2   12324 NY Route 38                                                          13736     U.S. Post Office             3,634
-----------------------------------------------------------------------------------------------------------------------------------
     3   5725 Clinton Highway                                                       37912     U.S. Post Office             4,000
-----------------------------------------------------------------------------------------------------------------------------------
     4   108 Martin Road                                                            98336     U.S. Post Office             3,062
-----------------------------------------------------------------------------------------------------------------------------------
     5   15421 US Highway 23 S                                                      41520     U.S. Post Office             1,466
-----------------------------------------------------------------------------------------------------------------------------------
     6   2 4th of July Creek Road                                                   99121     U.S. Post Office             4,169
-----------------------------------------------------------------------------------------------------------------------------------
     7   153 Summer Street                                                          02863     U.S. Post Office             2,059
-----------------------------------------------------------------------------------------------------------------------------------
     8   Route 22 Longplains Road                                                   04093     U.S. Post Office             3,179
-----------------------------------------------------------------------------------------------------------------------------------
     9   208 West Kansas Street                                                     50830     U.S. Post Office             3,027
-----------------------------------------------------------------------------------------------------------------------------------
    10   Main Street                                                                04441     U.S. Post Office             4,554
-----------------------------------------------------------------------------------------------------------------------------------
    11   N/S Route 1                                                                04745     U.S. Post Office             2,000
-----------------------------------------------------------------------------------------------------------------------------------
    12   14 Parsons Street                                                          03576     U.S. Post Office             2,784
-----------------------------------------------------------------------------------------------------------------------------------
    13   Route 67                                                                   12094     U.S. Post Office             1,147
-----------------------------------------------------------------------------------------------------------------------------------
    14   School Street                                                              03809     U.S. Post Office             4,130
-----------------------------------------------------------------------------------------------------------------------------------
    15   790 Roanoke Road                                                           24083     U.S. Post Office             3,090
-----------------------------------------------------------------------------------------------------------------------------------
    16   WV Route 7                                                                 26547     U.S. Post Office             3,090
-----------------------------------------------------------------------------------------------------------------------------------
    17   1411 Farr Drive                                                            45404     U.S. Post Office             7,721
-----------------------------------------------------------------------------------------------------------------------------------
    18   Route #3 B                                                                 03369     U.S. Post Office             1,818
-----------------------------------------------------------------------------------------------------------------------------------
    19   302 North 3rd Street                                                       50226     U.S. Post Office             3,004
-----------------------------------------------------------------------------------------------------------------------------------
    20   Highway 165                                                                87043     U.S. Post Office             6,681
-----------------------------------------------------------------------------------------------------------------------------------
    21   US Highway 26                                                              82501     U.S. Post Office             6,681
-----------------------------------------------------------------------------------------------------------------------------------
    22   Route 28                                                                   03234     U.S. Post Office             5,749
-----------------------------------------------------------------------------------------------------------------------------------
    23   300 East Northmain Avenue                                                  97844     U.S. Post Office             5,173
-----------------------------------------------------------------------------------------------------------------------------------
    24   Old Route 28                                                               03864     U.S. Post Office             4,598
-----------------------------------------------------------------------------------------------------------------------------------
    25   402 West First Street                                                      74035     U.S. Post Office             4,975
-----------------------------------------------------------------------------------------------------------------------------------
    26   805 Second Avenue                                                          74469     U.S. Post Office             3,961
-----------------------------------------------------------------------------------------------------------------------------------
    27   Highway 82                                                                 74962     U.S. Post Office             3,967
-----------------------------------------------------------------------------------------------------------------------------------
    28   950 West Aztec Avenue                                                      87301     U.S. Post Office             6,681
-----------------------------------------------------------------------------------------------------------------------------------
    29   123 Glenwood Road                                                          11547     U.S. Post Office             2,653
-----------------------------------------------------------------------------------------------------------------------------------
    30   2177 Main Street                                                           52065     U.S. Post Office             2,052
-----------------------------------------------------------------------------------------------------------------------------------
    31   202 North Railroad Street                                                  50257     U.S. Post Office             2,092
-----------------------------------------------------------------------------------------------------------------------------------
    32   6884 Highway 319                                                           41544     U.S. Post Office             2,126
-----------------------------------------------------------------------------------------------------------------------------------
    33   Old South Road                                                             02554     U.S. Post Office             5,196
-----------------------------------------------------------------------------------------------------------------------------------
    34   777 8th Street                                                             73538     U.S. Post Office             3,967
-----------------------------------------------------------------------------------------------------------------------------------
    35   145 Main Street                                                            39573     U.S. Post Office             5,003
-----------------------------------------------------------------------------------------------------------------------------------
    36   26822 Cherry Hills Boulevard                                               92381     U.S. Post Office             8,825
-----------------------------------------------------------------------------------------------------------------------------------
    37   115 Second Street                                                          98260     U.S. Post Office             6,681
-----------------------------------------------------------------------------------------------------------------------------------
    38   1106 Chestnut Street                                                       89822     U.S. Post Office             5,071
-----------------------------------------------------------------------------------------------------------------------------------
    39   456 Brooktondale Road                                                      14781     U.S. Post Office             3,190
-----------------------------------------------------------------------------------------------------------------------------------
    40   Route 28 and Center Street                                                 13807     U.S. Post Office             2,593
-----------------------------------------------------------------------------------------------------------------------------------
    41   110 East US 281                                                            78579     U.S. Post Office             3,969
-----------------------------------------------------------------------------------------------------------------------------------
    42   71 Mt. Vernon Road                                                         03070     U.S. Post Office             4,598
-----------------------------------------------------------------------------------------------------------------------------------
    43   5640 NY Route 414                                                          14841     U.S. Post Office             1,270
-----------------------------------------------------------------------------------------------------------------------------------
    44   Military Highway                                                           78557     U.S. Post Office             6,297
-----------------------------------------------------------------------------------------------------------------------------------
    45   859 Guthrie Street                                                         50069     U.S. Post Office             1,515
-----------------------------------------------------------------------------------------------------------------------------------
    46   3082 County Road Route 74                                                  47874     U.S. Post Office             1,025
-----------------------------------------------------------------------------------------------------------------------------------
    47   300 West Washington Street                                                 46160     U.S. Post Office             3,049
-----------------------------------------------------------------------------------------------------------------------------------
    48   304 Water Street                                                           50046     U.S. Post Office             1,521
-----------------------------------------------------------------------------------------------------------------------------------
    49   Highway 518                                                                87732     U.S. Post Office             4,169
-----------------------------------------------------------------------------------------------------------------------------------
    50   707 Scott Street West                                                      59030     U.S. Post Office             6,742
-----------------------------------------------------------------------------------------------------------------------------------
    51   310 Elliott Street North                                                   59086     U.S. Post Office             3,137
-----------------------------------------------------------------------------------------------------------------------------------
    52   US Highway 61                                                              55615     U.S. Post Office             1,062
-----------------------------------------------------------------------------------------------------------------------------------
    53   North Side of Hwy. 40                                                      84026     U.S. Post Office             2,603
-----------------------------------------------------------------------------------------------------------------------------------
    54   219 South River Avenue                                                     98321     U.S. Post Office             6,681
-----------------------------------------------------------------------------------------------------------------------------------
    55   165 South Sipple Street                                                    40380     U.S. Post Office             5,071
-----------------------------------------------------------------------------------------------------------------------------------
    56   406 South Main Street                                                      39475     U.S. Post Office             5,003
-----------------------------------------------------------------------------------------------------------------------------------
    57   6144 South Avenue (Route 21)                                               14589     U.S. Post Office             6,420
-----------------------------------------------------------------------------------------------------------------------------------
    58   1221 Walnut Street                                                         78934     U.S. Post Office             6,337
-----------------------------------------------------------------------------------------------------------------------------------
    59   1234 Ironwood Street                                                       98844     U.S. Post Office             6,898
-----------------------------------------------------------------------------------------------------------------------------------
    60   2420 Colorado Boulevard                                                    30452     U.S. Post Office             6,681
-----------------------------------------------------------------------------------------------------------------------------------
    61   10 Corbettsville Road                                                      13749     U.S. Post Office             1,042
-----------------------------------------------------------------------------------------------------------------------------------
    62   111 Indiana Avenue                                                         47118     U.S. Post Office             3,191
-----------------------------------------------------------------------------------------------------------------------------------
    63   US Highway 150                                                             47124     U.S. Post Office             3,090
-----------------------------------------------------------------------------------------------------------------------------------
    64   8973 McNutt Road                                                           88063     U.S. Post Office             8,012
-----------------------------------------------------------------------------------------------------------------------------------
    65   Corner of  Broadway and Main St.                                           88029     U.S. Post Office             5,071
-----------------------------------------------------------------------------------------------------------------------------------
    66   500 Railroad Street                                                        77835     U.S. Post Office             2,010
-----------------------------------------------------------------------------------------------------------------------------------
    67   639 Dolphin Street                                                         98569     U.S. Post Office             7,252
-----------------------------------------------------------------------------------------------------------------------------------
    68   Highway FM 775                                                             78121     U.S. Post Office             4,987
-----------------------------------------------------------------------------------------------------------------------------------
    69   75 Commercial Drive                                                        52317     U.S. Post Office             5,071
-----------------------------------------------------------------------------------------------------------------------------------
    70   963 Matheson Street                                                        98339     U.S. Post Office             7,252
-----------------------------------------------------------------------------------------------------------------------------------
    71   304 North Jones                                                            67851     U.S. Post Office             3,189
-----------------------------------------------------------------------------------------------------------------------------------
    72   825 Highway 198                                                            39423     U.S. Post Office             3,032
-----------------------------------------------------------------------------------------------------------------------------------
    73   6801 West Will D Alton Lane                                                99204     U.S. Post Office             6,876
-----------------------------------------------------------------------------------------------------------------------------------
    74   US Highway 181 & Blessing Dr.                                              78147     U.S. Post Office             3,979
-----------------------------------------------------------------------------------------------------------------------------------
    75   US Highway 80 & Williamson Dr.                                             31052     U.S. Post Office             6,493
-----------------------------------------------------------------------------------------------------------------------------------
    76   4211 Highway 64                                                            87417     U.S. Post Office             6,681
-----------------------------------------------------------------------------------------------------------------------------------
    77   40677 Shaver Forest Road                                                   93664     U.S. Post Office             2,575
-----------------------------------------------------------------------------------------------------------------------------------
    78   102 South Ferguson Street                                                  47126     U.S. Post Office             4,104
-----------------------------------------------------------------------------------------------------------------------------------
    79   Route 51 & Route 2                                                         04965     U.S. Post Office             2,500
-----------------------------------------------------------------------------------------------------------------------------------
    80   4th and Washington Streets                                                 98635     U.S. Post Office             4,636
-----------------------------------------------------------------------------------------------------------------------------------
    81   202 Sissy Spacek Street                                                    75783     U.S. Post Office             6,337
-----------------------------------------------------------------------------------------------------------------------------------
    82   14841 Highway 132                                                          78052     U.S. Post Office             4,987
-----------------------------------------------------------------------------------------------------------------------------------
    83   Lebanon Avenue/State Route 82                                              24225     U.S. Post Office             3,294
-----------------------------------------------------------------------------------------------------------------------------------
    84   Route 16 & Runnells Hill Road                                              03246     U.S. Post Office             2,667
-----------------------------------------------------------------------------------------------------------------------------------
    85   5473 Meadows Road                                                          14728     U.S. Post Office             3,100
-----------------------------------------------------------------------------------------------------------------------------------
    86   9222 Routes 5 and 20                                                       14585     U.S. Post Office             1,661
-----------------------------------------------------------------------------------------------------------------------------------
    87   100 East Forest Street                                                     56444     U.S. Post Office             3,056
-----------------------------------------------------------------------------------------------------------------------------------
    88   1310 State Route 64 Northwest                                              47166     U.S. Post Office             1,829
-----------------------------------------------------------------------------------------------------------------------------------
    89   800 Taylorsville Road                                                      70071     U.S. Post Office             6,365
-----------------------------------------------------------------------------------------------------------------------------------
    90   Highway 79 & Evergreen                                                     76351     U.S. Post Office             4,104
-----------------------------------------------------------------------------------------------------------------------------------
    91   Powell Avenue & Main Street                                                76449     U.S. Post Office             4,104
-----------------------------------------------------------------------------------------------------------------------------------
    92   175 Chapin Loop                                                            71469     U.S. Post Office             2,977
-----------------------------------------------------------------------------------------------------------------------------------
    93   615 Elm Street                                                             79510     U.S. Post Office             6,337
-----------------------------------------------------------------------------------------------------------------------------------
    94   410 West Oak Street                                                        76442     U.S. Post Office             6,337
-----------------------------------------------------------------------------------------------------------------------------------
    95   1413 Thompson Circle                                                       98327     U.S. Post Office             5,285
-----------------------------------------------------------------------------------------------------------------------------------
    96   102 Salmon Street                                                          78160     U.S. Post Office             4,987
-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
 Sequence   Lease Type     Remaining          Original Balance     Cut-off Balance      Maturity Date   Loan Term    Remaining
                          Lease Term                                                                                    Term
------------------------------------------------------------------------------------------------------------------------------
  82          Bond           269                7,558,551.64         7,551,825.22           15-Jan-22        270          269
------------------------------------------------------------------------------------------------------------------------------
  300          NNN           163               23,000,000.00        22,756,883.88           05-Mar-13        172          163
------------------------------------------------------------------------------------------------------------------------------
  63          Bond           259                2,646,253.16         2,636,799.05           15-Apr-21        264          260
------------------------------------------------------------------------------------------------------------------------------
  62          Bond           259                3,279,035.28         3,268,058.71           15-Apr-21        264          260
------------------------------------------------------------------------------------------------------------------------------
  61          Bond           259                1,627,442.33         1,621,833.78           15-Apr-21        264          260
------------------------------------------------------------------------------------------------------------------------------
  43           NN            227                2,366,763.79         2,337,046.06           15-Jun-18        233          226
------------------------------------------------------------------------------------------------------------------------------
  46           NN            229                1,995,956.87         1,962,083.77           15-Sep-18        236          229
------------------------------------------------------------------------------------------------------------------------------
  44           NNN           231                2,364,207.10         2,327,783.86           15-Nov-18        238          231
------------------------------------------------------------------------------------------------------------------------------
  68           NNN           233                2,405,248.20         2,374,556.07           15-Jan-19        237          233
------------------------------------------------------------------------------------------------------------------------------
  76           NNN           235                3,169,368.82         3,150,800.02           15-Feb-19        237          234
------------------------------------------------------------------------------------------------------------------------------
  52           NN            231               2,309,186.70         2,293,267.28            15-Nov-18        237          231
------------------------------------------------------------------------------------------------------------------------------
  308          NN            224                2,244,890.94         2,208,901.10           01-May-18        238          225
------------------------------------------------------------------------------------------------------------------------------
  64           NN            229                2,257,468.98         2,238,520.38           15-Aug-18        233          228
------------------------------------------------------------------------------------------------------------------------------
  36           NNN           230                3,373,286.17         3,336,594.13           15-Oct-18        239          230
--------------------------------------------------------------------------------------------------------------------------------
  39           NNN           230                3,085,706.45         3,057,656.34           15-Oct-18        238          230
------------------------------------------------------------------------------------------------------------------------------
  25           NNN           232               23,291,908.71        23,288,181.20           15-Dec-18        242          232
------------------------------------------------------------------------------------------------------------------------------
  302          NN            173                3,214,193.59         3,154,079.60           01-Mar-14        180          175
------------------------------------------------------------------------------------------------------------------------------
  202          NNN           232                2,585,228.49         2,583,409.45           15-Dec-18        233          232
------------------------------------------------------------------------------------------------------------------------------
  32           NNN           226                1,000,041.70           981,970.24           15-Jun-18        235          226
------------------------------------------------------------------------------------------------------------------------------
  400         Bond           94                21,452,577.12        20,026,522.70           01-Jul-07        144           95
------------------------------------------------------------------------------------------------------------------------------
  21           NNN           228                3,309,875.90         3,258,050.01           15-Aug-18        239          228
------------------------------------------------------------------------------------------------------------------------------
  70           NNN           219                2,042,476.83         2,042,126.58           15-Nov-17        223          219
------------------------------------------------------------------------------------------------------------------------------
  83          Bond           286                7,576,861.78         7,575,511.22           15-Jul-21        264          263
------------------------------------------------------------------------------------------------------------------------------
  310          NNN           297               17,342,020.96        17,320,981.78           01-May-24        298          297
------------------------------------------------------------------------------------------------------------------------------
  10           NNN           227                6,840,487.69         6,796,304.14           15-Jul-18        240          227
------------------------------------------------------------------------------------------------------------------------------
  305          NN            233                2,003,979.94         1,968,559.92           01-Dec-18        241          232
------------------------------------------------------------------------------------------------------------------------------
   7           NN            221                1,599,999.43         1,568,694.56           15-Jan-18        238          221
------------------------------------------------------------------------------------------------------------------------------
  65           NN            233                1,200,792.49         1,193,508.84           15-Jan-19        238          233
------------------------------------------------------------------------------------------------------------------------------
   6           NN            221                1,249,999.88         1,226,038.40           15-Jan-18        239          221
------------------------------------------------------------------------------------------------------------------------------
  19           NN            227                2,271,401.35         2,240,136.55           15-Jan-24        304          293
------------------------------------------------------------------------------------------------------------------------------
  72           NN            233                2,290,239.24         2,258,841.85           15-Jan-24        304          293
------------------------------------------------------------------------------------------------------------------------------
  24           NN            221                1,456,240.27         1,435,222.81           15-Jan-18        231          221
------------------------------------------------------------------------------------------------------------------------------
  54           NN            230                1,872,264.16         1,857,336.61           15-Aug-18        233          228
------------------------------------------------------------------------------------------------------------------------------
  42           NN            233                2,238,123.29         2,219,107.46           15-Jan-19        240          233
------------------------------------------------------------------------------------------------------------------------------
   3           NN            209                2,576,365.22         2,515,116.35           15-Jan-17        235          209
------------------------------------------------------------------------------------------------------------------------------
   4           NN            221                1,409,658.84         1,370,683.80           15-Jan-18        246          221
------------------------------------------------------------------------------------------------------------------------------
  15           NN            224                2,248,610.45         2,211,894.39           15-Apr-18        236          224
--------------------------------------------------------------------------------------------------------------------------------
  13           NN            226                1,500,000.59         1,464,431.13           15-Jun-18        238          226
------------------------------------------------------------------------------------------------------------------------------
  303          NN            227                1,454,881.31         1,426,490.67           01-Aug-18        240          228
------------------------------------------------------------------------------------------------------------------------------
   9           NNN           233                1,624,873.43         1,580,444.53           15-Jan-19        248          233
------------------------------------------------------------------------------------------------------------------------------
  28           NN            233                3,707,106.70         3,659,706.23           15-Jan-19        243          233
------------------------------------------------------------------------------------------------------------------------------
  67           NNN           295                8,607,998.17         8,605,270.77           15-Apr-24        300          296
------------------------------------------------------------------------------------------------------------------------------
  22           NN            234                7,746,579.00         7,677,746.26           15-Feb-24        304          294
------------------------------------------------------------------------------------------------------------------------------
  27           NN            223                4,969,372.58         4,904,745.88           15-Mar-23        293          283
------------------------------------------------------------------------------------------------------------------------------
  48          Bond           294               18,665,029.45        18,581,291.57           15-Feb-24        300          294
------------------------------------------------------------------------------------------------------------------------------
  29           NNN           299                9,758,533.24         9,753,498.68           15-Jul-24        308          299
------------------------------------------------------------------------------------------------------------------------------
  58           NNN           229                6,588,512.12         6,554,838.24           15-Sep-19        246          241
------------------------------------------------------------------------------------------------------------------------------
  14           NNN           230                5,134,711.30         5,030,624.99           15-Oct-18        240          230
------------------------------------------------------------------------------------------------------------------------------
  301          NN            228               11,289,269.75        11,127,383.11           05-Jul-18        238          227
------------------------------------------------------------------------------------------------------------------------------
  31           NN            224                1,140,205.22         1,119,581.24           15-Mar-18        232          223
------------------------------------------------------------------------------------------------------------------------------
  12           NN            210                1,485,433.51         1,441,428.53           15-Mar-17        224          211
------------------------------------------------------------------------------------------------------------------------------
  17           NN            218                1,355,517.75         1,329,141.26           15-Oct-17        230          218
------------------------------------------------------------------------------------------------------------------------------
   8           NN            224                2,615,363.40         2,541,427.17           15-Mar-18        238          223
------------------------------------------------------------------------------------------------------------------------------
  16          Bond           286                2,598,395.36         2,556,835.55           15-Jun-23        298          286
------------------------------------------------------------------------------------------------------------------------------
  20          Bond           286                2,356,028.95         2,324,622.32           15-Jun-23        297          286
------------------------------------------------------------------------------------------------------------------------------
  11           NN            226                2,601,962.80         2,532,728.73           15-Apr-18        238          224
------------------------------------------------------------------------------------------------------------------------------
  23          Bond           298                2,463,367.66         2,433,117.37           15-Sep-23        299          289
------------------------------------------------------------------------------------------------------------------------------
   5          Bond           286                1,619,808.71         1,581,864.83           15-Jun-23        308          286
------------------------------------------------------------------------------------------------------------------------------
  50           NN            231                2,478,683.86         2,448,858.60           15-Nov-18        237          231
------------------------------------------------------------------------------------------------------------------------------
  38           NN            227                1,836,483.34         1,807,411.84           15-Jul-18        235          227
------------------------------------------------------------------------------------------------------------------------------
  71           NN            233                2,472,243.91         2,453,064.87           15-Dec-18        236          232
------------------------------------------------------------------------------------------------------------------------------
  37           NNN           287                3,391,400.52         3,356,937.83           15-Jul-23        295          287
------------------------------------------------------------------------------------------------------------------------------
  75           NNN           294                3,933,292.13         3,918,636.09           15-Jan-24        296          293
------------------------------------------------------------------------------------------------------------------------------
  49           NNN           229               12,054,296.82        11,964,798.53           15-Aug-18        234          228
------------------------------------------------------------------------------------------------------------------------------
  53           NNN           224                4,267,315.01         4,232,788.50           15-Apr-18        230          224
------------------------------------------------------------------------------------------------------------------------------
  80           NNN           236                4,609,523.41         4,597,724.19           15-Apr-19        238          236
------------------------------------------------------------------------------------------------------------------------------
  41           NN            231                2,760,804.33         2,723,576.16           15-Nov-18        238          231
------------------------------------------------------------------------------------------------------------------------------
  77           NN            235                2,427,955.44         2,413,351.65           15-Apr-19        239          236
------------------------------------------------------------------------------------------------------------------------------
  18           NN            227                3,929,901.18         3,862,681.86           15-Jul-18        239          227
------------------------------------------------------------------------------------------------------------------------------
  81           NN            235                3,034,503.37         3,010,530.69           15-Mar-19        236          235
------------------------------------------------------------------------------------------------------------------------------
  51           NN            229                2,819,331.71         2,786,449.29           15-Sep-18        235          229
------------------------------------------------------------------------------------------------------------------------------
  206          NN            232                3,916,693.88         3,910,412.83           15-Dec-18        233          232
------------------------------------------------------------------------------------------------------------------------------
  55           NN            233                3,443,678.65         3,418,538.51           15-Jan-19        239          233
------------------------------------------------------------------------------------------------------------------------------
  309          NN            233                2,414,843.00         2,382,559.32           01-Feb-19        240          234
------------------------------------------------------------------------------------------------------------------------------
  66           NN            233                2,892,423.61         2,865,322.04           15-Jan-19        238          233
------------------------------------------------------------------------------------------------------------------------------
   1           NN            200                  143,775.00           137,081.45           10-Jul-16        227          203
------------------------------------------------------------------------------------------------------------------------------
   2           NN            201                  316,768.03           302,044.19           05-May-16        224          201
------------------------------------------------------------------------------------------------------------------------------
   3           NN            215                  660,800.00           635,999.53           10-Sep-17        238          217
------------------------------------------------------------------------------------------------------------------------------
   4           NN            218                  325,000.00           313,068.14           19-Sep-17        237          217
------------------------------------------------------------------------------------------------------------------------------
   5           NN            209                  303,749.16           291,887.46           14-Nov-16        227          207
------------------------------------------------------------------------------------------------------------------------------
   6           NN            218                  497,445.65           480,092.35           03-Oct-17        237          218
------------------------------------------------------------------------------------------------------------------------------
   7           NN            218                  564,926.43           545,150.79           28-Sep-17        236          217
------------------------------------------------------------------------------------------------------------------------------
   8           NN            217                  425,000.00           410,685.42           14-Nov-17        239          219
------------------------------------------------------------------------------------------------------------------------------
   9           NN            218                  329,970.55           318,496.21           26-Sep-17        236          217
------------------------------------------------------------------------------------------------------------------------------
  10           NN            199                  434,300.00           373,428.57           24-Jun-06        101           82
------------------------------------------------------------------------------------------------------------------------------
  11           NN            210                  291,100.00           280,184.90           24-Mar-17        230          211
------------------------------------------------------------------------------------------------------------------------------
  12           NN            199                  230,000.00           220,352.15           23-Feb-16        217          198
------------------------------------------------------------------------------------------------------------------------------
  13           NN            205                  102,800.00            98,723.62           24-Aug-16        223          204
------------------------------------------------------------------------------------------------------------------------------
  14           NN            197                  478,870.68           458,331.97           29-Dec-15        215          196
------------------------------------------------------------------------------------------------------------------------------
  15           NN            204                  456,000.00           439,275.53           01-Nov-16        225          207
------------------------------------------------------------------------------------------------------------------------------
  16           NN            204                  365,400.00           352,004.97           01-Nov-16        225          207
------------------------------------------------------------------------------------------------------------------------------
  17           NN            152                  394,300.00           370,548.97           01-Jun-12        172          154
------------------------------------------------------------------------------------------------------------------------------
  18           NN            206                  196,000.00           188,495.28           26-Sep-16        223          205
------------------------------------------------------------------------------------------------------------------------------
  19           NN            220                  354,000.00           342,950.13           02-Jan-18        238          221
------------------------------------------------------------------------------------------------------------------------------
  20           NN            218                  801,900.00           777,357.49           19-Nov-17        235          219
------------------------------------------------------------------------------------------------------------------------------
  21           NN            220                  899,900.00           871,879.29           28-Jan-18        237          221
------------------------------------------------------------------------------------------------------------------------------
  22           NN            222                  794,900.00           771,213.02           01-Apr-18        240          224
------------------------------------------------------------------------------------------------------------------------------
  23           NN            220                  602,100.00           583,841.46           20-Dec-17        236          220
------------------------------------------------------------------------------------------------------------------------------
  24           NN            222                  523,100.00           507,927.09           01-Apr-18        240          224
------------------------------------------------------------------------------------------------------------------------------
  25           NN            160                  412,600.00           391,850.90           01-Feb-13        178          162
------------------------------------------------------------------------------------------------------------------------------
  26           NN            159                  306,100.00           290,559.75           01-Jan-13        177          161
------------------------------------------------------------------------------------------------------------------------------
  27           NN            159                  319,200.00           302,994.70           01-Jan-13        177          161
------------------------------------------------------------------------------------------------------------------------------
  28           NN            218                1,043,000.00         1,010,931.26           01-Jan-18        237          221
------------------------------------------------------------------------------------------------------------------------------
  29           NN            50                   166,800.00           136,269.31           01-Nov-03        66            51
------------------------------------------------------------------------------------------------------------------------------
  30           NN            222                  271,100.00           263,533.66           01-Apr-18        239          224
------------------------------------------------------------------------------------------------------------------------------
  31           NN            223                  265,500.00           258,089.85           01-Apr-18        239          224
------------------------------------------------------------------------------------------------------------------------------
  32           NN            210                  275,000.00           266,460.68           01-Apr-17        227          212
------------------------------------------------------------------------------------------------------------------------------
  33           NN            342                1,431,700.00         1,391,693.98           01-Mar-18        238          223
------------------------------------------------------------------------------------------------------------------------------
  34           NN            159                  322,100.00           306,364.20           01-Dec-12        175          160
------------------------------------------------------------------------------------------------------------------------------
  35           NN            223                  567,200.00           555,605.64           01-May-18        236          225
------------------------------------------------------------------------------------------------------------------------------
  36           NN            167                  755,000.00           736,023.14           01-Sep-13        181          169
------------------------------------------------------------------------------------------------------------------------------
  37           NN            343                1,444,800.00         1,429,831.38           01-May-28        359          345
------------------------------------------------------------------------------------------------------------------------------
  38           NN            222                  600,000.00           584,036.81           01-Mar-18        237          223
------------------------------------------------------------------------------------------------------------------------------
  39           NN            223                  521,800.00           508,346.67           01-May-18        239          225
------------------------------------------------------------------------------------------------------------------------------
  40           NN            224                  425,600.00           414,562.33           01-May-18        239          225
------------------------------------------------------------------------------------------------------------------------------
  41           NN            223                  325,000.00           316,786.71           01-May-18        239          225
------------------------------------------------------------------------------------------------------------------------------
  42           NN            225                  668,200.00           651,933.93           01-May-18        238          225
------------------------------------------------------------------------------------------------------------------------------
  43           NN            223                  191,200.00           186,540.11           01-May-18        238          225
------------------------------------------------------------------------------------------------------------------------------
  44           NN            225                  595,000.00           580,650.25           01-Jun-18        239          226
------------------------------------------------------------------------------------------------------------------------------
  45           NN            225                  341,500.00           333,088.02           01-Jun-18        239          226
------------------------------------------------------------------------------------------------------------------------------
  46           NN            219                  264,200.00           257,658.60           01-Dec-17        233          220
------------------------------------------------------------------------------------------------------------------------------
  47           NN            225                  481,600.00           470,736.74           01-Jun-18        238          226
------------------------------------------------------------------------------------------------------------------------------
  48           NN            227                  216,900.00           212,018.26           01-Jul-18        239          227
------------------------------------------------------------------------------------------------------------------------------
  49           NN            227                  465,800.00           456,051.55           01-Aug-18        239          228
------------------------------------------------------------------------------------------------------------------------------
  50           NN            224                1,144,400.00         1,120,620.36           01-Jun-18        237          226
------------------------------------------------------------------------------------------------------------------------------
  51           NN            227                  469,200.00           460,486.51           01-Sep-18        239          229
------------------------------------------------------------------------------------------------------------------------------
  52           NN            227                  192,600.00           188,972.05           01-Sep-18        239          229
------------------------------------------------------------------------------------------------------------------------------
  53           NN            203                  170,000.00           164,593.67           01-Oct-13        180          170
------------------------------------------------------------------------------------------------------------------------------
  54           NN            221                1,192,300.00         1,167,513.98           01-Mar-18        233          223
--------------------------------------------------------------------------------------------------------------------------------
  55           NN            228                  799,800.00           784,026.07           01-Sep-18        239          229
------------------------------------------------------------------------------------------------------------------------------
  56           NN            228                  650,000.00           637,697.90           01-Sep-18        239          229
------------------------------------------------------------------------------------------------------------------------------
  57           NN            228                  700,000.00           685,851.17           01-Sep-18        239          229
------------------------------------------------------------------------------------------------------------------------------
  58           NN            163                  499,000.00           481,880.73           01-Apr-13        174          164
------------------------------------------------------------------------------------------------------------------------------
  59           NN            228                  950,000.00           930,797.97           01-Sep-18        239          229
------------------------------------------------------------------------------------------------------------------------------
  60           NN            288                1,275,000.00         1,257,540.89           01-Sep-23        299          289
------------------------------------------------------------------------------------------------------------------------------
  61           NN            227                  254,400.00           249,206.27           01-Aug-18        238          228
------------------------------------------------------------------------------------------------------------------------------
  62           NN            202                  344,800.00           336,838.18           01-Sep-16        214          205
------------------------------------------------------------------------------------------------------------------------------
  63           NN            218                  372,000.00           364,152.09           01-Nov-17        228          219
------------------------------------------------------------------------------------------------------------------------------
  64           NN            234                1,255,800.00         1,242,454.33           01-Mar-19        240          235
------------------------------------------------------------------------------------------------------------------------------
  65           NN            233                  851,200.00           840,239.93           01-Feb-19        240          234
------------------------------------------------------------------------------------------------------------------------------
  66           NN            228                  225,000.00           220,877.70           01-Sep-18        238          229
------------------------------------------------------------------------------------------------------------------------------
  67           NN            226                1,244,100.00         1,220,766.48           01-Jul-18        236          227
------------------------------------------------------------------------------------------------------------------------------
  68           NN            227                  616,000.00           604,901.11           01-Aug-18        237          228
------------------------------------------------------------------------------------------------------------------------------
  69           NN            234                  660,000.00           654,723.48           01-Mar-19        239          235
------------------------------------------------------------------------------------------------------------------------------
  70           NN            228                1,202,200.00         1,182,077.20           01-Oct-18        238          230
------------------------------------------------------------------------------------------------------------------------------
  71           NN            230                  334,900.00           330,551.33           01-Dec-18        239          232
------------------------------------------------------------------------------------------------------------------------------
  72           NN            230                  382,600.00           377,289.74           01-Dec-18        239          232
------------------------------------------------------------------------------------------------------------------------------
  73           NN            230                1,167,700.00         1,151,261.82           01-Nov-18        238          231
------------------------------------------------------------------------------------------------------------------------------
  74           NN            229                  426,500.00           420,809.87           01-Nov-18        238          231
------------------------------------------------------------------------------------------------------------------------------
  75           NN            230                  588,000.00           579,761.50           01-Dec-18        239          232
------------------------------------------------------------------------------------------------------------------------------
  76           NN            216                  957,300.00           944,377.07           01-Oct-17        224          218
------------------------------------------------------------------------------------------------------------------------------
  77           NN            230                  748,200.00           737,555.25           01-Dec-18        239          232
------------------------------------------------------------------------------------------------------------------------------
  78           NN            229                  583,000.00           575,215.10           01-Oct-18        237          230
------------------------------------------------------------------------------------------------------------------------------
  79           NN            231                  335,000.00           329,497.84           01-Jul-16        210          203
------------------------------------------------------------------------------------------------------------------------------
  80           NN            230                  800,000.00           790,955.39           01-Dec-18        238          232
------------------------------------------------------------------------------------------------------------------------------
  81           NN            172                  528,100.00           516,694.88           01-Jan-14        180          173
------------------------------------------------------------------------------------------------------------------------------
  82           NN            229                  506,000.00           501,031.67           01-Nov-18        236          231
------------------------------------------------------------------------------------------------------------------------------
  83           NN            231                  503,200.00           497,576.55           01-Jan-19        239          233
--------------------------------------------------------------------------------------------------------------------------------
  84           NN            352                  420,000.00           416,247.45           01-Mar-19        240          235
------------------------------------------------------------------------------------------------------------------------------
  85           NN            236                  491,600.00           489,892.37           01-May-19        239          237
------------------------------------------------------------------------------------------------------------------------------
  86           NN            232                  275,000.00           272,576.38           01-Feb-19        239          234
------------------------------------------------------------------------------------------------------------------------------
  87           NN            229                  388,300.00           384,825.11           01-Oct-18        235          230
------------------------------------------------------------------------------------------------------------------------------
  88           NN            232                  193,800.00           192,467.95           01-Feb-19        238          234
------------------------------------------------------------------------------------------------------------------------------
  89           NN            233                  702,200.00           697,414.07           01-Mar-19        239          235
------------------------------------------------------------------------------------------------------------------------------
  90           NN            174                  351,300.00           347,035.47           01-Mar-14        179          175
------------------------------------------------------------------------------------------------------------------------------
  91           NN            176                  340,400.00           339,395.45           01-Jun-14        179          178
------------------------------------------------------------------------------------------------------------------------------
  92           NN            234                  290,000.00           288,057.21           01-Mar-19        239          235
------------------------------------------------------------------------------------------------------------------------------
  93           NN            174                  474,100.00           468,314.94           01-Mar-14        179          175
------------------------------------------------------------------------------------------------------------------------------
  94           NN            174                  479,100.00           473,289.10           01-Mar-14        179          175
------------------------------------------------------------------------------------------------------------------------------
  95           NN            235                  959,600.00           954,434.25           01-Apr-19        239          236
------------------------------------------------------------------------------------------------------------------------------
  96           NN            235                  503,500.00           500,789.54           01-Apr-19        239          236
------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------------------
 Sequence   Original      Gross Coupon    Administrative Fee    Servicing Fee                     Related Loans
            Am Term
-----------------------------------------------------------------------------------------------------------------------------------
  82          312            8.00%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  300         172            6.79%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  63          312            8.00%             10.90 bp           10.00 bp                          3589-3590
-----------------------------------------------------------------------------------------------------------------------------------
  62          312            8.00%             10.90 bp           10.00 bp                          3588-3590
-----------------------------------------------------------------------------------------------------------------------------------
  61          312            8.00%             10.90 bp           10.00 bp                          3588-3589
-----------------------------------------------------------------------------------------------------------------------------------
  43          233            7.25%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  46          236            7.26%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  44          238            7.19%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  68          237            6.75%             10.90 bp           10.00 bp                      1984, 2164, 2434
-----------------------------------------------------------------------------------------------------------------------------------
  76          237            7.10%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  52          264            7.25%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  308         238            7.09%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  64          233            7.28%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  36          288            7.00%             10.90 bp           10.00 bp                            2524
-----------------------------------------------------------------------------------------------------------------------------------
  39          288            7.25%             10.90 bp           10.00 bp                            2515
-----------------------------------------------------------------------------------------------------------------------------------
  25          242            6.75%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  302         180            6.98%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  202         238            7.60%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  32          235            7.15%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  400         262            8.38%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  21          276            6.90%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  70          223            7.89%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  83          300            8.50%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  310         298            7.20%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  10          240            7.23%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  305         241            6.94%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   7          238            7.66%             10.90 bp           10.00 bp                            1704
-----------------------------------------------------------------------------------------------------------------------------------
  65          238            7.25%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   6          239            7.89%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  19          304            7.07%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  72          304            7.07%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  24          231            7.15%             10.90 bp           10.00 bp                            1323
-----------------------------------------------------------------------------------------------------------------------------------
  54          233            7.25%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  42          240            7.20%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   3          235            8.01%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   4          246            7.71%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  15          236            6.95%             10.90 bp           10.00 bp                         1583, 1575
-----------------------------------------------------------------------------------------------------------------------------------
  13          238            7.75%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  303         240            7.72%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   9          248            7.26%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  28          243            6.90%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  67          300            7.67%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  22          304            7.25%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  27          293            7.07%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  48          300            7.32%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  29          309            7.35%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  58          246            7.25%             10.90 bp           10.00 bp                            1240
-----------------------------------------------------------------------------------------------------------------------------------
  14          240            6.76%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  301         238            6.71%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  31          232            7.35%             10.90 bp           10.00 bp             1587, 2017, 1575, 1576, 3188, 1357
-----------------------------------------------------------------------------------------------------------------------------------
  12          224            6.90%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  17          230            7.07%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   8          238            7.65%             10.90 bp           10.00 bp                            1848
-----------------------------------------------------------------------------------------------------------------------------------
  16          298            6.80%             10.90 bp           10.00 bp                         1778, 2020
-----------------------------------------------------------------------------------------------------------------------------------
  20          297            7.45%             10.90 bp           10.00 bp                         1777, 2020
-----------------------------------------------------------------------------------------------------------------------------------
  11          238            7.55%             10.90 bp           10.00 bp                            1690
-----------------------------------------------------------------------------------------------------------------------------------
  23          299            7.25%             10.90 bp           10.00 bp                         1777, 1778
-----------------------------------------------------------------------------------------------------------------------------------
   5          308            7.98%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  50          237            6.95%             10.90 bp           10.00 bp                            1991
-----------------------------------------------------------------------------------------------------------------------------------
  38          235            7.25%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  71          236            7.25%             10.90 bp           10.00 bp                            2358
-----------------------------------------------------------------------------------------------------------------------------------
  37          295            7.18%             10.90 bp           10.00 bp                      2020, 2677, 3474
-----------------------------------------------------------------------------------------------------------------------------------
  75          296            7.18%             10.90 bp           10.00 bp                            3474
-----------------------------------------------------------------------------------------------------------------------------------
  49          276            7.17%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  53          276            7.15%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  80          276            7.51%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  41          238            7.25%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  77          239            6.75%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  18          276            7.20%             10.90 bp           10.00 bp                         2764, 2504
-----------------------------------------------------------------------------------------------------------------------------------
  81          236            6.90%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  51          235            7.35%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  206         234            7.05%             10.90 bp           10.00 bp                         2745, 2764
-----------------------------------------------------------------------------------------------------------------------------------
  55          288            7.25%             10.90 bp           10.00 bp                         2745, 2504
-----------------------------------------------------------------------------------------------------------------------------------
  309         240            7.19%             10.90 bp           10.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  66          238            7.43%             10.90 bp           10.00 bp                            2108
-----------------------------------------------------------------------------------------------------------------------------------
   1          228            8.42%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   2          224            8.25%             10.90 bp           17.00 bp                        128000047, 65
-----------------------------------------------------------------------------------------------------------------------------------
   3          239            8.21%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   4          238            7.99%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   5          228            8.23%             10.90 bp           17.00 bp                     128000034, 59, 101
-----------------------------------------------------------------------------------------------------------------------------------
   6          238            7.99%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   7          237            7.96%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   8          240            8.22%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
   9          238            8.01%             10.90 bp           17.00 bp                        128000021, 73
-----------------------------------------------------------------------------------------------------------------------------------
  10          102            7.75%             10.90 bp           17.00 bp                          128000012
-----------------------------------------------------------------------------------------------------------------------------------
  11          231            7.87%             10.90 bp           17.00 bp                          128000011
-----------------------------------------------------------------------------------------------------------------------------------
  12          218            7.91%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  13          224            7.90%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  14          216            7.86%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  15          225            8.01%             10.90 bp           17.00 bp                        128000018, 92
-----------------------------------------------------------------------------------------------------------------------------------
  16          225            8.01%             10.90 bp           17.00 bp                        128000017, 92
-----------------------------------------------------------------------------------------------------------------------------------
  17          172            7.84%             10.90 bp           17.00 bp                          128000040
-----------------------------------------------------------------------------------------------------------------------------------
  18          224            7.69%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  19          239            7.86%             10.90 bp           17.00 bp                        128000010, 73
-----------------------------------------------------------------------------------------------------------------------------------
  20          237            7.62%             10.90 bp           17.00 bp                      128000023, 30, 80
-----------------------------------------------------------------------------------------------------------------------------------
  21          238            7.40%             10.90 bp           17.00 bp                      128000022, 30, 80
-----------------------------------------------------------------------------------------------------------------------------------
  22          240            7.64%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  23          237            7.70%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  24          240            7.87%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  25          178            7.82%             10.90 bp           17.00 bp         128000028, 29, 36, 72, 81, 90, 104,105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  26          177            7.82%             10.90 bp           17.00 bp         128000027, 29, 36, 72, 81, 90, 104,105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  27          177            7.82%             10.90 bp           17.00 bp        128000027, 28, 36, 72, 81, 90, 104, 105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  28          237            7.58%             10.90 bp           17.00 bp                      128000022, 23, 80
-----------------------------------------------------------------------------------------------------------------------------------
  29           66            7.68%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  30          239            7.69%             10.90 bp           17.00 bp                      128000033, 52, 56
-----------------------------------------------------------------------------------------------------------------------------------
  31          239            7.69%             10.90 bp           17.00 bp                      128000032, 52, 57
-----------------------------------------------------------------------------------------------------------------------------------
  32          227            7.62%             10.90 bp           17.00 bp                     128000005, 59, 101
-----------------------------------------------------------------------------------------------------------------------------------
  33          238            7.75%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  34          175            7.69%             10.90 bp           17.00 bp         128000027, 28, 29, 72, 81, 90, 104,105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  35          236            7.80%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  36          181            7.57%             10.90 bp           17.00 bp                          128000019
-----------------------------------------------------------------------------------------------------------------------------------
  37          359            7.76%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  38          237            7.65%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  39          239            7.75%             10.90 bp           17.00 bp                          128000070
-----------------------------------------------------------------------------------------------------------------------------------
  40          239            7.70%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  41          239            7.92%             10.90 bp           17.00 bp                          128000048
-----------------------------------------------------------------------------------------------------------------------------------
  42          238            7.65%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  43          238            7.64%             10.90 bp           17.00 bp                        128000002, 65
-----------------------------------------------------------------------------------------------------------------------------------
  44          239            7.66%             10.90 bp           17.00 bp                          128000045
-----------------------------------------------------------------------------------------------------------------------------------
  45          239            7.48%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  46          233            7.86%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  47          238            7.59%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  48          239            7.54%             10.90 bp           17.00 bp                      128000032, 33, 56
-----------------------------------------------------------------------------------------------------------------------------------
  49          239            7.46%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  50          237            7.59%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  51          239            7.57%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  52          239            7.45%             10.90 bp           17.00 bp                      128000032, 33, 52
-----------------------------------------------------------------------------------------------------------------------------------
  53          180            7.22%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  54          233            7.01%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  55          239            7.06%             10.90 bp           17.00 bp                     128000005, 34, 101
-----------------------------------------------------------------------------------------------------------------------------------
  56          239            7.41%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  57          239            6.85%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  58          174            6.96%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  59          239            6.85%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  60          299            6.54%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  61          238            6.83%             10.90 bp           17.00 bp                        128000002, 47
-----------------------------------------------------------------------------------------------------------------------------------
  62          214            6.41%             10.90 bp           17.00 bp                          128000067
-----------------------------------------------------------------------------------------------------------------------------------
  63          228            6.25%             10.90 bp           17.00 bp                          128000066
-----------------------------------------------------------------------------------------------------------------------------------
  64          240            6.24%             10.90 bp           17.00 bp                          128000069
-----------------------------------------------------------------------------------------------------------------------------------
  65          240            6.18%             10.90 bp           17.00 bp                          128000008
-----------------------------------------------------------------------------------------------------------------------------------
  66          238            6.83%             10.90 bp           17.00 bp                          128000043
-----------------------------------------------------------------------------------------------------------------------------------
  67          236            6.76%             10.90 bp           17.00 bp                       128000074, 106
-----------------------------------------------------------------------------------------------------------------------------------
  68          237            7.04%             10.90 bp           17.00 bp        128000027, 28, 29, 36, 81, 90, 104, 105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  69          239            6.80%             10.90 bp           17.00 bp                        128000010, 21
-----------------------------------------------------------------------------------------------------------------------------------
  70          238            6.57%             10.90 bp           17.00 bp                       128000071, 106
-----------------------------------------------------------------------------------------------------------------------------------
  71          239            7.50%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  72          239            6.94%             10.90 bp           17.00 bp                          128000083
-----------------------------------------------------------------------------------------------------------------------------------
  73          238            7.33%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  74          238            7.34%             10.90 bp           17.00 bp         128000027, 28, 29, 36, 72, 90,104, 105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  75          239            6.86%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  76          224            6.76%             10.90 bp           17.00 bp                          128000079
-----------------------------------------------------------------------------------------------------------------------------------
  77          239            6.73%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  78          237            7.40%             10.90 bp           17.00 bp                        128000098, 99
-----------------------------------------------------------------------------------------------------------------------------------
  79          210            7.55%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  80          238            7.41%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  81          180            7.47%             10.90 bp           17.00 bp                       128000100, 102
-----------------------------------------------------------------------------------------------------------------------------------
  82          236            7.17%             10.90 bp           17.00 bp        128000027, 28, 29, 36, 72, 81, 104, 105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  83          239            7.44%             10.90 bp           17.00 bp                        128000017, 18
-----------------------------------------------------------------------------------------------------------------------------------
  84          240            7.69%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  85          239            7.91%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  86          239            7.87%             10.90 bp           17.00 bp

-----------------------------------------------------------------------------------------------------------------------------------
  87          235            8.02%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  88          238            8.12%             10.90 bp           17.00 bp                        128000086, 99
-----------------------------------------------------------------------------------------------------------------------------------
  89          239            8.12%             10.90 bp           17.00 bp                        128000086, 98
-----------------------------------------------------------------------------------------------------------------------------------
  90          179            7.66%             10.90 bp           17.00 bp                       128000089, 102
-----------------------------------------------------------------------------------------------------------------------------------
  91          179            7.87%             10.90 bp           17.00 bp                    128000089, 128000100
-----------------------------------------------------------------------------------------------------------------------------------
  92          239            8.26%             10.90 bp           17.00 bp
-----------------------------------------------------------------------------------------------------------------------------------
  93          179            7.60%             10.90 bp           17.00 bp         128000027, 28, 29, 36, 72, 81, 90, 105, 107
-----------------------------------------------------------------------------------------------------------------------------------
  94          179            7.67%             10.90 bp           17.00 bp         128000027, 28, 29, 36, 72, 81, 90, 104, 107
-----------------------------------------------------------------------------------------------------------------------------------
  95          239            7.67%             10.90 bp           17.00 bp                        128000071, 74
-----------------------------------------------------------------------------------------------------------------------------------
  96          239            7.67%             10.90 bp           17.00 bp         128000027, 28, 29, 36, 72, 81, 90, 104, 105
-----------------------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------
 Sequence Principal-Interest    TermStructure       GroundLease    Residual
                                                                    Insurer
---------------------------------------------------------------------------
  82        $57,116.76             Balloon              No            FSL
---------------------------------------------------------------------------
  300       $156,548.93            Balloon              No            FSL
---------------------------------------------------------------------------
  63        $19,981.71             Balloon              No            FSL
---------------------------------------------------------------------------
  62        $24,577.09             Balloon              No            FSL
---------------------------------------------------------------------------
  61        $12,237.81             Balloon              No            FSL
---------------------------------------------------------------------------
  43        $18,468.26        Fully Amortizing          No
---------------------------------------------------------------------------
  46        $15,371.65        Fully Amortizing          No
---------------------------------------------------------------------------
  44        $18,116.54        Fully Amortizing          No
---------------------------------------------------------------------------
  68        $17,793.70        Fully Amortizing          No
---------------------------------------------------------------------------
  76        $24,905.22        Fully Amortizing          No
---------------------------------------------------------------------------
  52        $16,564.78             Balloon              No            FSL
---------------------------------------------------------------------------
  308       $15,935.22             Balloon              No            RVI
---------------------------------------------------------------------------
  64        $17,439.33        Fully Amortizing          No
---------------------------------------------------------------------------
  36        $23,660.19             Balloon              No            FSL
---------------------------------------------------------------------------
  39        $22,075.60             Balloon              No            FSL
---------------------------------------------------------------------------
  25        $131,380.40       Fully Amortizing          Yes
---------------------------------------------------------------------------
  302       $27,134.94        Fully Amortizing          Yes
---------------------------------------------------------------------------
  202       $18,192.15        Fully Amortizing          No
---------------------------------------------------------------------------
  32         $7,919.14        Fully Amortizing          Yes
---------------------------------------------------------------------------
  400       $174,231.47       Fully Amortizing          No
---------------------------------------------------------------------------
  21        $23,609.33             Balloon              No            FSL
---------------------------------------------------------------------------
  70        $13,515.99        Fully Amortizing          No
---------------------------------------------------------------------------
  83        $55,020.00             Balloon              No            RVI
---------------------------------------------------------------------------
  310       $125,091.31       Fully Amortizing          No
---------------------------------------------------------------------------
  10        $44,491.53        Fully Amortizing          No
---------------------------------------------------------------------------
  305       $15,435.07        Fully Amortizing          No
---------------------------------------------------------------------------
   7        $11,962.55        Fully Amortizing          No
---------------------------------------------------------------------------
  65         $8,694.02        Fully Amortizing          No
---------------------------------------------------------------------------
   6         $9,477.09        Fully Amortizing          Yes
---------------------------------------------------------------------------
  19        $16,199.38          Extended Am.            No         Berkshir
---------------------------------------------------------------------------
  72        $16,207.01          Extended Am.            No         Berkshir
---------------------------------------------------------------------------
  24        $10,722.77        Fully Amortizing          Yes
---------------------------------------------------------------------------
  54        $14,261.25        Fully Amortizing          No
---------------------------------------------------------------------------
  42        $16,096.78        Fully Amortizing          No
---------------------------------------------------------------------------
   3        $19,362.29        Fully Amortizing          No
---------------------------------------------------------------------------
   4        $10,485.68        Fully Amortizing          No
---------------------------------------------------------------------------
  15        $15,986.63        Fully Amortizing          No
---------------------------------------------------------------------------
  13        $12,123.24        Fully Amortizing          No
---------------------------------------------------------------------------
  303       $11,643.07        Fully Amortizing          No
---------------------------------------------------------------------------
   9        $12,668.99        Fully Amortizing          No
---------------------------------------------------------------------------
  28        $25,934.55        Fully Amortizing          No
---------------------------------------------------------------------------
  67        $55,694.80        Fully Amortizing          No
---------------------------------------------------------------------------
  22        $53,500.45          Extended Am.            No         Berkshir
---------------------------------------------------------------------------
  27        $35,571.06          Extended Am.            No         Berkshir
---------------------------------------------------------------------------
  48        $127,601.67       Fully Amortizing          No
---------------------------------------------------------------------------
  29        $64,805.58        Fully Amortizing          Yes
---------------------------------------------------------------------------
  58        $46,459.48        Fully Amortizing          Yes
---------------------------------------------------------------------------
  14        $39,073.03        Fully Amortizing          Yes
---------------------------------------------------------------------------
  301       $77,435.93             Balloon              No            FSL
---------------------------------------------------------------------------
  31         $9,219.74        Fully Amortizing          No
---------------------------------------------------------------------------
  12        $11,811.02        Fully Amortizing          No
---------------------------------------------------------------------------
  17        $10,113.98        Fully Amortizing          No
---------------------------------------------------------------------------
   8        $21,385.79        Fully Amortizing          No
---------------------------------------------------------------------------
  16        $18,080.94        Fully Amortizing          No
---------------------------------------------------------------------------
  20        $17,394.63        Fully Amortizing          No
---------------------------------------------------------------------------
  11        $21,116.90        Fully Amortizing          No
---------------------------------------------------------------------------
  23        $17,826.54        Fully Amortizing          No
---------------------------------------------------------------------------
   5        $12,379.08        Fully Amortizing          No
---------------------------------------------------------------------------
  50        $19,255.10        Fully Amortizing          No
---------------------------------------------------------------------------
  38        $14,653.21        Fully Amortizing          No
---------------------------------------------------------------------------
  71        $19,688.00        Fully Amortizing          No
---------------------------------------------------------------------------
  37        $24,510.31        Fully Amortizing          No
---------------------------------------------------------------------------
  75        $28,390.43        Fully Amortizing          No
---------------------------------------------------------------------------
  49        $86,719.54             Balloon              Yes           FSL
---------------------------------------------------------------------------
  53        $31,095.38             Balloon              No            FSL
---------------------------------------------------------------------------
  80        $34,729.14             Balloon              No            FSL
---------------------------------------------------------------------------
  41        $21,902.55        Fully Amortizing          No
---------------------------------------------------------------------------
  77        $18,497.90        Fully Amortizing          No
---------------------------------------------------------------------------
  18        $28,998.56             Balloon              No            FSL
---------------------------------------------------------------------------
  81        $23,390.12        Fully Amortizing          No
---------------------------------------------------------------------------
  51        $22,665.49        Fully Amortizing          No
---------------------------------------------------------------------------
  206       $29,291.62             Balloon              No            FSL
---------------------------------------------------------------------------
  55        $24,932.74             Balloon              No            FSL
---------------------------------------------------------------------------
  309       $18,998.65        Fully Amortizing          No
---------------------------------------------------------------------------
  66        $23,262.53        Fully Amortizing          No
---------------------------------------------------------------------------
   1         $1,265.88        Fully Amortizing          No
---------------------------------------------------------------------------
   2         $2,770.86        Fully Amortizing          No
---------------------------------------------------------------------------
   3         $5,623.17        Fully Amortizing          No
---------------------------------------------------------------------------
   4         $2,723.69        Fully Amortizing          No
---------------------------------------------------------------------------
   5         $2,638.58        Fully Amortizing          No
---------------------------------------------------------------------------
   6         $4,171.97        Fully Amortizing          No
---------------------------------------------------------------------------
   7         $4,727.40        Fully Amortizing          No
---------------------------------------------------------------------------
   8         $3,619.26        Fully Amortizing          No
---------------------------------------------------------------------------
   9         $2,770.99        Fully Amortizing          No
---------------------------------------------------------------------------
  10         $5,826.39        Fully Amortizing          No
---------------------------------------------------------------------------
  11         $2,450.44        Fully Amortizing          No
---------------------------------------------------------------------------
  12         $1,994.40        Fully Amortizing          No
---------------------------------------------------------------------------
  13          $878.88         Fully Amortizing          No
---------------------------------------------------------------------------
  14         $4,155.25        Fully Amortizing          No
---------------------------------------------------------------------------
  15         $3,921.33        Fully Amortizing          No
---------------------------------------------------------------------------
  16         $3,141.88        Fully Amortizing          No
---------------------------------------------------------------------------
  17         $3,823.83        Fully Amortizing          No
---------------------------------------------------------------------------
  18         $1,650.71        Fully Amortizing          No
---------------------------------------------------------------------------
  19         $2,935.30        Fully Amortizing          No
---------------------------------------------------------------------------
  20         $6,554.23        Fully Amortizing          No
---------------------------------------------------------------------------
  21         $7,221.09        Fully Amortizing          No
---------------------------------------------------------------------------
  22         $6,471.88        Fully Amortizing          No
---------------------------------------------------------------------------
  23         $4,950.71        Fully Amortizing          No
---------------------------------------------------------------------------
  24         $4,333.19        Fully Amortizing          No
---------------------------------------------------------------------------
  25         $3,923.38        Fully Amortizing          No
---------------------------------------------------------------------------
  26         $2,919.42        Fully Amortizing          No
---------------------------------------------------------------------------
  27         $3,044.36        Fully Amortizing          No
---------------------------------------------------------------------------
  28         $8,499.32        Fully Amortizing          No
---------------------------------------------------------------------------
  29         $3,140.15        Fully Amortizing          No
---------------------------------------------------------------------------
  30         $2,219.48        Fully Amortizing          No
---------------------------------------------------------------------------
  31         $2,173.64        Fully Amortizing          No
---------------------------------------------------------------------------
  32         $2,290.66        Fully Amortizing          No
---------------------------------------------------------------------------
  33        $11,794.96        Fully Amortizing          No
---------------------------------------------------------------------------
  34         $3,066.92        Fully Amortizing          No
---------------------------------------------------------------------------
  35         $4,707.02        Fully Amortizing          No
---------------------------------------------------------------------------
  36         $6,434.23        Fully Amortizing          No
---------------------------------------------------------------------------
  37        $10,368.01        Fully Amortizing          No
---------------------------------------------------------------------------
  38         $4,918.73        Fully Amortizing          No
---------------------------------------------------------------------------
  39         $4,291.22        Fully Amortizing          No
---------------------------------------------------------------------------
  40         $3,486.98        Fully Amortizing          No
---------------------------------------------------------------------------
  41         $2,706.91        Fully Amortizing          No
---------------------------------------------------------------------------
  42         $5,463.86        Fully Amortizing          No
---------------------------------------------------------------------------
  43         $1,562.27        Fully Amortizing          No
---------------------------------------------------------------------------
  44         $4,860.26        Fully Amortizing          No
---------------------------------------------------------------------------
  45         $2,751.91        Fully Amortizing          No
---------------------------------------------------------------------------
  46         $2,214.22        Fully Amortizing          No
---------------------------------------------------------------------------
  47         $3,920.33        Fully Amortizing          No
---------------------------------------------------------------------------
  48         $1,755.80        Fully Amortizing          No
---------------------------------------------------------------------------
  49         $3,754.74        Fully Amortizing          No
---------------------------------------------------------------------------
  50         $9,332.61        Fully Amortizing          No
---------------------------------------------------------------------------
  51         $3,806.77        Fully Amortizing          No
---------------------------------------------------------------------------
  52         $1,548.50        Fully Amortizing          No
---------------------------------------------------------------------------
  53         $1,548.99        Fully Amortizing          No
---------------------------------------------------------------------------
  54         $9,379.16        Fully Amortizing          No
---------------------------------------------------------------------------
  55         $6,241.57        Fully Amortizing          No
---------------------------------------------------------------------------
  56         $5,210.16        Fully Amortizing          No
---------------------------------------------------------------------------
  57         $5,374.75        Fully Amortizing          No
---------------------------------------------------------------------------
  58         $4,561.92        Fully Amortizing          No
---------------------------------------------------------------------------
  59         $7,294.31        Fully Amortizing          No
---------------------------------------------------------------------------
  60         $8,652.27        Fully Amortizing          No
---------------------------------------------------------------------------
  61         $1,954.17        Fully Amortizing          No
---------------------------------------------------------------------------
  62         $2,707.72        Fully Amortizing          No
---------------------------------------------------------------------------
  63         $2,791.48        Fully Amortizing          No
---------------------------------------------------------------------------
  64         $9,171.68        Fully Amortizing          No
---------------------------------------------------------------------------
  65         $6,186.98        Fully Amortizing          No
---------------------------------------------------------------------------
  66         $1,728.33        Fully Amortizing          No
---------------------------------------------------------------------------
  67         $9,543.17        Fully Amortizing          No
---------------------------------------------------------------------------
  68         $4,818.42        Fully Amortizing          No
---------------------------------------------------------------------------
  69         $5,047.97        Fully Amortizing          No
---------------------------------------------------------------------------
  70         $9,049.59        Fully Amortizing          No
---------------------------------------------------------------------------
  71         $2,702.81        Fully Amortizing          No
---------------------------------------------------------------------------
  72         $2,958.25        Fully Amortizing          No
---------------------------------------------------------------------------
  73         $9,438.33        Fully Amortizing          No
---------------------------------------------------------------------------
  74         $3,406.84        Fully Amortizing          No
---------------------------------------------------------------------------
  75         $4,518.30        Fully Amortizing          No
---------------------------------------------------------------------------
  76         $7,516.48        Fully Amortizing          No
---------------------------------------------------------------------------
  77         $5,691.44        Fully Amortizing          No
---------------------------------------------------------------------------
  78         $4,686.89        Fully Amortizing          No
---------------------------------------------------------------------------
  79         $2,879.02        Fully Amortizing          No
---------------------------------------------------------------------------
  80         $6,424.33        Fully Amortizing          No
---------------------------------------------------------------------------
  81         $4,886.55        Fully Amortizing          No
---------------------------------------------------------------------------
  82         $4,005.21        Fully Amortizing          No
---------------------------------------------------------------------------
  83         $4,042.66        Fully Amortizing          No
---------------------------------------------------------------------------
  84         $3,432.45        Fully Amortizing          No
---------------------------------------------------------------------------
  85         $4,091.47        Fully Amortizing          No
---------------------------------------------------------------------------
  86         $2,281.95        Fully Amortizing          No
---------------------------------------------------------------------------
  87         $3,280.89        Fully Amortizing          No
---------------------------------------------------------------------------
  88         $1,641.03        Fully Amortizing          No
---------------------------------------------------------------------------
  89         $5,935.96        Fully Amortizing          No
---------------------------------------------------------------------------
  90         $3,298.44        Fully Amortizing          No
---------------------------------------------------------------------------
  91         $3,237.01        Fully Amortizing          No
---------------------------------------------------------------------------
  92         $2,476.88        Fully Amortizing          No
---------------------------------------------------------------------------
  93         $4,435.23        Fully Amortizing          No
---------------------------------------------------------------------------
  94         $4,501.12        Fully Amortizing          No
---------------------------------------------------------------------------
  95         $7,844.40        Fully Amortizing          No
---------------------------------------------------------------------------
  96         $4,115.94        Fully Amortizing          No
---------------------------------------------------------------------------

National Fire & Marine Insurance Company              Policy No. 3LP ___________

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                      Cutoff Date
                      Principal
Control               Balance as                                                                                       Property
   #     Loan #       of July 99       Property Name               Property Address                 Property City        State
------------------------------------------------------------------------------------------------------------------------------------
   1     128000001    $137,081.45      Barnesville, MN             211 Front Street South           Barnesville          MN
------------------------------------------------------------------------------------------------------------------------------------
   2     128000002    $302,044.19      Berkshire, NY               12324 NY Route 38                Berkshire            NY
------------------------------------------------------------------------------------------------------------------------------------
   3     128000003    $635,999.53      Knoxville, TN               5725 Clinton Highway             Knoxville            TN
------------------------------------------------------------------------------------------------------------------------------------
   4     128000004    $313,068.14      Glenoma, WA                 108 Martin Road                  Glenoma              WA
------------------------------------------------------------------------------------------------------------------------------------
   5     128000005    $291,887.46      Dorton, KY                  15421 US Highway 23 S            Dorton               KY
------------------------------------------------------------------------------------------------------------------------------------
   6     128000006    $480,092.35      Danville, WA                24th of July Creek Road          Danville             WA
------------------------------------------------------------------------------------------------------------------------------------
   7     128000007    $545,150.79      Pawtucket, RI-              153 Summer Street                Pawtucket            RI
                                       Central Falls Br.
------------------------------------------------------------------------------------------------------------------------------------
   8     128000009    $410,685.42      West Buxton, ME             Route 22 Longplains Road         West Buxton          ME
------------------------------------------------------------------------------------------------------------------------------------
   9     128000010    $318,496.21      Afton, IA                   208 West Kansas Street           Afton                IA
------------------------------------------------------------------------------------------------------------------------------------
   10    128000011    $373,428.57      Greenville, ME              Main Street                      Greenville           ME
------------------------------------------------------------------------------------------------------------------------------------
   11    128000012    $280,184.90      Frenchville,  ME            N/S Route 1                      Frenchville          ME
------------------------------------------------------------------------------------------------------------------------------------
   12    128000013    $220,352.15      Colebrook, NH               14 Parsons Street                Colebrook            NH
------------------------------------------------------------------------------------------------------------------------------------
   13    128000014     $98,723.62      Johnsonville, NY            Route 67                         Johnsonville         NY
------------------------------------------------------------------------------------------------------------------------------------
   14    128000015    $458,331.97      Alton, NH                   School Street                    Alton                NH
------------------------------------------------------------------------------------------------------------------------------------
   15    128000017    $439,275.53      Daleville, VA               790 Roanoke Road                 Daleville            VA
------------------------------------------------------------------------------------------------------------------------------------
   16    128000018    $352,004.97      Reedsville, WV              WV Route 7                       Reedsville           WV
------------------------------------------------------------------------------------------------------------------------------------
   17    128000019    $370,548.97      Dayton, OH                  1411 Farr Drive                  Dayton               OH
------------------------------------------------------------------------------------------------------------------------------------
   18    128000020    $188,495.28      Sanbornton, NH              Route #3 B                       Sanbornton           NH
------------------------------------------------------------------------------------------------------------------------------------
   19    128000021    $342,950.13      Polk City, IA               302 North 3rd Street             Polk City            IA
------------------------------------------------------------------------------------------------------------------------------------
   20    128000022    $777,357.49      Placitas, NM                Highway 165                      Placitas             NM
------------------------------------------------------------------------------------------------------------------------------------
   21    128000023    $871,879.29      Riverton, WY                US Highway 26                    Riverton             WY
------------------------------------------------------------------------------------------------------------------------------------
   22    128000024    $771,213.02      Epsom, NH                   Route 28                         Epsom                NH
------------------------------------------------------------------------------------------------------------------------------------
   23    128000025    $583,841.46      Irrigon, OR                 300 East Northmain Avenue        Irrigon              OR
------------------------------------------------------------------------------------------------------------------------------------
   24    128000026    $507,927.09      Ossipee, NH                 Old Route 28                     Ossipee              NH
------------------------------------------------------------------------------------------------------------------------------------
   25    128000027    $391,850.90      Hominy, OK                  402 West First Street            Hominy               OK
------------------------------------------------------------------------------------------------------------------------------------
   26    128000028    $290,559.75      Warner, OK                  805 Second Avenue                Warner               OK
------------------------------------------------------------------------------------------------------------------------------------
   27    128000029    $302,994.70      Vian, OK                    Highway 82                       Vian                 OK
------------------------------------------------------------------------------------------------------------------------------------
   28    128000030    $1,010,931.26    Gallup, NM-                 950 West Aztec Avenue            Gallup               NM
                                       Finance Station
------------------------------------------------------------------------------------------------------------------------------------
   29    128000031    $136,269.31      Glenwood Landing, NY        123 Glenwood Road                Glenwood Landing     NY
------------------------------------------------------------------------------------------------------------------------------------
   30    128000032    $263,533.66      New Vienna,  IA             2177 Main Street                 New Vienna           IA
------------------------------------------------------------------------------------------------------------------------------------
   31    128000033    $258,089.85      Truro, IA                   202 North Railroad Street        Truro                IA
------------------------------------------------------------------------------------------------------------------------------------
   32    128000034    $266,460.68      McCarr, KY                  6884 Highway 319                 McCarr               KY
------------------------------------------------------------------------------------------------------------------------------------
   33    128000035    $1,391,693.98    Nantucket, MA               Old South Road                   Nantucket            MA
------------------------------------------------------------------------------------------------------------------------------------
   34    128000036    $306,364.20      Elgin OK                    777 8th Street                   Elgin                OK
------------------------------------------------------------------------------------------------------------------------------------
   35    128000039    $555,605.64      Perkinston, MS              145 Main Street                  Perkinston           MS
------------------------------------------------------------------------------------------------------------------------------------
   36    128000040    $736,023.14      Sun City, CA                26822 Cherry Hills Boulevard     Sun City             CA
------------------------------------------------------------------------------------------------------------------------------------
   37    128000041    $1,429,831.38    Langley,  WA                115 Second Street                Langley              WA
------------------------------------------------------------------------------------------------------------------------------------
   38    128000042    $584,036.81      Carlin, NV                  1106 Chestnut Street             Carlin               NV
------------------------------------------------------------------------------------------------------------------------------------
   39    128000043    $508,346.67      Brooktondale,  NY           456 Brooktondale Road            Brooktondale         NY
------------------------------------------------------------------------------------------------------------------------------------
   40    128000044    $414,562.33      Milford, NY                 Route 28 and Center Street       Milford              NY
------------------------------------------------------------------------------------------------------------------------------------
   41    128000045    $316,786.71      Progreso, TX                110 East US 281                  Progreso             TX
------------------------------------------------------------------------------------------------------------------------------------
   42    128000046    $651,933.93      New Boston NH               71 Mt. Vernon Road               New Boston           NH
------------------------------------------------------------------------------------------------------------------------------------
   43    128000047    $186,540.11      Hector, NY                  5640 NY Route 414                Hector               NY
------------------------------------------------------------------------------------------------------------------------------------
   44    128000048    $580,650.25      Hidalgo, TX                 Military Highway                 Hidalgo              TX
------------------------------------------------------------------------------------------------------------------------------------
   45    128000049    $333,088.02      De Soto, IA                 859 Guthrie Street               De Soto              IA
------------------------------------------------------------------------------------------------------------------------------------
   46    128000050    $257,658.60      Pulteney, NY                3082 County Road Route 74        Pulteney             NY
------------------------------------------------------------------------------------------------------------------------------------
   47    128000051    $470,736.74      Morgantown, IN              300 West Washington Street       Morgantown           IN
------------------------------------------------------------------------------------------------------------------------------------
   48    128000052    $212,018.26      Cambridge, IA               304 Water Street                 Cambridge            IA
------------------------------------------------------------------------------------------------------------------------------------
   49    128000053    $456,051.55      Mora, NM                    Highway 518                      Mora                 NM
------------------------------------------------------------------------------------------------------------------------------------
   50    128000054    $1,120,620.36    Gardiner, MT                707 Scott Street West            Gardiner             MT
------------------------------------------------------------------------------------------------------------------------------------
   51    128000055    $460,486.51      Wilsall, MT                 310 Elliott Street North         Wilsall              MT
------------------------------------------------------------------------------------------------------------------------------------
   52    128000056    $188,972.05      Tofte,  MN                  US Highway 61                    Tofte                MN
------------------------------------------------------------------------------------------------------------------------------------
   53    128000057    $164,593.67      Fort Duchesne, UT           North Side of Hwy. 40            Fort Duchesne        UT
------------------------------------------------------------------------------------------------------------------------------------
   54    128000058    $1,167,513.98    Buckley, WA                 219 South River Avenue           Buckley              WA
------------------------------------------------------------------------------------------------------------------------------------
   55    128000059    $784,026.07      Stanton, KY                 165 South Sipple Street          Stanton              KY
------------------------------------------------------------------------------------------------------------------------------------
   56    128000060    $637,697.90      Mt. Olive MS                406 South Main Street            Mt. Olive            MS
------------------------------------------------------------------------------------------------------------------------------------
   57    128000061    $685,851.17      Williamson, NY              6144 South Avenue (Route 21)     Williamson           NY
------------------------------------------------------------------------------------------------------------------------------------
   58    128000062    $481,880.73      Columbus, TX                1221 Walnut Street               Columbus             TX
------------------------------------------------------------------------------------------------------------------------------------
   59    128000063    $930,797.97      Oroville,WA                 1234 Ironwood Street             Oroville             WA
------------------------------------------------------------------------------------------------------------------------------------
   60    128000064    $1,257,540.89    Idaho Springs, CO           2420 Colorado Boulevard          Idaho Springs        CO
------------------------------------------------------------------------------------------------------------------------------------
   61    128000065    $249,206.27      Corbettsville, NY           10 Corbettsville Road            Corbettsville        NY
------------------------------------------------------------------------------------------------------------------------------------
   62    128000066    $336,838.18      English, IN                 111 Indiana Avenue               English              IN
------------------------------------------------------------------------------------------------------------------------------------
   63    128000067    $364,152.09      Greenville, IN              US Highway 150                   Greenville           IN
------------------------------------------------------------------------------------------------------------------------------------
   64    128000068    $1,242,454.33    Sunland Park, NM            8973 McNutt Road                 Sunland Park         NM
------------------------------------------------------------------------------------------------------------------------------------
   65    128000069    $840,239.93      Columbus, NM                Corner of  Broadway and Main St  Columbus             NM
------------------------------------------------------------------------------------------------------------------------------------
   66    128000070    $220,877.70      Burton, TX                  500 Railroad Street              Burton               TX
------------------------------------------------------------------------------------------------------------------------------------
   67    128000071    $1,220,766.48    Ocean Shores, WA            639 Dolphin Street               Ocean Shores         WA
------------------------------------------------------------------------------------------------------------------------------------
   68    128000072    $604,901.11      La Vernia, TX               Highway FM 775                   La Vernia            TX
------------------------------------------------------------------------------------------------------------------------------------
   69    128000073    $654,723.48      North Liberty, IA           75 Commercial Drive              North Liberty        IA
------------------------------------------------------------------------------------------------------------------------------------
   70    128000074    $1,182,077.20    Port Hadlock, WA            963 Matheson Street              Port Hadlock         WA
------------------------------------------------------------------------------------------------------------------------------------
   71    128000075    $330,551.33      Holcomb, KS                 304 North Jones                  Holcolm              KS
------------------------------------------------------------------------------------------------------------------------------------
   72    128000079    $377,289.74      Beaumont, MS                825 Highway 198                  Beaumont             MS
------------------------------------------------------------------------------------------------------------------------------------
   73    128000080    $1,151,261.82    Spokane, WA -               6801 West Will D Alton Lane      Spokane              WA
                                       Sunset Hill Sta.
------------------------------------------------------------------------------------------------------------------------------------
   74    128000081    $420,809.87      Poth, TX                    US Highway 181 & Blessing Dr.    Poth                 TX
------------------------------------------------------------------------------------------------------------------------------------
   75    128000082    $579,761.50      Lizella, GA                 US Highway 80 & Williamson Dr.   Lizella              GA
------------------------------------------------------------------------------------------------------------------------------------
   76    128000083    $944,377.07      Kirtland, NM                4211 Highway 64                  Kirtland             NM
------------------------------------------------------------------------------------------------------------------------------------
   77    128000085    $737,555.25      Shaver Lake, CA             40677 Shaver Forest Road         Shaver Lake          CA
------------------------------------------------------------------------------------------------------------------------------------
   78    128000086    $575,215.10      Henryville, IN              102 South Ferguson Street        Henryville           IN
------------------------------------------------------------------------------------------------------------------------------------
   79    128000087    $329,497.84      Palmyra, ME                 Route 51 & Route 2               Palmyra              ME
------------------------------------------------------------------------------------------------------------------------------------
   80    128000088    $790,955.39      Lyle, WA                    4th and Washington Streets       Lyle                 WA
------------------------------------------------------------------------------------------------------------------------------------
   81    128000089    $516,694.88      Quitman, TX                 202 Sissy Spacek Street          Quitman              TX
------------------------------------------------------------------------------------------------------------------------------------
   82    128000090    $501,031.67      Lytle, TX                   14841 Highway 132                Lytle                TX
------------------------------------------------------------------------------------------------------------------------------------
   83    128000092    $497,576.55      Cleveland, VA               Lebanon Avenue/State Route 82    Cleveland            VA
------------------------------------------------------------------------------------------------------------------------------------
   84    128000093    $416,247.45      Chocura, NH                 Route 16 & Runnells Hill Road    Chocura              NH
------------------------------------------------------------------------------------------------------------------------------------
   85    128000094    $489,892.37      DeWittville, NY             5473 Meadows Road                DeWittville          NY
------------------------------------------------------------------------------------------------------------------------------------
   86    128000095    $272,576.38      West Bloomfield, NY         9222 Routes 5 and 20             West Bloomfield      NY
------------------------------------------------------------------------------------------------------------------------------------
   87    128000096    $384,825.11      Deerwood, MN                100 East Forest Street           Deerwood             MN
------------------------------------------------------------------------------------------------------------------------------------
   88    128000098    $192,467.95      Ramsey, IN                  1310 State Route 64 Northwest    Ramsey               IN
------------------------------------------------------------------------------------------------------------------------------------
   89    128000099    $697,414.07      Taylorsville, KY            800 Taylorsville Road            Taylorsville         KY
------------------------------------------------------------------------------------------------------------------------------------
   90    128000100    $347,035.47      Archer City, TX             Highway 79 & Evergreen           Archer City          TX
------------------------------------------------------------------------------------------------------------------------------------
   91    128000102    $339,395.45      Graford, TX                 Powell Avenue & Main Street      Graford              TX
------------------------------------------------------------------------------------------------------------------------------------
   92    128000103    $288,057.21      Robeline, LA                175 Chapin Loop                  Robeline             LA
------------------------------------------------------------------------------------------------------------------------------------
   93    128000104    $468,314.94      Clyde, TX                   615 Elm Street                   Clyde                TX
------------------------------------------------------------------------------------------------------------------------------------
   94    128000105    $473,289.10      Comanche, TX                410 West Oak Street              Comanche             TX
------------------------------------------------------------------------------------------------------------------------------------
   95    128000106    $954,434.25      Dupont, WA                  1413 Thompson Circle             Dupont               WA
------------------------------------------------------------------------------------------------------------------------------------
   96    128000107    $500,789.54      Stockdale, TX               102 Salmon Street                Stockdale            TX
------------------------------------------------------------------------------------------------------------------------------------

                                           Cross                              Gross        Original   Remaining
Control                                    Collateralized_     Original       Mortgage     Amort      Term to
   #     Property Zip   Property Type      Cross Defaulted     Balance        Rate         Term       Maturity
----------------------------------------------------------------------------------------------------------------------
   1     56514-9998     U.S. Post Office   No                  $143,775.00      8.42        228       206
----------------------------------------------------------------------------------------------------------------------
   2     13736-9998     U.S. Post Office   No                  $316,768.03      8.25        224       204
----------------------------------------------------------------------------------------------------------------------
   3     37912-9998     U.S. Post Office   No                  $660,800.00      8.21        239       220
----------------------------------------------------------------------------------------------------------------------
   4     98336-9998     U.S. Post Office   No                  $325,000.00      7.99        238       220
----------------------------------------------------------------------------------------------------------------------
   5     41520-9998     U.S. Post Office   No                  $303,749.16      8.23        228       210
----------------------------------------------------------------------------------------------------------------------
   6     99121-9998     U.S. Post Office   No                  $497,445.65      7.99        238       221
----------------------------------------------------------------------------------------------------------------------
   7     02863-9998     U.S. Post Office   No                  $564,926.43      7.96        237       220

----------------------------------------------------------------------------------------------------------------------
   8     04093-9998     U.S. Post Office   No                  $425,000.00      8.22        240       222
----------------------------------------------------------------------------------------------------------------------
   9     50830-9998     U.S. Post Office   No                  $329,970.55      8.01        238       220
----------------------------------------------------------------------------------------------------------------------
   10    04441-9998     U.S. Post Office   No                  $434,300.00      7.75        102        85
----------------------------------------------------------------------------------------------------------------------
   11    04745-9998     U.S. Post Office   No                  $291,100.00      7.87        231       214
----------------------------------------------------------------------------------------------------------------------
   12    03576-9998     U.S. Post Office   No                  $230,000.00      7.91        218       201
----------------------------------------------------------------------------------------------------------------------
   13    12094-9998     U.S. Post Office   No                  $102,800.00       7.9        224       207
----------------------------------------------------------------------------------------------------------------------
   14    03809-9998     U.S. Post Office   No                  $478,870.68      7.86        216       198
----------------------------------------------------------------------------------------------------------------------
   15    24083-9998     U.S. Post Office   No                  $456,000.00      8.01        225       209
----------------------------------------------------------------------------------------------------------------------
   16    26547-9998     U.S. Post Office   No                  $365,400.00      8.01        225       209
----------------------------------------------------------------------------------------------------------------------
   17    45404-9998     U.S. Post Office   No                  $394,300.00      7.84        172       156
----------------------------------------------------------------------------------------------------------------------
   18    03369-9998     U.S. Post Office   No                  $196,000.00      7.69        224       208
----------------------------------------------------------------------------------------------------------------------
   19    50226-9998     U.S. Post Office   No                  $354,000.00      7.86        239       224
----------------------------------------------------------------------------------------------------------------------
   20    87043-9998     U.S. Post Office   No                  $801,900.00      7.62        237       222
----------------------------------------------------------------------------------------------------------------------
   21    82501-9998     U.S. Post Office   No                  $899,900.00      7.4         238       224
----------------------------------------------------------------------------------------------------------------------
   22    03234-9998     U.S. Post Office   No                  $794,900.00      7.64        240       226
----------------------------------------------------------------------------------------------------------------------
   23    97844-9998     U.S. Post Office   No                  $602,100.00      7.7         237       223
----------------------------------------------------------------------------------------------------------------------
   24    03864-9998     U.S. Post Office   No                  $523,100.00      7.87        240       226
----------------------------------------------------------------------------------------------------------------------
   25    74035-9998     U.S. Post Office   No                  $412,600.00      7.82        178       164
----------------------------------------------------------------------------------------------------------------------
   26    74469-9998     U.S. Post Office   No                  $306,100.00      7.82        177       163
----------------------------------------------------------------------------------------------------------------------
   27    74962-9998     U.S. Post Office   No                  $319,200.00      7.82        177       163
----------------------------------------------------------------------------------------------------------------------
   28    87301-9998     U.S. Post Office   No                  $1,043,000.00    7.58        237       223

----------------------------------------------------------------------------------------------------------------------
   29    11547-9998     U.S. Post Office   No                  $166,800.00      7.68         66        53             9
----------------------------------------------------------------------------------------------------------------------
   30    52065-9998     U.S. Post Office   No                  $271,100.00      7.69        239       226
----------------------------------------------------------------------------------------------------------------------
   31    50257-9998     U.S. Post Office   No                  $265,500.00      7.69        239       226
----------------------------------------------------------------------------------------------------------------------
   32    41544-9998     U.S. Post Office   No                  $275,000.00      7.62        227       214
----------------------------------------------------------------------------------------------------------------------
   33    02554-9998     U.S. Post Office   No                  $1,431,700.00    7.75        238       225
----------------------------------------------------------------------------------------------------------------------
   34    73538-9998     U.S. Post Office   No                  $322,100.00      7.69        175       162
----------------------------------------------------------------------------------------------------------------------
   35    39573-9998     U.S. Post Office   No                  $567,200.00      7.8         236       227
----------------------------------------------------------------------------------------------------------------------
   36    92381-9998     U.S. Post Office   No                  $755,000.00      7.57        181       171
----------------------------------------------------------------------------------------------------------------------
   37    98260-9998     U.S. Post Office   No                  $1,444,800.00    7.76        359       346
----------------------------------------------------------------------------------------------------------------------
   38    89822-9998     U.S. Post Office   No                  $600,000.00      7.65        237       225
----------------------------------------------------------------------------------------------------------------------
   39    14781-9998     U.S. Post Office   No                  $521,800.00      7.75        239       227
----------------------------------------------------------------------------------------------------------------------
   40    13807-9998     U.S. Post Office   No                  $425,600.00      7.7         239       227
----------------------------------------------------------------------------------------------------------------------
   41    78579-9998     U.S. Post Office   No                  $325,000.00      7.92        239       227
----------------------------------------------------------------------------------------------------------------------
   42    03070-9998     U.S. Post Office   No                  $668,200.00      7.65        238       227
----------------------------------------------------------------------------------------------------------------------
   43    14841-9998     U.S. Post Office   No                  $191,200.00      7.64        238       227
----------------------------------------------------------------------------------------------------------------------
   44    78557-9998     U.S. Post Office   No                  $595,000.00      7.66        239       228
----------------------------------------------------------------------------------------------------------------------
   45    50069-9998     U.S. Post Office   No                  $341,500.00      7.48        239       228
----------------------------------------------------------------------------------------------------------------------
   46    47874-9998     U.S. Post Office   No                  $264,200.00      7.86        233       222
----------------------------------------------------------------------------------------------------------------------
   47    46160-9998     U.S. Post Office   No                  $481,600.00      7.59        238       228
----------------------------------------------------------------------------------------------------------------------
   48    50046-9998     U.S. Post Office   No                  $216,900.00      7.54        239       229
----------------------------------------------------------------------------------------------------------------------
   49    87732-9998     U.S. Post Office   No                  $465,800.00      7.46        239       230
----------------------------------------------------------------------------------------------------------------------
   50    59030-9998     U.S. Post Office   No                  $1,144,400.00    7.59        237       228
----------------------------------------------------------------------------------------------------------------------
   51    59086-9998     U.S. Post Office   No                  $469,200.00      7.57        239       231
----------------------------------------------------------------------------------------------------------------------
   52    55615-9998     U.S. Post Office   No                  $192,600.00      7.45        239       231
----------------------------------------------------------------------------------------------------------------------
   53    84026-9998     U.S. Post Office   No                  $170,000.00      7.22        180       172
----------------------------------------------------------------------------------------------------------------------
   54    98321-9998     U.S. Post Office   No                  $1,192,300.00    7.01        233       225
----------------------------------------------------------------------------------------------------------------------
   55    40380-9998     U.S. Post Office   No                  $799,800.00      7.06        239       231
----------------------------------------------------------------------------------------------------------------------
   56    39475-9998     U.S. Post Office   No                  $650,000.00      7.41        239       231
----------------------------------------------------------------------------------------------------------------------
   57    14589-9998     U.S. Post Office   No                  $700,000.00      6.85        239       231
----------------------------------------------------------------------------------------------------------------------
   58    78934-9998     U.S. Post Office   No                  $499,000.00      6.96        174       166
----------------------------------------------------------------------------------------------------------------------
   59    98844-9998     U.S. Post Office   No                  $950,000.00      6.85        239       231
----------------------------------------------------------------------------------------------------------------------
   60    30452-9998     U.S. Post Office   No                  $1,275,000.00    6.54        299       293
----------------------------------------------------------------------------------------------------------------------
   61    13749-9998     U.S. Post Office   No                  $254,400.00      6.83        238       230
----------------------------------------------------------------------------------------------------------------------
   62    47118-9998     U.S. Post Office   No                  $344,800.00      6.41        214       207
----------------------------------------------------------------------------------------------------------------------
   63    47124-9998     U.S. Post Office   No                  $372,000.00      6.25        228       221
----------------------------------------------------------------------------------------------------------------------
   64    88063-9998     U.S. Post Office   No                  $1,255,800.00    6.24        240       237
----------------------------------------------------------------------------------------------------------------------
   65    88029-9998     U.S. Post Office   No                  $851,200.00      6.18        240       236
----------------------------------------------------------------------------------------------------------------------
   66    77835-9998     U.S. Post Office   No                  $225,000.00      6.83        238       231
----------------------------------------------------------------------------------------------------------------------
   67    98569-9998     U.S. Post Office   No                  $1,244,100.00    6.76        236       229
----------------------------------------------------------------------------------------------------------------------
   68    78121-9998     U.S. Post Office   No                  $616,000.00      7.04        237       230
----------------------------------------------------------------------------------------------------------------------
   69    52317-9998     U.S. Post Office   No                  $660,000.00      6.8         239       237
----------------------------------------------------------------------------------------------------------------------
   70    98339-9998     U.S. Post Office   No                  $1,202,200.00    6.57        238       232
----------------------------------------------------------------------------------------------------------------------
   71    67851-9998     U.S. Post Office   No                  $334,900.00      7.5         239       234
----------------------------------------------------------------------------------------------------------------------
   72    39423-9998     U.S. Post Office   No                  $382,600.00      6.94        239       234
----------------------------------------------------------------------------------------------------------------------
   73    99204-9998     U.S. Post Office   No                  $1,167,700.00    7.33        238       232

----------------------------------------------------------------------------------------------------------------------
   74    78147-9998     U.S. Post Office   No                  $426,500.00      7.34        238       233
----------------------------------------------------------------------------------------------------------------------
   75    31052-9998     U.S. Post Office   No                  $588,000.00      6.86        239       234
----------------------------------------------------------------------------------------------------------------------
   76    87417-9998     U.S. Post Office   No                  $957,300.00      6.76        224       220
----------------------------------------------------------------------------------------------------------------------
   77    93664-9998     U.S. Post Office   No                  $748,200.00      6.73        239       234
----------------------------------------------------------------------------------------------------------------------
   78    47126-9998     U.S. Post Office   No                  $583,000.00      7.4         237       232
----------------------------------------------------------------------------------------------------------------------
   79    04965-9998     U.S. Post Office   No                  $335,000.00      7.55        210       205
----------------------------------------------------------------------------------------------------------------------
   80    98635-9998     U.S. Post Office   No                  $800,000.00      7.41        238       234
----------------------------------------------------------------------------------------------------------------------
   81    75783-9998     U.S. Post Office   No                  $528,100.00      7.47        180       175
----------------------------------------------------------------------------------------------------------------------
   82    78052-9998     U.S. Post Office   No                  $506,000.00      7.17        236       232
----------------------------------------------------------------------------------------------------------------------
   83    24225-9998     U.S. Post Office   No                  $503,200.00      7.44        239       234
----------------------------------------------------------------------------------------------------------------------
   84    03246-9998     U.S. Post Office   No                  $420,000.00      7.69        240       236
----------------------------------------------------------------------------------------------------------------------
   85    14728-9998     U.S. Post Office   No                  $491,600.00      7.91        239       238
----------------------------------------------------------------------------------------------------------------------
   86    14585-9998     U.S. Post Office   No                  $275,000.00      7.87        239       235
----------------------------------------------------------------------------------------------------------------------
   87    56444-9998     U.S. Post Office   No                  $388,300.00      8.02        235       232
----------------------------------------------------------------------------------------------------------------------
   88    47166-9998     U.S. Post Office   No                  $193,800.00      8.12        238       236
----------------------------------------------------------------------------------------------------------------------
   89    70071-9998     U.S. Post Office   No                  $702,200.00      8.12        239       237
----------------------------------------------------------------------------------------------------------------------
   90    76351-9998     U.S. Post Office   No                  $351,300.00      7.66        179       177
----------------------------------------------------------------------------------------------------------------------
   91    76449-9998     U.S. Post Office   No                  $340,400.00      7.87        179       179
----------------------------------------------------------------------------------------------------------------------
   92    71469-9998     U.S. Post Office   No                  $290,000.00      8.26        239       237
----------------------------------------------------------------------------------------------------------------------
   93    79510-9998     U.S. Post Office   No                  $474,100.00      7.6         179       177
----------------------------------------------------------------------------------------------------------------------
   94    76442-9998     U.S. Post Office   No                  $479,100.00      7.67        179       177
----------------------------------------------------------------------------------------------------------------------
   95    98327-9998     U.S. Post Office   No                  $959,600.00      7.67        239       237
----------------------------------------------------------------------------------------------------------------------
   96    78160-9998     U.S. Post Office   No                  $503,500.00      7.67        239       237
----------------------------------------------------------------------------------------------------------------------

     `                                                  Monthly      Net                                                  Primary
Control                                     Year of     Debt         Rentable    Lease   Ownership     Rem Lease          Servicing
   #     Due Date                           Maturity    Service      Area Ft2    Type    Interest      Term (8/1/99)      Fee Rate
------------------------------------------------------------------------------------------------------------------------------------
   1     Sunday, July 10, 2016                2016      $1,265.88     2,266      NN      Fee              201.11            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   2     Thursday, May 05, 2016               2016      $2,770.86     3,634      NN      Fee              202.13            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   3     Sunday, September 10, 2017           2017      $5,623.17     4,000      NN      Fee              216.23            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   4     Tuesday, September 19, 2017          2017      $2,723.69     3,062      NN      Fee              219.12            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   5     Monday, November 14, 2016            2017      $2,638.58     1,466      NN      Fee              210.51            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   6     Tuesday, October 03, 2017            2017      $4,171.97     4,169      NN      Fee              219.35            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   7     Thursday, September 28, 2017         2017      $4,727.40     2,059      NN      Fee              219.32            0.09%

------------------------------------------------------------------------------------------------------------------------------------
   8     Tuesday, November 14, 2017           2017      $3,619.26     3,179      NN      Fee              218.24            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   9     Tuesday, September 26, 2017          2017      $2,770.99     3,027      NN      Fee              219.06            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   10    Saturday, June 24, 2006              2006      $5,826.39     4,554      NN      Leasehold        200.58            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   11    Friday, March 24, 2017               2017      $2,450.44     2,000      NN      Fee              211.04            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   12    Tuesday, February 23, 2016           2016      $1,994.40     2,784      NN      Fee              200.12            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   13    Wednesday, August 24, 2016           2016        $878.88     1,147      NN      Fee              206.14            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   14    Tuesday, December 29, 2015           2016      $4,155.25     4,130      NN      Fee              198.15            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   15    Tuesday, November 01, 2016           2016      $3,921.33     3,090      NN      Fee              205.08            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   16    Tuesday, November 01, 2016           2016      $3,141.88     3,090      NN      Fee              205.48            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   17    Friday, June 01, 2012                2012      $3,823.83     7,721      NN      Fee              153.07            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   18    Monday, September 26, 2016           2016      $1,650.71     1,818      NN      Fee              207.48            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   19    Tuesday, January 02, 2018            2018      $2,935.30     3,004      NN      Fee              220.73            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   20    Sunday, November 19, 2017            2018      $6,554.23     6,681      NN      Leasehold        219.25            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   21    Sunday, January 28, 2018             2018      $7,221.09     6,681      NN      Fee              221.33            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   22    Sunday, April 01, 2018               2018      $6,471.88     5,749      NN      Fee              223.10            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   23    Wednesday, December 20, 2017         2018      $4,950.71     5,173      NN      Fee              220.87            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   24    Sunday, April 01, 2018               2018      $4,333.19     4,598      NN      Fee              223.10            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   25    Friday, February 01, 2013            2013      $3,923.38     4,975      NN      Fee              161.13            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   26    Tuesday, January 01, 2013            2013      $2,919.42     3,961      NN      Fee              159.68            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   27    Tuesday, January 01, 2013            2013      $3,044.36     3,967      NN      Fee              160.24            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   28    Monday, January 01, 2018             2018      $8,499.32     6,681      NN      Fee              219.29            0.09%

------------------------------------------------------------------------------------------------------------------------------------
   29    Saturday, November 01, 2003          2003      $3,140.15     2,653      NN      Fee               51.02            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   30    Sunday, April 01, 2018               2018      $2,219.48     2,052      NN      Fee              223.30            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   31    Sunday, April 01, 2018               2018      $2,173.64     2,092      NN      Fee              223.92            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   32    Saturday, April 01, 2017             2017      $2,290.66     2,126      NN      Fee              211.46            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   33    Thursday, March 01, 2018             2018      11,794.96     5,196      NN      Leasehold        343.20            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   34    Saturday, December 01, 2012          2012      $3,066.92     3,967      NN      Fee              159.68            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   35    Tuesday, May 01, 2018                2018      $4,707.02     5,003      NN      Fee              223.86            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   36    Sunday, September 01, 2013           2013      $6,434.23     8,825      NN      Fee              168.10            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   37    Monday, May 01, 2028                 2028      10,368.01     6,681      NN      Leasehold        344.45            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   38    Thursday, March 01, 2018             2018      $4,918.73     5,071      NN      Fee              222.81            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   39    Tuesday, May 01, 2018                2018      $4,291.22     3,190      NN      Fee              224.12            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   40    Tuesday, May 01, 2018                2018      $3,486.98     2,593      NN      Fee              225.34            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   41    Tuesday, May 01, 2018                2018      $2,706.91     3,969      NN      Fee              224.22            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   42    Tuesday, May 01, 2018                2018      $5,463.86     4,598      NN      Leasehold        225.60            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   43    Tuesday, May 01, 2018                2018      $1,562.27     1,270      NN      Fee              224.12            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   44    Friday, June 01, 2018                2018      $4,860.26     6,297      NN      Fee              226.03            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   45    Friday, June 01, 2018                2018      $2,751.91     1,515      NN      Fee              226.03            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   46    Friday, December 01, 2017            2017      $2,214.22     1,025      NN      Fee              220.14            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   47    Friday, June 01, 2018                2018      $3,920.33     3,049      NN      Fee              226.13            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   48    Sunday, July 01, 2018                2018      $1,755.80     1,521      NN      Fee              227.64            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   49    Wednesday, August 01, 2018           2018      $3,754.74     4,169      NN      Fee              227.67            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   50    Friday, June 01, 2018                2018      $9,332.61     6,742      NN      Fee              225.04            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   51    Saturday, September 01, 2018         2018      $3,806.77     3,137      NN      Fee              228.13            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   52    Saturday, September 01, 2018         2018      $1,548.50     1,062      NN      Fee              228.30            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   53    Tuesday, October 01, 2013            2013      $1,548.99     2,603      NN      Fee              204.33            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   54    Thursday, March 01, 2018             2018      $9,379.16     6,681      NN      Fee              222.54            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   55    Saturday, September 01, 2018         2018      $6,241.57     5,071      NN      Fee              228.82            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   56    Saturday, September 01, 2018         2018      $5,210.16     5,003      NN      Fee              229.02            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   57    Saturday, September 01, 2018         2018      $5,374.75     6,420      NN      Fee              229.48            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   58    Monday, April 01, 2013               2013      $4,561.92     6,337      NN      Fee              164.05            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   59    Saturday, September 01, 2018         2018      $7,294.31     6,898      NN      Fee              229.45            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   60    Friday, September 01, 2023           2023      $8,652.27     6,681      NN      Fee              289.51            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   61    Wednesday, August 01, 2018           2018      $1,954.17     1,042      NN      Fee              228.13            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   62    Thursday, September 01, 2016         2016      $2,707.72     3,191      NN      Fee              203.51            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   63    Wednesday, November 01, 2017         2017      $2,791.48     3,090      NN      Fee              219.06            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   64    Friday, March 01, 2019               2019      $9,171.68     8,012      NN      Fee              235.10            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   65    Friday, February 01, 2019            2019      $6,186.98     5,071      NN      Fee              234.02            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   66    Saturday, September 01, 2018         2018      $1,728.33     2,010      NN      Fee              228.72            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   67    Sunday, July 01, 2018                2018      $9,543.17     7,252      NN      Fee              227.11            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   68    Wednesday, August 01, 2018           2018      $4,818.42     4,987      NN      Fee              228.36            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   69    Friday, March 01, 2019               2019      $5,047.97     5,071      NN      Fee              235.00            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   70    Monday, October 01, 2018             2018      $9,049.59     7,252      NN      Fee              229.61            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   71    Saturday, December 01, 2018          2018      $2,702.81     3,189      NN      Fee              231.32            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   72    Saturday, December 01, 2018          2018      $2,958.25     3,032      NN      Fee              231.32            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   73    Thursday, November 01, 2018          2018      $9,438.33     6,876      NN      Leasehold        231.42            0.09%

------------------------------------------------------------------------------------------------------------------------------------
   74    Thursday, November 01, 2018          2018      $3,406.84     3,979      NN      Fee              230.30            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   75    Saturday, December 01, 2018          2018      $4,518.30     6,493      NN      Fee              231.12            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   76    Sunday, October 01, 2017             2017      $7,516.48     6,681      NN      Fee              217.51            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   77    Saturday, December 01, 2018          2018      $5,691.44     2,575      NN      Fee              231.55            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   78    Monday, October 01, 2018             2018      $4,686.89     4,104      NN      Fee              230.17            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   79    Friday, July 01, 2016                2016      $2,879.02     2,500      NN      Fee              232.27            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   80    Saturday, December 01, 2018          2018      $6,424.33     4,636      NN      Fee              231.48            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   81    Wednesday, January 01, 2014          2014      $4,886.55     6,337      NN      Fee              172.67            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   82    Thursday, November 01, 2018          2018      $4,005.21     4,987      NN      Fee              230.14            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   83    Tuesday, January 01, 2019            2019      $4,042.66     3,294      NN      Fee              232.60            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   84    Friday, March 01, 2019               2019      $3,432.45     2,667      NN      Fee              353.26            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   85    Wednesday, May 01, 2019              2019      $4,091.47     3,100      NN      Fee              237.11            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   86    Friday, February 01, 2019            2019      $2,281.95     1,661      NN      Fee              233.62            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   87    Monday, October 01, 2018             2018      $3,280.89     3,056      NN      Fee              230.37            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   88    Friday, February 01, 2019            2019      $1,641.03     1,829      NN      Fee              233.59            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   89    Friday, March 01, 2019               2019      $5,935.96     6,365      NN      Fee              234.28            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   90    Saturday, March 01, 2014             2014      $3,298.44     4,104      NN      Fee              175.07            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   91    Sunday, June 01, 2014                2014      $3,237.01     4,104      NN      Fee              177.17            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   92    Friday, March 01, 2019               2019      $2,476.88     2,977      NN      Fee              235.00            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   93    Saturday, March 01, 2014             2014      $4,435.23     6,337      NN      Fee              174.97            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   94    Saturday, March 01, 2014             2014      $4,501.12     6,337      NN      Fee              174.97            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   95    Monday, April 01, 2019               2019      $7,844.40     5,285      NN      Fee              235.66            0.09%
------------------------------------------------------------------------------------------------------------------------------------
   96    Monday, April 01, 2019               2019      $4,115.94     4,987      NN      Fee              236.09            0.09%
------------------------------------------------------------------------------------------------------------------------------------

            Master
Control     Servicing     Administrative
   #        Fee Rate         Fee Rate        Control
----------------------------------------------------
   1        0.17%           0.179%           1
----------------------------------------------------
   2        0.17%           0.179%           2
----------------------------------------------------
   3        0.17%           0.179%           3
----------------------------------------------------
   4        0.17%           0.179%           4
----------------------------------------------------
   5        0.17%           0.179%           5
----------------------------------------------------
   6        0.17%           0.179%           6
----------------------------------------------------
   7        0.17%           0.179%           7

----------------------------------------------------
   8        0.17%           0.179%           8
----------------------------------------------------
   9        0.17%           0.179%           9
----------------------------------------------------
   10       0.17%           0.179%           10
----------------------------------------------------
   11       0.17%           0.179%           11
----------------------------------------------------
   12       0.17%           0.179%           12
----------------------------------------------------
   13       0.17%           0.179%           13
----------------------------------------------------
   14       0.17%           0.179%           14
----------------------------------------------------
   15       0.17%           0.179%           15
----------------------------------------------------
   16       0.17%           0.179%          16
----------------------------------------------------
   17       0.17%           0.179%          17
----------------------------------------------------
   18       0.17%           0.179%          18
----------------------------------------------------
   19       0.17%           0.179%          19
----------------------------------------------------
   20       0.17%           0.179%          20
----------------------------------------------------
   21       0.17%           0.179%          21
----------------------------------------------------
   22       0.17%           0.179%          22
----------------------------------------------------
   23       0.17%           0.179%          23
----------------------------------------------------
   24       0.17%           0.179%          24
----------------------------------------------------
   25       0.17%           0.179%          25
----------------------------------------------------
   26       0.17%           0.179%          26
----------------------------------------------------
   27       0.17%           0.179%          27
----------------------------------------------------
   28       0.17%           0.179%          28

----------------------------------------------------
   29       0.17%           0.179%          29
----------------------------------------------------
   30       0.17%           0.179%          30
----------------------------------------------------
   31       0.17%           0.179%          31
----------------------------------------------------
   32       0.17%           0.179%          32
----------------------------------------------------
   33       0.17%           0.179%          33
----------------------------------------------------
   34       0.17%           0.179%          34
----------------------------------------------------
   35       0.17%           0.179%          35
----------------------------------------------------
   36       0.17%           0.179%          36
----------------------------------------------------
   37       0.17%           0.179%          37
----------------------------------------------------
   38       0.17%           0.179%          38
----------------------------------------------------
   39       0.17%           0.179%          39
----------------------------------------------------
   40       0.17%           0.179%          40
----------------------------------------------------
   41       0.17%           0.179%          41
----------------------------------------------------
   42       0.17%           0.179%          42
----------------------------------------------------
   43       0.17%           0.179%          43
----------------------------------------------------
   44       0.17%           0.179%          44
----------------------------------------------------
   45       0.17%           0.179%          45
----------------------------------------------------
   46       0.17%           0.179%          46
----------------------------------------------------
   47       0.17%           0.179%          47
----------------------------------------------------
   48       0.17%           0.179%          48
----------------------------------------------------
   49       0.17%           0.179%          49
----------------------------------------------------
   50       0.17%           0.179%          50
----------------------------------------------------
   51       0.17%           0.179%          51
----------------------------------------------------
   52       0.17%           0.179%          52
----------------------------------------------------
   53       0.17%           0.179%          53
----------------------------------------------------
   54       0.17%           0.179%          54
----------------------------------------------------
   55       0.17%           0.179%          55
----------------------------------------------------
   56       0.17%           0.179%          56
----------------------------------------------------
   57       0.17%           0.179%          57
----------------------------------------------------
   58       0.17%           0.179%          58
----------------------------------------------------
   59       0.17%           0.179%          59
----------------------------------------------------
   60       0.17%           0.179%          60
----------------------------------------------------
   61       0.17%           0.179%          61
----------------------------------------------------
   62       0.17%           0.179%          62
----------------------------------------------------
   63       0.17%           0.179%          63
----------------------------------------------------
   64       0.17%           0.179%          64
----------------------------------------------------
   65       0.17%           0.179%          65
----------------------------------------------------
   66       0.17%           0.179%          66
----------------------------------------------------
   67       0.17%           0.179%          67
----------------------------------------------------
   68       0.17%           0.179%          68
----------------------------------------------------
   69       0.17%           0.179%          69
----------------------------------------------------
   70       0.17%           0.179%          70
----------------------------------------------------
   71       0.17%           0.179%          71
----------------------------------------------------
   72       0.17%           0.179%          72
----------------------------------------------------
   73       0.17%           0.179%          73

----------------------------------------------------
   74       0.17%           0.179%          74
----------------------------------------------------
   75       0.17%           0.179%          75
----------------------------------------------------
   76       0.17%           0.179%          76
----------------------------------------------------
   77       0.17%           0.179%          77
----------------------------------------------------
   78       0.17%           0.179%          78
----------------------------------------------------
   79       0.17%           0.179%          79
----------------------------------------------------
   80       0.17%           0.179%          80
----------------------------------------------------
   81       0.17%           0.179%          81
----------------------------------------------------
   82       0.17%           0.179%          82
----------------------------------------------------
   83       0.17%           0.179%          83
----------------------------------------------------
   84       0.17%           0.179%          84
----------------------------------------------------
   85       0.17%           0.179%          85
----------------------------------------------------
   86       0.17%           0.179%          86
----------------------------------------------------
   87       0.17%           0.179%          87
----------------------------------------------------
   88       0.17%           0.179%          88
----------------------------------------------------
   89       0.17%           0.179%          89
----------------------------------------------------
   90       0.17%           0.179%          90
----------------------------------------------------
   91       0.17%           0.179%          91
----------------------------------------------------
   92       0.17%           0.179%          92
----------------------------------------------------
   93       0.17%           0.179%          93
----------------------------------------------------
   94       0.17%           0.179%          94
----------------------------------------------------
   95       0.17%           0.179%          95
----------------------------------------------------
   96       0.17%           0.179%          96
----------------------------------------------------

                                    EXHIBIT K

                           MBIA INSURANCE CORPORATION

                       FINANCIAL GUARANTY INSURANCE POLICY

                                 August 31, 1999

                  Financial Guaranty Insurance Policy No. 29981

Re: Corporate Lease-Backed Certificates, Series 1999-CLF1, Class A-1, Class A-2, Class A-3 and Class A-4 (the "Class A-1 Certificates", "Class A-2 Certificates", "Class A-3 Certificates" and "Class A-4 Certificates" respectively, and the "Class A Certificates", collectively), issued by the common law trust (the "Trust") created by the Pooling and Servicing Agreement defined below.

Insured Party:           LaSalle Bank National Association, as Trustee of
                         the Trust (together with any successor trustee duly appointed and qualified under the Pooling and Servicing
                         Agreement referred to below, the "Trustee") for the benefit of the registered holders of the Class A
                         Certificates (the "Class A Certificateholders").

Insured Obligations:     (i) The timely payment to the holders of the Class A
                         Certificates on each Distribution Date of the unpaid
                         Distributable Certificate Interest, (ii) the payment on the Distribution Date in August 2018 (the "Final
                         Principal Payment Date") of the remaining Certificate
                         Principal Balance of all Class A Certificateholders and
                         (iii) the timely payment to Class A Certificateholders of Scheduled Recovered Principal Payments (as defined below), to the extent of funds available therefor from the Net Proceeds Account.

Maximum Insured Amount:  Up to $320,100,000 plus accrued and unpaid
                         Distributable Certificate Interest due on the Class A Certificates.

         For consideration received, MBIA INSURANCE CORPORATION ("MBIA") hereby irrevocably and unconditionally guarantees to the Trustee, subject only to (i) the presentation of a Notice for Payment (as hereinafter defined) by the Trustee and (ii) the terms of this financial guaranty insurance policy (the "Insurance Policy"), the payment, up to and including the Maximum Insured Amount, of the Insured Obligations.

         Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Pooling and Servicing Agreement dated as of August 15, 1999 among Bear Stearns Commercial Mortgage Securities, Inc., as Depositor (the "Depositor"), Midland Loan Services, Inc., as Master Servicer (in such capacity, the "Master Servicer") and Special Servicer (in such capacity, the "Special Servicer"), LaSalle Bank National Association, as Trustee and as REMIC Administrator and ABN AMRO Bank, N.V., as Fiscal Agent (the "Pooling and Servicing Agreement"), without regard to any amendment, modification, waiver or consent made after the date hereof without the prior written consent of MBIA.

         1. Payments under the Insurance Policy. (a) Within the time period contemplated by Section 2 below following the presentation by the Trustee to MBIA at MBIA's office described in Section 6 below of an executed notice for payment hereunder in substantially the form of Schedule I hereto (a "Notice for Payment"), MBIA will pay or cause to be paid to the Trustee, on the guarantee set forth in the first paragraph of this Insurance Policy, an amount equal to the Scheduled Payments to be made on the related Scheduled Payment Date; provided, that, notwithstanding the foregoing, MBIA need not make payment of any such amount, or any portion thereof, to the extent that the Trustee has received payment with respect to such amount, or portion thereof, prior to the time by which such amount is required to be paid hereunder.

         (b) MBIA's obligation to make any payment required pursuant to this
Section 1 shall be irrevocable and unconditional and MBIA shall make such payment with its own funds without the prior assertion of any defenses to payment (including fraud in inducement or fact).

         (c) Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount of Insurance Payments exceed the Maximum Insured Amount.

         (d) If the payment of any amount which is guaranteed pursuant to this Insurance Policy, and which has been previously made on the Class A Certificates, is voided (an "Avoidance Event") under any applicable bankruptcy, insolvency, receivership, or similar law in a bankruptcy, insolvency, readjustment of debt, reorganization or similar proceeding (an "Insolvency Proceeding") involving the Depositor, the Mortgage Loan Sellers or BCF as debtor and, as a result of such an Avoidance Event, the Trustee is required to return such voided payment, or any portion of such voided payment (an "Avoided Payment"), MBIA will pay on the guarantee set forth in the first paragraph hereof an amount equal to such Avoided Payment, irrevocably, absolutely and unconditionally (subject only to (i) the presentation of a Notice for Payment by the Trustee and (ii) the terms of this Insurance Policy) and without the assertion of any defense to payment, including fraud in inducement or fact or any other circumstances that would have the effect of discharging a surety in law or in equity, upon compliance with the following procedures. The Trustee shall notify MBIA promptly upon learning of any such requirement of a current or former Class A Certificateholder to return any such Avoided Payment, and MBIA shall have the right, at its sole cost and expense, to contest the validity of any claim which may have given rise to such Avoided Payment (an "Avoidance Claim"). Whether or not MBIA seeks to exercise its right to contest any such Avoidance Claim, the

Trustee may make a claim hereunder in respect of such Avoided Payment, after entry by a court of competent jurisdiction exercising such jurisdiction in such Insolvency Proceeding involving the Depositor, the Mortgage Loan Sellers or BCF as debtor of an order to the effect that any current or former Class A Certificateholder is required to return any such payment or portion thereof during the term of this Insurance Policy because such payment was voided under any applicable bankruptcy, insolvency, receivership, or similar law (the "Order"), by delivering to MBIA (w) a certified copy of such Order, (x) an opinion of Counsel that the Order has been entered, is final and is not subject to any stay or appeal, (y) an assignment, substantially in such form as is reasonably satisfactory to MBIA and provided by the Trustee to MBIA, irrevocably assigning to MBIA all rights and claims of the Trustee or any Class A Certificateholder relating to or arising under such Avoided Payment and (z) a Notice for Payment appropriately completed and executed by the Trustee. All payments made by MBIA under this paragraph shall be made by 2:00 P.M., New York City time, on the second Business Day next succeeding MBIA's Receipt (as defined in Section 2 below) of the documents required under clauses (w), (x), (y) and
(z) above, such payment to be made on behalf of the Trustee to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, or to the Trustee for remittance to the affected Class A Certificateholders to the extent that the Trustee certifies to MBIA that any such Avoided Payment, or any portion thereof, has already been returned to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

         (e) Notwithstanding the foregoing, in no event shall MBIA be obligated to make any payment in respect of any Avoided Payment, which payment represents a payment of the Insured Obligations, (i) which, when added to all prior Insurance Payments, would exceed the Maximum Insured Amount, or (ii) prior to the time MBIA would have been required to make a payment in respect of such Insured Obligations pursuant to Section 1(a) of this Insurance Policy.

         (f) As used herein, the following terms shall have the following meanings:

         "Insurance Agreement" means that certain Insurance and Reimbursement Agreement dated as of August 31, 1999 (as amended, supplemented, restated, or otherwise modified from time to time thereafter, and any successor agreement thereto, the "Insurance Agreement"), among MBIA, the Depositor, the Master Servicer, the Special Servicer and Capital Lease Funding, L.P. and Bedford Capital Funding Corp., as Mortgage Loan Sellers (the "Mortgage Loan Sellers").

         "Insurance Payments" means the aggregate payments made by MBIA under this Insurance Policy.

         "Scheduled Payment" means (i) with respect to any Distribution Date (A) the unpaid Distributable Certificate Interest for each Class of Class A Certificates on such Distribution Date and (B) Scheduled Recovered Principal Payments to the Class A Certificateholders to the extent of funds available therefor from the Net Proceeds Account and

(ii) with respect to the Final Principal Payment Date, the remaining Certificate Principal Balance of all Class A Certificates.

         "Scheduled Payment Date" means any Distribution Date or the Final Principal Distribution Date.

         "Scheduled Recovered Principal Payment" means, for any Defaulted Mortgage Loan with respect to which Liquidations Proceeds have been received, the principal portion of the Monthly Payment that would have been due in respect of such Mortgage Loan had the Mortgaged Property securing such Mortgage Loan not been foreclosed upon.

         "$" and "Dollars" denote the lawful currency of the United States of America.

         2. Time of Payments; Presentation of Notice. Except as otherwise provided in Section 1(e) above, payments made by MBIA hereunder shall be made in immediately available funds to the Trustee, by 2:00 p.m., New York City time, on the later of (i) the second Business Day next succeeding the date of Receipt of a Notice for Payment and (ii) the Distribution Date as to which such Notice of Payment relates.

         The term "Receipt" with respect to this Insurance Policy shall mean actual delivery to MBIA, prior to 12:00 noon, New York City time, on a Business Day; delivery either on a day that is not a Business Day or after 12:00 noon, New York City time, on a Business Day shall be deemed to be Receipt on the next succeeding Business Day. In all cases, "actual delivery" to MBIA shall require
(i) the delivery of the original Notice for Payment or other applicable documentation to MBIA at its address set forth below or such other address as designated in accordance with Section 6 below, or (ii) facsimile transmission of the original Notice for Payment or other applicable documentation to MBIA at its facsimile number set forth below or such other number as designated in accordance with Section 6 below. If presentation is made by facsimile transmission, the Trustee shall (i) simultaneously confirm transmission by telephone to MBIA at its telephone number set forth below or such other number as designated in accordance with Section 6 below, and (ii) as soon as reasonably practicable, deliver the original Notice for Payment or other applicable documentation to MBIA at its address set forth below or such other address as designated in accordance with Section 6 below. If any Notice for Payment actually delivered (or attempted to be delivered) under this Insurance Policy by the Trustee is not in proper form or is not properly completed, executed or delivered, Receipt by MBIA shall be deemed not to have occurred, and MBIA shall promptly so advise the Trustee, which may submit an amended Notice for Payment to MBIA.

         3. Release. The payment obligations of MBIA under this Insurance Policy shall be discharged to the extent that funds are transferred to the Trustee, or in the case of a payment obligation hereunder in respect of an Avoided Payment, to the Trustee, the insolvent debtor, the receiver or liquidator, or any other similar Person named in the relevant Order (the "Avoided Payment Recipient"), as appropriate in accordance with the terms of this Insurance

Policy, whether or not such funds are thereafter properly applied by the Trustee or the Avoided Payment Recipient.

         4. Waiver. MBIA hereby waives and agrees not to assert any and all rights to require the Trustee to make demand on or to proceed against any person, party or security prior to demanding payment under this Insurance Policy, as well as any and all rights (whether by counterclaim, set off or otherwise) and defenses (including, without limitation, the defense of fraud) that are or may be available to MBIA to avoid payment of the Insured Obligations.

         5. Subrogation. Upon any payment hereunder, in furtherance and not in limitation of MBIA's equitable right of subrogation, and MBIA's rights under the Insurance Agreement, MBIA will be subrogated to the rights of the Trustee, on behalf of the Class A Certificateholders, to receive any and all amounts due in respect of the Insured Obligations as to which, and to the extent that, such payment was made (including interest and all other amounts due thereafter in respect thereof).

         6. Communications. All notices, presentations, transmissions, deliveries and communications made by the Trustee to MBIA with respect to this Insurance Policy shall specifically refer to the number of this Insurance Policy and shall be made to MBIA at:

          MBIA Insurance Corporation
          113 King Street
          Armonk, New York 10504

          Attention:    Insured Portfolio Management, Structured Finance
          Telephone:    (914) 273-4545
          Facsimile:    (914) 765-3163

or such other address, officer, telephone number or facsimile number as MBIA may designate to the Trustee in writing from time to time. Each such notice, presentation, delivery and communication shall be effective only upon Receipt by MBIA.

         7. Nature of Obligations. The obligations of MBIA under this Insurance Policy are irrevocably, primary, absolute and unconditional (subject only to (i) the presentation of a Notice for Payment by the Trustee and (ii) the terms of this Insurance Policy) and neither the failure of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Mortgage Loan Sellers or any other Person to perform any covenant or obligation in favor of MBIA hereunder or under the Insurance Agreement, the invalidity or unenforceability of any Related Document (as such term is defined in the Insurance Agreement), nor the commencement of any bankruptcy, receivership, debtor, or other insolvency proceeding by or against the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Mortgage Loan Sellers will in any way affect or limit MBIA's unconditional obligations under this Insurance Policy.

         8. Acceleration. No obligation of MBIA under this Insurance Policy may be accelerated.

         9. Termination. This Insurance Policy and the obligations of MBIA hereunder shall terminate upon the earliest of:

         (i)   the payment by MBIA of the full insured Obligations;

         (ii) one year and one day after the date that all Class A Certificates outstanding, together with all accrued and unpaid Distribution Certificate Interest due thereon under the Pooling and Servicing Agreement, have been paid in full; provided, that if an Insolvency Proceeding by or against the Depositor is existing during such one-year and one-day period, then this Insurance Policy and MBIA's obligations hereunder shall terminate on the latest of (x) the date of the conclusion or dismissal of such Insolvency Proceeding without continuing jurisdiction by the court in such Insolvency, (y) if the Trustee is required to return any Avoided Payment as a result of such Insolvency Proceeding, the date on which MBIA has made all payments required to be made under the terms of this Insurance Policy in respect of all such Avoided Payments, and (z) one year and one day after the date that all Class A Certificates outstanding, together with all accrued and unpaid Distribution Certificates Interest due thereon, have been paid in full; or

         (iii) receipt by MBIA of written notice signed by the Trustee, terminating the Insurance Agreement and this Insurance Policy.

This Insurance Policy shall be returned to MBIA by the Trustee upon its termination.

         10. Miscellaneous.

         (a) This Insurance Policy is neither transferrable nor assignable without the prior written consent of MBIA.

         (b) This Insurance Policy sets forth in full the undertaking of MBIA, and may not be modified, altered or affected by any other agreement or instrument, including any modification or amendment to any other agreement or instrument, or by the merger, consolidation or dissolution of the Depositor, the Trustee or any other Person, and may not be canceled or revoked prior to the time it is terminated in accordance with the express terms hereof.

         (c) This Insurance Policy is to be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York, but otherwise without regard to conflicts of law principles).

         (d) THIS INSURANCE POLICY AND THE OBLIGATIONS OF MBIA HEREUNDER ARE NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE FUND SPECIFIED IN ARTICLE SEVENTY-SIX OF THE NEW YORK INSURANCE LAW.

         IN WITNESS WHEREOF, MBIA has caused this Insurance Policy No. 29981 to be executed on the date first written above.

                                               MBIA INSURANCE CORPORATION

                                               By:
                                                  -----------------------
                                                  Name:
                                                  Title:

MBIA Insurance Corporation
113 King Street
Armonk, New York  10504

                                                                   SCHEDULE I TO
                                                      INSURANCE POLICY NO. 29981

MBIA Insurance Corporation
113 King Street
Armonk, New York  10504

Attn:

                            NOTICE FOR PAYMENT UNDER
                  FINANCIAL GUARANTY INSURANCE POLICY NO. 29981

         The undersigned individual, a duly authorized officer of LaSalle National Bank, in its capacity as Trustee under the Pooling and Servicing Agreement (the "Trustee"), hereby certifies to MBIA Insurance Corporation ("MBIA"), with reference to the Financial Guaranty Insurance Policy No. 29881 dated August 31, 1999 (the "Insurance Policy"; capitalized terms used and not otherwise defined herein are used herein as therein defined), as follows:

         1. This notice relates to the [insert date] [Distribution Date] [and] [Final Principal Payment Date] under the Pooling and Servicing Agreement (the "Relevant Date"). [The Distributable Certificate Interest with respect to the Class A Certificates as of the Relevant Date is $______________.] [The lessor of
(a) Scheduled Recovered Principal Payments payable as of the Relevant Date and
(b) the amount available in the Net Proceeds Account to make Scheduled Recovered Principal Payments as of the Relevant Date is $_________.] [The unpaid principal amount of the Class A Certificates as of the Final Principal Payment Date is $_______.]

         2. The Trustee is entitled to make a demand under the Insurance Policy in an aggregate amount equal to $___________. Such payment amount, when added to the aggregate amount of all other Insurance Payments, does not exceed the Maximum Insured Amount.

[For Notice of Payment in respect of an Avoided Payment use the following paragraphs 1 through 3 in lieu of the above paragraphs 1 through 2].

         1. The Trustee is entitled to make a demand under the Insurance Policy as a result of the occurrence of a Avoidance Event in respect of a payment guaranteed under the Insurance Policy.

         2. The amount entitled to be drawn under the Insurance Policy on the date hereof in respect of Avoided Payment is $________ (the "Avoided Payment Amount"), and the Trustee demands payment of such amount. The Trustee or a Class A Certificateholder has paid or, simultaneously with the draw under the Insurance Policy, the Trustee will pay such Avoided Payment as required under the applicable Insolvency Proceeding, and the documents required by the Insurance Policy to be delivered in connection with such Avoided Payment have previously been presented to MBIA or are attached hereto.

         3. (i) The Payment of the Avoided Payment Amount, when added to all prior Insurance Payments, does not exceed the Maximum Insured Amount, and (ii) on or before the date hereof, MBIA became obligated to make a payment in respect of the Insured Obligations relating to such Avoided Payments pursuant to Section 1(a) of the Insurance Policy.

         [3][4]. The amount demanded is to be paid in immediately available funds to the [the Trustee's Account No. [________], located at [__________]] [Name of Avoided Payment Recipient and location and number of relevant account].

         IN WITNESS WHEREOF, this notice has been executed this ___ day of

---------------, -----.


                                                 By:
                                                    ----------------------------
                                       ii